Exhibit 10.2

EXECUTION VERSION

Dated as of August 5, 2014

TERM LOAN CREDIT AGREEMENT

among

OVERSEAS SHIPHOLDING GROUP, INC.,

as Holdings,

OSG BULK SHIPS, INC.,
as the Borrower,

THE OTHER GUARANTORS PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO,

JEFFERIES FINANCE LLC,
BARCLAYS BANK PLC
and
UBS SECURITIES LLC,
as
Joint Lead Arrangers and Joint Book Running Managers,

JEFFERIES FINANCE LLC,
as Administrative Agent,

JEFFERIES FINANCE LLC,
as Syndication Agent,

BARCLAYS BANK PLC and UBS SECURITIES LLC,
as Co-Documentation Agents,

and

JEFFERIES FINANCE LLC,

as Collateral Agent and Mortgage Trustee

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		Page

Section 3.10	Federal Reserve Regulations	84
Section 3.11	Investment Company Act; etc.	84
Section 3.12	Use of Proceeds	84
(c) The Borrower will use the proceeds of any Specified Refinancing Term Loans solely for the purposes set forth in Section 2.23(a)(viii) and to pay any related fees and expenses.		84
Section 3.13	[Reserved].	84
Section 3.14	Taxes	84
Section 3.15	No Material Misstatements	85
Section 3.16	Labor Matters	85
Section 3.17	Solvency	85
Section 3.18	Employee Benefit Plans	85
Section 3.19	Environmental Matters	86
Section 3.20	Insurance	87
Section 3.21	Security Documents	87
Section 3.22	Anti-Terrorism Law; Foreign Corrupt Practices Act.	88
Section 3.23	Concerning Vessels.	89
Section 3.24	Form of Documentation; Citizenship.	90
Section 3.25	Compliance with ISM Code and ISPS Code	90
Section 3.26	Threatened Withdrawal of DOC, SMC or ISSC	90

ARTICLE IVCONDITIONS TO CREDIT EXTENSIONS		90
Section 4.01	Conditions to Initial Credit Extension	90
Section 4.02	Conditions to All Credit Extensions	96

ARTICLE VAFFIRMATIVE COVENANTS		96
Section 5.01	Financial Statements, Reports, etc.	97
Section 5.02	Litigation and Other Notices	100
Section 5.03	Existence; Businesses and Properties	101
Section 5.04	Insurance	101
Section 5.05	Obligations and Taxes	102
Section 5.06	Employee Benefits	102
Section 5.07	Maintaining Records; Access to Properties and Inspections; Quarterly Lender Calls	103
Section 5.08	Use of Proceeds	103
Section 5.09	Compliance with Environmental Laws and other Legal Requirements.	103
Section 5.10	Additional Collateral; Additional Guarantors	103
Section 5.11	Security Interests; Further Assurances	106
Section 5.12	Certain Information Regarding the Loan Parties	106
Section 5.13	Appraisals	107
Section 5.14	Deposit Accounts; Securities Accounts	107
Section 5.15	Post-Closing Matters	107
Section 5.16	Citizenship; Flag of Vessel; Vessel Classifications; Operation of Vessels.	107
Section 5.17	Designation of Subsidiaries.	109

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iii

iv

ANNEXES

Annex I	—	Initial Lenders and Commitments

SCHEDULES

Schedule 1.01(a)	—	Vessels
Schedule 1.01(b)	—	Approved Classification Societies
Schedule 1.01(c)	—	[Reserved]
Schedule 1.01(d)	—	Foreign Customers
Schedule 1.01(e)	—	[Reserved]

Schedule 1.01(f)	—	Mortgaged Property
Schedule 1.01(g)	—	Subsidiary Guarantors
Schedule 1.01(h)	—	Indebtedness to be Refinanced
Schedule 1.01 (i)	—	Unrestricted Subsidiaries
Schedule 3.05(b)	—	Real Property
Schedule 3.07(a)	—	Equity Interests
Schedule 3.07(c)	—	Corporate Organizational Chart
Schedule 3.07(d)	—	Immaterial Subsidiaries
Schedule 3.14	—	Taxes
Schedule 3.20	—	Insurance
Schedule 5.15	—	Post-Closing Matters
Schedule 6.01(c)	—	Existing Indebtedness
Schedule 6.02(c)	—	Existing Liens
Schedule 6.04(b)	—	Existing Investments
Schedule 6.09(e)	—	Certain Affiliate Transactions
Schedule 6.09(f)	—	Certain Affiliate Transactions – Intercompany Claims

EXHIBITS
Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Intercompany Subordination Agreement
Exhibit E	—	Form of Interest Election Request
Exhibit F	—	Form of Intercreditor Agreement
Exhibit G	—	Form of Auction Procedures
Exhibit H	—	Form of Note
Exhibit I	—	Form of Perfection Certificate
Exhibit J-1	—	Form of Security Agreement
Exhibit J-2	—	Form of Holdings Pledge Agreement
Exhibit K	—	Form of Portfolio Interest Certificate
Exhibit L	—	Form of Solvency Certificate
Exhibit M	—	Form of Bank Product Provider Letter Agreement
Exhibit N	—	[Reserved]
Exhibit O	—	Form of Joinder Agreement
Exhibit P	—	Form of Quiet Enjoyment Agreement
Exhibit Q-1	—	Form of Term Loan Priority Collateral Vessel Mortgage
Exhibit Q-2	—	Form of ABL Priority Collateral Vessel Mortgage

v

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 5, 2014, is among Overseas Shipholding Group, Inc., a Delaware corporation (“Holdings”), OSG Bulk Ships, Inc., a New York corporation (the “Borrower”), the other Guarantors from time to time party hereto, the Lenders from time to time party hereto, Jefferies Finance LLC, Barclays Bank PLC and UBS Securities LLC, as joint lead arrangers and joint book running managers (in such capacity, the “Arrangers”), Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Barclays Bank PLC and UBS Securities LLC, as co-documentation agents (in such capacity, the “Documentation Agents”), Jefferies Finance LLC, as syndication agent (in such capacity, the “Syndication Agent”), and Jefferies Finance LLC, as collateral agent and mortgage trustee for the Secured Parties (in such capacity, the “Collateral Agent” or the “Mortgage Trustee” as the context requires).

WITNESSETH:

Whereas, (a) Holdings, the Borrower and certain of the other Companies are Debtors in the Bankruptcy Case filed under the Bankruptcy Code in the Bankruptcy Court and (b) Holdings, the Borrower and such other Companies are proponents of the Amended Reorganization Plan, which Amended Reorganization Plan has been confirmed by the Bankruptcy Court by the Confirmation Order on July 18, 2014;

Whereas, in connection with the Amended Reorganization Plan, the Borrower has requested that the Lenders make available, on the effective date of the Amended Reorganization Plan, a senior secured term loan facility to be available for borrowings on the date hereof, in an aggregate principal amount of $603,000,000 all as more particularly set forth herein;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent and the Mortgage Trustee (as applicable), for the benefit of the Secured Parties, a perfected lien on substantially all of its assets, subject to certain agreed exceptions contained herein and in the other Term Loan Documents;

WHEREAS, the Guarantors have agreed to guarantee the Obligations of the Borrower hereunder and to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a perfected lien on substantially all of their respective assets, subject to certain agreed exceptions contained herein and in the other Term Loan Documents; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the other Term Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01         Defined Terms.    As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Administrative Agent” shall mean Wells Fargo Bank, National Association, in its capacity as the initial administrative agent under the ABL Loan Documents, or any successor administrative agent under the ABL Loan Documents.

“ABL Borrowers” shall mean the “Borrowers” as defined in the ABL Credit Agreement and “ABL Borrower” shall mean any one of them.

“ABL Collateral Agent” shall mean Wells Fargo Bank, National Association, in its capacity as the initial collateral agent under the ABL Loan Documents, or any successor collateral agent under the ABL Loan Documents.

“ABL Credit Agreement” shall mean the ABL Credit Agreement, dated as of the date hereof, among Holdings, the Borrower, the other ABL Borrowers party thereto, the Subsidiary Guarantors party thereto, the lenders party thereto from time to time, the Administrative Agent, the ABL Collateral Agent, and the other agents and arrangers party thereto (and shall include another ABL Facility entered into in accordance with the terms hereof).

“ABL Facility” shall mean (a) the ABL Credit Agreement and (b) one or more other asset based revolving credit facilities evidencing Permitted Refinancing Indebtedness in respect of the credit agreement referenced in clause (a) above or any asset based revolving credit facility in this clause (b); provided that the holders of such Indebtedness under this clause (b) or a representative acting on behalf of the holders of such Indebtedness under this clause (b) shall have become a party to the Intercreditor Agreement.

“ABL Loan Documents” shall mean the “Loan Documents” (or any similar term) as defined in the ABL Credit Agreement or other ABL Facility.

“ABL Loans” shall mean the revolving loans, swingline loans and letters of credit (and reimbursement obligations in respect thereof) from time to time outstanding under the ABL Credit Agreement.

“ABL Priority Collateral” shall mean “ABL Priority Collateral” as defined in the ABL Credit Agreement (as in effect on the date hereof).

“ABL Priority Collateral Vessels” shall mean each of (i) as of the Closing Date, the Vessels identified as such on Schedule 1.01(a) and (ii) thereafter, any additional Vessel acquired by the Borrower or a Subsidiary Guarantor (or any Vessel that ceases to constitute an Excluded Vessel after the Closing Date) that is designated by the Borrower pursuant to Section 5.10 (or any comparable section) of the ABL Credit Agreement (as in effect on the date hereof) as an ABL Priority Collateral Vessel.

“ABL Security Documents” shall mean, subject to the terms of the Intercreditor Agreement, the security agreements, pledge agreements, collateral vessel mortgages, real property mortgages and other security documents entered into pursuant to the ABL Credit Agreement in which Liens are granted on the Collateral to the ABL Collateral Agent for its benefit and the benefit of the other secured parties under the ABL Loan Documents.

“ABR” when used in reference to any Term Loan or Borrowing, is used when such Term Loan comprising such Borrowing is, or the Term Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

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“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquisition Consideration” shall mean the purchase consideration for a Permitted Acquisition and all other payments (including related acquisition fees, costs and expenses), directly or indirectly, by any Restricted Party in exchange for, or as part of, or in connection with, a Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of a Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions or repayments of Indebtedness and/or Contingent Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof by a Restricted Party.

“Additional Permitted Unsecured Debt” shall mean unsecured Indebtedness of the Borrower, which may be guaranteed on an unsecured basis by the Subsidiary Guarantors, so long as (i) any such Indebtedness does not mature earlier than 91 days after the Latest Maturity Date in effect at the time of the incurrence or issuance of such Indebtedness, (ii) such Indebtedness does not have any scheduled prepayment, amortization, redemption, sinking fund or similar obligations prior to 91 days after such Latest Maturity Date (other than customary offers to purchase upon a change of control or asset sale), (iii) such Indebtedness does not contain any financial maintenance covenants (whether stated as a covenant, default or otherwise), (iv) such Indebtedness otherwise contains terms and conditions (excluding economic terms such as interest rate and redemption premiums) which, taken as a whole, are not more restrictive on the Borrower and its Restricted Subsidiaries in any material respect than the terms and conditions of the Term Loan Documents as in effect on the Closing Date (provided that a certificate of a Responsible Officer of the Borrower that is delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Additional Permitted Unsecured Debt, together with a reasonably detailed description of the material terms and conditions of such Additional Permitted Unsecured Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements set forth in this clause (iv) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection (including a reasonable description of the basis upon which it objects) within five Business Days after being notified of such determination by the Borrower) , and (v) such Indebtedness is not guaranteed by any person other than a Subsidiary Guarantor or Holdings.

“Additional Permitted Unsecured Debt Documents” shall mean any indenture, purchase agreement, note agreement, loan agreement or other agreement, document or instrument (including any note or guarantee) issued or executed and delivered with respect to any Additional Permitted Unsecured Debt.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (y) 1.00% per annum.

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“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor administrative agent pursuant to Article X.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Expense Claims” shall have the meaning assigned to such term in the Amended Reorganization Plan.

“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied from time to time by the Administrative Agent.

“Advisors” shall mean legal counsel (including local and foreign counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that (x) for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns 15% or more of any class of Equity Interests of the person specified and (ii) any person that is an officer or director of the person specified and (y) for purposes of this Agreement, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC.

“Agents” shall mean the Arrangers, the Documentation Agent, the Syndication Agent, the Administrative Agent, the Collateral Agent and the Mortgage Trustee; and “Agent” shall mean any of them, as the context may require.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, (c) the Adjusted LIBOR Rate for an Interest Period of one month, plus 1.00% and (d) 2.00% per annum. If the Administrative Agent shall have reasonably determined that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the then applicable Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the then applicable Adjusted LIBOR Rate, respectively.

“Amended Plan Documents” shall mean, collectively, the Amended Reorganization Plan and related Disclosure Statement filed by Holdings and the other Debtors with the Bankruptcy Court on July 16, 2014 (as amended, restated, modified or otherwise supplemented from time to time as, and to the extent, permitted by the Commitment Letter and this Agreement, together with any exhibits, documents, supplements, attachments and agreements related thereto).

“Amended Reorganization Plan” shall mean the first amended joint plan of reorganization relating to the Debtors’ Bankruptcy Case as filed with the Bankruptcy Court on July 16, 2014 (as amended, restated, modified or otherwise supplemented from time to time as, and to the extent, permitted by the Commitment Letter and this Agreement).

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“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22(a).

“Applicable Margin” shall mean, for any day, with respect to (i) any Term Loan that is an ABR Loan, 3.25% per annum and (ii) any Term Loan that is a Eurodollar Loan, 4.25% per annum.

“Approved Broker” shall mean any of Compass Maritime Services, H. Clarkson & Co., Ltd., Fearneys A/S, Dufour, Laskay & Strouse, Merrill Marine Services or any other independent shipbroker to be mutually agreed upon between the Collateral Agent and the Borrower.

“Approved Classification Society” shall mean any classification society set forth on Schedule 1.01(b) or otherwise approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Approved Electronic Communications” shall mean any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Term Loan Document or the transactions contemplated therein which is distributed to the Agents or the Lenders by means of electronic communications pursuant to Section 11.01(b).

“Approved Fund” shall mean, with respect to any Lender (including an Eligible Assignee that becomes a Lender), any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered, advised (in an investment advisory capacity) or managed by (a) such Lender (or such Eligible Assignee), (b) an Affiliate of such Lender (or such Eligible Assignee) or (c) an entity or an Affiliate of an entity that administers, advises (in an investment advisory capacity) or manages such Lender (or such Eligible Assignee).

“Arrangers” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any disposition of any property by any Restricted Party and (b) any issuance or sale of any Equity Interests of any Restricted Subsidiary of the Borrower, in each case, to any person other than the Borrower or a Wholly Owned Restricted Subsidiary thereof. Notwithstanding the foregoing, an “Asset Sale” shall not include any disposition of property permitted by, or expressly referred to in, Section 6.06(a), 6.06(c), 6.06(d), 6.06(e), 6.06(f), 6.06(g), 6.06(h), 6.06(i), 6.06(j), 6.06(k) or 6.06(l).

“Assignee Group” shall mean two or more Approved Funds administered, advised (in an investment advisory capacity) or managed by the same investment advisor or manager or by an Affiliate of such investment advisor or manager.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender, as assignor, and an assignee (with the consent of any party whose consent is required pursuant to Section 11.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form approved by the Administrative Agent.

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“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments (and substantially similar payments) during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auction Manager” shall mean (i) Jefferies Finance LLC or an Affiliate of Jefferies Finance LLC designated by it to the extent that Jefferies Finance LLC or such Affiliate agrees to act as an Auction Manager in connection with a Discounted Prepayment Offer or (ii) another investment bank of recognized standing selected by the Borrower which shall have been engaged by the Borrower to act as an Auction Manager in connection with a Discounted Prepayment Offer.

“Auction Notice” shall mean an auction notice given by the Borrower in accordance with the Auction Procedures with respect to a Discounted Prepayment Offer.

“Auction Procedures” shall mean the auction procedures with respect to Discounted Prepayment Offers set forth in Exhibit G.

“Available Amount” shall mean, as of any date, an amount (which shall not be less than zero), determined on a cumulative basis, equal to, without duplication:

(a)          $25,000,000; plus

(b)          the Retained Excess Cash Flow Amount; plus

(c)          the cumulative amount of Net Cash Proceeds received after the Closing Date that have been contributed as a capital contribution to Holdings or otherwise received by Holdings in respect of the issuance of Qualified Capital Stock by Holdings (in each case, solely to the extent that such Net Cash Proceeds have been substantially contemporaneously contributed to the Borrower), but excluding any such sale or issuance by Holdings of its Equity Interests upon exercise of any warrant or option to directors, officers or employees of any Company or any Subsidiary thereof; provided that such proceeds were not obtained in connection with the Transactions or used for expenditures that would otherwise have constituted Capital Expenditures; minus

(d)          the cumulative amount of the Available Amount used to make Permitted Acquisitions in reliance on clause (ix)(II) of the definition of “Permitted Acquisition” contained herein; minus

(e)          the cumulative amount of Investments made in reliance on Section 6.04(o), minus

(f)          the cumulative amount of Dividends made in reliance on Section 6.08(f), minus

(g)          the cumulative amount of Restricted Debt Payments made in reliance on Section 6.11(a).

“Bank Product” shall mean transactions under Hedging Agreements extended to the Borrower or a Subsidiary Guarantor by a Bank Product Provider.

“Bank Product Agreements” shall mean those agreements entered into from time to time by the Borrower or any Subsidiary Guarantor with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

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“Bank Product Obligations” shall mean (a) all Hedging Obligations pursuant to Hedging Agreements entered into with one or more of the Bank Product Providers, and (b) all amounts that the Administrative Agent or any Lender is obligated to pay to a Bank Product Provider as a result of the Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to the Borrower or any Subsidiary Guarantor; provided that, in order for any item described in clause (a) or (b) above, as applicable, to constitute “Bank Product Obligations,” the applicable Bank Product must have been provided on or after the Closing Date and the Administrative Agent shall have received a Bank Product Provider Letter Agreement from the applicable Bank Product Provider (and acknowledged by the Borrower) within 30 days after the date of the provision of the applicable Bank Product to the Borrower or any Subsidiary Guarantor.

“Bank Product Provider” shall mean any Agent, any Lender or any of their respective Affiliates (or any person who at the time the respective Bank Product Agreement was entered into by such person was an Agent, a Lender or an Affiliate thereof); provided, however, that no such person shall constitute a Bank Product Provider with respect to a Bank Product (x) unless and until the Administrative Agent shall have received a Bank Product Provider Letter Agreement from such person with respect to the applicable Bank Product (and acknowledged by the Borrower) within 30 days after the provision of such Bank Product to the Borrower or Subsidiary Guarantor or (y) to the extent such person constitutes a “Bank Product Provider” (or similar term) under the ABL Loan Documents.

“Bank Product Provider Letter Agreement” shall mean a letter agreement substantially in the form of Exhibit M, or in such other form reasonably satisfactory to the Administrative Agent, duly executed by the applicable Bank Product Provider, the Borrower or the applicable Subsidiary Guarantor, the Administrative Agent and, in any event, acknowledged by the Borrower.

“Bankruptcy Case” shall mean the bankruptcy case of the Debtors listed as Case Number 12-20000 (PJW) filed under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

“Base Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as reasonably determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective. The Base Rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

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“Board of Directors” shall mean, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person, or if such general partner does not have a board of managers or board of directors, the functional equivalent of the foregoing, and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean Term Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as mutually agreed to by the Administrative Agent and the Borrower from time to time.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law or other governmental action to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, without duplication, (a) any expenditure for any purchase or other acquisition of any asset, including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP, and (b) Capital Lease Obligations and Synthetic Lease Obligations, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property to the extent made with the Net Cash Proceeds from Asset Sales or Casualty Events, (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent of the gross amount of such purchase price that is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time and (iii) Permitted Acquisitions.

“Capital Lease” shall mean, with respect to any person, any lease of, or other arrangement conveying the right to use, any property by such person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction or any Synthetic Lease, or a combination thereof, which obligations are (or would be, if such Synthetic Lease or other lease were accounted for as a Capital Lease) required to be classified and accounted for as Capital Leases on a balance sheet of such person in accordance with GAAP as in effect on the Closing Date, and the amount of such obligations shall be the capitalized amount thereof (or the amount that would be capitalized if such Synthetic Lease or other lease were accounted for as a Capital Lease) determined in accordance with GAAP as in effect on the Closing Date.

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“Capital Requirements” shall mean, as to any person, any matter, directly or indirectly, (i) regarding capital adequacy, capital ratios, capital requirements, liquidity requirements, the calculation of such person’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by such person or any person controlling such person (including any direct or indirect holding company), or the manner in which such person or any person controlling such person (including any direct or indirect holding company), allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Cash Equivalents” shall mean, as of any date of determination and as to any person, any of the following (a) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition by such person and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (c) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities, (e) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such person, and (f) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (e) above.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind or the accretion or capitalization of interest as principal and (b) items described in clause (c) or, other than to the extent paid in cash or Cash Equivalents, clause (g) of the definition of “Consolidated Interest Expense”. Notwithstanding anything to the contrary contained herein, for purposes of determining Cash Interest Expense for any period ending prior to the first anniversary of the Closing Date (other than for purposes of calculating Excess Cash Flow), Cash Interest Expense shall be an amount equal to actual Cash Interest Expense for the period from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Casualty Event” shall mean any loss of title (other than through a consensual disposition of such property in accordance with this Agreement) or any loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Restricted Party. “Casualty Event” shall include any taking of all or any part of any Real Property, Vessel or Chartered Vessel of any Restricted Party or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property, Vessel or Chartered Vessel of any Restricted Party or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

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“CEXIM Loan Documents” shall mean that certain Loan Agreement, dated as of August 10, 2009 (as amended, supplemented or otherwise modified prior to the Closing Date), by and among the Subsidiaries of OIN party thereto as borrowers, Holdings, as guarantor, and Export-Import Bank of China, as original lender and agent, and any security agreements and related documents entered into in connection therewith.

“CFC” shall have the meaning assigned to such term in the definition of “Excluded Subsidiary” contained herein.

“Change in Control” shall mean the occurrence of any of the following:

(a)          Holdings at any time ceases to own directly 100% of the Equity Interests of the Borrower or ceases to have the power to vote, or direct the voting of, any such Equity Interests;

(b)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that, for purposes of this clause, such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of either (x) Voting Equity Interests of Holdings representing 50% or more of the voting power of the total outstanding Voting Equity Interests of Holdings or (y) 50% or more of the total economic interests of the Equity Interests of Holdings (in either case, taking into account in the numerator all such securities that such person or group has the right to acquire (whether pursuant to an option right or otherwise) and taking into account in the denominator all securities that any person has the right to acquire (whether pursuant to an option right or otherwise));

(c)          during any period of 12 consecutive months, a majority of the members of the Board of Directors of Holdings cease to be composed of individuals (i) who were members of that Board of Directors at the commencement of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clause (i) constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of that Board of Directors (excluding, in the case of both preceding clauses (i) and (ii), any individual whose initial nomination for, or assumption of office as, a member of that Board of Directors occurs as a result of an actual (or threatened) solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors); or

(d)          any “change in control” or similar event (however described) occurs under the ABL Loan Documents.

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“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, order, rule, regulation, policy, or treaty, (b) any change in any law, order, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 11.13.

“Charter Contract Lien Restrictions” shall mean, subject to Section 5.16(h) any provisions in a charter contract for a Vessel that prohibits or limits the placing of a preferred ship mortgage or other Lien for the benefit of the Collateral Agent on such Vessel.

“Chartered Vessels” shall mean the vessels demise chartered by the Borrower or any of its Restricted Subsidiaries from a third party. The Chartered Vessels as of the Closing Date are identified as such on Schedule 1.01(a).

“Claims” shall have the meaning assigned to such term in Section 11.03(b).

“Class” shall mean the respective facility and commitments utilized in making Term Loans hereunder, including (i) as of the Closing Date, the Initial Term Loans made pursuant to Section 2.01 on such date and (ii) additional Classes of Term Loans that may be added after the Closing Date pursuant to Sections 2.20, 2.21 and 2.23.

“Closing Date” shall mean August 5, 2014.

“Closing Date Material Adverse Effect” shall mean any event, change, effect, development, circumstance or condition that, either individually or in the aggregate, has caused or would reasonably be expected to cause a material adverse change in, or a material adverse effect on, the financial condition, shareholders’ equity or results of operations of Holdings and its Subsidiaries, taken as a whole, other than those events that (a) could reasonably be expected to result from the filing or commencement of the Bankruptcy Case or the announcement of the filing, commencement or process of the Bankruptcy Case, (b) are the result of any action approved by the Bankruptcy Court prior to May 2, 2014, (c) events set forth in the Prior Plan Documents or the Amended Reorganization Plan (without regard to “risk factor” or other forward looking disclosure and based solely on facts as disclosed therein and without giving effect to any developments not disclosed therein) (provided that changes in the underlying facts or related events may constitute a Closing Date Material Adverse Effect), or (d) are the result of any change after May 2, 2014 in global, national or regional political conditions (including acts of terrorism or war), macroeconomic factors, interest rates, currency exchange rates, or in the general business, market and economic conditions affecting the industries and regions in which Holdings and its Subsidiaries operate, in each case, to the extent that any such change does not have a disproportionate impact on Holdings and its Subsidiaries, taken as a whole, relative to other persons operating in the industries in which Holdings and its Subsidiaries operate.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively, all of (a) the ABL Priority Collateral and (b) the Term Loan Priority Collateral.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor collateral agent pursuant to Article X (it being understood that, unless the context expressly requires otherwise, the term “Collateral Agent” shall include the Collateral Agent acting in its capacity as the Mortgage Trustee).

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“Collateral Vessel” shall mean an ABL Priority Collateral Vessel or a Term Loan Priority Collateral Vessel.

“Collateral Vessel Mortgage” shall mean a first preferred ship mortgage (with respect to a Term Priority Collateral Vessel) or second preferred ship mortgage (with respect to an ABL Loan Priority Collateral Vessel), substantially in the form of Exhibit Q-1 or Exhibit Q-2, respectively, or such other form as may be reasonably satisfactory to the Administrative Agent and the Borrower.

“Commitment” shall mean, with respect to any Lender, any Term Commitment of such Lender.

“Commitment Letter” shall mean the Commitment Letter, dated May 2, 2014, among Holdings, the Borrower, OIN, Jefferies Finance LLC, Barclays Bank PLC, UBS AG, Stamford Branch, and UBS Securities LLC.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 11.01(b).

“Companies” shall mean Holdings, the Borrower and its Restricted Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit C or such other form as the Administrative Agent and the Borrower may agree to from time to time.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated June 2014 and relating to the Transactions.

“Confirmation Order” shall have the meaning assigned to such term in Section 4.01(d)(ii).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of the Borrower and its Restricted Subsidiaries (other than cash, Cash Equivalents and marketable securities) which may properly be classified as current assets on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of the Borrower and its Restricted Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Term Loans, ABL Loans or other long-term Indebtedness) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP.

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“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (i) adding thereto, without duplication, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and, with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary of the Borrower, only if a corresponding amount of cash would be permitted to be distributed to the Borrower by such Restricted Subsidiary by operation of the terms of its Organizational Documents and all agreements, instruments, Orders and other Legal Requirements applicable to such Restricted Subsidiary or its equityholders during such period):

(a)          Consolidated Interest Expense for such period;

(b)          Consolidated Amortization Expense for such period;

(c)          Consolidated Depreciation Expense for such period;

(d)          Consolidated Tax Expense for such period;

(e)          non-recurring transaction costs and expenses (including legal, accounting, tax and appraisal and collateral field exam costs and expenses) incurred, prior to, or within 135 days following, the Closing Date, in connection with the Transactions during such period;

(f)          extraordinary losses or charges for such period;

(g)          the aggregate amount of all other non-cash charges reducing Consolidated Net Income during such period (including (x) any write-down, write-off or impairment of assets (other than current assets) and (y) non-cash stock based compensation expense, but excluding the amortization of a prepaid cash item that was paid in a prior period);

(h)          non-recurring fees and expenses incurred during such period in connection with any Permitted Acquisition or incurrence or issuance of Indebtedness (other than intercompany Indebtedness);

(i)          (x) non-recurring cash charges incurred during such period in respect of restructurings, business process optimizations, headcount reductions or other similar actions, including severance charges in respect of employee terminations and related employee replacement costs and (y) non-recurring fees and expenses incurred during such period in respect of the OIN Spinoff;

(j)          to the extent actually reimbursed in cash to the Borrower or any Restricted Subsidiary thereof, expenses incurred during such period to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition;

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(k)          to the extent covered by insurance and actually reimbursed in cash to the Borrower or any Restricted Subsidiary thereof, expenses incurred during such period with respect to liability or Casualty Events or business interruption;

(l)          other non-recurring charges incurred during such period in an aggregate amount not to exceed $10,000,000; and

(m)          to the extent that any Holdings Specified Expenses would have been added back to Consolidated EBITDA pursuant to clauses (i)(a) through (l) above had such charge, tax or expense been incurred directly by the Borrower, such Holdings Specified Expenses;

(ii) subtracting therefrom, without duplication,

(a)          the aggregate amount of all non-cash income increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period;

(b)          any extraordinary income or gains for such period;

(c)          any gains on extinguishment of debt (including as a result of the acquisition of any Term Loans by the Borrower or any of its Subsidiaries); and

(d)          the aggregate amount of any cash payments or cash charges during such period on account of any non-cash charges that were added back to Consolidated EBITDA in a prior period pursuant to clause (i)(g) above.

Notwithstanding anything to the contrary contained herein, for the purpose of calculating the Total Secured Leverage Ratio and the Total Leverage Ratio for any period that includes the fiscal quarters of the Borrower ended on September 30, 2013, December 31, 2013, March 31, 2014, June 30, 2014 or September 30, 2014, (i) Consolidated EBITDA for the fiscal quarter ended on September 30, 2014 shall be calculated on a pro forma basis in accordance with the definition of Consolidated EBITDA contained herein as if the Transactions had been consummated on July 1, 2014, (ii) Consolidated EBITDA for the fiscal quarter ended on June 30, 2014 shall be deemed to be $29,700,000, (iii) Consolidated EBITDA for the fiscal quarter ended on March 31, 2014 shall be deemed to be $44,600,000, (iv) Consolidated EBITDA for the fiscal quarter ended on December 31, 2013 shall be deemed to be $42,000,000, and (v) Consolidated EBITDA for the fiscal quarter ended on September 30, 2013 shall be deemed to be $41,600,000.

“Consolidated Indebtedness” shall mean, as at any date, an amount equal to the sum of, without duplication, (i) the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries on such date (to the extent such Indebtedness would be included on a balance sheet prepared in accordance with GAAP) consisting only of Indebtedness for borrowed money and obligations in respect of Capital Lease Obligations, (ii) the aggregate principal amount of all debt obligations of the Borrower and its Restricted Subsidiaries evidenced by bonds, debentures, notes, loan agreements or similar instruments (other than performance, surety or similar bonds to the extent not otherwise included in clause (i) above), (iii) the aggregate amount of unreimbursed drawings in respect of letters of credit (or similar facilities) issued for the account of the Borrower or any of its Restricted Subsidiaries and (iv) the aggregate amount of all Contingent Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of third persons of the type described in preceding clauses (i) through (iii), in each case calculated on a consolidated basis for the Borrower and its Restricted Subsidiaries.

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“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a)          imputed interest on Capital Lease Obligations and Attributable Indebtedness of the Borrower and its Restricted Subsidiaries for such period;

(b)          commissions, discounts and other fees and charges owed by the Borrower or any of its Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing, receivables financings and similar credit transactions for such period;

(c)          amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Borrower or any of its Restricted Subsidiaries for such period;

(d)          cash contributions to any employee stock ownership plan or similar trust made by the Borrower or any of its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Borrower or any of its Wholly Owned Restricted Subsidiaries) in connection with Indebtedness incurred by such plan or trust for such period;

(e)          all interest paid or payable with respect to discontinued operations of the Borrower or any of its Restricted Subsidiaries for such period;

(f)          the interest portion of any payment obligations of the Borrower or any of its Restricted Subsidiaries for such period deferred for payment at any future time, whether or not such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness and/or Contingent Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; and

(g)          all interest on any Indebtedness of the Borrower or any of its Restricted Subsidiaries of the type described in clause (e) or (j) of the definition of “Indebtedness” contained herein for such period;

provided that Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Hedging Agreements.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date (other than for purposes of calculating Excess Cash Flow), Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

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“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (after deduction for minority interests and adjusted to reflect any Holdings Specified Expenses during such period as though such Holdings Specified Expenses had been incurred directly by the Borrower and such Holdings Specified Expenses would have been included in the calculation of the net income (or loss) of the Borrower for such period); provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)          the net income (or loss) for such period of any person (other than the Borrower ) that is not a Restricted Subsidiary of the Borrower (including any Unrestricted Subsidiary) or that is accounted for the by the equity method of accounting, except to the extent that cash in an amount equal to any such income has actually been received by the Borrower or (subject to clause (b) below) any of its Restricted Subsidiaries from such person during such period;

(b)          the net income of any Restricted Subsidiary of the Borrower during such period to the extent that the declaration and/or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than any Term Loan Document or ABL Loan Document), instrument, Order or other Legal Requirement applicable to that Restricted Subsidiary or its equityholders during such period, except that the Borrower’s equity in the net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income; and

(c)          except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or all or substantially all of the property of such person is acquired by the Borrower or any of its Restricted Subsidiaries.

“Consolidated Secured Indebtedness” shall mean, as at any date of determination, the aggregate amount of Consolidated Indebtedness that, as of such date, is secured by a Lien on any asset or property of the Borrower or any of its Restricted Subsidiaries.

“Consolidated Tax Expense” shall mean, for any period, the sum of, without duplication, (i) the tax expense (including federal, state, local and foreign income taxes) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and (ii) the aggregate amount of all Permitted Tax Distributions made during such period (it being understood and agreed that, for the avoidance of doubt, Consolidated Tax Expense shall exclude the IRS Claims (as defined in the Amended Reorganization Plan) that are settled with the IRS as part of the Amended Reorganization Plan).

“Consolidated Total Assets” shall mean, at any date of determination, the net book value of all assets of the Borrower and its Restricted Subsidiaries (or, for purposes of Sections 3.07(d)(ii) and 5.17, all of its Subsidiaries) determined on a consolidated basis in accordance with GAAP on such date; provided that, except for purposes of Sections 3.07(d)(ii) and 5.17, the net book value attributable to any Unrestricted Subsidiaries shall be excluded.

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“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing any Indebtedness, leases or other obligations (including dividends on Disqualified Capital Stock) (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation agreement, understanding or arrangement of such person, whether or not contingent: (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor; (c) to purchase or lease property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation); or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against the payment of such primary obligation; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten enforceable agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the amount that can reasonably be expected to become an actual or matured liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Specified ABL Accounts” shall mean, collectively, those Deposit Accounts and Securities Accounts pursuant to which a Deposit Account Control Agreement or a Securities Account Control Agreement (or, with respect to any Deposit Account or Securities Account located outside of the United States, customary security arrangements in the applicable jurisdiction for perfecting a security interest in such Deposit Account or Securities Account and the assets deposited therein or credited thereto) have been entered into pursuant to the ABL Credit Agreement.

“Corrective Extension Amendment” shall have the meaning assigned to such term in Section 2.20(e).

“Credit Extension” shall mean the making of a Term Loan by a Lender.

“Debtor” shall mean any of Holdings and any of its Subsidiaries that are identified as debtors and debtors-in-possession in the Bankruptcy Case.

“Debt Issuance” shall mean the incurrence by any Restricted Party of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Debt Service” shall mean, for any period, the sum of (i) Cash Interest Expense for such period plus (ii) scheduled principal amortization of all Indebtedness (including the principal component of Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

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“Defaulting Lender” shall mean any Lender that has (a) failed to fund its portion of any Borrowing within one Business Day of the date on which it shall have been required to fund the same (unless the subject of a good faith dispute between the Borrower and such Lender related hereto), (b) notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) otherwise failed to pay over to the Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due (unless the subject of a good faith dispute), or (d) at any time after the Closing Date (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its properties or assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment unless, in the case of any Lender referred to in this clause (d), the Borrower and the Administrative Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority; provided, that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPC pursuant to Section 11.04(h). Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Administrative Agent to the Borrower and each other.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Deposit Account Bank” shall mean a financial institution with whom a Deposit Account is maintained.

“Deposit Account Control Agreement” shall mean a letter agreement, in form and substance reasonably satisfactory to the Collateral Agent, executed by the relevant Loan Party, the Collateral Agent, the ABL Collateral Agent and the relevant Deposit Account Bank (or, with respect to any Deposit Accounts located outside of the United States, customary security arrangements in the applicable jurisdictions for perfecting a security interest in such Deposit Accounts and the assets deposited therein or credited thereto).

“Disclosure Statement” shall mean the first amended disclosure statement with respect to the Amended Reorganization Plan as filed with the Bankruptcy Court on May 2, 2014 (as amended, restated, modified or otherwise supplemented from time to time as, and to the extent, permitted by the Commitment Letter).

“Discounted Prepayment Offer” shall have the meaning assigned to such term in Section 2.22(a).

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“Disposition” or “disposition” shall mean, with respect to any property, any conveyance, sale, lease, sublease, assignment, transfer or other disposition of such property (including (i) by way of merger or consolidation, (ii) any Sale and Leaseback Transaction and (iii) any Synthetic Lease).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the 91st day after the Latest Maturity Date in effect at the time of the issuance of such Disqualified Capital Stock, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date that is 91 days after the Latest Maturity Date in effect at the time of the issuance of such Disqualified Capital Stock, or (c) contains any repurchase or payment obligation which may come into effect prior to the date that is 91 days after such Latest Maturity Date. For the avoidance of doubt, any Equity Interest that may or shall be repurchased or redeemed (but only to the extent permitted hereunder at such time) from officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service shall not be deemed to be “Disqualified Capital Stock” for such reason alone.

“Disqualified Institutions” shall mean those persons (including any such person’s Affiliates that are clearly identifiable on the basis of such Affiliates’ names) identified by the Borrower to the Administrative Agent in writing from time to time to the extent such person is identified by name and is directly engaged in substantially similar business operations as the Borrower or any of its Restricted Subsidiaries (in each case, other than a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course), which designations shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in the Term Loans or the Term Commitments.

“Dividend” shall mean, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the outstanding Equity Interests of such person (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of or otherwise reserving any funds for the foregoing purposes.

“Documentation Agents” shall have the meaning assigned to such term in the preamble hereto.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.

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“Domestic Restricted Subsidiary” shall mean any Domestic Subsidiary that is a Restricted Subsidiary.

“DSF Loan Documents” shall mean that certain Second Amended and Restated Loan Agreement, dated as of August 28, 2008 (as amended, supplemented or otherwise modified prior to the Closing Date) by and among the Subsidiaries of OIN party thereto as borrowers, Holdings, the Borrower and OIN, as guarantors, Danish Ship Finance, as agent, and the lenders from time to time party thereto, and any security agreements and related documents entered into in connection therewith.

“Effective Yield” shall mean, as to any tranche of term loans (including the Term Loans), the effective yield on such tranche of term loans, as reasonably determined by the Administrative Agent, taking into account the applicable interest rate margins, interest rate benchmark floors and all fees, including recurring, up-front or similar fees or original issue discount (amortized over four years following the date of incurrence thereof; provided, that if the stated maturity date of a new tranche of term loans is less than four years from the date of determination, then the “Effective Yield” for such tranche of term loans shall be determined using an assumed amortization period equal to the actual remaining life to maturity of such tranche) payable generally to the lenders making such tranche of term loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the lenders thereunder.

“Eligible Assignee” shall mean any person that meets the requirements to be an assignee under Section 11.04(b) (subject to such consents, if any, as may be required under Section 11.04(b)) but, in any event, excluding Disqualified Institutions.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.19.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or at any time during which the applicable statute of limitations remains open was, maintained or contributed to by any Company or any of its ERISA Affiliates, other than a Multiemployer Plan.

“Environment” shall mean air, land, soil, surface waters, ground waters, stream and river sediments.

“Environmental Claim” shall mean any claim, notice, demand, Order, action, suit or proceeding alleging or asserting liability or obligations under Environmental Law, including liability or obligation for investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or from any Vessel or Chartered Vessel or (ii) any violation of or non-compliance with Environmental Law.

“Environmental Law” shall mean any and all applicable current and future Legal Requirements relating to the Environment, the Release or threatened Release of Hazardous Material, exposure to Hazardous Materials, natural resource damages, or occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent, registration, notification, exemption or other authorization required by or from a Governmental Authority under any Environmental Law.

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“Equity Interest” shall mean, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), or if such person is a limited liability company, membership interests, and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Holdings after the Closing Date of any Equity Interests in Holdings (including any Equity Interests issued upon exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests in Holdings or (ii) any contribution to the capital of Holdings; provided, however, that an Equity Issuance shall not include any issuance of Disqualified Capital Stock or Debt Issuance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code (and, for purposes of Section 302 of ERISA and each “applicable section” under Section 414(t)(2) of the Code, under Section 414(b), (c), (m) or (o) of the Code), or under Section 4001 of ERISA.

“ERISA Event” shall mean: (a) the occurrence of a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan for which the requirement to provide notice to the PBGC has not been waived; (b) the failure to meet the minimum funding standard of Section 412 or 430 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan, in any case, resulting in liability to any Company or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan under Section 4042 of ERISA, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of any Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan which withdrawal would reasonably be expected to result in liability to any Company or any of its ERISA Affiliates, or the receipt by any Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan or a violation of Section 436 of the Code; or (l) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Company or any of its ERISA Affiliates.

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“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, the sum, without duplication, of:

(a)          the sum, without duplication, of:

(i)          Consolidated EBITDA for such Excess Cash Flow Period;

(ii)         cash items of income (including cash gains) during such Excess Cash Flow Period not included in calculating Consolidated EBITDA (other than cash items of income (including cash gains) to the extent arising from any Asset Sale permitted hereunder or any Casualty Event, in each case, so long as the Net Cash Proceeds received therefrom are applied and/or reinvested pursuant to Section 2.10(b)(v));

(iii)        the decrease, if any, in the Net Working Capital from the beginning to the end of such Excess Cash Flow Period; and

(iv)        the amount of any refund received in cash during such Excess Cash Flow Period on account of cash taxes (including penalties and interest) paid in any prior Excess Cash Flow Period to the extent deducted from Excess Cash Flow in any prior Excess Cash Flow Period pursuant to clause (b)(i) below and, without duplication, the reversal, during such Excess Cash Flow Period, of any reserve established pursuant to clause (b)(i) below; minus

(b)          the sum, without duplication, of:

(i)          the amount of any cash Consolidated Tax Expense paid or payable by the Borrower and its Restricted Subsidiaries with respect to such Excess Cash Flow Period and for which, to the extent required under GAAP, reserves have been established;

(ii)         the amount of any Permitted Tax Distributions paid in cash during such Excess Cash Flow Period;

(iii)        the amount of Debt Service for such Excess Cash Flow Period;

(iv)        amounts actually paid and applied to the permanent repayments and prepayments of principal of Indebtedness (other than Term Loans and ABL Loans) made by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period but only to the extent that (A) (i) such repayments and prepayments by their terms cannot be reborrowed or redrawn, and (ii) such repayments and prepayments do not occur in connection with a refinancing of all or a portion of such Indebtedness, and (B) the amounts used to make such payments are funded from Internally Generated Funds (other than on reliance on the use of the Available Amount (other than clause (a) of the definition thereof));

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(v)         the sum of (i) Capital Expenditures made in cash during such Excess Cash Flow Period, to the extent funded from Internally Generated Funds, and (ii) cash consideration paid during such Excess Cash Flow Period to make Permitted Acquisitions to the extent funded from Internally Generated Funds (other than on reliance on the use of the Available Amount (other than clause (a) of the definition thereof));

(vi)        the increase, if any, in the Net Working Capital from the beginning to the end of such Excess Cash Flow Period;

(vii)       cash items of expense (including cash losses) during such Excess Cash Flow Period not deducted in calculating Consolidated EBITDA; and

(viii)      so long as the OIN Spinoff has not been consummated, the sum of, without duplication, (i) the amount of cash Dividends paid to Holdings pursuant to Section 6.08(d) (or any cash Investment made to Holdings in lieu of any such cash Dividend pursuant to Section 6.04(q)) during such Excess Cash Flow Period, (ii) the amount of cash Dividends paid to Holdings pursuant to Section 6.08(f) to the extent that such cash Dividends are used by Holdings to make an interest payment or pay a third party expense that is then due and owing on the Existing OSG Notes and such cash Dividends are made solely on reliance on clause (a) of the definition of “Available Amount” contained herein and (iii) the amount of cash Investments made to Holdings pursuant to Section 6.04(o) to the extent that such cash Investments are used by Holdings to make an interest payment or pay a third party expense that is then due and owing on the Existing OSG Notes and such cash Investments are made solely on reliance on clause (a) of the definition of “Available Amount” contained herein.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower (commencing with its fiscal year ending December 31, 2015).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Rate” shall mean and refer to the nominal rate of exchange (vis-à-vis Dollars) for a currency other than Dollars that appears on the Reuters World Currency Page for such currency on the date of determination (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), expressed as the number of units of such other currency per one Dollar.

“Excluded Account” shall have the meaning specified in the ABL Credit Agreement (as in effect on the date hereof).

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“Excluded Collateral” shall mean: (i) any contract, instrument, license or other agreement to which any Loan Party is a party, any of its rights or interests thereunder, or any assets subject thereto, the granting of a security interest in which is prohibited by, or constitutes a violation or breach of a restriction pursuant to, applicable Legal Requirements (including the Jones Act) or the respective contract, instrument, license or other agreement (including any requirement to obtain the consent of any Governmental Authority or third party (other than Holdings or any of its Subsidiaries or Controlled Affiliates)), in each case, only for so long as the grant of such security interest shall constitute or result in (x) the abandonment, invalidation or unenforceability of any right, title or interest of any Loan Party therein or (y) a breach or termination pursuant to the terms of, or a default under, any such contract, instrument, license, property rights or other agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Legal Requirement (including the Bankruptcy Code) or principles of equity); provided, however, that such security interest shall attach immediately and automatically at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied or any such consent has been obtained; and provided, further, that, to the extent severable, shall attach immediately to any portion of such contract, instrument, license or other agreement or any rights or interests thereunder or any assets subject thereto that does not result in any of the consequences specified in preceding clause (x) or (y) including any proceeds and receivables of any such contract, instrument, license or other agreement or any rights or interests thereunder or any assets subject thereto; (ii) any Margin Stock; (iii) any Equity Interests in, and assets of, any Joint Ventures or non-Wholly Owned Subsidiaries to the extent the pledge thereof would (A) violate or breach the terms of, or require the consent of any third party (other than Holdings or any of its Subsidiaries or Controlled Affiliates) pursuant to, any shareholder or similar arrangements (including joint venture agreements) relating to such Joint Venture or non-Wholly Owned Subsidiary, except to the extent that any such consent has been obtained, or (B) result (including following any exercise of remedies) in a change in control, repurchase obligation or other materially adverse consequence to any of the Loan Parties; (iv) any property subject to a Lien securing Purchase Money Obligations permitted hereunder to the extent that a grant of a security interest therein would violate the terms of such Indebtedness, other than proceeds and receivables thereof; (v) any United States  “intent to use” trademark applications filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act; (vi) assets to the extent a security interest in such assets (x) would result in an investment in “United States property” by a CFC within the meaning of Section 956 or 957 of the Code or (y) otherwise would result in a material adverse tax consequence to the Borrower, as reasonably determined by the Borrower in consultation with  the  Administrative Agent; (vii) assets as to which the costs of obtaining and/or perfecting such security interest are excessive in relation to the practical benefit of the security to be afforded thereby (as reasonably determined by the Borrower and the Administrative Agent); (viii) assets owned by a Subsidiary Guarantor after release of the Subsidiary Guarantor from its Guarantee pursuant to the Term Loan Documents; (ix) any Specified OIN Collateral; (x) any leasehold interests in Real Property; (xi) any Excluded Accounts; (xii) motor vehicles, aircraft and other assets subject to certificates of title (other than Vessels) to the extent that a Lien on such assets cannot be perfected solely by the filing of a financing statement; (xiii) commercial tort claims with respect to claimed damages of less than $2,500,000; (xiv) letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a financing statement); (xv) any Equity Interests in any Unrestricted Subsidiary; and (xvi) to the extent that, and only for so long as, the grant of a security interest therein shall constitute or result in a breach of any written consent agreement in existence on the Closing Date (as in effect on such date) among one or more Aker Parties (as defined below) and one or more Loan Parties relating to the Profit Sharing Agreement or the Amended and Restated Framework Agreement (as defined in the Security Agreement) (as in effect on the Closing Date) or require the consent of American Shipping Company ASA or American Tanker Inc. or any of their Affiliates (collectively, the “Aker Parties”) (which consent has not been obtained), the Profit Share (as defined in the Profit Sharing Agreement), if any, that (i) is not Retained Profit Share (as defined in the Profit Sharing Agreement), (ii) is determined, for the avoidance of doubt, after giving effect to any applicable Profit Share Reduction Event (as defined in the Profit Sharing Agreement), and (iii) is then due and owing to one or more of the Aker Parties or, if the Profit Share is not yet determined at the time of certification thereof pursuant to Section 5.10(m), is then estimated to be due and owing (and not yet paid) to one or more Aker Parties, in each case, as certified to the Administrative Agent and the Collateral Agent by a Responsible Officer of the Administrative Borrower in accordance with Section 5.01(m); provided, however, that such security interest shall attach immediately and automatically at such time as the grant of a security interest in the Profit Share would not constitute, or result in, a breach of such consent agreement or such consent shall have been obtained. It is understood and agreed that (x) to the extent any consent of a third party (that is not Holdings or any of its Subsidiaries or Controlled Affiliates) is required by the terms of any charter to a third party with respect to any Vessel that will comprise Collateral in order for a Loan Party to grant a Collateral Vessel Mortgage on such Vessel, such Loan Party shall use its commercially reasonable efforts to promptly obtain such consent in coordination with the Administrative Agent, (y) to the extent that any asset or property (including a Vessel) that is owned by a Loan Party ceases to be Excluded Collateral because none of the applicable exclusions set forth above continue to apply to such asset or property, such asset or property shall thereafter constitute Collateral and the applicable Loan Party shall take all such actions as may be required by the Term Loan Documents to grant a perfected security interest therein to the Collateral Agent for the benefit of the Secured Parties and (z) notwithstanding the foregoing, to the extent that any asset or property of any Loan Party constitutes “collateral” under the ABL Loan Documents, such asset or property shall not constitute Excluded Collateral hereunder.

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“Excluded Subsidiary” shall mean (a) Immaterial Subsidiaries, (b) with respect to any direct and indirect Subsidiaries of the Borrower, Foreign Subsidiaries that are “controlled foreign corporations” (as defined in Section 957 of the Code) (each, a “CFC”), any direct or indirect Subsidiary of a CFC, or any Domestic Subsidiaries substantially all of the assets of which consist of the Equity Interests of one or more CFCs, (c) any Subsidiary that is not a Wholly Owned Subsidiary, (d) any Subsidiary that is prohibited by any applicable Legal Requirement of any Governmental Authority or by any contractual obligation existing on the Closing Date (or, if later, the date it became a Restricted Subsidiary so long as such contractual obligation was existing prior to becoming a Restricted Subsidiary and was not entered into in contemplation thereof and only applies to such Restricted Subsidiary) from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, and (e) Unrestricted Subsidiaries; provided, that any Subsidiary of the Borrower that provides a guarantee or is otherwise an obligor in respect of the obligations under the ABL Loan Documents or Additional Permitted Unsecured Debt Documents shall be required to be a Subsidiary Guarantor hereunder.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation incurred after the Closing Date if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the applicable Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

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“Excluded Taxes” shall mean, with respect to a Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes and backup withholding taxes imposed on (or measured by) its net income (i) by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, including (for the avoidance of doubt) U.S. federal income tax imposed on the net income of a Foreign Lender as a result of such Foreign Lender engaging in a trade or business in the United States; (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16), any U.S. Federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.15 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax under this clause (b)); (c) taxes imposed as a result of a Foreign Lender’s failure to comply with Section 2.15(f); (d) branch profits taxes imposed by any jurisdiction described in clause (a) above; (e) any U.S. federal withholding taxes imposed under FATCA; and (f) any U.S. federal withholding taxes imposed as a result of such Foreign Lender’s failure to comply with Section 2.15(g).

“Excluded Vessel” shall mean any Vessel owned by a Loan Party that constitutes Excluded Collateral.  The Excluded Vessels as of the Closing Date are identified as such on Schedule 1.01(a), which Schedule also sets forth the basis for each such Vessel being an Excluded Vessel.

“Executive Order” shall have the meaning assigned to such term in Section 3.22(a).

“Existing 2018 OSG Notes” shall mean Holdings’ 8.125% Senior Notes due 2018 in an aggregate principal amount not to exceed $300,000,000.

“Existing 2024 OSG Notes” shall mean Holding’s 7.500% Senior Notes due 2024 in an aggregate principal amount not to exceed $146,000,000 (although as part of (and to the extent provided in) the Amended Reorganization Plan, certain holders may elect to receive, in respect of their existing notes, notes with a maturity date thereof of no earlier than February 15, 2021 and that may have certain other changes to the terms thereof as provided for in the Amended Reorganization Plan.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Existing OSG Notes” shall mean, collectively, the Existing 2018 Notes and the Existing 2024 Notes.

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.20(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.20(a).

“Extension” shall have the meaning assigned to such term in Section 2.20(a).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.20(d).

“Extension Election” shall have the meaning assigned to such term in Section 2.20(c).

“Extension Request” shall have the meaning assigned to such term in Section 2.20(a).

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“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors or, pursuant to a specific delegation of authority by such Board of Directors or a designated senior executive officer, of the Borrower, or the Subsidiary of the Borrower selling such asset (or, in the case of an OIN Spinoff, Holdings).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing.

“FCPA” shall have the meaning assigned to such term in Section 3.22(d).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the confidential Fee Letter, dated May 2, 2014, among Holdings, the Borrower, OIN, Jefferies Finance LLC, Barclays Bank PLC, UBS AG, Stamford Branch, and UBS Securities LLC.

“Fees” shall mean the Administrative Agent Fees and the other fees referred to in Section 2.05.

“Final Order” shall mean an order or judgment of the Bankruptcy Court, as entered on the docket of the Bankruptcy Court that has not been reversed, stayed, superseded or vacated, and as to which: (a) the time to appeal, seek review or rehearing or petition for certiorari has expired and no timely-filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or other rules governing procedure in cases before the Bankruptcy Court, may be filed with respect to such order shall not cause such order not to be a Final Order.

“Financial Assets” has the meaning specified in the UCC.

“Financial Officer” of any person shall mean any of the chief financial officer, principal accounting officer, treasurer or assistant treasurer of such person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

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“First Priority” shall mean, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is (a) the most senior Lien to which such Collateral is subject (subject only to non-consensual Permitted Liens that arise under any Legal Requirement), or (b) a Collateral Vessel Mortgage duly recorded by the National Vessel Documentation Center covering a Term Loan Priority Collateral Vessel (subject only to Permitted Collateral Vessel Liens (other than pursuant to Section 6.02(j)) which may, under applicable law, be entitled to priority over such Collateral Vessel Mortgage covering such Term Loan Priority Collateral Vessel).

“Foreign Lender” shall mean any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Restricted Subsidiary” shall mean any Foreign Subsidiary that is a Restricted Subsidiary.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Approval” shall mean any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality, regulatory or self-regulatory, body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning assigned to such term in Section 11.04(h).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by each of the Guarantors.

“Guarantors” shall mean (i) Holdings, (ii) each Subsidiary Guarantor and (iii) the Borrower in its capacity as a guarantor of the Bank Product Obligations of another Restricted Party.

“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws, including polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea formaldehyde, pesticides, radon or any other, radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof, or any mold, microbial or fungal contamination that could pose a risk to human health or the Environment.

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“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, futures contracts or other liabilities for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Hedging Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreements relating to such Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in Insolvency Proceedings against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include an Agent, a Lender or any Affiliate of an Agent or a Lender).

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Holdings Pledge Agreement” shall mean a Pledge Agreement substantially in the form of Exhibit J-2 between Holdings and the Collateral Agent for the benefit of the Secured Parties.

“Holdings Specified Expenses” shall mean any charge, tax or expense incurred or accrued by Holdings during any period to the extent that the Borrower or any of its Restricted Subsidiaries has paid a Dividend (or has made an Investment in lieu thereof pursuant to Section 6.04(q)) to Holdings in respect thereof pursuant to Sections 6.08(c), (d) and (e).

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“Immaterial Subsidiary” shall mean, as of any date of determination, any Wholly Owned Domestic Restricted Subsidiary of the Borrower (i) whose total assets (on a consolidated basis including its Restricted Subsidiaries, but excluding the value attributable to any Unrestricted Subsidiary) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) did not exceed 2.0% of Consolidated Total Assets as of such date or (ii) whose gross revenues (on a consolidated basis including its Restricted Subsidiaries, but excluding the revenues of any Unrestricted Subsidiary) for such Test Period did not exceed 2.0% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, but excluding the revenues of any Unrestricted Subsidiary; provided, however, (x) a Wholly Owned Domestic Restricted Subsidiary of the Borrower that no longer meets the foregoing requirements of this definition or is otherwise required to become a Loan Party pursuant to Section 5.10 shall no longer constitute an Immaterial Subsidiary for purposes of this Agreement and (y) notwithstanding the foregoing, the Borrower may elect to cause an Immaterial Subsidiary to become a Loan Party pursuant to Section 5.10, in which case such Immaterial Subsidiary shall, upon satisfaction of the provisions of such Section, no longer constitute an Immaterial Subsidiary. Notwithstanding the foregoing, (i) the total assets (as determined above) of all Immaterial Subsidiaries shall not exceed 5.0% of the Consolidated Total Assets, (ii) the gross revenues (as determined above) of all Immaterial Subsidiaries shall not exceed 5.0% of the consolidated gross revenues of Borrower and its Restricted Subsidiaries (as determined above) and (iii) any Restricted Subsidiary of the Borrower that guarantees or is an obligor of the Indebtedness incurred under this Agreement and the other Term Loan Documents or the Indebtedness under the ABL Loan Documents or Additional Permitted Unsecured Debt Documents shall not be deemed an Immaterial Subsidiary.

“Increasing Lenders” shall have the meaning assigned to such term in Section 2.21(b).

“Incremental Joinder Agreement” shall have the meaning assigned to such term in Section 2.21(d).

“Incremental Loan Amendment” shall have the meaning assigned to such term in Section 2.21(d).

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.21.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such person issued or assumed as part of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (e) all indebtedness secured by any Lien on property owned or acquired by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness secured; (f) all Capital Lease Obligations, other Purchase Money Obligations and Synthetic Lease Obligations of such person; (g) all obligations of such person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such person, valued, in the case of a redeemable preferred Equity Interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Bank Product Obligations under Hedging Agreements valued at the Hedging Termination Value thereof; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; provided that the term “Indebtedness” shall not include (i) preferred or prepaid revenues, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller of such asset, (iii) any obligations constituting the exercise of appraisal rights and settlements of any claim of actions (whether actual, contingent or potential) with respect thereto, (iv) any Indebtedness of Holdings appearing on the balance sheet of the Borrower or any Subsidiary Guarantor, or solely by reason of push down accounting under GAAP, in each case, so long as neither the Borrower nor any Restricted Subsidiary thereof has any obligation with respect thereto and the holder of such Indebtedness has no recourse to the Borrower or any Restricted Subsidiary thereof with respect thereto and (v) those intercompany payment obligations as and to the extent described in Schedule 6.09(e). The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

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“Indemnified Taxes” shall mean (a) all Taxes other than Excluded Taxes and (b) to the extent not covered in preceding clause (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).

“Information” shall have the meaning assigned to such term in Section 11.12.

“Initial Term Loans” shall mean the term loans made on the Closing Date pursuant to Section 2.01.

“Insolvency Laws” shall mean the Bankruptcy Code, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code.

“Insurance Deliverables Requirement” shall mean, in relation to each Collateral Vessel, with respect to (i) marine, hull and machinery insurance and increased value insurance, (ii) marine protection and indemnity insurance (including (x) insurance for liability arising out of pollution and spillage or leakage of cargo and (y) cargo liability insurance), (iii) war risks insurance and increased value insurance, (iv) such other marine insurance that has been reasonably requested by the Administrative Agent with the written consent of the Borrower (not to be unreasonably withheld or delayed), in each case that is required to be maintained in accordance with the terms of this Agreement, the Borrower shall have delivered to, or cause to be delivered, a letter of undertaking from a marine insurance broker attaching cover notes and certificates of entry evidencing such insurance, together with notices of assignment and loss payee clauses, and letters of undertaking issued by the protection and indemnity association, each of which shall be reasonably satisfactory to the Administrative Agent.

“Intellectual Property” shall mean any and all intellectual property rights recognized under applicable law, whether arising under United States laws or otherwise, including patents and patent applications; trademarks, trade names, service marks, copyrights, domain names and applications for registration thereof; trade secrets, proprietary information, inventions, databases, rights in software, formulae, works of authorship, know-how and processes, and the goodwill associated with any of the foregoing.

“Intercompany Note” shall mean a promissory note (which may be a global intercompany note) in form and substance reasonably satisfactory to the Administrative Agent.

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“Intercompany Subordination Agreement” shall mean an intercompany subordination agreement substantially in the form of Exhibit D.

“Intercreditor Agreement” shall mean an Intercreditor Agreement substantially in the form of Exhibit F among the Collateral Agent, the ABL Collateral Agent and the Loan Parties.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E or such other form as the Administrative Agent and the Borrower may agree to from time to time.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such ABR Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Eurodollar Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Term Loan, the applicable Maturity Date for such Term Loan.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Funds” shall mean funds not constituting the proceeds of any Indebtedness, Debt Issuance, Equity Issuance, Asset Sale or Casualty Event (in each case, without regard to the exclusions from the definitions thereof, other than in the case of an Asset Sale only, any disposition of assets permitted by Section 6.06(a) or 6.06(h)).

“Interpolated Screen Rate” shall mean, with respect to the applicable Eurodollar Loan, the rate which results from interpolating on a linear basis between:

(a)          the applicable LIBOR Screen Rate for the longest period for which a LIBOR Screen Rate is available for such Eurodollar Loan, which period is less than the Interest Period of such Eurodollar Loan; and

(b)          the applicable LIBOR Screen Rate for the shortest period for which a LIBOR Screen Rate is available for such Eurodollar Loan, which period exceeds the Interest Period of such Eurodollar Loan.

“Investments” shall have the meaning assigned to such term in Section 6.04. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment or any write-offs or write-downs thereof.

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“ISM Code” shall mean the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, adopted by the International Maritime Organization.

“ISPS Code” shall mean the International Code for the Security of Ships and Port Facilities adopted by the International Maritime Organization.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit O.

“Joint Venture” shall mean any person other than a Subsidiary of the Borrower (i) in which the Borrower or any Restricted Subsidiary thereof holds or acquired a beneficial ownership interest (by way of ownership of Equity Interests or other evidence of ownership) in excess of 20.0% of the Equity Interests of such person and (ii) which is engaged in a business permitted by Section 6.14(b).

“Jones Act” shall mean 46 U.S.C. sec. 50501 (a), (b), and (d), Chapters 121 and 551 of Title 46, United States Code entitled “Documentation of Vessels” and “Coastwise Trade,” respectively, and the laws pertaining to citizenship and related matters codified elsewhere in Title 46.

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Class of Term Loans at such time under this Agreement.

“Legal Requirements” shall mean, as to any person, any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction, policies and procedures, Order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

“Lenders” shall mean (a) the financial institutions and other persons party hereto as “Lenders” on the date hereof, and (b) each financial institution or other person that becomes a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution or person that has ceased to be a party hereto pursuant to an Assignment and Acceptance.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, (x) the rate per annum equal to the rate determined by the Administrative Agent at approximately 11:00 a.m., London, England time, on the date that is two Business Days prior to the commencement of such Interest Period to be the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other person that takes over the administration of such rate) that appears on the Reuters Screen LIBOR01 Page (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in each case, the “LIBOR Screen Rate”) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (or, if such LIBOR Screen Rate is not available for the Interest Period of that Eurodollar Loan, the LIBOR Rate shall be the rate per annum determined by the Administrative Agent to be the Interpolated Screen Rate for such Eurodollar Loan) or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits in Dollars for delivery on the first day of such Interest Period, provided that if such rate is below zero, the LIBOR Rate will be deemed to be zero, or (y) if the rates referenced in preceding clause (x) are not available, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Reuters Screen LIBOR01 Page” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

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“LIBOR Screen Rate” shall have the meaning provided in the definition of “LIBOR Rate” contained herein.

“Lien” shall mean, with respect to any property, (a) any preferred ship mortgage, maritime lien, mortgage, deed of trust, lien (statutory or other), judgment lien, pledge, encumbrance, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference, in each of the foregoing cases whether voluntary or imposed or arising by operation of law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Lightering Vessels” shall mean, collectively, the following Vessels to the extent owned by the Borrower or a Subsidiary Guarantor:

(a)          OSG 350, US Official Number 1223554;

(b)          OSG 351, US Official Number 1229615;

(c)          OSG Horizon, US Official Number 1229614; and

(d)          OSG Vision, US Official Number 1216365.

“Loan” or “Loans” shall mean a Term Loan.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loan to Value Test” shall mean, at any time, that the sum of the then aggregate outstanding principal amount of all Term Loans and ABL Loans (using the Dollar equivalent of any ABL Loans denominated in a foreign currency) at such time shall be no greater than 85% of the aggregate Fair Market Value of all Collateral Vessels and Lightering Vessels at such time

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on, or a material adverse change in, the condition (financial or otherwise), results of operations, business, properties, assets or liabilities (contingent or otherwise) of the Restricted Parties, taken as a whole (including, for the avoidance of doubt, as a result of any event, change, effect, circumstance, condition, development or occurrence relating to Holdings that is a material adverse effect on, or a material adverse change in, the condition (financial or otherwise), results of operations, business, properties, assets or liabilities (contingent or otherwise) of the Restricted Parties, taken as a whole), (b) a material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Term Loan Document, (c) a material impairment of the rights of or benefits or remedies available to the Lenders or any Agent under any Term Loan Document, or (d) a material adverse effect on the Collateral or any material portion thereof or on the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the validity, enforceability, perfection or priority of such Liens.

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“Material Non-Public Information” shall mean information and documentation that is (i) not publicly available and (ii) material with respect to Holdings, the Borrower and its Subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.

“Maturity Date” shall mean August 5, 2019; provided, however, that with respect to (i) any Class of Incremental Term Loans, the Maturity Date with respect thereto shall be as specified in the applicable Incremental Loan Amendment, (ii) any Class of Specified Refinancing Term Loans, the Maturity Date with respect thereto shall be as specified in the applicable Refinancing Amendment and (iii) any Class of Extended Term Loans, the Maturity Date with respect thereto instead shall be as specified in the applicable Extension Amendment.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Mortgage” shall mean an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a First Priority (or, to the extent constituting ABL Priority Collateral, a Second Priority) Lien in favor of the Collateral Agent on Mortgaged Property in form and substance reasonably satisfactory to the Administrative Agent, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign Legal Requirements.

“Mortgage Policy” shall mean an ALTA mortgage title insurance policy or an unconditional commitment therefor issued by one or more title insurance companies reasonably satisfactory to the Collateral Agent (it being understood that the Collateral Agent may, in its reasonable discretion, accept a municipal zoning letter in lieu of a zoning endorsement to such Mortgage Policy).

“Mortgaged Property” shall mean (a) each Real Property owned in fee (if any) identified in Schedule 1.01(f) and (b) each other Real Property owned in fee by the Borrower or a Subsidiary Guarantor with a Fair Market Value in excess of $10,000,000, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.10.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA and subject to Title IV of ERISA to which any Company or any of its ERISA Affiliates is making or obligated to make contributions or during the preceding five plan years, has made or been obligated to make contributions.

“National Vessel Documentation Center” shall mean the National Vessel Documentation Center of the United States Coast Guard, Department of Homeland Security, and any successor board, agency or other Governmental Authority.

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“Net Cash Proceeds” shall mean: (a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, Cash Equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Restricted Party (including cash proceeds subsequently received (as and when received by any Restricted Party) in respect of non-cash consideration initially received) net of (i) reasonable and customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, survey costs, title insurance premiums, related search and recording charges, mortgage recording taxes and transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by any Restricted Party associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Term Loan Documents at the time of such sale) and which is repaid with such proceeds (other than (x) any such Indebtedness assumed by the purchaser of such properties, (y) the Secured Obligations and (z) the obligations under the ABL Loan Documents); (b) with respect to any Debt Issuance, incurrence or issuance of any Specified Refinancing Term Loans or Refinancing Notes or issuance or sale of Equity Interests by any Restricted Subsidiary of the Borrower, the cash proceeds thereof received by any Restricted Party, net of reasonable and customary fees, commissions, costs and other expenses incurred in connection therewith; and (c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by any Restricted Party in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“New Lender” shall have the meaning assigned to such term in Section 2.21(c).

“Non-Recourse Debt” shall mean Indebtedness:

(a)          as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

(b)          no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(c)          as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries.

“Non-U.S. Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees, officers or directors employed, or otherwise engaged, outside the United States.

“Notes” shall mean any notes evidencing the Term Loans issued pursuant to Section 2.04(e), if any, substantially in the form of Exhibit H.

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“NY UCC” shall mean the UCC as in effect in the State of New York.

“Obligations” shall mean (a) all obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees (including the fees provided for in the Fee Letter), costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Term Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to this Agreement and the other Term Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising; provided, that in no circumstances shall Excluded Swap Obligations constitute Obligations.

“OFAC” shall have the meaning assigned to such term in Section 3.22(b).

“Officer’s Certificate” shall mean, as to any person, a certificate executed by any of the chairman of the Board of Directors (if an officer), the chief executive officer, the president or one of the Financial Officers of such person, each in his or her official (and not individual) capacity.

“OIN” shall mean OSG International, Inc., a Marshall Islands corporation.

“OIN Credit Agreement” shall mean the credit agreement, dated as of the date hereof, among Holdings, OIN, certain Subsidiaries of OIN party thereto, the lenders party thereto from time to time, Jefferies Finance LLC, as administrative agent thereunder, Jefferies Finance LLC, as collateral agent thereunder, and the other agents and arrangers party thereto.

“OIN Loan Documents” shall mean the “Loan Documents” (or any similar term) as defined in the OIN Credit Agreement.

“OIN Spinoff” shall mean either (x) a dividend or other distribution by Holdings to its shareholders of 25% or more (directly or indirectly) of the Equity Interests of OIN in the aggregate (or any direct or indirect parent thereof that is a Subsidiary of Holdings) or (y) the sale, transfer, distribution or other disposition by Holdings or any of its Subsidiaries of 25% or more (directly or indirectly) of the Fair Market Value of the consolidated assets and/or Equity Interests of OIN (or any direct or indirect parent thereof that is a Subsidiary of Holdings).

“OIN Spinoff Conditions” shall mean (i) immediately before and after giving effect to the OIN Spinoff, no Default shall have occurred and be continuing, and (ii) simultaneously with the consummation of the OIN Spinoff, Holdings shall have set aside in an escrow account established by Holdings on terms, and pursuant to arrangements, reasonably satisfactory to the Administrative Agent cash in an aggregate amount of not less than the sum of (I) all accrued and unpaid interest on the Existing OSG Notes through the date of the consummation of the OIN Spinoff and (y) all interest expense that will accrue under the respective Existing OSG Notes from the date of the consummation of the OIN Spinoff through the maturity of the respective Existing OSG Notes (it being understood and agreed that such escrow arrangements may not be amended, modified or otherwise waived without the consent of the Administrative Agent).

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“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation, articles of incorporation or deed of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constituent documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constituent documents) of such person (and, where applicable, the equityholders or shareholders registry of such person), (iv) in the case of any general partnership, the partnership agreement (or similar constituent document) of such person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such person.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction (including any subdivision or taxing authority thereof) imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Term Loan Document, or sold or assigned an interest in any Term Loan or Term Loan Document).

“Other Taxes” shall mean any and all present or future stamp, documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges (including fees and expenses to the extent incurred with respect to any such Taxes or charges) or similar levies (including interest, fines, penalties and additions with respect to any of the foregoing) arising from any payment made or required to be made under any Term Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Term Loan Document.

“Participant” shall have the meaning assigned to such term in Section 11.04(e).

“Participant Register” shall have the meaning assigned to such term in Section 11.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 3.22(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA which is maintained or contributed to by any Company or any of its ERISA Affiliates or to which any Company or any of its ERISA Affiliates has an obligation to contribute.

“Perfection Certificate” shall mean a perfection certificate in the form of Exhibit I or any other form reasonably approved by the Collateral Agent.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person, (b) acquisition of all of the Equity Interests of any person, and otherwise causing such person to become a Wholly Owned Restricted Subsidiary of such person, or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

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(i)          no Event of Default then exists or would result therefrom;

(ii)         after giving effect to such transaction on a Pro Forma Basis, the Borrower shall be in compliance with a Total Leverage Ratio of no greater than 4.50:1.00 for the Test Period most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a)(iii) or (b)(iii), as applicable;

(iii)        no Restricted Party shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness of the related seller or the business, person or properties acquired, except to the extent permitted to be incurred under Section 6.01;

(iv)        the person or business to be acquired shall be, or shall be engaged in, a business of the type that the Borrower and its Restricted Subsidiaries are permitted to be engaged in under Section 6.14(b);

(v)         the Board of Directors of the person to be acquired shall not have indicated its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi)        all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Legal Requirements and the Organizational Documents of the relevant Companies;

(vii)       the Borrower shall have provided the Administrative Agent with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period that is available and (B) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent;

(viii)      prior to the proposed date of consummation of the transaction, the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate of the Borrower certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance);

(ix)         (a) in the case of an acquisition of all or substantially all of the property of any person, (A) the person making such acquisition is the Borrower or a Subsidiary Guarantor, and (B) to the extent required under the Term Loan Documents, including Section 5.10, upon consummation of the Permitted Acquisition, the person being so acquired becomes a Subsidiary Guarantor, (b) in the case of an acquisition of the Equity Interests of any person, (A) the person making such acquisition is the Borrower or a Subsidiary Guarantor, (B) no less than 100% of the Equity Interests of the target person shall be acquired by the person making such acquisition, and (C) to the extent required under the Term Loan Documents, including Section 5.10, upon consummation of the Permitted Acquisition, the person the Equity Interests of which are being so acquired becomes a Subsidiary Guarantor, and (c) in the case of a merger or consolidation or any other combination with any person, the person surviving such merger, consolidation or other combination (x) is the Borrower or a Subsidiary Guarantor or (y) to the extent required under the Term Loan Documents, including Section 5.10, upon consummation of the Permitted Acquisition becomes a Subsidiary Guarantor;

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(x)          in the case of the acquisition of 100% of the Equity Interests of any person (including by way of merger, consolidation or other combination), such person shall own no Equity Interests of any other person (other than de minimis amounts) unless either (x) such person owns 100% of the Equity Interests of such other person or (y) if such person owns Equity Interests in any other person which is not a Wholly Owned Subsidiary of such person, (1) such non-Wholly Owned Subsidiary shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (2) any such non-Wholly Owned Subsidiary of the respective person shall have been a non-Wholly Owned Subsidiary of such person prior to the date of the respective Permitted Acquisition and (3) such person and/or its Wholly Owned Subsidiaries own at least 90% of the total value of all the assets owned by such person and its Subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of non-Wholly Owned Subsidiaries held by such person and its Wholly Owned Subsidiaries); and

(xi)         the aggregate amount of Acquisition Consideration for all Permitted Acquisitions in any fiscal year of the Borrower shall not exceed (I) $100,000,000 plus (II) the Available Amount as in effect immediately prior to such Permitted Acquisition.

“Permitted Charter” shall mean a charter to a third party:

(a)          which is a time charter, voyage charter consecutive voyage charter or contract of affreightment; and

(b)          which is entered into on bona fide arm’s length terms at the time at which the Vessel or Chartered Vessel is fixed.

“Permitted Chartered Vessel Liens” shall have the meaning assigned to such term in Section 5.16(e)(ii).

“Permitted Collateral Vessel Liens” shall mean the Liens permitted pursuant to clauses (a), (e), (j), (n), (r), (s), (t) and (v) of Section 6.02.

“Permitted Hedging Agreement” shall mean any Hedging Agreement to the extent constituting a swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates or currency exchange rates, either generally or under specific contingencies, in each case entered into in the ordinary course of business and not for speculative purposes.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or any of its Restricted Subsidiaries, as applicable; provided that:

(i)          the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued and unpaid interest on such Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged and the amount of all fees and expenses, including premiums, incurred in connection therewith);

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(ii)         such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(iii)        if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the holders of the Obligations as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(iv)        such Permitted Refinancing Indebtedness is incurred by the Restricted Party who is the obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged and does not add any additional obligors or guarantors with respect thereto; and

(v)         if such Permitted Refinancing Indebtedness is secured, it shall not be secured by any assets other than the assets that secured the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Tax Distributions” shall mean payments, dividends or distributions by the Borrower to Holdings to enable Holdings to pay its consolidated or combined federal, state or local taxes then due and payable for the respective period, which payments by the Borrower to Holdings are not in excess of the lesser of (x) the tax liabilities that would have been payable by the Borrower and its Restricted Subsidiaries on a stand-alone basis for the respective period (calculated, for the avoidance of doubt, without regard to the operations of any Unrestricted Subsidiary and without regard to any investment credits, foreign tax credits, net operating losses, capital losses or other tax attributes to the extent Holdings previously reimbursed the Borrower or its Restricted Subsidiary for utilizing such tax attribute in calculating Holdings’ consolidated or combined federal, state or local tax liability) and (y) the actual tax liabilities then due and payable by Holdings for the respective period.

“Person” and “person” shall mean any natural person, corporation, business trust, joint venture, trust, association, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Platform” shall mean IntraLinks, SyndTrak or a substantially similar electronic transmission system.

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

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“Prior Plan Documents” shall mean, collectively, that certain joint plan of reorganization and related disclosure statement relating to the Bankruptcy Case and filed by the Debtors with the Bankruptcy Court on March 7, 2014.

“Priority Claims” shall have the meaning assigned to such term in the Amended Reorganization Plan.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term hereunder, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent the same is incurred to refinance other outstanding Indebtedness, to finance a Permitted Acquisition or other Investment or to finance a Dividend or Restricted Debt Payment) after the first day of the relevant Test Period, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period, as if such Indebtedness had been retired or repaid on the first day of such Test Period, and (z) any Permitted Acquisition or other Investment then being consummated as well as any other Permitted Acquisition or other Investment if consummated after the first day of the relevant Test Period and on or prior to the date of the respective Permitted Acquisition or other Investment then being effected, with the following rules to apply in connection therewith:

(i)          all Indebtedness (x) (other than revolving Indebtedness, except to the extent that the same is incurred to refinance other outstanding Indebtedness, to finance Permitted Acquisitions or other Investments or to finance a Dividend or Restricted Debt Payment) incurred or issued after the first day of the relevant Test Period (whether incurred to finance a Permitted Acquisition or other Investment, to pay a Dividend to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period shall be deemed to have been retired or redeemed on the first day of such Test Period and remain retired through the date of determination;

(ii)         all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii)        in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or other Investment if effected during the respective Test Period as if same had occurred on the first day of the respective Test Period, and taking into account, in the case of any Permitted Acquisition or other Investment, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.

“Professional Fees Claims” shall have the meaning assigned to such term in the Amended Reorganization Plan.

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“Profit Sharing Agreement” shall mean that certain Profit Sharing Agreement, dated as of December 11, 2009, as amended pursuant to Amendment No. One to Profit Sharing Agreement, dated as of June 17, 2013, in each case, by and among Holdings, American Tanker, Inc., a Delaware corporation (f/k/a Aker American Shipping, Inc.) and the other parties signatory thereto, as in effect on the date hereof.

“Projections” shall have the meaning assigned to such term in Section 3.04(c).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, Vessels, Chartered Vessels, cash, securities, accounts, revenues and contract rights.

“Public Lenders” shall mean Lenders that do not wish to receive Material Non-Public Information with respect to Holdings, the Borrower or its Subsidiaries.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets or the cost of installation, construction or improvement of any fixed or capital assets; provided, however, that (i) such Indebtedness is incurred within 120 days after such acquisition, installation, construction or improvement of such fixed or capital assets by such person and (ii) the amount of such Indebtedness (x) does not exceed the lesser of 100% of the Fair Market Value of such fixed or capital asset or the cost of the acquisition, installation, construction or improvement thereof, as the case may be, and (y) equals at least 50% of the lesser of the two amounts referred to in preceding clause (x).

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that do not constitute Disqualified Capital Stock.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” shall mean the Administrative Agent or any Lender, as applicable.

“Refinancing” shall mean the repayment in full of (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees and security in respect thereof being released) all of the outstanding indebtedness of Holdings and its Subsidiaries listed on Schedule 1.01(h).

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“Refinancing Amendment” shall mean an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and the Lenders providing Specified Refinancing Term Loans, effecting the incurrence of such Specified Refinancing Term Loans in accordance with Section 2.23.

“Refinancing Notes” shall mean one or more series of (1) senior secured notes secured by the Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations or (2) senior unsecured notes or senior secured notes secured by the Collateral on a “junior” basis with the Liens securing the Obligations, in each case, in respect of a refinancing of outstanding Indebtedness of the Borrower under any one or more Classes of Term Loans (subject to the proviso at the end of clause (e) below) with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided that, (a) if such Refinancing Notes shall be secured, (i) then such Refinancing Notes shall only be secured by a security interest in the Collateral that secured the Classes of Term Loans being refinanced, and (ii) then such Refinancing Notes shall be issued subject to customary intercreditor arrangements that are reasonably satisfactory to the Administrative Agent; (b) no Refinancing Notes shall (i) mature prior to the Latest Maturity Date then in effect immediately after giving effect to such refinancing or (ii) be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights prior to such final maturity (except customary assets sale or change of control offer provisions); (c) the covenants, events of default, guarantees, collateral and other terms of such Refinancing Notes are customary for similar debt securities in light of then prevailing market conditions at the time of issuance (it being understood that no Refinancing Notes shall include any financial maintenance covenants (including by way of a cross-default to the ABL Facility), but that customary cross-acceleration provisions may be included and that any negative covenants with respect to indebtedness, investments, liens or restricted payments shall be incurrence-based) and in any event are not more restrictive, when taken as a whole, to the Borrower and its Restricted Subsidiaries than those set forth in this Agreement (other than with respect to interest rate, prepayment premiums and redemption provisions), except for covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect immediately after giving effect to such refinancing (provided that a certificate of a Responsible Officer of the Borrower that is delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Refinancing Notes, together with a reasonably detailed description of the material terms and conditions of such Refinancing Notes or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (c), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five Business Day period (including a reasonable description of the basis upon which it objects)); (d) (w) such Refinancing Notes may not have Liens that are more extensive (or on different collateral) than those which applied to the Class of Term Loans being refinanced, (x) the borrower or issuer of the Refinancing Notes shall be the Borrower, (y) the guarantors with respect to the Refinancing Notes shall only be one or more of the Guarantors and (z) the aggregate principal amount (or accreted value, if applicable) of such Refinancing Notes shall not exceed the aggregate principal amount (or accreted value, if applicable) of the Term Loans being so refinanced (plus all accrued and unpaid interest on such Term Loans and the amount of all fees and expenses, including premiums, incurred in connection therewith); and (e) the Net Cash Proceeds of such Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans under the applicable Classes of Term Loans being so refinanced; provided, however, the Net Cash Proceeds from any issuance of Refinancing Notes may not be used to prepay any Class of outstanding Term Loans that are either unsecured or secured on a junior basis to the Obligations at a time when more senior Term Loans are outstanding (or will remain outstanding after giving effect to any such prepayment).

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“Refinancing Notes Indentures” shall mean, collectively, the indentures or other similar agreements pursuant to which any Refinancing Notes are issued, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Term Loan Documents.

“Register” shall have the meaning assigned to such term in Section 11.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Proceeds Account” shall have the meaning assigned to such term in Section 2.10(b)(v).

“Related Person” shall mean, with respect to any person, (a) each Affiliate of such person and each of the officers, directors, employees, Advisors, attorneys, agents, representatives, controlling persons and shareholders, partners, members and trustees of each of the foregoing, and (b) if such person is an Agent, each other person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 10.05 or any comparable provision of any Term Loan Document.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment.

“Required Insurance” shall mean insurance of the type, deductibles and amounts as set forth on Schedule 3.20.

“Required Lenders” shall mean, at any date of determination (and subject to Section 11.2(e)), Lenders having Term Loans representing more than 50% of the sum of all Term Loans outstanding at such time.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Debt Payment” shall mean any payment, prepayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of any Restricted Indebtedness.

“Restricted Indebtedness” shall mean Indebtedness of any Company, the payment, prepayment, repurchase, defeasance or acquisition for value of which is restricted under Section 6.11.

“Restricted Parties” shall mean the Borrower and its Restricted Subsidiaries; and “Restricted Party” shall mean any one of them.

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“Restricted Subsidiary” shall mean, at any time, any direct or indirect Subsidiary of the Borrower that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Retained Excess Cash Flow Amount” shall mean, at any date of determination, an amount equal to (a) the sum of the amounts of Excess Cash Flow for all Excess Cash Flow Periods ending on or prior to the date of determination for which the amount of Excess Cash Flow shall have been calculated as provided in Section 5.01(f) and with respect to which any payment required under Section 2.10(b)(i) has been paid, minus (b) the sum at the time of determination of the aggregate amount of prepayments required to be made pursuant to Section 2.10(b)(i) through the date of determination (whether or not such prepayments are accepted by Lenders), minus (c) the amount by which the required Excess Cash Flow payment for the respective Excess Cash Flow Period has been reduced pursuant to the proviso to Section 2.10(b)(i).

“Rights Offering” shall mean that certain rights offering by Holdings with respect to its common Equity Interests in an aggregate amount equal to at least $1,510,000,000.

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctions Authority” shall mean the respective governmental institutions and agencies of the United States, European Union, United Kingdom and the United Nations, including the U.S. Treasury Department, the U.S. Commerce Department, the U.S. State Department, the United Nations Security Council, or other relevant sanctions authority of the United States, European Union, United Kingdom or the United Nations.

“Sanctions Laws” shall mean the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators  implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

“SEC” shall mean the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions thereof.

“Second Priority” shall mean, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject only to (i) so long as the Intercreditor Agreement is in effect, the prior Lien on the ABL Priority Collateral permitted pursuant to Section 6.02(j), (ii) non-consensual Permitted Liens that arise under any Legal Requirement and (iii) a Collateral Vessel Mortgage duly recorded by the National Vessel Documentation Center covering a Collateral Vessel (subject only to Permitted Collateral Vessel Liens which may, under applicable law, be entitled to priority over such Collateral Vessel Mortgage covering such Collateral Vessel).

“Section 2 Citizen” shall mean a “citizen of the United States” within the meaning of 46 U.S.C. §50501(a), (b) and (d) qualified to own and operate vessels for operation in the coastwise trade of the United States.

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“Secured Obligations” shall mean (a) the Obligations and (b) the due and punctual payment and performance of all Bank Product Obligations of the Borrower and the Subsidiary Guarantors; provided, that in no circumstances shall Excluded Swap Obligations constitute Secured Obligations.

“Secured Parties” shall mean, collectively, (a) the Administrative Agent, (b) the Collateral Agent, (c) the Lenders and (d) each Bank Product Provider.

“Securities Account” has the meaning specified in the UCC.

“Securities Account Control Agreement” shall mean a letter agreement, in form and substance reasonably satisfactory to the Collateral Agent, executed by the relevant Loan Party, the Collateral Agent, the ABL Collateral Agent and the relevant Securities Intermediary (or, with respect to any Securities Accounts located outside of the United States, customary security arrangements in the applicable jurisdictions for perfecting a security interest in such Securities Accounts and the assets deposited therein or credited thereto).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Collateral” shall mean “Securities Collateral” (as defined in the Security Agreement) collectively with “Securities Collateral” (as defined in the Holdings Pledge Agreement).

“Securities Intermediary” has the meaning specified in the UCC.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit J-1 among the Borrowers, the Subsidiary Guarantors and the Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all property pledged or granted from time to time as collateral pursuant to the Security Agreement or the Holdings Pledge Agreement.

“Security Documents” shall mean the Security Agreement, the Holdings Pledge Agreement, each Collateral Vessel Mortgage, each Mortgage, each Deposit Account Control Agreement, each Securities Account Control Agreement and each other security document or pledge agreement delivered in accordance with applicable local Legal Requirements to grant a valid, enforceable, perfected security interest (with the priority required under the Term Loan Documents) in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, the Holdings Pledge Agreement, any Collateral Vessel Mortgage, any Mortgage, any Deposit Account Control Agreement, any Securities Account Control Agreement or any other such security document or pledge agreement to be filed or registered with respect to the security interests in property created pursuant to the Security Agreement, the Holdings Pledge Agreement, any Collateral Vessel Mortgage, any Mortgage, any Deposit Account Control Agreement, any Securities Account Control Agreement and any other document or instrument utilized to pledge any property as collateral for the Secured Obligations.

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“Solvent” shall mean, with respect to any person, that, as of the date of determination, (a) the fair value of the properties of such person will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such person generally will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (d) such person will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date, and (e) such person is not “insolvent” as such term is defined under any bankruptcy, insolvency or similar laws of any jurisdiction in which any person is organized. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time represents the amount that can be reasonably expected to become an actual or matured liability.

“SPC” shall have the meaning assigned to such term in Section 11.04(h).

“Specified OIN Collateral” shall mean (i) the Equity Interests of OIN held by Holdings or any of its Subsidiaries and (ii) all intercompany Indebtedness owed to Holdings by OIN or any of its Subsidiaries.

“Specified Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Statutory Reserves” shall mean for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under regulations issued from time to time (including Regulation D, issued by the Board (the “Reserve Requirements”)) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Requirements.

“Subordinated Indebtedness” shall mean unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries that is by its terms subordinated (on terms reasonably satisfactory to the Administrative Agent) in right of payment to all or any portion of the Obligations.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Restricted Subsidiary of the Borrower listed on Schedule 1.01(g), as well as any additional Restricted Subsidiary of the Borrower that is not an Excluded Subsidiary and becomes a Subsidiary Guarantor pursuant to Section 5.10.

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“Swap Obligation” shall mean, with respect to the Borrower and any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Synthetic Lease” shall mean, as to any person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor or (b)(i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including a Sale and Leaseback Transaction), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such person but which, upon the application of any Insolvency Laws to such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which any Restricted Party is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than a Restricted Party of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness.

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean (i) any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or other similar charges, imposed by a Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions with respect to any of the foregoing) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).

“Term Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder on the Closing Date in the amount set forth on Annex I hereto or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Term Commitment, as applicable, as the same may be (a) increased from time to time pursuant to Section 2.21 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. In addition, the Term Commitment of each Lender shall include any commitment to make Extended Term Loans or Specified Refinancing Term Loans. The aggregate principal amount of the Lenders’ Term Commitments on the Closing Date is $603,000,000.

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“Term Loan Documents” shall mean this Agreement, the Intercreditor Agreement, the Notes, if any, the Security Documents, each Joinder Agreement, the Intercompany Subordination Agreement, each Intercompany Note, each Incremental Joinder Agreement and all other documents, certificates, instruments or agreements executed by or on behalf of a Loan Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof and, except for purposes of Section 11.02(b), the Fee Letter. Any reference in this Agreement or any other Term Loan Document to a Term Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Term Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Term Loan Priority Collateral” shall mean all Collateral other than ABL Priority Collateral and Excluded Collateral.

“Term Loan Priority Collateral Vessel” shall mean any Vessel that constitutes Term Loan Priority Collateral. The Term Loan Priority Collateral Vessels as of the Closing Date are identified as such on Schedule 1.01(a).

“Term Loan Repayment Date” shall have the meaning specified in Section 2.09.

“Term Loans” shall mean the Initial Term Loans made by the Lenders to the Borrower on the Closing Date pursuant to Section 2.01. Unless the context shall otherwise require, the term “Term Loans” also shall include any Incremental Term Loans, any Extended Term Loans and any Specified Refinancing Term Loans made or extended after the Closing Date.

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period).

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated Indebtedness of the Borrower and its Restricted Subsidiaries on such date to (ii) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period then most recently ended.

“Total Secured Leverage Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated Secured Indebtedness of the Borrower and its Restricted Subsidiaries on such date to (ii) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period then most recently ended.

“Transaction Documents” shall mean, collectively, the Amended Plan Documents, the ABL Loan Documents, any of the agreements entered into pursuant to the Rights Offering and the Term Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur pursuant to, or contemplated by, the Transaction Documents, including (a) the execution, delivery and performance by the Loan Parties of the Term Loan Documents to which they are a party and the Borrowing of Term Loans hereunder on the Closing Date and the use of the proceeds thereof, (b)  the Rights Offering, (c) the execution, delivery and performance by the Loan Parties of the ABL Loan Documents to which they are a party and the borrowing of the ABL Loans thereunder on the Closing Date and the use of the proceeds thereof, (e) the Refinancing, (f) the consummation of the transactions contemplated by the Amended Plan Documents and (g) the payment of the fees and expenses related to the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

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“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury under the Code, as amended from time to time.

“Trust Property” shall mean (a) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Mortgage Trustee under or pursuant to the Collateral Vessel Mortgages (including the benefits of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to the Mortgage Trustee in the Collateral Vessel Mortgages), (b) all moneys, property and other assets paid or transferred to or vested in the Mortgage Trustee, or any agent of the Mortgage Trustee whether from any Loan Party or any other person, and (c) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Mortgage Trustee or any agent of the Mortgage Trustee in respect of the same (or any part thereof).

“Type” shall mean, when used in reference to any Term Loan or Borrowing, shall refer to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UKBA” shall mean the U.K. Bribery Act.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean (a) as of the Closing Date, any Subsidiary of the Borrower that is set forth on Schedule 1.01(i) and (b) any other Subsidiary of the Borrower that is designated by the Board of Directors of the Borrower after the Closing Date as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors and such designation otherwise complies with Section 5.17 (in each case until such time (if any) as the Board of Directors of the Borrower designates any such Subsidiary as a Restricted Subsidiary pursuant to such Section 5.17), but (in each case) only to the extent that such Subsidiary:

(i)          has no Indebtedness other than Non-Recourse Debt;

(ii)         except as permitted by Section 6.09, is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are not less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of the Borrower;

(iii)        is a person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such person’s financial condition or to cause such person to achieve any specified levels of operating results;

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(iv)        has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries; and

(v)         does not hold any Indebtedness of, or Lien on any property of, the Borrower or any of its Restricted Subsidiaries, and does not own any Equity Interests in the Borrower or any of its Restricted Subsidiaries.

For the avoidance of doubt, a Subsidiary of an Unrestricted Subsidiary shall be an Unrestricted Subsidiary.

“Unsecured Credit Agreement” shall mean that certain credit agreement, dated as of February 9, 2006 (as amended, supplemented or otherwise modified prior to the Closing Date), by and among Holdings, OIN, the Borrower, U.S. Bank National Association in its capacity as successor and administrative agent and the lenders party thereto from time to time.

“Vessel Appraisal” shall mean a written desktop appraisal of each Collateral Vessel and each Lightering Vessel delivered to the Administrative Agent and the Collateral Agent, in form, scope and methodology reasonably acceptable to the Collateral Agent and prepared by an Approved Broker, addressed to the Collateral Agent and upon which the Administrative Agent, the Collateral Agent and the Lenders are expressly permitted to rely.

“Vessel Collateral Requirements” shall mean, with respect to a Collateral Vessel, the requirement that:

(a)          the entity that owns such Collateral Vessel shall have duly authorized, executed and delivered, and caused to be recorded by the National Vessel Documentation Center, a Collateral Vessel Mortgage with respect to such Collateral Vessel and such Collateral Vessel Mortgage shall be effective to create in favor of the Mortgage Trustee for the benefit of the Secured Parties a legal, valid and enforceable first (in the case of Term Loan Priority Collateral Vessels) or second (in the case of ABL Priority Collateral Vessels) preferred ship mortgage lien upon such Collateral Vessel, subject only to Permitted Collateral Vessel Liens related thereto;

(b)          all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve the security interests described in clause (a) above under the laws of the United States and (if required) in the jurisdiction of organization of the entity that is the owner of such Collateral Vessel shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to it and such customary legal opinions reasonably satisfactory to it; and

(c)          the Administrative Agent shall have received each of the following:

(i)          certified copies of all technical management agreements and commercial management agreements, if any, and all pooling agreements and charter contracts having a remaining term in excess of six months related to such Collateral Vessel;

(ii)         a confirmation of class certificate issued by an Approved Classification Society showing the Collateral Vessel to be free of overdue recommendations, issued not more than 10 days prior to the date such vessel becomes a Collateral Vessel. and copies of all ISM and ISPS Code documentation for such Collateral Vessel and its owner or manager, as appropriate, which shall be valid and unexpired;

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(iii)        a Certificate of Ownership (CG-1330) confirming documentation of such Collateral Vessel under the law and flag of the United States, the record owner of the Collateral Vessel and all Liens of record (which shall be only Permitted Collateral Vessel Liens) for such Collateral Vessel, such certificate to be issued within 60 days of the date such vessel becomes a Collateral Vessel, and reasonably satisfactory to the Administrative Agent;

(iv)        a report, addressed to and in form and scope reasonably acceptable to the Administrative Agent, from a firm of marine insurance brokers reasonably acceptable to the Administrative Agent (including Marsh and Willis), confirming the particulars and placement of the marine insurances covering such Collateral Vessel and its compliance with the provisions hereunder, the endorsement of loss payable clauses and notices of assignment on the policies, and containing such other confirmations and undertakings as are customary in the New York market (including the Insurance Deliverables Requirement);

(v)         a customary letter of undertaking addressed to the Administrative Agent, issued by the protection and indemnity association in which such Collateral Vessel is entered; and

(vi)        a report from an independent marine insurance consultant appointed by the Administrative Agent confirming the adequacy of the marine insurances covering such Collateral Vessel.

“Vessels” shall mean the vessels owned by the Borrower or any of its Restricted Subsidiaries. The Vessels as of the Closing Date are identified on Schedule 1.01(a).

“Voting Equity Interests” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the power under ordinary circumstances to vote for persons to serve on the Board of Directors of such person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(i)          the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(ii)         the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Restricted Subsidiary” shall mean any Wholly Owned Domestic Subsidiary that is a Restricted Subsidiary. Unless the context requires otherwise, “Wholly Owned Domestic Restricted Subsidiary” refers to a Wholly Owned Domestic Restricted Subsidiary of the Borrower.

“Wholly Owned Domestic Subsidiary” shall mean a Domestic Subsidiary that is a Wholly Owned Subsidiary. Unless the context requires otherwise, “Wholly Owned Domestic Subsidiary” refers to a Wholly Owned Domestic Subsidiary of the Borrower.

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“Wholly Owned Restricted Subsidiary” shall mean a Wholly Owned Subsidiary that is a Restricted Subsidiary. Unless the context requires otherwise, “Wholly Owned Restricted Subsidiary” refers to a Wholly Owned Restricted Subsidiary of the Borrower.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares and other nominal shares required to be held by local nationals, in each case to the extent required under applicable Legal Requirements) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% Equity Interest (other than directors’ qualifying share and other nominal shares required to be held by local nationals, in each case to the extent required under applicable Legal Requirements) at such time. Unless the context requires otherwise, “Wholly Owned Subsidiary” refers to a Wholly Owned Subsidiary of the Borrower.

Section 1.02         Classification of Term Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”) or by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate.” The words “asset” and “property” shall be construed to have the same meaning and effect. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any Term Loan Document, agreement, instrument or other document herein shall be construed as referring to such Term Loan Document, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Term Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits, exhibits, Schedules and schedules shall be construed to refer to Articles and Sections of, and Exhibits, exhibits, Schedules and schedules to, this Agreement, unless otherwise indicated and (e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. This Section 1.03 shall apply, mutatis mutandis, to all Term Loan Documents.

Section 1.04         Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with, and all terms of an accounting or financial nature shall be construed and interpreted in accordance with, GAAP as in effect from time to time. If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Term Loan Document, and the Borrower, the Required Lenders or the Administrative Agent shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and the Borrower); provided, that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and the Borrower shall provide to the Administrative Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of the Borrower setting forth in reasonable detail the differences that would have resulted if such financial statements had been prepared as if such change had been implemented.

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Section 1.05         Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Term Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.06         Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.07         Currency Equivalents Generally.

(a)          Any amount specified in this Agreement (other than as set forth in clause (b) of this Section 1.07) or any of the other Term Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the applicable Exchange Rate; provided that if any basket amount expressed in Dollars is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

(b)          For purposes of determining the Total Secured Leverage Ratio and the Total Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the Exchange Rate as of the date of calculation, and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Obligations permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

Section 1.08         Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

ARTICLE II

THE CREDITS

Section 2.01         Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Initial Term Loans to the Borrower on the Closing Date in the principal amount equal to its Term Commitment on the Closing Date. Amounts paid or prepaid in respect of Term Loan may not be reborrowed.

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Section 2.02         Loans. (a) Each Term Loan shall be made as part of a Borrowing consisting of Initial Term Loans made by the Lenders ratably in accordance with their applicable Term Commitments; provided, that the failure of any Lender to make any Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Term Loan required to be made by such other Lender). Any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $500,000 or (ii) equal to the remaining available balance of the applicable Term Commitments.

(b)          Subject to Sections 2.11 and 2.12, each Borrowing of Term Loans shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided, that any exercise of such option shall not affect the obligation of the Lender to make such Term Loan or the Borrower to repay such Term Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings in the aggregate outstanding hereunder at any one time (or such greater number of Eurodollar Borrowings as may be acceptable to the Administrative Agent in its sole discretion). For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)          Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate from time to time not later than 10:00 a.m., New York City time, and the Administrative Agent shall promptly credit or remit the amounts so received to an account in the United States as directed by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, promptly return the amounts so received to the respective Lenders.

(d)          Unless the Administrative Agent shall have received written notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (c) above, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation, and (ii) in the case of the Borrower, the greater of the interest rate applicable at the time to ABR Loans of the applicable Class and the interest rate applicable to such Borrowing. If such Lender shall subsequently repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Term Loan as part of such Borrowing for purposes of this Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease and any amounts previously so repaid by the Borrower shall be returned to the Borrower.

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(e)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

Section 2.03         Borrowing Procedure. To request a Term Borrowing, the Borrower shall deliver a written request (by hand delivery, email through a “pdf” copy or telecopier, or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent)), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, on the third Business Day before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day prior to the proposed Borrowing. Each Borrowing Request for a Term Loan shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)          the aggregate principal amount of such Borrowing, which shall comply with the requirements of Section 2.02(a);

(ii)         the date of such Borrowing, which shall be a Business Day;

(iii)        whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)        in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” contained herein;

(v)         the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(vi)        that the conditions set forth in Sections 4.02(b) and (c) are satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

Section 2.04         Repayment of Term Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the principal amount of each Term Loan of such Lender as provided in Section 2.09.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

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(c)          The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Term Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)          The entries made in the accounts maintained pursuant to clauses (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower and the other Loan Parties to pay, and perform, the Obligations in accordance with the Term Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e)          Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that Term Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall promptly (and, in all events, within five Business Days of receipt of written notice) execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit H.

Section 2.05         Fees.

(a)          [Reserved].

(b)          Administrative Agent and Collateral Agent Fees. The Borrower agrees to pay to the Administrative Agent and the Collateral Agent (as applicable), for their own account, the fees set forth in the Fee Letter and such other fees payable in the amounts and at the times separately agreed upon between and/or among the Borrower, the Administrative Agent and the Collateral Agent (the “Administrative Agent Fees”).

(c)          [Reserved].

(d)          Other Fees. The Borrower agrees to pay the Agents, each for their own accounts, such fees payable in the amounts and at the times as have been or may be separately agreed upon between the Borrower and the applicable Agent.

(e)          Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Borrower shall pay the Fees provided under Section 2.05(d) directly to the applicable Agents. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06         Interest on Loans. (a) Subject to the provisions of Section 2.06(c), the Term Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin.

(b)          Subject to the provisions of Section 2.06(c), the Term Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

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(c)          Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of any Default under Section 8.01(a) or (b) or any Event of Default under Section 8.01(a), (b), (g) or (h), each Term Loan shall bear interest, after as well as before judgment, at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Term Loans, and (ii) without duplication of any amounts payable pursuant to preceding clause (i), (x) overdue principal and, to the extent permitted by applicable law, overdue interest, in respect of the Term Loans shall bear interest, after as well as before judgment, at a rate per annum equal to the rate which is 2% in excess of the rate applicable to respective Term Loans from time to time, and (y) all other overdue amounts owing under the Term Loan Documents shall bear interest, after as well as before judgment, at a rate per annum equal to the rate which is 2% in excess of the rate otherwise applicable to ABR Loans from time to time (in each such case, the “Default Rate”).

(d)          Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date for such Term Loan; provided, that (i) interest accrued pursuant to Section 2.06(c) (and all interest on past due interest) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan shall be payable on the effective date of such conversion.

(e)          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual numbers of days elapsed (including the first day but excluding the last day); provided, that any Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.13, bear interest for one day. The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.07         Termination and Reduction of Commitments. (a) Subject to the provisions of Section 2.21, the Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.

(b)          At its option, the Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided, that each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.

(c)          The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce Commitments of any Class under Section 2.07(b) at least five Business Days prior to the effective date of such termination or reduction (which effective date shall be a Business Day), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.07 shall be irrevocable; provided, that a notice of termination of all then remaining Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities in order to refinance in full the Obligation hereunder, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments for such Class.

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Section 2.08         Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything herein to the contrary, the Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than eight periods with respect to Eurodollar Borrowings outstanding hereunder at any one time (or such greater number of Eurodollar Borrowings as may be acceptable to the Administrative Agent in its sole discretion).

(b)          To make an election pursuant to this Section 2.08, the Borrower shall deliver, by hand delivery, email through “pdf” copy or telecopies, or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable.

(c)          Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)        if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” contained herein.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to the Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

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Section 2.09         Amortization of Term Borrowings. (a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on each March 31, June 30, September 30 and December 31 (commencing on September 30, 2014) or, if any such date is not a Business Day, on the immediately following Business Day (each such date, a “Term Loan Repayment Date”), a principal amount of the Initial Term Loans equal to 0.25% of the initial aggregate principal amount of such Initial Term Loans (as adjusted from time to time pursuant to Section 2.10), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b)          To the extent not previously irrevocably paid in full in cash, all Term Loans of a Class shall be due and payable on the Maturity Date for such Class of Term Loans.

Section 2.10         Optional and Mandatory Prepayments of Loans. (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty (except as provided in Section 2.10(g)) subject to the requirements of this Section 2.10; provided, that each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.

(b)          Mandatory Prepayments.

(i)          No later than the earlier of (i) 90 days after the end of each Excess Cash Flow Period and (ii) the date on which the financial statements with respect to such fiscal year in which such Excess Cash Flow Period occurs are delivered pursuant to Section 5.01(a), the Borrower shall make prepayments in accordance with Section 2.10(d) in an aggregate principal amount equal to (x) 50% of Excess Cash Flow for the Excess Cash Flow Period then ended if the Total Leverage Ratio at the end of such period is greater than or equal to 2.80:1.00, (y) 25% of Excess Cash Flow for the Excess Cash Flow Period then ended if the Total Leverage Ratio at the end of such period is less than 2.80:1.00 but greater than or equal to 2.30:1.00 and (z) 0% of Excess Cash Flow for the Excess Cash Flow Period then ended if the Total Leverage Ratio at the end of such period is less than 2.30:1.00; provided that the aggregate principal amount of optional prepayments of Term Loans made pursuant to Section 2.10(a) (but excluding, for the avoidance of doubt, any Term Loans prepaid pursuant to a Discounted Prepayment Offer) and the aggregate principal amount of optional prepayments of ABL Loans made pursuant to the ABL Credit Agreement (but only to the extent accompanied by a permanent reduction in the commitments under the ABL Credit Agreement), in each case made during such Excess Cash Flow Period with Internally Generated Funds shall reduce on a dollar-for-dollar basis the amount of such mandatory prepayment otherwise required pursuant to this Section 2.10(b)(i) in respect of such Excess Cash Flow Period.

(ii)         [Reserved].

(iii)        [Reserved].

(iv)        [Reserved].

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(v)         Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale or Casualty Event by any Restricted Party (other than (x) Net Cash Proceeds of less than $5,000,000 in the aggregate in any fiscal year of the Borrower and (y) Net Cash Proceeds from the sale of any ABL Priority Collateral to the extent that such Net Cash Proceeds are applied in accordance with the terms of the respective ABL Facility), the Borrower shall apply 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(d); provided that: (x) so long as no Default shall then exist or would arise therefrom, such Net Cash Proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered an Officer’s Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are reasonably expected to be reinvested (or committed to be reinvested) in fixed or capital assets of the Borrower or any Subsidiary Guarantor within 12 months following the date of such Asset Sale or Casualty Event, as applicable (which Officer’s Certificate shall set forth the estimates of the Net Cash Proceeds to be so expended); provided that, if the property subject to such Asset Sale or Casualty Event constituted Collateral, then all property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the First Priority (or Second Priority with respect to ABL Priority Collateral) perfected Lien (subject to Permitted Liens or, in the case of any Vessels, Permitted Collateral Vessel Liens) of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 5.10; and (y) if all or any portion of such Net Cash Proceeds is not so reinvested within such 12-month period (or if committed to be reinvested pursuant to a legally binding commitment within such 12-month period and not so reinvested within six months thereafter), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(b)(v); and provided, further, that (x) so long as no Default then exists or would result therefrom and (y) if the Net Cash Proceeds of any Asset Sales and/or Casualty Events exceed $10,000,000 in the aggregate, such Net Cash Proceeds shall be deposited in a Deposit Account (a “Reinvestment Proceeds Account”) of the Borrower with the Administrative Agent (or another Deposit Bank reasonably satisfactory to the Administrative Agent) pursuant to a cash collateral arrangement in form and substance reasonably satisfactory to the Administrative Agent (and subject to a Deposit Account Control Agreement) whereby such Net Cash Proceeds shall be disbursed to the Borrower from time to time as needed to pay actual costs incurred by it or the applicable Subsidiary Guarantor in connection with the replacement or restoration of the respective properties or assets (pursuant to such certification requirements as may be reasonably established by the Administrative Agent) (it being understood and agreed that at any time while an Event of Default has occurred and is continuing, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrower to, follow said directions) to apply any or all proceeds then on deposit in such Reinvestment Proceeds Account to the repayment of the Secured Obligations).

(vi)        Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance by any Restricted Party, the Borrower shall make prepayments in accordance with Section 2.10(d) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(vii)       Upon the incurrence or issuance by the Borrower of any Refinancing Notes or any Specified Refinancing Term Loans, the Borrower shall prepay an aggregate principal amount of the applicable Class or Classes of Term Loans that are to be refinanced with the proceeds of such Refinancing Notes or Specified Refinancing Term Loans in accordance with Section 2.10(d) in an aggregate principal amount equal to 100% of the Net Cash Proceeds received therefrom.

(c)          [Reserved].

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(d)          Application of Prepayments. Prior to any optional prepayment hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(e), subject to the provisions of this Section 2.10(d). Any prepayments of Term Loans pursuant to Section 2.10(b) shall be applied to reduce future scheduled amortization payments required under Section 2.09 (including the payment due on the applicable Maturity Date) on a pro rata basis among the payments remaining to be made on each Term Loan Repayment Date. Optional prepayments of Term Loans pursuant to Section 2.10(a) shall be applied to reduce future scheduled amortization payments under Section 2.09 (including the payment due on the applicable Maturity Date) in the manner directed by the Borrower in the respective notice of prepayment or, in the absence of such direction, in direct order of maturity. Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term Loans shall be applied first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans.

(e)          Notice of Prepayment. The Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, on the third Business Day before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable; provided, that a notice of prepayment of all outstanding Term Loans may state that such notice is conditioned upon the effectiveness of other credit facilities in order to refinance in full all Obligations hereunder, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Term Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

(f)          Notwithstanding the foregoing provisions of this Section 2.10, (i) in the case of any mandatory prepayment of the Term Loans (other than any mandatory prepayment pursuant to Section 2.10(b)(vi) or (vii)), any Lender may waive, by written notice to the Borrower and the Administrative Agent on or before the date on which such mandatory prepayment would otherwise be required to be made hereunder, the right to receive its pro rata share of the amount of such mandatory prepayment of its Term Loans, and (ii) if any Lender or Lenders elect to waive the right to receive the amount of such mandatory prepayment, all of the amount that otherwise would have been applied to mandatorily prepay the Term Loans of such Lender or Lenders may be retained by the Borrower.

(g)          Any (w) optional prepayment with respect to all or any portion of the Initial Term Loans, (x) mandatory prepayment with respect to all or any portion of the Initial Term Loans pursuant to Section 2.10(b) (other than pursuant to clause (i) thereof and, to the extent made with the Net Cash Proceeds from a Casualty Event, clause (v) thereof), (y) conversion of Initial Term Loans into any new or replacement tranche of term loans bearing interest at an Effective Yield less than the Effective Yield applicable to the Initial Term Loans (as such comparative yields are determined by the Administrative Agent) and (z) amendment to this Agreement that, directly or indirectly, reduces the Effective Yield applicable to the Initial Term Loans, in each case, shall be accompanied by the payment by the Borrower of a prepayment premium equal to 1.00% of the aggregate principal amount of such Initial Term Loans repaid, converted or repriced, if such repayment, conversion or repricing is effected on or prior to the six month anniversary of the Closing Date. Any such determination by the Administrative Agent as contemplated by the preceding sentence shall be conclusive and binding on the Borrower and all Lenders, absent manifest error.

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Section 2.11         Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)          the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b)          the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.12         Increased Costs; Change in Legality. (a) If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge, liquidity or similar requirement against property of, deposits with or for the account of, or credit extended by or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate);

(ii)         impose on any Lender or the London interbank market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or Eurodollar Loans made by such Lender; or

(iii)        subject any Lender to any Taxes (other than (A) Indemnified Taxes or Other Taxes indemnified pursuant to Section 2.15, (B) Taxes described in clauses (b) through (f) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Term Loans, principal, letters of credit, Commitments or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; it being understood that this Section 2.12 shall not apply to Taxes that are Indemnified Taxes or Other Taxes indemnified pursuant to Section 2.15.

(b)          If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding Capital Requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company, for any such reduction suffered.

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(c)          A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.12 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)          Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that (i) the Borrower shall not be required to compensate a Lender for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor, (ii) if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to indicate the period of retroactive effect thereof and (iii) such increased costs or reductions shall only be payable by the Borrower to the applicable Lender under this Section 2.12 to the extent that such Lender is generally imposing such charges on similarly situated borrowers.

(e)          Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)          such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness (as determined in good faith by such Lender)) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Loan (or to convert an ABR Loan to a Eurodollar Loan or to continue a Eurodollar Loan for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn by such Lender by written notice to the Borrower and to the Administrative Agent; and

(ii)         such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.12(f).

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(f)          For purposes of clause (e) of this Section 2.12, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

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Section 2.13         Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice is permitted to be withdrawn by the Borrower), or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits). Each Lender shall calculate any amount or amounts in good faith and in a commercially reasonable manner. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof. Notwithstanding the foregoing, this Section 2.13 shall not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.15 shall govern.

Section 2.14         Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made hereunder or under any other Term Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Term Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 520 Madison Avenue, New York, New York, 10022; Attn: Account Manager – OBS Term Loan, except that payments pursuant to Section 2.12, 2.13, 2.15 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Term Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Term Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Term Loan Document shall be made in Dollars.

(b)          Subject to Section 9.01, if at any time insufficient funds are received by and available to the Administrative Agent to pay in full all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

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(c)          Other than in connection with a prepayment of the Term Loans pursuant to Section 2.22 or as provided in Section 2.10(b)(vii), if any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 11.08) or otherwise (including by exercise of its rights under the Security Documents), obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender entitled thereto, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.14(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any Eligible Assignee or participant, other than to any Company or any Affiliate thereof (as to which the provisions of this Section 2.14(c) shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable Insolvency Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(c) to share in the benefits of the recovery of such secured claim.

(d)          Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(e)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(d) or 11.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.15         Taxes. (a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Term Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction, reduction or withholding for any and all Taxes except as required by applicable Legal Requirements. If any amounts on account of Indemnified Taxes are required to be deducted or withheld from such payments, then (i) the sum payable by or on behalf of such Loan Party shall be increased as necessary so that after making all required deductions (including deductions, reductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions, reductions or withholdings been made, (ii) the Borrower shall make such deductions, reductions or withholdings and (iii) the Borrower shall timely pay to the relevant Governmental Authority the full amount deducted or withheld in accordance with applicable Legal Requirements.

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(b)          In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of the Administrative Agent reimburse it for payment of any Other Taxes.

(c)          The Borrower agrees to indemnify the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Term Loan Document or any Other Taxes paid by the Administrative Agent or such Lender (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (in each case with a copy delivered concurrently to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)          Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Term Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Term Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes, and in any event within 30 days following any such payment being due, by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the Tax Return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other documentary evidence, the Borrower shall indemnify the Administrative Agent and each Lender for any incremental Taxes or expenses that may become payable by the Administrative Agent or such Lender, as the case may be, as a result of any such failure.

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(f)          Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Term Loan Document shall deliver to the Borrower and the Administrative Agent such properly completed and executed documentation and information reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Foreign Lender shall, to the extent it is legally able to do so, (i) furnish to the Borrower and the Administrative Agent on or prior to the date it becomes a party hereto, either (a) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN or W-8BEN-E, as applicable (or successor form) (claiming the benefits of an applicable tax treaty), (b) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8ECI (or successor form), together with required attachments, (c) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8IMY (or successor form), (d) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8EXP (or successor form) or (e) if such Foreign Lender is relying on the so-called “portfolio interest exemption,” an accurate and complete originally executed “Portfolio Interest Certificate” in the form of Exhibit K and two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN or W-8BEN-E, as applicable (or successor form), in the case of each of the preceding clauses (a) through (e), together with any required schedules or attachments, certifying, in each case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all payments hereunder, (ii) promptly notify the Borrower and the Administrative Agent if such Foreign Lender no longer qualifies for the exemption or reduction that it previously claimed as a result of change in such Foreign Lender’s circumstances, and (iii) to the extent it may lawfully do so at such times, provide a new Form W-8BEN or W-8BEN-E, as applicable (or successor form), Form W-8ECI (or successor form), Form W-8IMY (or successor form), Form W-8EXP (or successor form) and/or Portfolio Interest Certificate upon the expiration or obsolescence of any previously delivered form, or at any other time upon the reasonable request of the Borrower or the Administrative Agent, to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payment hereunder. Each Lender that is not a Foreign Lender shall (i) furnish to the Borrower and the Administrative Agent on or prior to the date it becomes a party hereto two accurate and complete originally executed U.S. Internal Revenue Service Form W-9 (or successor form) or otherwise establish an exemption from U.S. backup withholding and (ii) to the extent it may lawfully do so at such times, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form, or at any other time upon the reasonable request of the Borrower or the Administrative Agent, to reconfirm its complete exemption from U.S. federal withholding tax with respect to any payment hereunder.

(g)          If a payment made to a Lender under any Term Loan Document may be subject to U.S. federal withholding Tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such times reasonably requested by the Borrower and the Administrative Agent, (A) such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code), and (B) such other documentation reasonably requested by the Borrower and the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment, or notify the Administrative Agent and the Borrower that such Lender is not in compliance with FATCA. Solely for purposes of this Section 2.15(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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(h)          If the Administrative Agent or a Lender (or an assignee) determines in its sole discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Administrative Agent or such Lender (or assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, the Borrower, upon the request of the Administrative Agent or such Lender (or assignee), shall repay the amount paid over to the Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within three Business Days after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority. Nothing contained in this Section 2.15(h) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential or privileged to the Borrower or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender (or assignee) be required to pay any amount to the Borrower the payment of which would place the Administrative Agent or such Lender (or assignee) in a less favorable net after-tax position than the Administrative Agent or such Lender (or assignee) would have been in if the additional amounts giving rise to such refund or credit of any Indemnified Taxes or Other Taxes had never been paid.

Section 2.16         Mitigation Obligations; Replacement of Lenders.

(a)          Mitigation of Obligations. If any Lender requests compensation under Section 2.12(a) or (b), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.12(a), 2.12(b) or 2.15, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b)          Replacement of Lenders. In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.12(a) or (b), (ii) any Lender delivers a notice described in Section 2.12(e), (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.15, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Term Loan Document requested by the Borrower that requires the consent of 100% of the Lenders or 100% of all affected Lenders and which, in each case, has been consented to by the Required Lenders or (v) any Lender becomes a Defaulting Lender, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 11.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to restrictions contained in Section 11.04; provided that the failure of such assigning Lender to execute an Assignment and Acceptance shall not affect the validity and effect of such assignment), all of its interests, rights and obligations under this Agreement to an Eligible Assignee which shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided, that (w) except in the case of clause (iv) above if the effect of such amendment, waiver or other modification of the applicable Term Loan Document would cure any Default then ongoing, no Default shall have occurred and be continuing, (x) such assignment shall not conflict with any applicable Legal Requirement, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on the outstanding Term Loans of such Lender affected by such assignment (including, in the case of any replacement pursuant to clause (iv) above on or prior to the one year anniversary of the Closing Date, any premium payable pursuant to Section 2.10(g) on the principal amount of the Initial Term Loans of such Lender subject to such assignment) plus all Fees and other amounts owing to or accrued for the account of such Lender hereunder (including any amounts under Sections 2.12 and 2.13); provided, further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.13(a) or (b) or notice under Section 2.12(e) or the amounts paid pursuant to Section 2.15, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.12(e), or cease to result in amounts being payable under Section 2.15, as the case may be (including as a result of any action taken by such Lender pursuant to clause (a) of this Section 2.16), or if such Lender shall waive its right to claim further compensation under Section 2.12(a) or (b) in respect of such circumstances or event or shall withdraw its notice under Section 2.12(e) or shall waive its right to further payments under Section 2.15 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.16(b).

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Section 2.17         [Reserved].

Section 2.18         [Reserved].

Section 2.19         [Reserved].

Section 2.20         Extensions of Term Loans.

(a)          Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Request”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans with a like Maturity Date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Request to extend the Maturity Date of each such Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Request (including by increasing the interest rate or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans as so extended, as well as the original Term Loans (not so extended), being a “Class”; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted, so long as the following terms are satisfied: (i) except as to interest rates, fees, amortization, final maturity date, optional prepayments, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (ii) and (iii), be determined by the Borrower and the Extending Term Lenders and set forth in the relevant Extension Request), the Term Loans of any Lender that agrees to an Extension with respect to such Term Loans (an “Extending Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall be substantially identical to, or (taken as a whole) no more favorable to the Extending Term Lenders than those applicable to the Term Loans subject to such Extension Request (except for covenants or other provisions applicable only to periods after the then Latest Maturity Date), (ii) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (vi) the Extended Term Loans shall not be (A) secured by any Lien on any asset other than the Collateral and (B) guaranteed by any person other than the Guarantors, (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any optional or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Request, (vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Request shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Request, then the Term Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Request (subject to rounding required by the Administrative Agent), and (vii) all documentation in respect of such Extension shall be consistent with the foregoing. No Lender shall have any obligation to agree to have any of its Term Loans extended pursuant to an Extension Request.

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(b)          With respect to all Extensions consummated by the Borrower pursuant to this Section 2.20, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Section 2.10 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.20 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10 and 2.14(a)) or any other Term Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.20.

(c)          The Borrower shall provide the applicable Extension Request at least 15 Business Days (or such shorter period as the Administrative Agent may determine in its sole discretion) prior to the date on which Lenders under the applicable Class of Term Loans are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.20. Any Extending Lender wishing to have all or a portion of its Term Loans subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its existing Term Loans subject to such Extension Request that it has elected to convert into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent and proration as provided in clause (vi) of Section 2.20(a)).

(d)          Extended Term Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement and, if reasonably requested by the Administrative Agent, the other Term Loan Documents (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.20(d) and notwithstanding anything to the contrary set forth in Section 11.02, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. It is understood and agreed that each Lender hereunder has consented, and shall at the effective time thereof be deemed to consent, to each amendment to this Agreement and the other Term Loan Documents authorized by this Section 2.20 and the arrangements described above in connection therewith.

In connection with any Extension Amendment, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Term Loan Documents (if any) as may be amended thereby (in the case of such other Term Loan Documents as contemplated by the immediately preceding sentence) and (ii) covering such other matters as the Administrative Agent may reasonably request in connection therewith.

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(e)          In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Term Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion and extension of Term Loans in such amount as is required to cause such Lender to hold Extended Term Loans in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Term Loans to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.20(d)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.20(d).

(f)          No exchange or conversion of Term Loans pursuant to any Extension Amendment in accordance with this Section 2.20 shall (x) be made at any time an Event of Default shall have occurred and be continuing (and no Extension Request shall be delivered to the Lenders at any time an Event of Default shall have occurred and be continuing) and (y) constitute an optional or mandatory payment or prepayment for purposes of this Agreement.

Section 2.21         Increases of the Term Commitments.

(a)          The Borrower may, from time to time after the Closing Date, request to increase the then effective aggregate principal amount of the Term Commitments and make Term Loans pursuant thereto (such Term Loans, “Incremental Term Loans”); provided that:

(i)          the aggregate principal amount of the increases in the Term Commitments pursuant to this Section 2.21 and the aggregate principal amount of all Incremental Term Loans made pursuant thereto shall not exceed the greater of (x) $75,000,000 and (y) an additional amount so long as, in the case of this clause (y), if, after giving effect to any such increase and the incurrence of the Incremental Term Loans pursuant thereto on a Pro Forma Basis, the Borrower shall be in compliance with a Total Secured Leverage Ratio of no greater than 3.10:1.00 for the Test Period most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a)(iii) or (b)(iii), as applicable, and the aggregate principal amount of any requested increase shall be in a minimum amount of $10,000,000 (or such lower amount that represents all remaining availability pursuant to this Section 2.21);

(ii)         the incurrence of any Incremental Term Loans pursuant to any such increase shall be on the effective date of the respective Incremental Loan Amendment and the proceeds of such Incremental Term Loans shall be used for the purposes permitted by Section 3.12;

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(iii)        the Borrower and the Guarantors shall execute and deliver such agreements, instruments and documents and take such other actions as may be reasonably requested by the Administrative Agent in connection with such increases and at the time of any such proposed increase;

(iv)        (x) no Default shall have occurred and be continuing or would occur after giving effect to such increase and the application of proceeds therefrom and (y) both immediately before and after giving effect to any such increase and the application of proceeds therefrom, each of the representations and warranties made by any Loan Party set forth in Article III or in any other Term Loan Document shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of the date of such increase with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date);

(v)         immediately after giving effect to the incurrence of any such Incremental Term Loans and the application of proceeds therefrom, the Borrower shall be in compliance with the Loan to Value Test;

(vi)        except as otherwise required below, all other terms of such Incremental Term Loans, if not consistent with the terms of the Initial Term Loans, will be as agreed between the Borrower and the Lenders providing such Incremental Term Loans (and to the extent not consistent with the Initial Term Loans, reasonably satisfactory to the Administrative Agent); provided, however, that (x) in the case of a new Class of Incremental Term Loans, (I) the maturity and amortization of such Class of Incremental Term Loans may differ, so long as such Class of Incremental Term Loans shall have (a) a final stated maturity date of no earlier than the Latest Maturity Date then in effect and (b) a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Initial Term Loans (other than to the extent of nominal amortization for periods where amortization has been eliminated or reduced as a result of prepayment of such Initial Term Loans) and (II) the Effective Yield for such new Class of Incremental Term Loans may exceed the Effective Yield then applicable to the Initial Term Loans, provided that, in the event that the Effective Yield for such new Class of Incremental Term Loans incurred on or prior to the eighteen month anniversary of the Closing Date exceeds the Effective Yield for the Initial Term Loans by more than 0.50%, the Effective Yield for the Initial Term Loans shall be increased (to the extent necessary) such that the Effective Yield thereof is not less than the Effective Yield of such new Class of Incremental Term Loans minus 0.50%, (y) Incremental Term Loans will share ratably in right of prepayment with the Initial Term Loans pursuant to Section 2.10 (unless the Lenders holding such Incremental Term Loans agree to participate on a less than ratable basis) and (z) in the case of Incremental Term Loans to be made pursuant to (and to constitute a part of) the Initial Term Loans, (I) such new Incremental Term Loans shall have the same Term Loan Repayment Dates as then remain with respect to such Initial Term Loans (with the amount of each payment on each Term Loan Repayment Date applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Initial Term Loans, thereby increasing the amount of each then remaining payment on each Term Loan Repayment Date proportionately, (II) such new Incremental Term Loans shall have the same Applicable Margin as the Initial Term Loans; provided that, if the Applicable Margin for such new Incremental Term Loans is greater than the Applicable Margin for the Initial Term Loans, the Applicable Margin for such Initial Term Loans shall be increased by an amount necessary to eliminate such deficiency, (III) subject to preceding clause (II), the Effective Yield applicable to such new Incremental Term Loans shall be determined by the Borrower and the Lenders providing such Incremental Term Loans; provided that if the Effective Yield of such new Incremental Term Loans exceeds the Effective Yield for the Initial Term Loans, the Effective Yield for such Initial Term Loans shall be increased (to the extent necessary) such that the Effective Yield thereof is not less than the Effective Yield of such new Incremental Term Loans minus 0.50%, and (IV) on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.08, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Initial Term Loans on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Initial Term Loans and the Borrower hereby agrees to compensate the Lenders making the new Incremental Term loans of the respective Class for funding Eurodollar Loans during an existing Interest Period on such basis as may be agreed by the Borrower and the respective Lender or Lenders or as may otherwise be provided in the respective Incremental Loan Amendment;

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(vii)       the Incremental Term Loans to be made pursuant to this Section 2.21 (and the Guarantees thereof by the Guarantors) shall be permitted Indebtedness under the ABL Facility and shall constitute “Term Loan Obligations” (as defined in the Intercreditor Agreement) for purposes of the Intercreditor Agreement; and

(viii)      the Liens granted pursuant to the Security Documents to secure the obligations in respect of the Incremental Term Loans made pursuant to this Section 2.21 shall be permitted Liens under the ABL Loan Documents.

(b)          Any request under this Section 2.21 shall be submitted by the Borrower in writing to the Administrative Agent (which shall promptly forward copies to the Lenders).  The Borrower may also specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the principal amount of their Term Commitments and make Incremental Term Loans pursuant thereto, which fees may be variable based upon the amount by which any such Lender is willing to increase the amount of its Term Commitment and make Incremental Term Loans pursuant thereto.  No Lender shall have any obligation, express or implied, to offer to increase the aggregate amount of its Term Commitment.  Only the consent of each Increasing Lender shall be required for an increase in the aggregate amount of the Term Commitments pursuant to this Section 2.21.  No Lender which declines to increase the amount of its Term Commitment may be replaced with respect to its existing Term Commitment as a result thereof without such Lender’s consent.

(c)          Each Increasing Lender shall as soon as reasonably practicable specify in writing the amount of the proposed increase of the Term Commitments that it is willing to assume (provided that any Lender not so responding within five Business Days (or such shorter period as may be specified by the Administrative Agent) shall be deemed to have declined such a request).  The Borrower may accept some or all of the offered amounts or designate new lenders that are reasonably acceptable to the Administrative Agent as additional Lenders hereunder in accordance with this Section 2.21 (each such new lender being a “New Lender”), which New Lenders may assume all or a portion of the increase in the aggregate amount of the applicable Term Commitments.  The Administrative Agent, in consultation with the Borrower, shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the Term Commitments among Increasing Lenders and New Lenders.

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(d)          Subject to the foregoing, any increase requested by the Borrower shall be effective upon (A) delivery to the Administrative Agent of each of the following documents: (i) an originally executed copy of a joinder agreements in form and substance reasonably satisfactory to the Administrative Agent (each, an “Incremental Joinder Agreement”) signed by a duly authorized officer of each New Lender (if any); (ii) a notice to the Increasing Lenders and New Lenders, in form and substance reasonably acceptable to the Administrative Agent, signed by a Financial Officer of the Borrower; (iii) an Officer’s Certificate of the Borrower, in form and substance reasonably acceptable to the Administrative Agent; (iv) to the extent requested by any New Lender or Increasing Lender, executed Notes issued by the Borrower in accordance with Section 2.04(e); (v) an amendment (an “Incremental Loan Amendment”) to this Agreement and, as appropriate, the other Term Loan Documents, executed by the Borrower, each Guarantor, each Increasing Lender (if any), each New Lender (if any) and the Administrative Agent; and (vi) any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent, and (B) satisfaction on the effective date of the Incremental Loan Amendment of (x) each of the conditions specified in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in Section 4.02 shall be deemed to refer to the effective date of the Incremental Loan Amendment), and (y) such other conditions as the parties thereto shall agree.  Any such increase shall be in an aggregate amount equal to (A) the amount that Increasing Lenders are willing to assume as increases to the amount of their Term Commitments plus (B) the amount offered by New Lenders with respect to the Term Commitments, in either case as adjusted by the Borrower and the Administrative Agent pursuant to this Section 2.21.  Notwithstanding anything to the contrary in Section 11.02, the Administrative Agent is expressly permitted, without the consent of the other Lenders, to amend the Term Loan Documents to the extent necessary or appropriate in the reasonable opinion of the Administrative Agent to give effect to any increases pursuant to this Section 2.21.

Section 2.22         Discounted Voluntary Prepayments.

(a)          Notwithstanding anything to the contrary contained in Section 2.10 or any other provision of this Agreement, subject to the terms and conditions set forth or referred to below, the Borrower may from time to time, at its discretion, offer to prepay Term Loans at less than the principal amount thereof (each, a “Discounted Prepayment Offer”), and with each such Discounted Prepayment Offer to be managed exclusively by the Auction Manager, so long as the following conditions are satisfied:

(i)          each Discounted Prepayment Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.22 and the Auction Procedures;

(ii)         no Default shall have occurred and be continuing on the date of the delivery of any Auction Notice and at the time of prepayment of any Term Loans in connection with any Discounted Prepayment Offer;

(iii)        the minimum aggregate principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower shall offer to prepay in any such Discounted Prepayment Offer shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent);

(iv)        all Term Loans so prepaid by the Borrower shall automatically be cancelled and retired by the Borrower on the applicable settlement date (and, for the avoidance of doubt, may not be reborrowed);

(v)         no more than one Discounted Prepayment Offer may be ongoing at any one time and no more than four Discounted Prepayment Offers may be made in any four-quarter period;

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(vi)        the Borrower represents and warrants that, at the commencement and settlement of the Discounted Prepayment Offer, it does not have material information regarding the Term Loans or Holdings, the Borrower, their respective Subsidiaries or their respective Affiliates that has not been disclosed to those who are not Lenders or shall disclose to the Lenders that it cannot make such representation and warranty;

(vii)       each Discounted Prepayment Offer shall be open and offered to all Lenders of the relevant Class of Term Loans on a pro rata basis;

(viii)      no purchase of Term Loans pursuant to this Section 2.22 shall be made with proceeds received from the incurrence of ABL Loans; and

(ix)         at the time of the consummation of each purchase of Term Loans through a Discounted Prepayment Offer, the Borrower shall have delivered to the Auction Manager and the Administrative Agent an officer’s certificate of a Responsible Officer of the Borrower certifying as to compliance with preceding clauses (ii), (vi) and (vii).

(b)          The Borrower must terminate any Discounted Prepayment Offer if it fails to satisfy one or more of the conditions set forth above which are required to be satisfied at the time at which the Term Loans would have been prepaid pursuant to such Discounted Prepayment Offer. If the Borrower commences any Discounted Prepayment Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Discounted Prepayment Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Discounted Prepayment Offer shall be satisfied, then the Borrower shall have no liability to any Lender or any other person for any termination of such Discounted Prepayment Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be satisfied at the time which otherwise would have been the time of consummation of such Discounted Prepayment Offer, and any such failure shall not result in any Default hereunder. With respect to all prepayments of Term Loans made by the Borrower pursuant to this Section 2.22, the Borrower shall pay on the settlement date of each such prepayment all accrued and unpaid interest (except to the extent otherwise set forth in the relevant Auction Procedures), if any, on the prepaid Term Loans up to the settlement date of such prepayment.

(c)          All Term Loan prepayments conducted pursuant to Discounted Prepayment Offers shall not constitute optional or mandatory prepayments for purposes of Section 2.10, but the face amount of the Term Loans prepaid pursuant to this Section 2.22 shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans in inverse order of maturity.

(d)          Immediately upon a prepayment of the Term Loans pursuant to this Section 2.22, (x) such Term Loans and all rights and obligations as a Lender related thereto shall for all purposes (including under this Agreement, the other Term Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Term Loan Documents by virtue of such payment and (y) the Borrower shall take all actions necessary to cause such Term Loans to be extinguished or otherwise cancelled in its books and records in accordance with GAAP.

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(e)          The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article X and Section 11.03 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Discounted Prepayment Offer.

(f)          No Lender shall be obligated or required to participate in any Discounted Prepayment Offer.

Section 2.23         Specified Refinancing Term Loans.

(a)          The Borrower may, from time to time after the Closing Date, and subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned), add one or more new term loan facilities under this Agreement (“Specified Refinancing Term Loans”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower, to refinance all or any portion of any Class of Term Loan then outstanding under this Agreement (subject to clause (A) of the proviso at the end of this sentence), in each case pursuant to a Refinancing Amendment; provided that such Specified Refinancing Term Loans: (i) will rank pari passu in right of payment as the other Term Loans hereunder; (ii) will be incurred by the Borrower and will not be guaranteed by any person that is not a Guarantor; (iii) will be, if secured, (1) secured solely by the Collateral on a pari passu or junior basis with the Liens securing the Obligations and (2) subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent; (iv) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof; (v) will have a maturity date that is not prior to the Maturity Date of the Term Loans being refinanced and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity then in effect of the Term Loans being refinanced; (vi) any Specified Refinancing Term Loans will share ratably (or if unsecured or junior as to security, on a junior basis in respect of) any optional and mandatory prepayments of Term Loans (unless the Lenders providing such Specified Refinancing Term Loans agree to participate on a less than pro rata basis in any such voluntary or mandatory prepayments); (vii) subject to clauses (iv) and (v) above, will have terms and conditions (other than pricing and optional prepayment and redemption terms) that are substantially identical to, or less favorable, when taken as a whole, to the Lenders providing such Specified Refinancing Term Loans than, the terms and conditions of the Term Loans being refinanced (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Specified Refinancing Term Loans, together with a reasonably detailed description of the material terms and conditions of such Specified Refinancing Term Loans or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements set forth in this clause (vii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection (including a reasonable description of the basis upon which it objects) within five Business Days after being notified of such determination by the Borrower); and (viii) the Net Cash Proceeds of such Specified Refinancing Term Loans shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans being so refinanced, in each case pursuant to Section 2.10(b)(vii); provided, however, that (A) the Net Cash Proceeds from any incurrence of Specified Refinancing Term Loans may not be used to prepay any Class of outstanding Term Loans that are either unsecured or secured on a junior basis to the Obligations at a time when more senior Term Loans are outstanding (or will remain outstanding after giving effect to any such prepayment) and (B) such Specified Refinancing Term Loans (x) may provide for any additional or different financial or other covenants or other provisions that are agreed among the Borrower and the Lenders thereof and applicable only during periods after the then Latest Maturity Date in effect and (y) shall not have a principal amount (or accreted value) greater than the Term Loans being refinanced (plus all accrued and unpaid interest thereon, and all fees, discounts, premiums or expenses incurred in connection therewith). The Borrower shall make any request for Specified Refinancing Term Loans pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof. Any proposed Specified Refinancing Term Loans shall first be requested on a ratable basis from existing Lenders in respect of the Term Loans being refinanced. At the time of sending such notice to such Lenders, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than 15 Business Days from the date of delivery of such notice or such shorter period as may be agreed by the Administrative Agent in its sole discretion). Each applicable Lender shall notify the Administrative Agent within such time period whether or not it agrees to participate in providing such Specified Refinancing Term Loans and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s ratable share in respect of the applicable Term Loans) of such Specified Refinancing Term Loans. Any Lender approached to provide all or a portion of any Specified Refinancing Term Loans may elect or decline, in its sole discretion, to provide such Specified Refinancing Term Loans. Any Lender not responding within such time period shall be deemed to have declined to participate in providing such Specified Refinancing Term Loans. The Administrative Agent shall notify the Borrower and each applicable Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested issuance of Specified Refinancing Term Loans, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), the Borrower may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Term Loans pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent.

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(b)          The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in clause (a) above and Section 4.02, and delivery to the Administrative Agent of a certificate of the Borrower dated the date thereof signed by a Responsible Officer of the Borrower, certifying and attaching the resolutions adopted by the Borrower approving such Specified Refinancing Term Loans, and certifying that the conditions precedent set forth in clause (a) above and Section 4.02 have been satisfied and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Security Documents providing for such Specified Refinancing Term Loans to be secured thereby, all in form and substance reasonably satisfactory to the Administrative Agent. The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Term Loan Documents with the Borrower and the Loan Parties as may be necessary in order to establish new Classes of Term Loans and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes of Term Loans, in each case on terms consistent with and/or to effect the provisions of this Section 2.23.

(c)          Each Class of Specified Refinancing Term Loans incurred under this Section 2.23 shall be in an aggregate principal amount that is not less than $25,000,000.

(d)          The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Term Loans incurred pursuant thereto (including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any person other than the Borrower, the Administrative Agent and the Lenders providing such Specified Refinancing Term Loans, effect such amendments to this Agreement and the other Term Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of or consistent with this Section 2.23.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party hereby represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders on the Closing Date and upon each Credit Extension thereafter that:

Section 3.01         Organization; Powers. Each Company (a) is duly incorporated or organized and validly existing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to own, lease and operate its property, except for such governmental licenses, authorizations, consents and approvals that the failure to obtain would not reasonably be expected to result in a Material Adverse Effect, and (c) is registered, qualified, licensed and in good standing to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so register, qualify, be licensed or be in good standing would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02         Authorization; Enforceability. The Term Loan Documents to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party. Each Term Loan Document has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03         No Conflicts; No Default. The Term Loan Documents (a) do not require any consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority (including, for the avoidance of doubt, the Bankruptcy Court) or other person, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents and (iii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate or result in a default or require any consent or approval under any indenture, instrument, agreement, or other document binding upon any Company or any of its property or to which any Company or any of its property is subject, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that would not reasonably be expected to result in a Material Adverse Effect, (d) will not violate any Legal Requirement (including the Jones Act), except for violations that would not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of (or the obligation to create or impose) any Lien on any property of any Company, other than the Liens created by the Security Documents and the ABL Loan Documents. No Default has occurred and is continuing.

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Section 3.04         Financial Statements; Projections. (a) The Borrower has heretofore delivered to the Lenders (I) the audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries as of the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013, (II) the unaudited consolidated balance sheets and related consolidated statements of income of the Borrower and its Subsidiaries as of the fiscal years ended December 31, 2012 and December 31, 2013 and (III) (x) the unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries and (y) the unaudited consolidated balance sheets and related consolidated statements of income of the Borrower and its Subsidiaries, in each case, for the fiscal quarter ended March 31, 2014. Such financial statements, and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c), have been prepared in accordance with GAAP consistently applied throughout the applicable period covered, respectively, thereby and present fairly and accurately in all material respects the financial condition and results of operations and, if applicable, cash flows of Holdings, the Borrower and its Subsidiaries, in each case, as of the dates and for the periods to which they relate (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes). Except as set forth in such financial statements, as of the Closing Date, there are no liabilities of Holdings, the Borrower or any of its Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would reasonably be expected to have a Material Adverse Effect.

(b)          The Borrower has heretofore delivered to the Lenders an unaudited pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the twelve-month period ended March 31, 2014 (including, in the case of the balance sheet, after giving effect to the Transactions as if they had occurred on June 30, 2014), in each case after giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of such period in the case of the statement of income.  Such pro forma financial statements (A) have been prepared in good faith by Holdings based upon (i) in each case, the assumptions stated therein (which assumptions are believed by Holdings on the Closing Date to be reasonable) and (ii) the best information available to Holdings as of the date of delivery thereof, (B) in the case of the balance sheet, accurately reflect all adjustments required to be made to give effect to the Transactions and (C) present fairly in all material respects the pro forma consolidated financial position and results of operations of the Borrower and its Subsidiaries, as of such date and for such period.

(c)          The Borrower has heretofore delivered to the Lenders the forecasts of financial performance consisting of  projected income statements, balance sheets and cash flows of (x) Holdings and its Subsidiaries and (y) the Borrower and its Subsidiaries, in each case, for the fiscal years 2014–2018 (the “Projections”) and the assumptions upon which the Projections are based. The Projections have been prepared in good faith by Holdings based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to the Lenders (it being understood by the parties that projections by their nature are inherently uncertain, no assurances are being given that the results reflected in such Projections will be achieved, that actual results may differ and that such differences may be material).

(d)          (i)  In the case of Credit Extensions made on the Closing Date, since December 31, 2013, there has not occurred any event, change, effect, development, circumstance or condition that, either individually or in the aggregate, has caused or would reasonably be expected to cause a Closing Date Material Adverse Effect.

(ii)         In the case of Credit Extensions made after the Closing Date, since the Closing Date, there has been no event, change, effect, circumstance, condition, development or occurrence that has had, or would reasonably be expected to result in, a Material Adverse Effect.

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Section 3.05         Properties. (a) Each Restricted Party has good and marketable title to, or valid leasehold interests in, all its tangible property material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens (or (x) in the case of Collateral Vessels, Permitted Collateral Vessel Liens and (y) in the case of Chartered Vessels, Permitted Charter Vessel Liens) and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and would not reasonably be expected to, interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The tangible property of the Restricted Parties (x) taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), but excluding, for purposes of this clause (i), the Vessels and Chartered Vessels (which are covered by Section 5.16) and (ii) constitutes all the tangible property which is required for the business and operations of the Restricted Parties as presently conducted and (y) with respect to Vessels and Chartered Vessels, satisfies the requirements set forth in Section 5.16.

(b)          Schedule 3.05(b) contains a true and complete list of each ownership and leasehold interest in Real Property (including all modifications, amendments and supplements thereto with respect to leased Real Property) (i) owned by any Restricted Party as of the Closing Date and describes the use and type of interest therein held by such Restricted Party and (ii) leased or subleased or otherwise occupied or utilized by any Restricted Party, as lessee or sublessee, franchisee or licensee, as of the Closing Date and describes the use and type of interest therein held by such Restricted Party.

(c)          No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968, as amended, unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d)          Each Restricted Party owns or has rights to use all of its tangible property and all rights with respect to any of the foregoing used in, necessary for or material to such Restricted Party’s business as currently conducted, subject to Permitted Liens (or (x) in the case of Collateral Vessels, Permitted Collateral Vessel Liens and (y) in the case of Chartered Vessels, Permitted Chartered Vessel Liens). The use by each Restricted Party of its tangible property and all such rights with respect to the foregoing do not infringe on the rights or other interests of any person, other than any infringement that would not reasonably be expected to result in a Material Adverse Effect. No claim has been made upon any Restricted Party and remains outstanding that any Restricted Party’s use of any of its tangible property does or may violate the rights of any third party that has had, or would reasonably be expected to result in, a Material Adverse Effect.

Section 3.06         Intellectual Property. Each Restricted Party owns or is licensed to use, free and clear of all Liens (other than Permitted Liens) and pursuant to valid and enforceable agreements, all material Intellectual Property necessary in the operation of such Restricted Party’s business. The operation of the respective businesses of each Restricted Party as currently conducted does not infringe upon, misuse, misappropriate, or violate any Intellectual Property held by any Person, except to the extent that any such infringement, misuse, misappropriation or violation would not reasonably be expected to result in a Material Adverse Effect. There are no actions, suits, claims, disputes, proceedings or, to the knowledge of any Loan Party, investigations at law or in equity, by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against or affecting any Restricted Party or any business property or rights of any Restricted Party regarding any of the Intellectual Property owned by any Restricted Party, except to the extent that any such actions, suits, claims, disputes, proceedings or investigations would not reasonably be expected to result in a Material Adverse Effect.

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Section 3.07         Equity Interests and Subsidiaries. (a) Schedule 3.07(a) sets forth, as of the Closing Date and after giving effect to the Transactions, a list of (i) each Company and each such Company’s jurisdiction of incorporation or organization, and (ii) the number of each class of each Company’s Equity Interests authorized, and the number outstanding, and the number of Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and all Equity Interests of the Borrower are owned by Holdings and all Equity Interests of each Subsidiary Guarantor are owned by the Borrower, directly or indirectly, through Subsidiary Guarantors. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purporting to be pledged by) it under the Security Documents, free of any and all Liens, rights or claims of other persons, except the security interests created by the ABL Security Documents (subject to the Intercreditor Agreement) and any Permitted Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted. As of the Closing Date, except as set forth in Schedule 3.07(a), there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein).

(b)          No consent of any person, including any general or limited partner, any other member or manager of a limited liability company, any shareholder, any other trust beneficiary or derivative counterparty, is necessary in connection with the creation, perfection or First Priority (or, to the extent constituting ABL Priority Collateral, Second Priority) Lien status (or the maintenance thereof) of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent under the Security Documents or the exercise by the Collateral Agent or any Lender of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect of such Equity Interests as provided therein.

(c)          A complete and accurate organization chart, showing the ownership structure of the Restricted Parties as of the Closing Date, after giving effect to the Transactions, is set forth on Schedule 3.07(c).

(d)          As of the Closing Date, (i) the Subsidiaries of the Borrower set forth on Schedule 3.07(d) are the only Immaterial Subsidiaries (and such Schedule 3.07(d) also lists the total assets and revenues for each such Immaterial Subsidiary) and (ii) (x) the Subsidiaries set forth on Schedule 1.01(i) are the only Unrestricted Subsidiaries (and such Schedule 1.01(i) also lists the total assets (excluding intercompany accounts and investments in Subsidiaries) as of March 31, 2014 and revenues for the three month period ending on March 31, 2014 for each such Unrestricted  Subsidiary), (y) the aggregate assets of all such Unrestricted Subsidiaries (excluding intercompany accounts and investments in Subsidiaries) as of the Closing Date does not exceed 2.5% of Consolidated Total Assets (excluding intercompany accounts and investments in Subsidiaries) as of the Closing Date and (z) no such Unrestricted Subsidiary (I) owns or charters a vessel to or from a third party, (II) manages or operates a vessel or (III) is otherwise party to a vessel charter or hiring agreement with a third party.

Section 3.08         Litigation; Compliance with Legal Requirements. (a) There are no actions, suits, claims, disputes, proceedings or, to the knowledge of any Loan Party, investigations at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against any Company or any business, property or rights of any Company (i) that purport to affect or involve any Term Loan Document or, as of the Closing Date, any of the Transactions or (ii) that have resulted, or would reasonably be expected to result, in a Material Adverse Effect.

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(b)          Each Company is in compliance with all Legal Requirements (including the Jones Act) of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliance as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.09         Agreements. No Company is a party to or has violated any agreement, instrument or other document to which it is a party, or is subject to any corporate or other constitutional restriction, or any restriction (including under its Organizational Documents) to which it is subject, that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Section 3.10         Federal Reserve Regulations. (a) No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing, buying or carrying Margin Stock.

(b) No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, Regulation U or X. The pledge of the Securities Collateral pursuant to the Security Agreement or the Holdings Pledge Agreement, as applicable, does not violate such regulations.

Section 3.11         Investment Company Act; etc.. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12         Use of Proceeds. (a) The Borrower will use the proceeds of the Initial Term Loans solely to finance the Transactions. (b) The Borrower will use the proceeds of any Incremental Term Loans solely for general corporate and working capital purposes (including for Capital Expenditures, Permitted Acquisitions, other Investments, Dividends and Restricted Debt Payments permitted hereunder).

(c) The Borrower will use the proceeds of any Specified Refinancing Term Loans solely for the purposes set forth in Section 2.23(a)(viii) and to pay any related fees and expenses.

Section 3.13         [Reserved].

Section 3.14         Taxes. Each Company has (a) timely filed or caused to be timely filed all U.S. federal and material state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP or (ii) Taxes the nonpayment of which would not reasonably be expected to result in a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Loan Party has knowledge of any proposed or pending tax assessments, deficiencies, audits or other proceedings and no proposed or pending tax assessments, deficiencies, audits or other proceedings have resulted, or would reasonably be expected to result in, a Material Adverse Effect. No Company has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). No Company is a party to any tax sharing or similar agreement other than any tax sharing agreement solely between Holdings and the Borrower. This Section 3.14 shall be qualified in all respects by the disclosures on Schedule 3.14.

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Section 3.15         No Material Misstatements. As of the Closing Date, the Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their respective Subsidiaries are subject, and all other matters known to any Loan Party, that would reasonably be expected to result in a Material Adverse Effect. Neither the Confidential Information Memorandum nor any of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Transactions or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and other forward looking information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date, it being understood that any such projected financial information may vary from actual results and such variations could be material.

Section 3.16         Labor Matters. There are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of the Loan Parties, threatened that have resulted in, or would reasonably be expected to result in, a Material Adverse Effect. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company, except to the extent that the failure to do so has not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect.

Section 3.17         Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Credit Extension, and after giving effect to the application of the proceeds of each Credit Extension, the Companies, on a consolidated basis, and the Restricted Parties, on a consolidated basis, are, Solvent.

Section 3.18         Employee Benefit Plans. (a) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the Companies and each of their ERISA Affiliates are in compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans, (ii) each Employee Benefit Plan complies, and is operated and maintained in compliance, with its terms and all applicable Legal Requirements, including the applicable provisions of ERISA and the Code and the regulations thereunder and (iii) each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (or an opinion letter or determination letter will be applied for during the applicable remedial amendment period) and nothing has occurred which is reasonably likely to prevent, or cause the loss of, such qualification.

(b)          No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Within the last six years, no Pension Plan with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Company or any of its ERISA Affiliates. The aggregate liabilities of any Company or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom have not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect, based on the amount of such liabilities discussed in Note 18 of Holdings’ annual report on Form 10-K for the year ended December 31, 2013.

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(c)          There are no actions, suits or claims pending against or involving an Employee Benefit Plan (other than routine claims for benefits) or, to the knowledge of any Loan Party, threatened, which would reasonably be expected to result in a Material Adverse Effect.

(d)          Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Legal Requirements and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) no Company has incurred any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan which is funded, determined as of the end of the most recently ended fiscal year of each Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Non-U.S. Plan, and for each Non-U.S. Plan which is not funded, the obligations of such Non-U.S. Plan are properly accrued.

Section 3.19         Environmental Matters. Except as would not reasonably be expected to result in a Material Adverse Effect:

(i)          the Companies and their businesses, operations, Real Property, Vessels and Chartered Vessels are in compliance with any applicable Environmental Law;

(ii)         the Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and their ownership, operation and use of any Real Property, Vessel and Chartered Vessel, under all applicable Environmental Laws. The Companies are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing;

(iii)        there has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials by any Company or, to the knowledge of the Loan Parties, by any other person on, at, under or from any Real Property, Vessel or Chartered Vessel, or facility presently or formerly owned, leased or operated by any of the Companies or their predecessors in interest, or at any other location that has resulted in, or is reasonably likely to result in, liability or investigatory or remediation obligations by any of the Companies under Environmental Law or in an Environmental Claim against any of the Companies or otherwise related to any Real Property or the operation of any Vessel or Chartered Vessel;

(iv)         there is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against any of the Companies relating to any Real Property, Vessel or Chartered Vessel currently or formerly owned, leased or operated by any of the Companies or relating to the operations of any of the Companies, and, to the knowledge of the Loan Parties, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Claim;

(v)          no Real Property, Vessel, Chartered Vessel or facility owned, operated or leased by the Companies and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by any of the Companies or any of their predecessors in interest is (i) listed or, to the knowledge of the Loan Parties, proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) included on any similar list maintained by any Governmental Authority that indicates that any Company has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws; and

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(vi)         no Lien has been recorded or threatened under any Environmental Law with respect to any Real Property, Vessel or any other property of the Companies.

Section 3.20         Insurance. Schedule 3.20 sets forth a true, complete and accurate description in reasonable detail of all Required Insurance. Each Restricted Party (i) has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations and (ii) maintains the Required Insurance. All insurance (including Required Insurance) maintained by each Restricted Party is in full force and effect, all premiums due have been duly paid, no Restricted Party has received notice of violation, invalidity, or cancellation thereof. Each Collateral Vessel owned by a Restricted Party and the use and operation thereof comply in all material respects with the Required Insurance, and there exists no material default under any such Required Insurance.

Section 3.21         Security Documents. (a) Each of the Security Agreement and the Holdings Pledge Agreement, upon execution and delivery thereof by the parties thereto, is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law) Liens on, and security interests in, the Security Agreement Collateral and (x) when financing statements in appropriate form are filed in the offices specified on Schedule 6 of the Perfection Certificate in respect of the Security Agreement Collateral with respect to which a security interest may be perfected by filing of a financing statement or (y) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Document), the Liens created by each of the Security Agreement and the Holdings Pledge Agreement in such Security Agreement Collateral shall constitute fully perfected First Priority (or, in the case of ABL Priority Collateral, Second Priority) Liens in each case subject to no Liens other than Permitted Liens.

(b)          With respect to United States registered Intellectual Property Collateral (as defined in the Security Agreement), if any, when the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, respectively, the Liens created by such Security Agreement shall constitute fully perfected First Priority (or, in the case of ABL Priority Collateral, Second Priority) Liens on, and security interests in, all right, title and interest of the grantors thereunder in such United States registered Intellectual Property Collateral, in each case subject to no Liens other than Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered United States trademarks and United States patents, United States trademark and patent applications and United States registered copyrights acquired by the Borrower and the Subsidiary Guarantors after the date hereof).

(c)          Each Mortgage (if any), when executed and delivered, will be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, a legal, valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law) First Priority (or, in the case of the ABL Priority Collateral, Second Priority) Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and when the Mortgages are filed in the offices specified on Schedule 1.01(b) (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Section 5.10, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Section 5.10), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case, subject to no Liens other than Permitted Liens.

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(d)          Each Collateral Vessel Mortgage is effective to create, in favor of the Mortgage Trustee, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law) a First Priority (or, in the case of each ABL Priority Collateral Vessel, Second Priority) preferred ship mortgage Lien on the Collateral Vessel subject to such Collateral Vessel Mortgage and the proceeds thereof, subject only to Permitted Collateral Vessel Liens, and when the Collateral Vessel Mortgage is recorded by the National Vessel Documentation Center (or, in the case of any Collateral Vessel Mortgage executed and delivered after the date thereof in accordance with the provisions of Section 5.10, when such Collateral Vessel Mortgage is recorded by the National Vessel Documentation Center), such Collateral Vessel Mortgage shall constitute a fully perfected preferred ship mortgage Lien on the Collateral Vessel subject to such Collateral Vessel Mortgage, in each case, subject to no Liens other than Permitted Collateral Vessel Liens.

(e)          Each Security Document delivered pursuant to Sections 5.10, 5.11 and 5.14 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent (or, in the case of Collateral Vessel Mortgages, the Mortgage Trustee), for the benefit of the Secured Parties, a legal, valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law) Lien on, and security interest in, all of the Borrower’s and Subsidiary Guarantors’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Legal Requirements (including the Jones Act) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Collateral Agent to the extent required by any Security Document), the Liens in favor of the Collateral Agent created under such Security Document will constitute perfected First Priority (or, in the case of ABL Priority Collateral, Second Priority) Liens on, and security interests in, all right, title and interest of the Borrower and the Subsidiary Guarantors in such Collateral, in each case subject to no Liens other than Permitted Liens.

Section 3.22         Anti-Terrorism Law; Foreign Corrupt Practices Act.

(a)          No Company and, to the knowledge of the Loan Parties, none of its Affiliates, is in violation of any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”)

(b)          No Company, and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Company acting or benefiting solely in such capacity in connection with the Credit Extensions, is a person with whom dealings are restricted or prohibited under any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or is included on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or any list of Persons issued by OFAC or the Sanctions Authority at its official website or any replacement website or other replacement official publication of such list; no Company is in violation of any U.S. sanctions; and the Borrower will not directly or indirectly use the proceeds of the Credit Extensions or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person with whom dealings are restricted or prohibited under any U.S. sanctions administered by OFAC, in each case as would result in a violation of U.S. sanctions.

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(c)          No Company and, to the knowledge of the Loan Parties, no broker or other agent of any Company acting solely in any such capacity in connection with the Credit Extensions, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22(b) or Section 6.19, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any executive order or any laws or regulations administered and enforced by any Sanctions Authority, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or laws, regulations, and orders administered and enforced by any Sanctions Authority, in each case as would result in a violation of Sanctions Laws.

(d)          No Company nor any director or officer, nor to the knowledge of the Loan Parties, any agent, employee or Affiliate, has, in the course of its actions for, or on behalf of, any Company, directly or indirectly (i) used any corporate funds for any material unlawful contribution, gift, entertainment or other material unlawful expenses relating to political activity or to influence official action, (ii) made any material unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) made any material unlawful bribe or kickback to any foreign or domestic government official or employee, (iv) is or has at any time since July 1, 2009 engaged in any activity, practice, or conduct proscribed under any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (“FCPA”) or the UKBA or (v) used the proceeds of any Term Loans in a manner or for a purpose prohibited by the FCPA. The Companies have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance therewith. The Companies have and will maintain in place adequate procedures designed to prevent any person who, directly or indirectly, performs or has performed services for or on behalf of any Company from undertaking any conduct that would give rise to an offence under section 7 of the UKBA. To the knowledge of any Loan Party, no Company is or has been the subject of any enforcement proceedings or any investigation or inquiry by any governmental, administrative, or regulatory body regarding any offense or alleged offense under the FCPA or UKBA, and, to the knowledge of any Loan Party, no such investigation, inquiry, or proceedings have been threatened or are pending.

(e)          Each Company and its Affiliates, directors, officers and employees has been and is in compliance with Sanctions Laws.

Section 3.23         Concerning Vessels.

(a)          The name, record owner (and whether or not such registered owner is a Loan Party), official number, jurisdiction of registration and flag of each Vessel and Chartered Vessel as of the Closing Date is set forth on Schedule 1.01(a).  Each Vessel owned by a Restricted Party and each Chartered Vessel demise chartered by a Restricted Party is operated in compliance with all applicable Legal Requirements (including the Jones Act), except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

(b)          Each Restricted Party which owns, charters by demise or operates one or more Vessels or Chartered Vessels is qualified in all material respects to own, lease or operate such Vessels or Chartered Vessels under the laws of its jurisdiction of incorporation and flag jurisdiction of such Vessel or Chartered Vessel.

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(c)          Each Vessel and Chartered Vessel owned, demise chartered or operated by a Restricted Party is classed with an Approved Classification Society, free of any overdue recommendations, other than as permitted under the Collateral Vessel Mortgages related thereto.

(d)          As of the Closing Date, there is no pending or, to the knowledge of any Loan Party, threatened condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, any Vessel owned by a Restricted Party or any Chartered Vessel demise chartered by a Restricted Party.

(e)          Each Vessel owned by a Restricted Party is free and clear of all Liens other than Permitted Collateral Vessel Liens.

Section 3.24         Form of Documentation; Citizenship.

(a)          No Loan Party is organized in any jurisdiction, and none of the Vessels or Chartered Vessels owned or demise chartered by any Restricted Party is flagged in any jurisdiction other than United States, and none of the Security Documents are required to be filed or registered with any Governmental Authority outside the United States to ensure the validity of the Security Documents.

(b)          Each Restricted Party that owns a Collateral Vessel or demise charters a Chartered Vessel operated in the coastwise trade of the United States is a Section 2 Citizen.

Section 3.25         Compliance with ISM Code and ISPS Code. Each Vessel and Chartered Vessel owned, leased or operated by a Restricted Party complies with the requirements of the ISM Code and the ISPS Code in all material respects, including the maintenance and renewal of valid certificates pursuant thereto.

Section 3.26         Threatened Withdrawal of DOC, SMC or ISSC. There is no actual or, to the knowledge of the Loan Parties, threatened withdrawal of (a) any document of compliance (“DOC”) issued to an Operator in accordance with rule 13 of the ISM Code in respect of any of the Restricted Parties’ Vessels or Chartered Vessels (and, for these purposes, the “Operator” of a vessel shall mean the person who is concerned with the operation of such vessel and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code), (b) safety management certificate (SMC) issued in respect of any of the Restricted Parties’ Vessels or Chartered Vessels in accordance with rule 13 of the ISM Code or (c) the international ship security certificate (ISSC) issued pursuant to the ISPS Code in respect of any of the Restricted Parties’ Vessels or Chartered Vessels.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

Section 4.01         Conditions to Initial Credit Extension. The obligation of each Lender to fund any initial Credit Extension on the Closing Date requested to be made by it shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth in this Section 4.01.

(a)          Term Loan Documents. There shall have been delivered to the Administrative Agent a properly executed counterpart of each of the Term Loan Documents (including the Intercreditor Agreement, but excluding any such Term Loan Documents that are to be permitted to be delivered after the date hereof in accordance with the terms of this Agreement) and the Perfection Certificate.

(b)          Corporate Documents. The Administrative Agent shall have received:

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(i)          a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its incorporation or organization, as the case may be, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Term Loan Documents to which such person is a party and, in the case of the Borrower, the making of the Credit Extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Term Loan Document or any other document delivered in connection herewith and the other Term Loan Documents on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i)); and

(ii)         a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date and a “bring down” good standing certificate of each Loan Party as of the Closing Date (or, in each case, local equivalent thereof), in each case, from such Secretary of State.

(c)          Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate of the Borrower, dated the Closing Date, confirming compliance with the conditions precedent set forth in this Section 4.01.

(d)          Transactions, Etc.

(i)          Any description of any Term Loan Document, any OIN Loan Document or any fees, costs or expenses to be paid to the Agents or the Lenders in connection with the Transactions in any Amended Plan Document shall not have been filed or served without the Administrative Agent’s prior consent.  All other portions of each Amended Plan Document shall be in form and substance consistent with the Commitment Letter and otherwise reasonably satisfactory to the Administrative Agent, and no provision of any Amended Plan Document shall have been waived, amended, supplemented or otherwise modified in any respect that is adverse to the rights or interests of any or all of the Agents and the Lenders in their capacities as such (as determined in good faith by the Administrative Agent) unless the Administrative Agent shall have so consented in writing. Holdings shall have provided to the Administrative Agent a copy of the Amended Plan Documents at least two Business Days prior to filing such Amended Plan Documents with the Bankruptcy Court.

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(ii)         The Bankruptcy Court shall have entered an order confirming the Amended Reorganization Plan for the Debtors (the “Confirmation Order”), which Confirmation Order shall be in form and substance reasonably acceptable to the Administrative Agent, and shall have become a Final Order (provided, however, that the Administrative Agent may, in its sole discretion, waive or modify any requirement that the Confirmation Order be a Final Order). Among other things, the Confirmation Order (A) shall authorize and approve the incurrence of the Term Loans hereunder, the funding of loans and incurrence of commitments under the ABL Loan Documents and the funding of loans and incurrence of commitments under the OIN Loan Documents and all other transactions contemplated by the Commitment Letter and Fee Letter, (B) shall make specific findings that the Agents and the Lenders acted in good faith in connection with such transactions, shall be in full force and effect and shall not have been stayed, reversed or vacated, or otherwise amended or modified in any manner that the Administrative Agent determines in good faith is adverse to the rights or interests of any or all of the Agents and the Lenders or their respective Affiliates unless the Administrative Agent has so consented in writing. Without limiting the general applicability of the immediately preceding sentence, the Confirmation Order, together with such other orders as have been entered by the Bankruptcy Court on or prior to the Closing Date in aid of consummation of the Amended Reorganization Plan, shall provide in substance that (I) on or before the applicable Amended Reorganization Plan’s Effective Date (as defined in the Amended Reorganization Plan), the Loan Parties are authorized to enter into documentation evidencing the transactions contemplated by the Term Loan Documents reasonably acceptable to the Administrative Agent and the Loan Parties and to grant Liens and security interests of the priority required by this Agreement to the applicable Secured Parties in substantially all of their assets, and such documents, liens and security interests are approved, (II) all fees and reasonable and documented costs and expenses paid or to be paid by Holdings, the Borrower and OIN to the Agents and the Lenders in connection with the transactions contemplated by the Term Loan Documents, the ABL Loan Documents and the OIN Loan Documents are ratified and approved as allowed administrative claims under Sections 503(b) and 507(a)(2) of the Bankruptcy Code and any such unpaid fees, costs and expenses shall be paid when due under the Commitment Letter, the Fee Letter, the Term Loan Documents and the OIN Loan Documents, and may not be disgorged and (iii) notwithstanding anything in the Amended Reorganization Plan to the contrary, the Bankruptcy Court’s retention of jurisdiction under the Confirmation Order shall not extend to the enforcement of the documentation with respect to the Term Loan Documents and the OIN Loan Documents or any rights or remedies relating thereto after the Amended Reorganization Plan’s Effective Date (as defined in the Amended Reorganization Plan). All conditions precedent to the effectiveness of the Amended Reorganization Plan (other than the occurrence of the Closing Date and any other conditions that are to be satisfied simultaneously with the occurrence of the Closing Date) shall have been satisfied or duly waived (provided that any such waiver does not adversely affect the rights or interests of any or all of the Agents and the Lenders in their capacities as such (as determined in good faith by the Administrative Agent) unless it shall have been consented to by the Administrative Agent), and contemporaneously with the initial Credit Extension, the Amended Reorganization Plan shall become effective, and all transactions contemplated by the Amended Reorganization Plan to be consummated on the Amended Reorganization Plan’s Effective Date shall be consummated.

(iii)        (x) The Rights Offering shall have been (or will substantially contemporaneously be) consummated in full on the Closing Date and Holdings shall have received or shall concurrently receive the cash proceeds therefrom in an aggregate amount equal to at least $1,510,000,000 and the terms and conditions of the Rights Offering (and the documentation with respect thereto) shall be in form and substance reasonably acceptable to the Administrative Agent and (y) the Loan Parties shall have entered, or shall concurrently enter, into the ABL Loan Documents, which ABL Loan Documents shall be or shall concurrently be in full force and effect and all the conditions precedent to the initial borrowing under the ABL Loan Documents shall be satisfied or waived substantially concurrently with any initial funding hereunder and the Borrower shall have received or shall concurrently receive the commitments under the ABL Facility thereunder in an aggregate principal amount equal to $75,000,000.

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(iv)         (I) The proceeds from the Rights Offering, together with (i) the proceeds of the Term Loans permitted to be incurred hereunder on the Closing Date, (ii) the proceeds of loans permitted to be incurred under the OIN Credit Agreement on the Closing Date , (iii) the proceeds of the ABL Loans permitted to be incurred under the ABL Credit Agreement on the Closing Date and (iv) existing cash on hand of Holdings and its Subsidiaries on the Closing Date, will have been used or shall be concurrently used to repay in full, satisfy and discharge all of the Indebtedness and other obligations to be refinanced as part of (a) the Refinancing (including the DSF Loan Documents, the CEXIM Loan Documents and the Unsecured Credit Agreement), (b) the payment of the Administrative Expense Claims, the Priority Claims and Professional Fees Claims (each as defined in the Amended Reorganization Plan) and (c) the refinancing of any other pre-existing Indebtedness of Holdings and its Subsidiaries, in each case, to the extent provided in the Amended Reorganization Plan or the Confirmation Order (and for the avoidance of doubt, except any Indebtedness contemplated to remain outstanding or to be reinstated, in any such case, as set forth in the Amended Reorganization Plan) and to pay fees, costs and expenses incurred in connection with the Transactions and the OIN Loan Documents, in each case, except as otherwise provided in the Amended Reorganization Plan (II) all Liens and guarantees in connection with the Indebtedness to be refinanced as part of the Refinancing shall have been terminated and released (or arrangements made for such termination and release to occur promptly following the Closing Date), all to the reasonable satisfaction of the Administrative Agent, and (III) the Restricted Parties (on the Closing Date, after giving effect to the reorganization contemplated in the Amended Reorganization Plan) shall have no Indebtedness, Preferred Stock or other material liability issued or outstanding other than the Obligations and obligations under the ABL Loan Documents, and other Indebtedness, Preferred Stock and liabilities permitted hereunder and under the ABL Loan Documents, and, except for Permitted Liens, all Liens or security interests securing any Indebtedness or other liabilities of the Restricted Parties outstanding prior to the Closing Date, as applicable, shall have been terminated or released or shall be released in accordance with Section 5.15.

(v)          The Administrative Agent shall have received true and correct copies of (x) the Transaction Documents and the OIN Loan Documents, (y) the Confirmation Order and (z) the “Notice of Projected Effective Date” (as required by Section 10.2(e) of the Amended Reorganization Plan).

(vi)         The Collateral Agent, for the benefit of the Secured Parties, shall have been granted (to the extent required on the Closing Date) First Priority (or, in the case of ABL Priority Collateral, Second Priority) Liens and security interests in the Collateral.

(vii)        Each of the Collateral Vessel Mortgages required to be recorded on the Closing Date shall have been executed and delivered to the Mortgage Trustee for submission to the National Vessel Documentation Center for filing and recording and all actions reasonably necessary or advisable in connection therewith (and in connection with the other Collateral) shall have been taken.

(e)          Financial Statements. The Administrative Agent shall have received the historical financial statements, pro forma financial statements and projections described in Section 3.04 (it being understood and agreed that the Administrative Agent has received such historical financial statements, pro forma financial statements and projections).

(f)          Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents and the Lenders, favorable written opinions from each of (i) Cleary Gottlieb Steen & Hamilton LLP, special counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, (ii) Burke & Parsons, special maritime counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and (iii) Morris Nichols, Arsht & Tunnell LLP, Delaware counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, in each case (A) dated the Closing Date, (B) addressed to the Agents and the Lenders (and allowing for reliance by their permitted successors and assigns on customary terms) and (C) covering such matters relating to the Term Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

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(g)          Solvency Certificate. The Administrative Agent shall have received (i) a solvency certificate in the form of Exhibit L (appropriately completed), dated the Closing Date and signed by the chief financial officer of the Borrower, certifying that the Restricted Parties on a consolidated basis after giving effect to the Transactions are Solvent, and (ii) a solvency certificate in the form of Exhibit L (appropriately completed), dated the Closing Date and signed by the chief financial officer of Holdings, certifying that the Companies on a consolidated basis after giving effect to the Transactions are Solvent.

(h)          Fees. The Agents and the Lenders shall have received all amounts due and payable under any Term Loan Document, the Commitment Letter and the Fee Letter on or prior to the Closing Date, including all Fees and reasonable and documented costs, expenses (including legal fees and expenses of White & Case LLP, Watson, Farley & Williams and other counsel to the Agents, appraisal and collateral field exam fees and expenses and charges and recording taxes and fees) and other compensation and amounts required to be reimbursed or paid by the Loan Parties hereunder, under any other Term Loan Document, the Commitment Letter and the Fee Letter.

(i)          Personal Property Requirements. The Collateral Agent shall have received:

(i)          all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii)         the Intercompany Subordination Agreement, executed by and among Holdings and the Restricted Parties;

(iii)        all other certificates, agreements or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, Instruments, Deposit Accounts and Securities Accounts identified in Schedules 10, 12(a) and 12(b) to the Perfection Certificate and all Investment Property of each Loan Party (as each such term is defined in, and to the extent required by, the Security Agreement or the Holdings Pledge Agreement, as applicable);

(iv)         UCC financing statements in appropriate form for filing under the UCC in each U.S. jurisdiction as may be necessary or appropriate or, in the reasonable opinion of the Administrative Agent, desirable to perfect the First Priority (or, in the case of ABL Priority Collateral, Secured Priority) Liens in all Collateral created, or purported to be created, by the Security Documents; and

(v)          copies, each as of a recent date, of (x) the UCC searches required by the Perfection Certificate, (y) tax and judgment lien searches and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Company as debtor and that are filed in the state and county jurisdictions in which any Company is organized or maintains its principal place of business and (z) such other searches that the Administrative Agent deems reasonably necessary or appropriate.

(j)          Insurance. (i) The Administrative Agent shall have received, with respect to (x) general property insurance policies and (y) general liability insurance policies, in each case, with an individual policy value in excess of $1,000,000, required by Section 5.04 and which do not relate to the Vessels, a copy of, or a certificate as to coverage under, any such general insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent, and (ii) the Administrative Agent shall be satisfied that the Insurance Deliverables Requirement shall have been satisfied with respect to each Collateral Vessel.

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(k)          Bank Regulatory Documentation. The Administrative Agent and the Lenders shall have received at least three Business Days before the Closing Date, all documentation and other information required by bank regulatory authorities under or in respect of applicable Anti-Terrorism Laws or “know-your-customer” Legal Requirements, including the Patriot Act.

(l)          Maritime Registry Searches; Maritime Insurance; Etc. The Administrative Agent shall have received with respect to each Collateral Vessel:

(i)          certified copies of all technical management agreements and commercial management agreements, if any, and all pooling agreements and charter contracts having a remaining term in excess of 6 months;

(ii)         a confirmation of class certificate issued by an Approved Classification Society showing such Collateral Vessel to be free of overdue recommendations, issued not more than 10 days prior to the Closing Date. and copies of all ISM and ISPS Code documentation for such Collateral Vessel and its owner or manager, as appropriate, which shall be valid and unexpired;

(iii)        a Certificate of Ownership (CG-1330) confirming documentation of such Collateral Vessel under the law and flag of the United States, the record owner of the Collateral Vessel and all Liens of record (which shall be only Permitted Collateral Vessel Liens or Liens to be discharged on or prior to the Closing Date) for such Collateral Vessel, such certificate to be issued not earlier than 30 days prior to the Closing Date, and reasonably satisfactory to the Administrative Agent;

(iv)         a report, addressed to and in form and scope reasonably acceptable to the Administrative Agent, from a firm of marine insurance brokers reasonably acceptable to the Administrative Agent (including Marsh and Willis), confirming the particulars and placement of the marine insurances covering the Collateral Vessels and their compliance with the provisions hereunder, the endorsement of loss payable clauses and notices of assignment on the policies, and containing such other confirmations and undertakings as are customary in the New York market; and

(v)          a report from an independent marine insurance consultant appointed by the Administrative Agent confirming the adequacy of the marine insurances covering the Collateral Vessels.

(m)          [Reserved].

(n)          No Closing Date Material Adverse Effect. Since December 31, 2013, there shall not have occurred any event, change, effect, development, circumstance or condition that, either individually or in the aggregate, has caused or would reasonably be expected to cause a Closing Date Material Adverse Effect.

(o)          Ratings. The Administrative Agent shall have received (i) a monitored public corporate rating and a monitored public corporate family rating for (x) Holdings (as reorganized after giving effect to the Transactions) and (y) to the extent obtainable, the Borrower (as reorganized after giving effect to the Transactions), in each case, from each of S&P and Moody’s, respectively, (ii) a ratings assessment letter from S&P with respect to Holdings and (iii) a monitored public facility rating for the Term Loans from each of S&P and Moody’s; provided that, for the avoidance of doubt, the failure to obtain a monitored public corporate rating or corporate family rating of the Borrower on the basis that audited consolidated financial statements for the Borrower had not been produced shall not be a failure to satisfy the condition precedent set forth in clause (i)(y) above.

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(p)          Closing Date Cash Requirement.  After giving effect to the Transactions on the Closing Date (and all payments to be made in connection therewith on the Closing Date, including the payment of all fees and expenses but not including the borrowing of ABL Loans on the Closing Date), the Borrower and its Restricted Subsidiaries shall have no less than $70,000,000 in unrestricted cash and Cash Equivalents on hand.

(q)          Appraisals. The Administrative Agent shall have received a desktop appraisal of each Vessel prepared by an Approved Broker in form, scope and methodology reasonably acceptable to the Collateral Agent, addressed to the Collateral Agent and upon which the Administrative Agent, the Collateral Agent and the Lenders are expressly permitted to rely.

Section 4.02         Conditions to All Credit Extensions. The obligation of each Lender to make any Credit Extension (including the initial Credit Extensions on the Closing Date) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a)          Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).

(b)          No Default. At the time of, and after giving effect to the making of, any Credit Extension and the use of proceeds thereof, no Default shall have occurred and be continuing.

(c)          Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Term Loan Document shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date).

Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with the Administrative Agent, the Collateral Agent and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Term Loan, all Fees and all other expenses or amounts payable under any Term Loan Document shall have been paid in full (other than contingent indemnification obligations for which no claim or demand has been made), each Loan Party will, and each Loan Party will cause each of its Restricted Subsidiaries to:

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Section 5.01         Financial Statements, Reports, etc.. Furnish to the Administrative Agent for distribution to the Lenders and, in the case of clauses (d) and (e) below, to the Collateral Agent:

(a)          Annual Reports. As soon as available and in any event within 90 days after the end of each fiscal year of Holdings and the Borrower (or, solely with respect to their respective fiscal year ending December 31, 2014, within the earlier of (x) 120 days after the end of such fiscal year of Holdings or the Borrower, as applicable, and (y)  the date on which Holdings or the Borrower, as applicable, files a Form 10K with the SEC under the Exchange Act for such fiscal year), (i) the audited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, accompanied by an opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification or exemption), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP, (ii) management’s discussion and analysis of the financial condition, results of operations and cash flows of Holdings and its Subsidiaries for such fiscal year, as compared to the previous fiscal year), (iii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year accompanied by a certificate of a Financial Officer of the Borrower, stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP, and (vi) management’s discussion and analysis of the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries for such fiscal year, as compared to the previous fiscal year and budgeted amounts;

(b)          Quarterly Reports. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings and the Borrower (or, solely with respect to their respective first two fiscal quarters ending after the Closing Date, within the earlier of (x) 60 days after the end of each such fiscal quarter of Holdings or the Borrower, as applicable, and (y) the date on which Holdings or the Borrower, as applicable, files a Form 10Q with the SEC under the Exchange Act for the respective fiscal quarter), (i) the unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal quarter and related consolidated statements of income, cash flows and stockholders equity for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated balance sheet and related consolidated statements of income, cash flows and stockholders equity for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer of Holdings stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings and its Subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a)(i) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes, (ii) management’s analysis and discussion of the financial condition, results of operations and cash flows of Holdings and its Subsidiaries for such fiscal quarter and for the then elapsed portion of the fiscal year, (iii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated balance sheet and related consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer of the Borrower stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with the annual financial statements referred to in clause (iii) of Section 5.01(a), subject to normal year-end audit adjustments and the absence of footnotes, and (iv) management’s discussion and analysis of the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and for the then elapsed portion of the fiscal year and budgeted amounts;

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(c)          Monthly Reports. As soon as available and in any event within 30 days after the end of each fiscal month (other than the last fiscal month of any fiscal quarter) of Holdings and the Borrower (commencing with their respective fiscal month ending August 31, 2014), (i) the unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such month and the related consolidated statement of income of Holdings and its Subsidiaries for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated balance sheet and related consolidated statement of income for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer of Holdings stating that such financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of Holdings and its Subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month and the related consolidated statement of income of the Borrower and its Subsidiaries for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated balance sheet and related consolidated statement of income for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer of the Borrower stating that such financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)          [Reserved];

(e)          [Reserved];

(f)          Compliance Certificates. (i) Concurrently with any delivery of financial statements under Sections 5.01(a), (b) and (c), a Compliance Certificate (x) certifying that no Default exists or, if a Default does exist and is continuing, specifying in reasonable detail the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) setting forth a list (in reasonable detail) of all amounts in respect of Permitted Liens relating to any Collateral Vessel with respect to which (1) any action, suit, claim, dispute or proceeding before any Governmental Authority is commenced or, to the knowledge of any Loan Party, threatened, against such Collateral Vessel or such Collateral Vessel is otherwise attached, levied, arrested or taken into custody by any Governmental Authority by virtue of any such action, suit, claim, dispute, proceeding or otherwise, or (2) any Loan Party has been notified pursuant to 46 U.S.C. § 31343 that a “Notice of Claim of Lien” has been filed against such Collateral Vessel, (ii) concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate setting forth (x) computations in reasonable detail satisfactory to the Administrative Agent and the Collateral Agent demonstrating the calculation of the Available Amount as at the end of such fiscal year or fiscal quarter, as the case may be, and any utilizations of the Available Amount during such fiscal year or fiscal quarter, as the case may be, as well as the aggregate utilization thereof since the Closing Date, and (y) a list of all Collateral Vessels, Excluded Vessels, Immaterial Subsidiaries and Unrestricted Subsidiaries as of the end of such fiscal year or fiscal quarter, as the case may be, and (iii) concurrently with any delivery of financial statements pursuant to Section 5.01(a), computations in reasonable detail and reasonably satisfactory to the Administrative Agent demonstrating the Borrower’s calculation of the Excess Cash Flow and the amount of the respective payment pursuant to Section 2.10(b)(i) for the respective Excess Cash Flow Period;

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(g)          Consolidating Financial Statements. Concurrently with the delivery of any consolidated financial statements of the Borrower pursuant to Sections 5.01(a), (b) and (c), the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(h)          Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(i)          Budgets. No later than 45 days following the first day of each fiscal year of the Borrower, a budget (statements of income) in form reasonably satisfactory to the Administrative Agent prepared by the Borrower for each fiscal month of such fiscal year prepared in detail of the Borrower and its Restricted Subsidiaries, with appropriate presentation and discussion in reasonable detail of the principal assumptions upon which such budget is based, accompanied by a certificate of a Financial Officer of the Borrower certifying that the budget is a reasonable estimate for the periods covered thereby;

(j)          Other Reports and Filings. Promptly after the filing or delivery thereof, copies all financial information, proxy materials and reports, if any, which any Company shall publicly file with the SEC or deliver to the holders (or any trustee, agent or other representative therefor) of the Borrower’s or any of its Restricted Subsidiaries’ material Indebtedness, together with any appraisals of ABL Loan Priority Collateral Vessels delivered pursuant to an ABL Facility, pursuant to the terms of the documentation governing such Indebtedness, in each case, to the extent that any such information, proxy materials or reports are not independently delivered pursuant to this Agreement;

(k)          Environmental Information. At any time that any Company has breached the representation and warranty in Section 3.19, is not in compliance with Section 5.09(a) or has delivered a notice pursuant to Section 5.02(e), provide, at the Borrower’s sole expense and at the request of the Administrative Agent, either (a) an environmental site assessment report concerning the Real Property owned, leased or operated by such Company that is the subject of any such breach, noncompliance or notice, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, provided that if the Borrower fails to provide the same within 45 days after such request was made, the Administrative Agent may order the same at any time thereafter if the Borrower is not diligently pursuing the completion of such report, the cost of which shall be borne by the Borrower, and in such case the respective Loan Party shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents reasonable access to such Real Property and specifically grant the Administrative Agent and the Lenders a license to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower; or (b) copies of the reports of the United States Coast Guard, Environmental Protection Agency and National Transportation Safety Board, and of any applicable state agency, if and when issued, concerning such breach, noncompliance or notice if related to a Vessel or Chartered Vessel owned, chartered to or operated by such Company;

(l)          Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Term Loan Document, or the environmental condition of any Vessel, Chartered Vessel or Real Property, as the Administrative Agent, the Collateral Agent or any Lender may reasonably request. Each Lender acknowledges that the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to in this Section 5.01, and in any event shall have no responsibility to monitor compliance by any Loan Party with any such request for delivery, and each Lender shall be solely responsible for requesting delivery (from the Administrative Agent) of or maintaining its copies of such documents; and

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(m)          Profit Sharing Agreement. Concurrently with any delivery of any financial statements under Section 5.01(a) or (b), an officer’s certificate from a Responsible Officer of the Borrower setting forth computations, in reasonable detail, demonstrating the calculation of the estimated or, if then-determinable, actual Profit Share (as defined in the Profit Sharing Agreement) not yet paid constituting Excluded Collateral pursuant to clause (xvi) of the definition thereof.

The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through a Platform, any document or notice that Holdings or the Borrower has indicated contains Material Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Holdings and the Borrower agree to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders. If Holdings or the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Material Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Material Non-Public Information with respect to Holdings, the Borrower, their Subsidiaries and their securities.

Section 5.02         Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within five Business Days of obtaining knowledge thereof):

(a)          any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)          the filing or commencement of, or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Company that has had, or would reasonably be expected to result in, a Material Adverse Effect, (ii) with respect to any Term Loan Document or (iii) with respect to any of the other Transactions;

(c)          any event, change, effect, development, circumstance, or condition that has resulted, or would reasonably be expected to result, in a Material Adverse Effect;

(d)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(e)          the receipt by any Company of any notice of any Environmental Claim, violation by any Company of Environmental Law, or knowledge by any Company that there exists a condition that has resulted, or would reasonably be expected to result, in an Environmental Claim or a violation of or liability under, any Environmental Law, except for Environmental Claims, violations. conditions and liabilities the consequence of which would not be reasonably expected to result in a Material Adverse Effect; and

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(f)          (i) the incurrence of any Lien (other than Permitted Liens) on, or claim assessed against, all or any material portion of the Collateral or (ii) the occurrence of any other event which would reasonably be expected to materially and adversely affect all or a material portion of the Collateral.

Section 5.03         Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and all rights, franchises, licenses, privileges, permits, Governmental Approvals and Intellectual Property, except (x) as otherwise permitted under the Term Loan Documents or (y) other than in the case of the legal existence of any Loan Party, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)          Except as otherwise permitted under any Term Loan Document, do or cause to be done all things necessary to obtain, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material tangible properties used or useful in the business of the Restricted Parties and from time to time will make, or cause to be made, all appropriate repairs, renewals and replacements thereof.

Section 5.04         Insurance. (a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance with financially sound and reputable insurers, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and the Vessels, Chartered Vessels and other properties material to the business of the Restricted Parties against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, or as otherwise required by any Legal Requirements; provided, however, in addition to the requirements set forth above in this sentence, the Restricted Parties will at all times cause at least the Required Insurance to be maintained with respect to the Collateral Vessels.

(b)          All general property insurance policies and general liability insurance policies (in each case, with an individual policy value in excess of $1,000,000, except with respect to insurance related to the Vessels (which are covered by clause (c) below)) maintained by a Loan Party shall (i) provide that no cancellation, material reduction in amount or material reduction in coverage thereof shall be effective until at least 14 days (or 10 days in the case of non-payment of premium) after receipt by the Collateral Agent of written notice thereof, and (ii) name the Collateral Agent as loss payee (in the case of general property insurance) or additional insured on behalf of the Secured Parties (in the case of general liability insurance), as applicable; provided, however, that war risk insurance shall be subject to customary automatic termination of cover provisions in accordance with market practice.

(c)          Cause the Insurance Deliverables Requirement to be satisfied at all times.

(d)          Notify the Administrative Agent and the Collateral Agent as soon as reasonably practicable whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by (or on behalf of) any Restricted Party; and promptly as soon as reasonably practicable deliver to the Administrative Agent and the Collateral Agent a copy of such policy or policies.

(e)          With respect to any Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

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(f)          No Restricted Party that is an owner or charterer of any Vessel or Chartered Vessel will take any action that is reasonably likely to be the basis for termination, revocation or denial of any material insurance coverage required to be maintained under the Term Loan Documents in respect of any Vessel or Chartered Vessel or that could reasonably be the basis for a defense to any material claim under any insurance policy maintained in respect of the Vessels and Chartered Vessels, and the Restricted Parties shall otherwise comply in all material respects with all insurance policies in respect of the Vessels and Chartered Vessels.

Section 5.05         Obligations and Taxes. (a) Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful material claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

(b)          Timely and correctly file all federal, state and other material Tax Returns required to be filed by it.

(c)          The Borrower does not intend to treat the Term Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

(d)          Pay, perform and observe all of the terms and provisions of its Indebtedness and other contractual obligations promptly and in accordance with their respective terms except to the extent any failure to pay, perform or observe any such Indebtedness or other contractual obligations either would not constitute a Default or would not be reasonably expected to result in a Material Adverse Effect.

Section 5.06         Employee Benefits. (a) Comply with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code, with respect to all Employee Benefit Plans, except where such non-compliance would not be reasonably expected to result in a Material Adverse Effect and (b) furnish to the Administrative Agent, upon request, copies of (i) annual report (Form 5500 Series) filed by any Company or any of its ERISA Affiliates with the Employee Benefits Security Administration with respect to each Pension Plan sponsored or maintained by any Company, (ii) the most recent actuarial valuation report for each such Pension Plan, (iii) all notices received by any Company or any of its Subsidiaries from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event, and (iv) such other information, documents or governmental reports or filings related to any Pension Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

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Section 5.07         Maintaining Records; Access to Properties and Inspections; Quarterly Lender Calls. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities (including accurate and complete records of its Receivables and all payments and collection thereon). Each Company will permit any representatives designated by the Administrative Agent and the Collateral Agent upon two Business Days’ advance notice, during normal business hours, and not more than twice during any fiscal year of Holdings or the Borrower (unless an Event of Default exists) to visit and inspect the financial records and the property of such Company and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent and the Collateral Agent to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors thereof (including independent accountants thereof); provided, however, nothing in this Section 5.07(a) either shall limit the rights of the Administrative Agent and the Collateral Agent, or the obligations of the Loan Parties, under Section 5.13.

(b)          Within 60 days after the close of each fiscal quarter of the Borrower (or within 120 days after the close of the fourth fiscal quarter of the Borrower in any fiscal year of the Borrower), host a conference call (the cost of which conference call is to be paid by the Borrower) with representatives of the Administrative Agent and all Lenders who choose to participate in such conference call upon reasonable prior notice to be held at such time as reasonably agreed by the Borrower and the Administrative Agent, at which conference call shall be reviewed the financial results of the previous fiscal quarter and the year-to-date financial condition of the Companies and the budgets presented for the current fiscal year of the Borrower.

Section 5.08         Use of Proceeds. Use the proceeds of the Term Loans only for the purposes set forth in Section 3.12.

Section 5.09         Compliance with Environmental Laws and other Legal Requirements.

(a)          Comply, and use commercially reasonable efforts to cause all third party lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any remedial action required by Environmental Laws; provided, however, that no Company shall be required to take any of the foregoing actions in this Section 5.09 to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)          Comply with all other Legal Requirements (including the Jones Act) of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.

Section 5.10         Additional Collateral; Additional Guarantors. (a)   Subject to this Section 5.10, with respect to (x) any property acquired after the Closing Date (other than Excluded Collateral) by the Borrower or any Subsidiary Guarantor and (y) any property constituting Equity Interests of the Borrower or any intercompany Indebtedness owed to Holdings by any of the Restricted Parties, in each case, that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof (as such date may be extended by the Administrative Agent in its sole discretion)) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, (ii) to the extent reasonably requested by the Administrative Agent, deliver opinions of counsel to the Loan Parties in form and substance, and from counsel, reasonably acceptable to the Administrative Agent, and (iii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements and intellectual property security agreements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent; provided, however, that neither the Borrower nor any Subsidiary Guarantor shall be required to record any grant of security interest in Collateral consisting of Intellectual Property (x) arising, protected or otherwise existing in any jurisdiction outside of the United States or (y) that is not material Intellectual Property. The Borrower and the other Loan Parties shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

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(b)          With respect to any person that becomes a direct or indirect Subsidiary of the Borrower after the Closing Date, promptly (and in any event within 30 days after such person becomes a direct or indirect Subsidiary of the Borrower (as such date may be extended by the Administrative Agent in its sole discretion)) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by the Borrower or a Subsidiary Guarantor (except to the extent constituting Excluded Collateral), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) in the case such Subsidiary is a Wholly Owned Domestic Restricted Subsidiary (other than an Excluded Subsidiary), cause such new Wholly Owned Domestic Restricted Subsidiary to (A) execute a Joinder Agreement to become a Subsidiary Guarantor and a party to the Security Agreement and the Intercreditor Agreement, (B) deliver to the Administrative Agent an opinion or opinions of counsel to such Wholly Owned Domestic Restricted Subsidiary in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (C) take all actions necessary or advisable in the opinion of the Administrative Agent and the Collateral Agent to cause the Lien created by the applicable Security Documents to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements (or equivalent registrations) in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent; provided, however, that no such Subsidiary shall be required to record any grant of security interest in Collateral consisting of Intellectual Property (x) arising, protected or otherwise existing in any jurisdiction outside of the United States or (y) that is not material Intellectual Property. Notwithstanding the foregoing, the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of the immediately preceding sentence with respect to the Equity Interests of a Foreign Subsidiary that is a CFC shall be limited to (A) 66% of the total voting power of all outstanding Voting Equity Interests of such Foreign Subsidiary and (B) 100% of the Equity Interests not constituting Voting Equity Interests of such Foreign Subsidiary (it being understood that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Equity Interests for purposes of this Section 5.10(b)).

(c)          With respect to any person that is or becomes a Subsidiary of the Borrower or a Subsidiary Guarantor after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary (as such date may be extended by the Administrative Agent in its sole discretion)) execute and deliver (or cause such Subsidiary to execute and deliver) to the Collateral Agent a counterpart to the Intercompany Subordination Agreement.

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(d)          Promptly grant to the Collateral Agent (and in any event within 90 days of the acquisition thereof unless extended by the Administrative Agent in its reasonable discretion) a Mortgage on each Real Property owned in fee by the Borrower or such Subsidiary Guarantor as is acquired by the Borrower or such Subsidiary Guarantor after the Closing Date and that, together with any improvements thereon, individually has a Fair Market Value in excess of $10,000,000 as additional security for the Secured Obligations (unless the subject property constitutes Excluded Collateral). Such Mortgages shall constitute valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law) perfected First Priority (or, to the extent constituting ABL Priority Collateral, Second Priority) Liens subject only to Permitted Liens. The Mortgages or instruments related thereto shall be duly recorded or filed by the Administrative Agent in such manner and in such places as are required by applicable Legal Requirements to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. The Borrower or such Subsidiary Guarantor shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, enforceability, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including with respect to each Mortgage, a Mortgage Policy insuring the Lien of such Mortgage as a valid First Priority (or, to the extent constituting ABL Priority Collateral, Second Priority) mortgage Lien subject to Permitted Liens on the Mortgaged Property and fixtures described therein in an amount reasonably satisfactory to the Administrative Agent (but not to exceed the Fair Market Value of such Mortgaged Property), a survey (in form and substance sufficient for the title insurance company to remove the standard survey exceptions from the Mortgage Policy and issue the title endorsements reasonably requested by the Administrative Agent) and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage) and shall take such actions relating to insurance with respect to such after-acquired Real Property and execute and/or deliver to the Administrative Agent such insurance certificates and other documentation (including with respect to title, flood certifications and evidence of flood insurance), in each case in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent shall reasonably request.

(e)          If, at any time, either (x) an Excluded Subsidiary no longer constitutes an Excluded Subsidiary pursuant to the definition thereof or (y) the aggregate total assets or total revenues of one or more Immaterial Subsidiaries exceeds the thresholds set forth in the definition thereof, cause such Excluded Subsidiary (in the case of preceding clause (x)) or one or more Excluded Subsidiaries selected by the Borrower to the extent not otherwise an Excluded Subsidiary (other than by virtue solely of clause (b) of the definition thereof) (in the case of preceding clause (y)) to take the actions specified above in this Section 5.10 on the basis that each such Excluded Subsidiary ceased to be an Excluded Subsidiary hereunder, in each case to the extent that such Excluded Subsidiary is a Wholly Owned Domestic Restricted Subsidiary of the Borrower; provided, however, in the case of preceding clause (y), such actions shall only be required to the extent that, after giving effect to such actions, the aggregate total assets and total revenues of all then remaining Immaterial Subsidiaries do not exceed the thresholds set forth in the second sentence of the definition thereof.

(f)          Promptly after, and in any event within 45 days (as such date may be extended by the Administrative Agent in its sole discretion) of, (i) the acquisition by the Borrower or a Subsidiary Guarantor of a Vessel after the Closing Date (other than an Excluded Vessel), (ii) any person that owns a vessel (other than a vessel that would be an Excluded Vessel) becoming the Borrower or a Subsidiary Guarantor hereunder after the Closing Date or (iii) any Excluded Vessel of the Borrower or a Subsidiary Guarantor ceasing to be an Excluded Vessel, grant to the Mortgage Trustee a security interest in and Collateral Vessel Mortgage on such Vessel.  Such Collateral Vessel Mortgage shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Mortgage Trustee and shall satisfy the provisions of the Vessel Collateral Requirements and such Collateral Vessel Mortgage shall constitute a valid and enforceable perfected First Priority (or, to the extent constituting ABL Priority Collateral, Second Priority) Lien subject only to Permitted Collateral Vessel Liens related thereto; provided, however, any such Vessel may only be designated as ABL Priority Collateral by the Borrower in accordance with Section 5.10(f) (or any comparable section) of the ABL Credit Agreement (as in effect on the date hereof).

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Section 5.11         Security Interests; Further Assurances. (a) Promptly upon the reasonable request of the Administrative Agent or the Collateral Agent, at the sole cost and expense of the Loan Parties, (i) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, enforceability, perfection and priority of the Liens on the Collateral intended to be covered by the Security Documents, subject to no other Liens except Permitted Liens (or, in the case of Collateral Vessels, Permitted Collateral Vessel Liens), or obtain any consents or waivers as may be necessary or appropriate in connection therewith and (ii) without limiting the generality of the foregoing, execute, if required, and file, or cause to be filed, such financing or continuation statements under the UCC, or amendments thereto, such amendments or supplements to the Collateral Vessel Mortgages (including any amendments required to maintain the Liens granted by such Collateral Vessel Mortgages), and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent or the Collateral Agent may reasonably require (subject to any limitations that may be set forth in the Security Documents), to protect and preserve the Liens granted or purported to be granted by the Security Documents. Notwithstanding the foregoing, with respect to Intellectual Property, the Borrower and Subsidiary Guarantors shall only be required to file and record Intellectual Property security agreements with respect to material Intellectual Property in the United States Patent and Trademark Office or in the United States Copyright Office, as applicable (it being understood, without limiting the foregoing, that the Borrower and Subsidiary Guarantors shall not be obligated to record any such grant of security interest in the Collateral that is Intellectual Property issued by or pending before any jurisdiction outside of the United States).

(b)          If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by any Legal Requirements to have appraisals prepared in respect of the Real Property of the Borrower or any Subsidiary Guarantor constituting Collateral, the Borrower and the Subsidiary Guarantors shall provide to the Administrative Agent (at such Loan Parties’ expense) appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(c)          At the reasonable written request of any counterparty to a Bank Product Agreement entered into after the Closing Date, the applicable Loan Party shall promptly execute an amendment to each Collateral Vessel Mortgage confirming that the obligations under such Bank Product Agreement are Secured Obligations under each Collateral Vessel Mortgage, and cause the same to be promptly and duly recorded, and such amendment shall be in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.12         Certain Information Regarding the Loan Parties. (a) Furnish 30 days prior (or such shorter period acceptable to the Administrative Agent in its sole discretion) written notice to the Administrative Agent of any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction). Each Loan Party agrees not to effect any change referred to in the immediately preceding sentence unless, within five Business Days after such change (or such longer period acceptable to the Administrative Agent in its sole discretion), all filings have been made under the UCC or otherwise that are required (x) for the Collateral Agent to maintain the validity, enforceability, perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable, and (y) in the case of a Collateral Vessel, to ensure that the Vessel Collateral Requirements remain satisfied with respect to such Collateral Vessel. Each Loan Party shall promptly provide the Administrative Agent with certified Organizational Documents reflecting any of the changes described in the first sentence of this Section 5.12.

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Section 5.13         Appraisals. The Borrower agrees that the Collateral Agent and the Administrative Agent (and their respective agents, representatives and consultants) shall be permitted to conduct from time to time Vessel Appraisals by Approved Brokers of the Collateral Vessels (and related assets) and the Lightering Vessels (and related assets); provided, that (i) the Collateral Agent and the Administrative Agent shall only be permitted to conduct one Vessel Appraisal (or, in the discretion of the Administrative Agent or the Collateral Agent, two Vessel Appraisals) in the aggregate for each Collateral Vessel and each Lightering Vessel at the Borrower’s expense in any 12 month period and (ii) during the existence and continuation of an Event of Default, there shall be no limit on the number of additional Vessel Appraisals of each Collateral Vessel and each Lightering Vessel that the Collateral Agent and the Administrative Agent may conduct at the Borrower's expense in any 12 month period. None of the Collateral Agent, the Administrative Agent and the Lenders shall have any duty to any Loan Party to make any inspection, nor to share any results of any inspection or report with any Loan Party.  Each of the Loan Parties acknowledges that all inspections and reports are prepared by the Collateral Agent, the Administrative Agent and the Lenders for their purposes and the Loan Parties shall not be entitled to rely upon them.

Section 5.14         Deposit Accounts; Securities Accounts. To the extent that the Borrower or any Subsidiary Guarantor enters into any Deposit Account Control Agreement or Securities Account Control Agreement with respect to any Controlled Specified ABL Account, such Loan Party also shall enter into a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, in favor of the Collateral Agent covering such Controlled Specified ABL Account.

Section 5.15         Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 5.15, in each case within the time limits specified therein. Notwithstanding anything to the contrary contained in this Agreement or the other Term Loan Documents, the parties hereto acknowledge and agree that all conditions precedent and representations contained in this Agreement and the other Term Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.15 within the time periods required thereon, rather than as elsewhere provided in the Term Loan Documents).

Section 5.16         Citizenship; Flag of Vessel; Vessel Classifications; Operation of Vessels.

(a)          Each Restricted Party which owns, charters by demise or operates a Vessel or Chartered Vessel will remain a Section 2 Citizen qualified in all material respects to own, charter by demise and operate such Vessel or Chartered Vessel under the laws of the United States if such qualification is required for the trade in which such Vessel or Chartered Vessel is engaged.

(b)          Each Restricted Party which owns, charters by demise or operates a Vessel or Chartered Vessel will (i) comply with and satisfy all applicable Legal Requirements of the United States in order that such Vessel or Chartered Vessel shall continue to be documented pursuant to the laws of the United States with such endorsements as shall qualify such Vessel or Chartered Vessel for participation in the trades and services to which it is dedicated from time to time and (ii) not do or allow to be done anything whereby such documentation is or would reasonably be expected to be forfeited, unless the failure to comply with such Legal Requirements or obtain such documentation for such Vessel or Chartered Vessel would not reasonably be expected have a Material Adverse Effect.

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(c)          Each Restricted Party which owns, charters by demise or operates a Vessel or Chartered Vessel will ensure that each Vessel or Chartered Vessel is in all respects seaworthy and fit for its intended service and maintains its classification in effect as of the Closing Date (or a higher classification) or is classed in the highest class available for vessels of its age and type with an Approved Classification Society, free of any overdue conditions or recommendations affecting class, unless the failure to maintain such seaworthiness or to remain fit for its intended service or obtain such classification or the existence of any overdue conditions or recommendations affecting class would not reasonably be expected to have a Material Adverse Effect or result in any suspensions, discontinuances or withdrawal of class.

(d)          Each Restricted Party which owns, charters by demise or operates a Vessel or Chartered Vessel will submit such Vessel or Chartered Vessel to such surveys as may be required for classification purposes and, upon the reasonable written request of the Administrative Agent, supply to the Administrative Agent copies of all such survey reports and classification certificates issued in respect thereof.

(e)          Each Restricted Party which owns, charters by demise or operates a Vessel or Chartered Vessel will promptly pay and discharge all tolls, dues, taxes, assessments, governmental charges, fines, penalties, debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory Liens (other than Permitted Collateral Vessel Liens) on, or claims (other than Permitted Collateral Vessel Liens) enforceable against, such Vessel or Chartered Vessel other than any of the foregoing (i) being contested in good faith and diligently by appropriate proceedings, and, in the event of arrest of any Vessel or Chartered Vessel pursuant to legal process, or in the event of its detention in exercise or purported exercise of any such Lien or claim as aforesaid, procure, if possible, the release of such Vessel or Chartered Vessel from such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require, (ii) Liens incurred or placed on Chartered Vessels by their respective owners to the extent permitted by the terms of the respective charter (“Permitted Chartered Vessel Liens”), or (iii) which would not reasonably be expected to have a Material Adverse Effect.

(f)          Each Restricted Party which owns, charters by demise or operates a Vessel or Chartered Vessel will maintain a valid Certificate of Financial Responsibility (Oil Pollution) issued by the United States Coast Guard pursuant to the Federal Water Pollution Control Act to the extent that such certificate may be required by applicable Legal Requirements for any Vessel or Chartered Vessel and such other similar certificates as may be required in the course of the operations of any Vessel or Chartered Vessel pursuant to the International Convention on Civil Liability for Oil Pollution Damage of 1969, or other applicable Legal Requirements (including the ISM Code and the ISPS Code).

(g)          Promptly after, and in any event within 45 days after, (i) the acquisition by a Restricted Party of a Vessel after the Closing Date, (ii) any person that owns a Vessel becomes a Subsidiary Guarantor hereunder after the Closing Date or (iii) any change of the documented owner, name or official number, of a Vessel, (x) the Borrower shall provide the Administrative Agent with the name, documented owner, official number and, if such Vessel is a Collateral Vessel, the applicable Subsidiary Guarantors shall take such action as the Collateral Agent may reasonably request to ensure the Collateral Agent has a valid and perfected preferred mortgage Lien thereon and (y) in the case of preceding clauses (i) and (ii) as they relate to a Collateral Vessel, the Administrative Agent shall (at the Borrower’s or Subsidiary Guarantors’ expense and reasonable request) cooperate with the Borrower to record any filings that are required to ensure that the Vessel Collateral Requirements are satisfied.

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(h)          Each Restricted Party which enters into a Permitted Charter of a Collateral Vessel shall cause to be included in such charter a provision confirming the priority of any preferred ship mortgages covering such Collateral Vessel over the rights of the charterer under such Permitted Charter, and upon such Restricted Party’s request, the Mortgage Trustee shall enter into, with such charterer, a quiet enjoyment agreement substantially in the form of Exhibit P together with such additional terms reasonably requested by such charterer, subject to the Mortgage Trustee’s consent, such consent not to be unreasonably withheld or delayed; provided, however, that the foregoing provisions of this clause (h) shall not apply to any Permitted Charter with a term (including extension options) of 12 months or less so long as the Lien of the Collateral Vessel Mortgage covering such Collateral Vessel has priority over the rights of the charterer under such Permitted Charter as a matter of law.

Section 5.17         Designation of Subsidiaries.

(a)          The Board of Directors of the Borrower may at any time designate any Restricted Subsidiary of the Borrower to be an Unrestricted Subsidiary or designate (or re-designate, as the case may be) any Unrestricted Subsidiary as a Restricted Subsidiary of the Borrower; provided that (i) immediately before and after such designation (or re-designation), no Default shall have occurred and be continuing, (ii) in the case of the designation of a Subsidiary as an Unrestricted Subsidiary, (x) the Subsidiary to be so designated does not (directly, or indirectly, through its Subsidiaries) at such time own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, the Borrower or any of its Restricted Subsidiaries and (y) the Investment resulting from the designation of such Subsidiary as an Unrestricted Subsidiary as described in the immediately succeeding sentence is permitted by Sections 6.04(n) and/or (o), (iii) in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, before and after giving effect to such designation, the total assets of all Unrestricted Subsidiaries (excluding intercompany accounts with other Unrestricted Subsidiaries to be so designated at such time and investments in Subsidiaries of such Unrestricted Subsidiaries to be so designated at such time) shall be less than 5.0% of Consolidated Total Assets, and (iv) in the case of the designation (or re-designation, as the case may be) of an Unrestricted Subsidiary as a Restricted Subsidiary of the Borrower, the incurrence of Indebtedness and Liens resulting from the designation (or re-designation, as the case may be) of such Unrestricted Subsidiary as a Restricted Subsidiary as described in the second succeeding sentence is permitted by Sections 6.01 and 6.02; provided, further, that no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” immediately after giving effect to any such designation hereunder and any other contemporaneous designation under any ABL Facility, any Refinancing Notes Indenture or any Additional Permitted Unsecured Debt. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the aggregate Fair Market Value of the Borrower’s and its Restricted Subsidiaries’ Investment therein.  The designation (or re-designation, as the case may be) of any Unrestricted Subsidiary as a Restricted Subsidiary of the Borrower shall constitute, at the time of designation (or re-designation, as the case may be), the incurrence of any Indebtedness or Liens of such Subsidiary existing at such time.  Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.

(b)          Any designation (or re-designation, as the case may be) of a Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by delivery of a certificate from a Responsible Officer of the Borrower to the Administrative Agent (i) attaching a certified copy of a resolution of the Board of Directors of the Borrower giving effect to such designation and (ii) certifying that such designation (or re-designation, as the case may be) complies with the provisions of this Section 5.17 and was permitted by this Agreement.

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Section 5.18         Material Agreements. Comply with all contracts (including any charter contracts) and other agreements to which any Company is a party, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.19         Ship Management. Cause all Vessels owned by the Restricted Parties to be managed by Holdings or any Subsidiary or Affiliate of Holdings or any third party manager reasonably acceptable to the Administrative Agent, in each case, who is a Section 2 Citizen.

Section 5.20         Maintenance of Ratings. Use commercially reasonable efforts to maintain (but not maintain a specific rating) (a) a public corporate family rating of Holdings, a public corporate family of the Borrower (to the extent obtainable) and a public rating of the Term Loans, in each case, from Moody’s and (b) a public corporate credit rating of Holdings, a public corporate credit of the Borrower (to the extent obtainable) and a public rating of the Term Loans, in each case, from S&P (it being understood that “commercially reasonable efforts” shall, in any event, include the payment by the Borrower of customary rating agency fees and cooperation by Holdings, the Borrower and their respective Subsidiaries with information and data requests by Moody’s and S&P in connection with their ratings process).

ARTICLE VI

NEGATIVE COVENANTS

Holdings (solely with respect to Sections 6.14(a), 6.17, 6.18, 6.19, 6.21 and 6.22) and each other Loan Party covenants and agrees with the Administrative Agent, the Collateral Agent and each Lender that, so long as this Agreement shall remain in effect and until the Term Commitments have been terminated and the principal of and interest and premium (if any) on each Term Loan, all Fees and all other expenses or amounts payable under any Term Loan Document have been paid in full (other than contingent indemnification obligations for which no claim or demand has been made), Holdings (solely with respect to Sections 6.14(a), 6.17, 6.18, 6.19, 6.21 and 6.22) and each other Loan Party will not, nor will any Loan Party cause or permit any of its Restricted Subsidiaries to:

Section 6.01         Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a)          Indebtedness incurred under this Agreement and the other Term Loan Documents and any Specified Refinancing Term Loans and Refinancing Notes in respect thereof incurred or issued in accordance with the terms of this Agreement;

(b)          Indebtedness of the Borrower and the Subsidiary Guarantors under the ABL Credit Agreement in an aggregate outstanding principal amount not to exceed $100,000,000 and any Permitted Refinancing Indebtedness in respect thereof constituting an ABL Facility;

(c)          Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(c) and any Permitted Refinancing Indebtedness in respect of thereof;

(d)          Indebtedness under Hedging Obligations under Permitted Hedging Agreements, in each case entered into in the ordinary course of business and not for speculative purposes; provided, that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Term Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

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(e)          Indebtedness arising from Investments permitted by Section 6.04;

(f)          (x) Indebtedness in respect of Purchase Money Obligations, and Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount not to exceed $25,000,000 at any time outstanding and (y) additional Indebtedness in respect of Purchase Money Obligations incurred for the purpose of financing all or any part of the purchase price or cost of construction, installation or improvement of Vessels of the Restricted Parties or Chartered Vessels, so long as (i) immediately before and after giving pro forma effect to the incurrence of such additional Indebtedness, no Event of Default then exists or would result therefrom, and (ii) the Borrower shall be in compliance, on a Pro Forma Basis, with a Total Leverage Ratio of no greater than 4.50:1.00 for the Test Period most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a)(iii) or (b)(iii), as applicable;

(g)          assumed Indebtedness of any person that becomes a Restricted Subsidiary of the Borrower (or is merged or consolidated with and into the Borrower or a Restricted Subsidiary of the Borrower) after the date hereof in connection with a Permitted Acquisition or other Investment permitted hereunder in an aggregate principal amount not to exceed $30,000,000 at any time outstanding for all such Indebtedness; provided, that such Indebtedness (i) exists at the time of such Permitted Acquisition or other Investment, and (ii) is not created in anticipation or contemplation of such Permitted Acquisition or other Investment;

(h)          Indebtedness in respect of bid, performance, customs or surety bonds issued for the account of any Restricted Party in the ordinary course of business, including guarantees or obligations of any Restricted Party with respect to letters of credit supporting such bid, performance, customs or surety obligations (in each case other than for an obligation for borrowed money), in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(i)          Contingent Obligations (i) of the Borrower in respect of Indebtedness of any Restricted Subsidiary of the Borrower and (ii) of any Restricted Subsidiary of the Borrower in respect of Indebtedness of the Borrower or any other Restricted Subsidiary of the Borrower, in each case, to the extent that such Indebtedness is otherwise permitted to be incurred pursuant to this Section 6.01 (other than clauses (c) and (g) of this Section 6.01); provided that (A) Contingent Obligations of the Borrower or any Subsidiary Guarantor of Indebtedness of any Restricted Subsidiary of the Borrower which is not a Loan Party shall be subject to compliance with Section 6.04(f), (B) if a Restricted Subsidiary of the Borrower which is not a Loan Party provides a guarantee of Indebtedness of a Loan Party in accordance with this clause (i), then the Borrower will cause such Restricted Subsidiary to guarantee the Obligations pursuant to the Guarantee, and (C) if the Indebtedness to be guaranteed is subordinated to the Obligations, then the guarantees permitted under this clause (i) shall be subordinated to the Obligations of the Borrower or the applicable Subsidiary Guarantor to the same extent and on the same terms as the Indebtedness so guaranteed is subordinated to the Obligations;

(j)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

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(k)          Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(l)          Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(m)          other Indebtedness in an aggregate principal amount for all Restricted Parties not to exceed $50,000,000 at any time outstanding, of which up to (but not more than) $30,000,000 may be secured to the extent permitted by Section 6.02(w);

(n)          Additional Permitted Unsecured Debt under the Additional Permitted Unsecured Debt Documents, so long as (i) the requirements set forth in the definition of “Additional Permitted Unsecured Debt” contained herein are (and continue to be) satisfied, (ii) no Default exists immediately before or after giving effect to the incurrence of such Indebtedness, (iii) at the time of the incurrence of such Indebtedness and immediately after giving effect thereto, the Borrower shall be in compliance, on a Pro Forma Basis, with a Total Leverage Ratio of no greater than 4.50:1.00 for the Test Period most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a)(iii) or (b)(iii), as applicable, and (iv) prior to the incurrence of such Indebtedness, the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate of the Borrower certifying as to compliance with the requirements of preceding clauses (i) through (iii) and containing the calculations (in reasonable detail) required by preceding clause (iii); and

(o)          Indebtedness incurred in relation to (i) maintenance, repairs, refurbishments and replacements required to maintain the classification of any of the Vessels or Chartered Vessels owned, leased, time chartered or bareboat chartered to or by the any Restricted Party in the ordinary course of business, (ii) dry docking of any of the Vessels or Chartered Vessels owned or leased by any Restricted Party for maintenance, repair, refurbishment or replacement purposes in the ordinary course of business and (iii) Vessel or Chartered Vessel amendments or modifications required to allow worldwide trading and commercial acceptance by any potential charterer, in each case as required by any change after the Closing Date in applicable law or regulation.

Section 6.02         Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)          inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are immaterial or being contested in good faith by appropriate proceedings timely initiated and for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b)          Liens in respect of property (other than Vessels) of any Restricted Party imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business (including customary contractual landlords’ liens under operating leases entered into in the ordinary course of business), and (i) which do not in the aggregate materially and adversely affect the value of the property subject to such Lien, and do not materially impair the use thereof in the operation of the business of the respective Restricted Party, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings timely initiated and for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

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(c)          any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the Closing Date (minus the aggregate amount of any permanent repayments and prepayments thereof since the Closing Date but only to the extent that such repayments and prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or a portion of such Indebtedness) and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d)          easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions, servitudes and other similar charges or encumbrances, and minor title deficiencies, in each case, on or with respect to any Real Property, whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Restricted Party at or otherwise with respect to such Real Property;

(e)          Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which such Restricted Party shall in good faith be diligently prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(f)          Liens (other than any Lien imposed by ERISA) (x) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, performance, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided, that with respect to clauses (x), (y) and (z) of this Section 6.02(f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(g)          leases of the properties of any Restricted Party, in each case entered into in the ordinary course of such Restricted Party’s business so long as such leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Restricted Party or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Restricted Party in the ordinary course of business in accordance with the past practices of such Restricted Party;

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(i)          Liens securing Indebtedness incurred by any Restricted Party pursuant to Section 6.01(f), provided, that (i) any such Liens attach only to the property being financed pursuant to such Indebtedness and (ii) do not encumber any other property of any Restricted Party;

(j)          (i) so long as the Intercreditor Agreement is in effect and subject to the terms thereof, Liens on the Collateral securing obligations under the ABL Loan Documents and (ii) so long as the applicable intercreditor agreement is then in effect and subject to the terms thereof, Liens on Collateral securing obligations under the Specified Refinancing Term Loans and Refinancing Notes incurred in accordance with the terms of this Agreement;

(k)          Liens on property rented to, or leased by, any Restricted Party pursuant to a Sale and Leaseback Transaction; provided, that (i) such Sale and Leaseback Transaction is permitted by Section 6.03, (ii) such Liens do not encumber any other property of any Restricted Party, and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(l)          bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Restricted Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that, unless such Liens are non-consensual and arise by operation of applicable Legal Requirements, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(m)          Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Restricted Party to the extent permitted hereunder; provided, that (x) such Liens (i) do not extend to property not subject to such Liens at the time of such acquisition, merger or consolidation (other than improvements thereon), (ii) are no more favorable to the lienholders than such existing Liens and (iii) are not created in anticipation or contemplation of such acquisition, merger or consolidation and (y) any Indebtedness that is secured by such Liens is permitted by Section 6.01(g);

(n)          Liens granted pursuant to the Term Loan Documents to secure the Secured Obligations;

(o)          licenses of Intellectual Property granted by any Restricted Party in the ordinary course of business;

(p)          the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(q)          Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC covering only the items being collected upon;

(r)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s)          Liens in the ordinary course of business for dry-docking, maintenance, repairs and improvements to Vessels, crews’ wages, salvage (including contract salvage) and maritime Liens (other than in respect of Indebtedness);

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(t)          with respect only to the Vessels, Liens arising by operation of law and fully covered (in excess of permitted deductibles) by the Required Insurance, such coverage to be confirmed upon the request of the Collateral Agent by the marine insurance broker placing the applicable Required Insurance;

(u)          Liens solely on any cash earnest money deposits made by any Restricted Party in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(v)          Liens arising pursuant to a Permitted Charter; and

(w)          additional Liens of the Restricted Parties not otherwise permitted by this Section 6.02 and incurred in the ordinary course of business that (i) do not materially impair the use of such assets in the operation of the business of any Restricted Party and (ii) do not secure obligations in excess of $30,000,000 in the aggregate for all such Liens at any time;

Any reference in any of the Term Loan Documents to a Permitted Lien (including a Permitted Collateral Vessel Lien) is not intended to and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Term Loan Documents to any Permitted Lien (including any Permitted Collateral Vessel Lien).

Section 6.03         Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”), unless (i) the sale of such property is entered into in the ordinary course of business and is made for cash consideration in an amount not less than the Fair Market Value of such property, (ii) the Sale and Leaseback Transaction is permitted by Sections 6.06 and 6.17 and is consummated within 10 Business Days after the date on which such property is sold or transferred, (iii) any Liens arising in connection with its use of the property are permitted by Section 6.02(k), (iv) the Sale and Leaseback Transaction would be permitted under Section 6.01, assuming the Attributable Indebtedness with respect to the Sale and Leaseback Transaction constituted Indebtedness under Section 6.01, and (v) the aggregate Attributable Indebtedness incurred with respect to all such Sale and Leaseback Transactions shall not exceed $10,000,000 at any time outstanding; provided, however, in no event shall any Restricted Party enter into a Sale and Leaseback with respect to a Collateral Vessel.

Section 6.04         Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)          the Restricted Parties may consummate the Transactions in accordance with the provisions of the respective Transaction Documents;

(b)          Investments outstanding on the Closing Date and identified on Schedule 6.04(b);

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(c)          the Restricted Parties may (i) acquire and hold accounts receivable, owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d)          Hedging Obligations permitted pursuant to Section 6.01(d);

(e)          loans and advances to directors, employees and officers of the Borrower and its Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Borrower, in aggregate amount not to exceed $1,000,000 at any time outstanding;

(f)          Investments by (i) the Borrower or any Subsidiary Guarantor in the Borrower or any other Subsidiary Guarantor, (ii) any Restricted Subsidiary of the Borrower that is not a Loan Party in the Borrower or any Subsidiary Guarantor, (iii) any Restricted Subsidiary of the Borrower that is not a Loan Party in any other Restricted Subsidiary of the Borrower that is not a Loan Party and (iv) the Borrower or any Subsidiary Guarantor in any Restricted Subsidiary of the Borrower that is not a Loan Party; provided, that (x) any Investment in the form of a loan or advance shall be evidenced by an Intercompany Note and shall be subject to the terms of the Intercompany Subordination Agreement and, in the case of a loan or advance by Holdings to any Restricted Party or by the Borrower or Subsidiary Guarantor, each such Intercompany Note shall be pledged by such Loan Party as Collateral pursuant to the Security Documents and (y) the aggregate amount of all Investments made by Loan Parties to Restricted Subsidiaries of the Borrower that are not Loan Parties pursuant to preceding clause (iv) shall not exceed $20,000,000 at any time outstanding;

(g)          Investments in securities of trade creditors or customers in the ordinary course of business that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h)          mergers and consolidations in compliance with Section 6.05;

(i)          Investments made by any Restricted Party as a result of consideration received in connection with a disposition of property made in compliance with Section 6.06;

(j)          acquisitions of property in compliance with Section 6.07 (other than Section 6.07(a));

(k)          Dividends in compliance with Section 6.08;

(l)          Investments of any person that becomes a Restricted Subsidiary of the Borrower after the date hereof pursuant to a Permitted Acquisition or other Investment permitted hereunder; provided, that (i) such Investments exist at the time such person becomes a Restricted Subsidiary or is acquired, (ii) such Investments are not made in anticipation or contemplation of such person becoming a Restricted Subsidiary, and (iii) such Investments are not directly or indirectly recourse to any of the Restricted Parties or any of their respective assets, other than to the person that becomes a Restricted Subsidiary;

(m)          so long as no Event of Default then exists or would result therefrom, Investments in Joint Ventures in an aggregate amount not to exceed $20,000,000 at any time outstanding;

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(n)          so long as no Event of Default then exists or would result therefrom, other Investments in an aggregate amount not to exceed $20,000,000 at any time outstanding;

(o)          any other Investments in an aggregate amount not to exceed the Available Amount as in effect immediately prior to the respective Investment so long as (x) no Default has occurred and is continuing immediately prior to and after giving effect to such Investment and (y) with respect to Investments made in, to or for the benefit of, any Unrestricted Subsidiary (including in connection with the designation of any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary) other than Investments made in reliance on clause (a) of the definition of “Available Amount” contained herein, the Borrower shall be in compliance, on a Pro Forma Basis, with a Total Leverage Ratio of no greater than 4.50:1.00 (or, in the case of Investments in Unrestricted Subsidiaries or Investments resulting from the designation of Unrestricted Subsidiaries pursuant to Section 5.17, 4.25:1.00) for the Test Period most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a)(iii) or (b)(iii), as applicable;

(p)          to the extent constituting an Investment, payments to Holdings permitted pursuant to Section 6.09(e);

(q)          unsecured intercompany loans made by the Borrower or any Subsidiary Guarantor to Holdings subject to the Intercompany Subordination Agreement and evidenced by an Intercompany Note for the purposes, at the times and in amounts that would otherwise be permitted to be made as Dividends to Holdings pursuant to Sections 6.08(b) through (d), inclusive (and with all such intercompany loans made pursuant to this clause (q) to reduce Dollar-for-Dollar the amounts that would otherwise be permitted to be paid for such purpose in the form of Dividends pursuant to such Sections 6.08(b) through (d); and

(r)          so long as no Event of Default then exists or would result therefrom, cash Investments in Unrestricted Subsidiaries for the purposes of or in connection with the winding down or liquidation of such Unrestricted Subsidiaries in an aggregate amount not to exceed $5,000,000.

Section 6.05         Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any time), except that the following shall be permitted:

(a)          the Transactions as contemplated by, and in compliance with, the respective Transaction Documents;

(b)          dispositions of assets in compliance with Section 6.06 (other than Sections 6.06(e), (f) and (g));

(c)          Permitted Acquisitions;

(d)          any solvent Restricted Party (other than the Borrower) may merge or consolidate with or into the Borrower or any Subsidiary Guarantor (so long as (i) in the event the Borrower is a party to such merger or consolidation, the Borrower shall be the surviving person, and (ii) in any other case, a Subsidiary Guarantor shall be the surviving person and shall remain, directly or indirectly, a Wholly Owned Domestic Restricted Subsidiary of the Borrower); provided, that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable;

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(e)          any Restricted Subsidiary of the Borrower that is not a Loan Party may merge into any other Restricted Subsidiary of the Borrower that is not a Loan Party; and

(f)          any Restricted Subsidiary of the Borrower that is not a Loan Party may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up would not reasonably be expected to be disadvantageous to the Agents and the Lenders in any material respect.

To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.05 with respect to the sale of any Collateral not otherwise permitted under this Agreement, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to another Loan Party), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as the Borrower shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.06         Asset Sales. Effect any disposition of any property, or agree to effect any disposition of any property, except that the following shall be permitted:

(a)          dispositions of surplus, worn out or obsolete property (other than Vessels) by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Restricted Parties taken as a whole;

(b)          other dispositions of property (other than the Equity Interests of a Subsidiary Guarantor unless all of the Equity Interests of such Subsidiary Guarantor is sold in compliance with this clause (b)); provided, that (i) no Event of Default then exists or would result therefrom, (ii) the aggregate consideration received in respect of all dispositions of property pursuant to this clause (b) shall not exceed $200,000,000, (iii) such dispositions of property are made for Fair Market Value and on an arms-length commercial basis and (iv) at least 75% of the consideration payable in respect of such disposition of property is in the form of cash or Cash Equivalents and is received at the time of the consummation of any such disposition;

(c)          leases of, or charter contracts in respect of, real or personal property (other than Sale and Leaseback Transactions) in the ordinary course of business and in accordance with the applicable Security Documents;

(d)          the Transactions as contemplated by, and in compliance with, the Transaction Documents;

(e)          Investments in compliance with Section 6.04;

(f)          dispositions consisting of mergers and consolidations in compliance with Section 6.05;

(g)          Dividends in compliance with Section 6.08;

(h)          sales of inventory in the ordinary course of business and dispositions of cash and Cash Equivalents in the ordinary course of business;

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(i)          any disposition of property that constitutes a Casualty Event;

(j)          any disposition of property by (i) any Restricted Subsidiary of the Borrower to the Borrower or any Subsidiary Guarantor and (ii) any Restricted Subsidiary of the Borrower that is not a Loan Party to another Restricted Subsidiary of the Borrower that is not a Loan Party; provided, that if the transferor of such property is a Loan Party, the transferee thereof must be the Borrower or a Subsidiary Guarantor;

(k)          grants of non-exclusive licenses or sublicenses in the ordinary course of business to use the Borrower’s or any Restricted Subsidiaries’ Intellectual Property and technology to the extent that such license or sublicense does not materially impair the conduct of the business of the Borrower or any of its Restricted Subsidiaries or otherwise prohibit the Collateral Agent from obtaining a security interest in the Intellectual Property or technology subject to such license or sublicense; and

(l)          sales, forgiveness or other dispositions without recourse in the ordinary course of business of accounts receivable arising in the ordinary course of business in connection with the collection or compromise thereof but not as part of any financing transaction.

To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.06, with respect to the sale of any Collateral not otherwise permitted under this Agreement, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Loan Party), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as the Borrower shall have previously provided to the Administrative Agent and the Collateral Agent such certifications or documents as the Administrative Agent and/or the Collateral Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.07         Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person (or agree to do any of the foregoing at any time) except that the following shall be permitted:

(a)          Investments in compliance with Section 6.04;

(b)          Capital Expenditures by the Borrower and its Restricted Subsidiaries;

(c)          purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(d)          leases or licenses of real or personal property in the ordinary course of business and in accordance with this Agreement and the applicable Security Documents;

(e)          the Transactions as contemplated by, and in compliance with, the Transaction Documents;

(f)          Permitted Acquisitions;

(g)          mergers and consolidations in compliance with Section 6.05;

(h)          Dividends in compliance with Section 6.08; and

(i)          Sale and Leaseback Transactions in compliance with Section 6.03;

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provided, that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable.

Section 6.08         Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Restricted Party (including pursuant to any Synthetic Purchase Agreement) or incur any obligation (contingent or otherwise) to do so, except that the following shall be permitted:

(a)          (i) any Restricted Subsidiary of the Borrower may pay Dividends to the Borrower or any Subsidiary Guarantor, (ii) any Restricted Subsidiary of the Borrower that is not a Loan Party also may pay Dividends to any other Wholly Owned Domestic Restricted Subsidiary of the Borrower and (iii) any non-Wholly Owned Restricted Subsidiary of the Borrower may pay cash Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Restricted Subsidiary of the Borrower which owns the Equity Interest in the Restricted Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Restricted Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Restricted Subsidiary);

(b)          so long as no Event of Default then exists or would result therefrom, cash Dividends by the Borrower to Holdings at the times and in the amounts needed to permit Holdings to repurchase or redeem shares of its capital stock from directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate amount of all such payments shall not exceed, in any period of 12 consecutive months, $2,500,000 and, in the aggregate, $5,000,000;

(c)          to the extent constituting a Dividend, payments to Holdings permitted pursuant to Section 6.09(e);

(d)          so long as (i) the OIN Spinoff has not been consummated, (ii) Holdings has insufficient funds to pay the respective interest payment and third party expense and (iii) no Default then exists or would result therefrom, the Borrower may pay cash Dividends to Holdings at the times that any interest payment or third party expense is due on the Existing OSG Notes in an aggregate amount not to exceed 50% of the aggregate amount of such interest payment or third party expense (after taking into account any payments made by Holdings in respect thereof);

(e)          (x) so long as no Event of Default then exists or would result therefrom, the Borrower may make Permitted Tax Distributions to Holdings; and

(f)          any cash Dividends in an aggregate amount not to exceed the Available Amount as in effect immediately prior to the respective Dividend so long as (x) no Default has occurred and is continuing immediately prior to and after giving effect to such Dividend and (y) other than with respect to Dividends made in reliance on clause (a) of the definition of “Available Amount” contained herein or Dividends made to Holdings at the times that any interest payments are due on the Existing OSG Notes in an aggregate amount not to exceed the amount of such interest payment so long as the OIN Spinoff has not been consummated and Holdings has insufficient funds to pay the respective interest (after taking into account any payments made to Holdings in respect thereof and any Dividends made to Holdings pursuant to clause (d) above), the Borrower shall be in compliance, on a Pro Forma Basis, with a Total Leverage Ratio of no greater than 4.25:1.00 for the Test Period most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a)(iii) or (b)(iii), as applicable.

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Section 6.09         Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Restricted Party (other than between or among the Borrower and the Subsidiary Guarantors to the extent otherwise permitted under this Agreement), other than on terms and conditions at least as favorable to such Restricted Party as would reasonably be obtained by such Restricted Party at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a)          Dividends permitted by Section 6.08;

(b)          Investments permitted by Section 6.04;

(c)          reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements;

(d)          the Transactions as contemplated by, and in accordance with, the Transaction Documents; and

(e)          Affiliate transactions to the extent set forth on Schedule 6.09(e); and

(f)          so long as no Event of Default then exists or would result therefrom, (i) payments to Holdings in respect of any expenses for services provided by Holdings to the Borrower and its Restricted Subsidiaries in the ordinary course of business (with such expenses to be determined in good faith by the Board of Directors of Holdings); provided that (x) to the extent such services are generally provided to Holdings’ Subsidiaries, any such expenses shall not exceed an amount reasonably allocable to the Borrower and its Restricted Subsidiaries and (y) such payments (or any services agreement pursuant to which such payments are made) have been approved by a majority of the members of the Board of Directors of the Borrower, (ii) payments to Holdings in respect of other intercompany trade claims incurred in the ordinary course of the Borrower’s and its Restricted Subsidiaries’ business, (iii) payments to Holdings in respect of any intercompany Indebtedness owing to Holdings to the extent permitted by Section 6.01, (iv) any intercompany Indebtedness existing as of the Closing Date between or among Holdings, the Borrower, OIN and their respective Subsidiaries may be settled on the Closing Date on a non-cash basis or, if on a cash basis, on terms set forth on Schedule 6.09(f), and (v) the reimbursement by the Borrower and its Restricted Subsidiaries to OIN and its Subsidiaries of up to $500,000 of expenses in the aggregate in any fiscal year of the Borrower to the extent that such expenses were incurred in the ordinary course of business.

Section 6.10         [Reserved].

Section 6.11         Prepayments of Other Indebtedness; Modifications of Organizational Documents and Certain Other Documents, etc. Directly or indirectly:

(a)          make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance, or acquisition for value of, or any prepayment, repurchase or redemption, retirement, defeasance as a result of any asset sale, change in control or similar event of, any Subordinated Indebtedness, any Additional Permitted Unsecured Debt or any Refinancing Notes; provided, that Restricted Debt Payments shall be permitted in an aggregate amount not to exceed the Available Amount as in effect immediately prior to the respective Restricted Debt Payment so long as (x) no Default has occurred and is continuing immediately prior to and after giving effect to such Restricted Debt Payment and (y) other than with respect to the use of the Available Amount in reliance on clause (a) of the definition thereof, the Borrower shall be in compliance, on a Pro Forma Basis, with a Total Leverage Ratio of no greater than 4.50:1.00 for the Test Period most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a)(iii) or (b)(iii), as applicable;

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(b)          amend or modify, or permit the amendment or modification of, any provision of any Additional Permitted Unsecured Debt Documents, any Refinancing Notes Indenture or any documents related to Subordinated Indebtedness in any manner that is, or would reasonably be expected to be, adverse in any material respect to the interests of any Agent or any Lender (it being understood and agreed that, in any event, any amendment or modification to any Additional Permitted Unsecured Debt Document or any Refinancing Notes Indenture which, in its amended or modified form, shall no longer satisfy the requirements of the definition of “Additional Permitted Unsecured Debt” or any “Refinancing Notes Indenture,” as the case may be, contained herein shall not be permitted); or

(c)          (x) terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement and the Holdings Pledge Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and would not reasonably be expected to be, adverse in any material respect to the interests of any Agent or any Lender, or (y) amend or modify any tax sharing or similar agreement without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

Section 6.12         Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Restricted Subsidiary of the Borrower to (i) pay Dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by any Restricted Party, or pay any Indebtedness owed to any Restricted Party, (ii) make loans or advances to any Restricted Party or (iii) transfer any of its properties to any Restricted Party, except for such encumbrances, restrictions or conditions existing under or by reason of:

(a)          applicable mandatory Legal Requirements;

(b)          this Agreement and the other Term Loan Documents;

(c)          the ABL Loan Documents;

(d)          Additional Permitted Unsecured Debt Documents and any Refinancing Notes Indenture;

(e)          customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Restricted Party;

(f)          customary provisions restricting assignment of any agreement entered into by a Restricted Party in the ordinary course of business;

(g)          customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property pending the consummation of such sale; provided, that (i) such restrictions and conditions apply only to the property to be sold, and (ii) such sale or other disposition is permitted hereunder;

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(h)          any encumbrances or restrictions imposed by any amendments that are otherwise permitted by the Term Loan Documents of the contracts, instruments or obligations referred to in clause (c) or (d) above; provided, that such amendments are not materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment; or

(i)          any agreement in effect at the time a person becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary of the Borrower and such restriction does not apply to any Restricted Party other than such Restricted Subsidiary.

Section 6.13         Limitation on Issuance of Capital Stock.

(a)          With respect to the Borrower, issue any Equity Interest that is Disqualified Capital Stock.

(b)          With respect to any Restricted Subsidiary of the Borrower, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of the Borrower or any of its Restricted Subsidiaries in any class of the Equity Interests of such Restricted Subsidiary and (ii) Restricted Subsidiaries of the Borrower formed or acquired after the Closing Date in accordance with this Agreement may issue Equity Interests to the Borrower, a Wholly Owned Domestic Restricted Subsidiary of the Borrower which is to own such Equity Interests and, in the case of a Restricted Subsidiary of the Borrower that is not a Loan Party, to other persons which are to own such Equity Interests to the extent otherwise permitted hereunder. All Equity Interests issued to a Loan Party in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.10 and 5.11 or any Security Document, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Document.

Section 6.14         Business. (a) With respect to Holdings, engage in any business activities or have any properties, other than (i) its ownership of the Equity Interests of the Borrower, OIN and such other persons (other than Restricted Subsidiaries of the Borrower) that Holdings acquires after the Closing Date, (ii) the holding of any cash and Cash Equivalents (but not operating any property), (iii) incurring Indebtedness and other liabilities otherwise permitted to be incurred by it, (iv) maintaining its existence and (v) special purpose holding company activities reasonably incidental to the foregoing clauses (i) through (iv), inclusive.

(b)          With respect to the Borrower and its Restricted Subsidiaries, engage (directly or indirectly) in any businesses other than those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date (or which are substantially related thereto or are reasonable extensions thereof).

Section 6.15         [Reserved].

Section 6.16         Fiscal Periods. Change its fiscal year-end to a date other than December 31, or its fiscal quarters to a date other than March 31, June 30, September 30 and December 31.

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Section 6.17         No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Restricted Party to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Term Loan Documents; (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens (other than Liens permitted under Section 6.02(n)) on the properties encumbered thereby; (c) subject to the terms of the Intercreditor Agreement, the ABL Loan Documents; and (d) any prohibition or limitation that (i) exists pursuant to applicable Legal Requirements, (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided, that (x) such restrictions apply only to such property to be sold or disposed of, and (y) such sale is permitted hereunder, (iii) consists of customary restrictions on the assignment of leases, licenses and other contracts entered into in the ordinary course of business, (iv) consists of Charter Contract Lien Restrictions with respect to any Vessel, (v) consists of customary prohibitions or limitations in joint venture agreements, pooling agreements and other similar agreements restricting the pledge or assignment thereof or (vi) consists of other contractual restrictions on pledges or assignments in agreements entered into in the ordinary course of business solely to the extent such restrictions would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Legal Requirement (including the Bankruptcy Code) or principles of equity.

Section 6.18         Anti-Terrorism Law; Anti-Money Laundering. (a) Directly or indirectly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22 that would result in a violation of Sanctions Laws, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 6.18).

(b)          Cause or permit any of the funds of such Loan Party that are used to repay the Credit Extensions to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of Legal Requirements.

Section 6.19         Embargoed Person. Cause or permit (a) any of the funds or properties of any Company that are used to repay the Term Loans to constitute property of, or be beneficially owned directly or indirectly by, any person (individual or entity) with whom dealings are restricted or prohibited under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or any other similar list maintained by any Sanctions Authority, or 50% or greater owned by any such designated individual or entity that would result in a violation of Sanctions Laws, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in any Company, with the result that the investment in any Company (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Credit Extensions are in violation of applicable Legal Requirements.

Section 6.20         Restrictions on Chartering, etc. (i) Let a Vessel or Chartered Vessel on demise charter for any period or (ii) enter into any charter in respect of the Vessel or Chartered Vessel other than a Permitted Charter.

Section 6.21         Additional Holdings Covenants. Holdings will not (i) directly or indirectly, effect an OIN Spinoff unless all of the OIN Spinoff Conditions have been satisfied at such time, (ii) directly or indirectly, take any action that would result in a Change in Control, or (iii) create, incur, assume or suffer to exist any Lien on the Equity Interests of the Borrower other than Permitted Liens of the type described in clauses (a), (j) and (n) of Section 6.02, or (iv) directly or indirectly, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation.

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Section 6.22         Amended Reorganization Plan and Confirmation Order. Seek, support or fail to actively and in good faith contest the entry of any Order superseding, amending, supplementing, vacating, staying, reversing, revoking or otherwise modifying the Confirmation Order or the Amended Reorganization Plan, to the extent that the effect of such Order would cause an Event of Default.

ARTICLE VII

GUARANTEE

Section 7.01         The Guarantee. The Guarantors hereby, jointly and severally, guarantee, as primary obligors and not as sureties, to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of, premium (if any) and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under Title 11 of the Bankruptcy Code) on the Term Loans made by the Lenders to, and the Notes, if any, held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantors shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02         Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not of collection and, to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full in cash of the Guaranteed Obligations). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)          at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)          any of the acts mentioned in any of the provisions of this Agreement, the other Term Loan Documents or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)          the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Term Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

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(d)          any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Term Loan Documents; or

(e)          the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03         Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04         Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against any of the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness or other Obligation of any Loan Party to a Guarantor shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Subordination Agreement.

Section 7.05         Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and other Term Loan Documents may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

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Section 7.06         Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07         Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08         General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Sections 7.04 and 7.10, respectively) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09         Release of Guarantors. If, in compliance with the terms and provisions of the Term Loan Documents, (i) all of the Equity Interests of any Subsidiary Guarantor are sold or otherwise transferred or (ii) any Subsidiary Guarantor is designated as an Unrestricted Subsidiary (in any such case, a “Transferred Guarantor”) to a person or persons (other than any Loan Party), such Transferred Guarantor shall, upon the consummation of such sale or transfer or designation, be released from its obligations under this Agreement (including under Section 11.03) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of the sale of all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Documents shall be released, and so long as the Borrower shall have previously provided the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request, the Collateral Agent shall take, and the Lenders hereby irrevocably authorize the Collateral Agent to take, such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.

Section 7.10         Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to any Secured Party, and each Guarantor shall remain liable to the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

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Section 7.11         Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under Section 7.01 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.11, or otherwise under Section 7.01, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.11 shall remain in full force and effect until a discharge of Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 7.11 constitute, and this Section 7.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01         Events of Default. Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a)          default shall be made in the payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether optional or mandatory) thereof or by acceleration thereof or otherwise;

(b)          default shall be made in the payment of any interest on any Term Loan or any Fee or any other amount (other than an amount referred to in clause (a) above) due under any Term Loan Document, when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for prepayment (whether optional or mandatory) or by acceleration or demand thereof or otherwise, and such default shall continue unremedied for a period of five Business Days;

(c)          any representation or warranty made or deemed made by any Loan Party in any Term Loan Document, or in any certificate, financial statement or other instrument furnished in connection with or required to be given or delivered by any Loan Party pursuant to any Term Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or so furnished;

(d)          default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02(a), Section 5.03(a) (as it relates to a Loan Party), Section 5.04, Section 5.08, Section 5.10, Section 5.13, Section 5.14, Section 5.16, Section 5.17, Section 5.19 or in Article VI;

(e)          default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Term Loan Document (other than those specified in clause (a), (b) or (d) above) and such default shall continue unremedied or shall not have been waived (i) in the case of the Fee Letter, for a period of five Business Days, and (ii) in the case of any other covenant, condition or agreement for a period of 30 days after the earlier of (x) any Loan Party obtaining knowledge thereof and (y) written notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

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(f)          any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided, that it shall not constitute an Event of Default pursuant to this clause (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) equals or exceeds $25,000,000 at any one time;

(g)          an Insolvency Proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company or of a substantial part of the property of any Company, under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company for a substantial part of the property of any Company; or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an Order approving or ordering any of the foregoing shall be entered;

(h)          any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any Insolvency Proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company or for a substantial part of the property of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) except to the extent permitted by Section 6.05, wind up or liquidate; or (viii) take any action for the purpose of effecting any of the foregoing;

(i)          one or more Orders for the payment of money in an aggregate amount of $25,000,000 or more that are not covered by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A- (it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order;

(j)          one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(k)          any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, perfected First Priority or Second Priority (as applicable) (except as otherwise expressly provided in this Agreement or such Security Document) Lien on and security interest in, all of the Collateral (other than an immaterial portion) thereunder) in favor of the Collateral Agent, or shall be asserted by or on behalf of any Company not to be, a valid, enforceable, perfected, First Priority or Second Priority (as applicable) (except as otherwise expressly provided in this Agreement or such Security Document) Lien on and security interest in the Collateral (other than an immaterial portion) covered thereby;

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(l)          (x) any Term Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, (y) a proceeding shall be commenced by or on behalf of any Loan Party or any Affiliate thereof, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or (z) any Loan Party (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations;

(m)          the Intercreditor Agreement shall cease to be in full force and effect, or shall cease to give the Collateral Agent or the Administrative Agent, as applicable, for the benefit of the Secured Parties or the Lenders, Lien priority, rights, powers and privileges purported to be created and granted under the Intercreditor Agreement, or any Loan Party or any other party thereto or any Affiliate thereof (in each case, other than any Agent or any Lender) shall seek to establish the invalidity or unenforceability thereof; or

(n)          there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Term Commitments; (ii) declare the Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Term Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Term Loan Document or otherwise to the contrary notwithstanding; and (iii) exercise (and/or direct the Collateral Agent to exercise) any and all of its (or the Collateral Agent’s) other rights and remedies under applicable Legal Requirements, hereunder and under the other Term Loan Documents; and in any event with respect to the Borrower described in clause (g) or (h) above, the Term Commitments shall automatically terminate and the principal of the Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Term Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Term Loan Document or otherwise to the contrary notwithstanding.

In addition, without limiting the foregoing, in the event of a foreclosure (or other similar exercise of remedies) by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent, the Administrative Agent or any Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition and, in addition, the Collateral Agent or the Administrative Agent, as agent for and representative of all of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale.

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Section 8.02         Rescission. If at any time after termination of the Term Commitments or acceleration of the maturity of the Term Loans, the Loan Parties shall pay all arrears of interest and Fees and all payments on account of principal of the Term Loans owing by them that shall have become due otherwise than by acceleration (with interest on principal and Fees and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Term Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.02, then upon the written consent of the Required Lenders (which may be given or withheld in their sole discretion) and written notice to the Borrower, the termination of the Term Commitments or the acceleration of the Term Loans and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the other Secured Parties to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit any Loan Party and do not give any Loan Party the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE IX

APPLICATION OF COLLATERAL PROCEEDS

Section 9.01         Application of Proceeds. Subject to the provisions of the Intercreditor Agreement, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral, pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement or any other Term Loan Document, promptly by the Collateral Agent as follows:

(a)          First, to the indefeasible payment in full in cash of all reasonable and documented out-of-pocket costs and expenses, and all fees, commissions and taxes of such sale, collection or other realization (including compensation to the Administrative Agent, the Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent and/or the Collateral Agent in connection therewith and all amounts for which the Administrative Agent or Collateral Agent are entitled to indemnification pursuant to the provisions of any Term Loan Document), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)          Second, to the indefeasible payment in full in cash of all other reasonable costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)          Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal) and any interest, fees and scheduled periodic payments on Bank Product Obligations, in each case, equally and ratably in accordance with the respective amounts thereof then due and owing (it being agreed that, for purposes of applying this clause (c), all interest and all other amounts described herein will be deemed payable in accordance with this Agreement regardless of whether such claims are allowed in any proceeding described in Section 8.01(g) or (h));

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(d)          Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Secured Obligations (including principal on any Bank Product Obligations then due and owing);

(e)          Fifth, to the indefeasible payment in full in cash, pro rata, to any other Secured Obligations then due and owing, with any balance to be paid to the Administrative Agent, for the ratable benefit of the Bank Product Providers, as cash collateral; and

(f)          Sixth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct;

provided, that in each case, for the avoidance of doubt, in no event shall the proceeds of any Collateral pledged by a Guarantor or any payment made by a Guarantor be applied to payment of any Excluded Swap Obligations of such Guarantor.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 9.01, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE X

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 10.01         Appointment. (a) Each Lender hereby irrevocably designates and appoints (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably designate and appoint) each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Term Loan Documents. Each Lender irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Term Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Term Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Agents, the Lenders and the Bank Product Providers, and no Loan Party shall have rights as a third party beneficiary of any such provisions. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Term Loan Documents. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party or any of their respective Subsidiaries. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

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(b)          Each Lender irrevocably appoints each other Lender, and the Collateral Agent irrevocably appoints the Administrative Agent, as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement, a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions. The Lenders hereby acknowledge and agree (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge and authorize) that the Collateral Agent may act, subject to and in accordance with the terms of the Intercreditor Agreement, as the collateral agent for the Secured Parties.

Section 10.02         Agent in Its Individual Capacity. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or any Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders.

Section 10.03         Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Term Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Term Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02); provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfaction, or that is contrary to any Term Loan Document or applicable Legal Requirements including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Insolvency Law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Insolvency Law, and (c) except as expressly set forth in the Term Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof describing such Default is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Term Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Term Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Term Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Term Loan Document. Each party to this Agreement acknowledges and agrees that the Administrative Agent and/or the Collateral Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Term Loan Documents and the notification to the Administrative Agent and/or the Collateral Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Term Loan Documents.

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Section 10.04         Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless each Agent shall have received written notice to the contrary from such Lender prior to the making of such Term Loan. Each Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 10.05         Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Term Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 10.06         Successor Agent. Each Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders and the Borrower and without notice to the Bank Product Providers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, so long as no Event of Default shall have then occurred and be continuing, to appoint a successor Agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which successor shall be a commercial banking institution or other finance company organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided, that if such retiring Agent is unable to find a commercial banking institution or other finance company that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Term Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent under the Term Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

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Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Term Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article X, Section 11.03 and Sections 11.08 to 11.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 10.07         Non-Reliance on Agent and Other Lenders. Each Lender and Bank Product Provider acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender (and each Bank Product Provider) also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Term Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 10.08         Name Agents. The parties hereto acknowledge that the Arrangers, the Documentation Agents and the Syndication Agent hold their titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.

Section 10.09         Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by the Borrower or the Guarantors and without limiting the obligation of the Borrower or the Guarantors to do so), ratably according to their respective outstanding Term Loans in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Term Loans shall have been paid in full, ratably in accordance with such outstanding Term Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Term Commitments, the Term Loans, this Agreement, any of the other Term Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Person’s, as the case may be, gross negligence or willful misconduct. The agreements in this Section 10.09 shall survive the payment of the Term Loans and all other amounts payable hereunder and the termination of the Term Commitments.

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Section 10.10         Withholding Taxes. To the extent required by any applicable Legal Requirements, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 10.11         Lender’s Representations, Warranties and Acknowledgements. (a)  Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Companies in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Companies. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender acknowledges that no Agent or Related Person of any Agent has made any representation or warranty to it. Except for documents expressly required by any Term Loan Document to be transmitted by an Agent to the Lenders, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender with any credit or other information concerning any Loan Party or any Affiliate of a Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Persons.

(b)          Each Lender, by delivering its signature page to this Agreement or an Assignment and Acceptance Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Term Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

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Section 10.12         Security Documents and Guarantees.

(a)          Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guarantees, the Collateral and the Term Loan Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Bank Product Obligations with respect to any Bank Product Agreement. Subject to Section 11.02, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.02) have otherwise consented or (ii) release any Guarantor from the Guarantees pursuant to Section 7.09 or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.02) have otherwise consented.

(b)          Anything contained in any of the Term Loan Documents to the contrary notwithstanding, each Loan Party, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantees, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Term Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c)          (i)          Notwithstanding anything to the contrary contained herein or in any other Term Loan Document, the Administrative Agent and the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Bank Product Agreement) take such actions as shall be required to release its security interest in any Collateral subject to any disposition permitted by the Term Loan Documents, and to release any guarantee obligations under any Term Loan Document of any person subject to such disposition, to the extent necessary to permit consummation of such disposition in accordance with the Term Loan Documents.

(ii)         Notwithstanding anything to the contrary contained herein or any other Term Loan Document, when all Secured Obligations (other than Secured Obligations in respect of any Bank Product Agreement and contingent indemnification obligations for which no claim or demand has been made) have been paid in full and all Term Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Bank Product Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Term Loan Document, whether or not on the date of such release there may be outstanding Secured Obligations in respect of Bank Product Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

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(d)          The Agents shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 10.13         Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any Insolvency Proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Sections 2.03 and 10.03) allowed in such judicial proceeding; and

(c)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

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Section 10.14         Ship Mortgage Trust. The Mortgage Trustee agrees and declares, and each of the other Secured Parties acknowledges, that, subject to the terms and conditions of this Section 10.14, the Mortgage Trustee holds the Trust Property in trust for the Secured Parties absolutely.  Each of the other Secured Parties agrees that the obligations, rights and benefits vested in the Mortgage Trustee shall be performed and exercised in accordance with this Section 10.14.  For the avoidance of doubt, the Mortgage Trustee shall have the benefit of all of the provisions of this Agreement (including exculpatory and indemnification provisions) benefiting it in its capacity as Collateral Agent for the Secured Parties.  In addition, the Mortgage Trustee and any attorney, agent or delegate of the Mortgage Trustee may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Mortgage Trustee or any other such person by or pursuant to the Collateral Vessel Mortgages or in respect of anything else done or omitted to be done in any way relating to the Collateral Vessel Mortgages.

Section 10.15         Intercreditor Agreement. Without limiting the generality of the foregoing, each Lender acknowledges and agrees that (a) such Lender has received and reviewed a copy of the Intercreditor Agreement and any exhibits and schedules thereto, (b) the Administrative Agent and the Collateral Agent are authorized to execute, deliver and perform their obligations under the Intercreditor Agreement on behalf of such Lender, (c) such Lender is and shall be bound (as a Lender) in all respects by the terms and conditions of the Intercreditor Agreement as if a direct signatory party thereto, and (d) in the event of any conflict between the terms of the Intercreditor Agreement and any other Term Loan Document, the terms of the Intercreditor Agreement shall govern and control.

ARTICLE XI

MISCELLANEOUS

Section 11.01         Notices.

(a)          Notices and other communications provided for herein shall, except as provided in Section 11.01(b), be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:

(i)	if to any Loan Party, to the Borrower at:

OSG Bulk Ships, Inc.

1301 Avenue of the Americas

New York, New York 10019

Attention: President

Telephone: 212-953-4100

Fax: 212-578-1881

Email: rjohnston@osg.com and iblackley@osg.com

(ii)	if to the Administrative Agent, to it at:

Jefferies Finance LLC

520 Madison Avenue

New York, NY 10022

Attention: Account Manager – Overseas Shipholding Group (OBS Term Loan)

Facsimile No.: (212) 284-3444

Electronic Mail: JFIN.Admin@Jefferies.com

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if to a Lender, to it at its address (or facsimile number) set forth on Annex I or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

Notice and other communications to the Lenders hereunder may (subject to Section 11.01(b)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. Any party hereto may change its address, facsimile number or e-mail address for notice and other communications hereunder by notice to the other parties hereto. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (including by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b)          Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Term Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the e-mail address(es) provided to the Borrower by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Term Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 11.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Term Loan Document in any other manner specified in this Agreement or any other Term Loan Document or as any such Agent shall require.

(c)          To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Term Loan Documents.

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(d)          Each Loan Party further agrees that the Administrative Agent may make the Communications available to the other Agents or the Lenders by posting the Communications on a Platform. The Platform and any Approved Electronic Communications are provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall any Agent have any liability to any Loan Party, any Lender or any other person for damages of any kind, whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in contract, tort or otherwise) arising out of or related to any Loan Party’s or any Agent’s transmissions of Communications through the Internet (including the Platform). Notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor. Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e)          The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Term Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Term Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Term Loan Document in any other manner specified in such Term Loan Document.

(f)          Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(g)          Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information with respect to the Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Term Loan Documents.

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Section 11.02         Waivers; Amendment. (a)  No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Term Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Term Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Term Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 11.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b)          Subject to Sections 11.02(c), 11.02(d) and 11.02(e), neither this Agreement nor any other Term Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Term Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided, that no such agreement shall:

(i)          increase or extend the expiry date of the Term Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default (or any definition used, respectively, therein) shall constitute an increase in or an extension of the expiry date of the Term Commitment of any Lender for purposes of this clause (i));

(ii)         reduce the principal amount or premium, if any, of any Term Loan or reduce the rate of interest thereon (other than waiver of any increase in the rate of interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby;

(iii)        postpone or extend the maturity of any Term Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan under Section 2.09, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the rate of interest pursuant to Section 2.06(c)) without the written consent of each Lender directly affected thereby;

(iv)        change Section 11.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender directly affected thereby (provided that any amendment that clarifies any ambiguity or defect in the definition or use of Disqualified Institutions shall require only the consent of the Required Lenders and the Loan Parties);

(v)         change Section 2.14(b) or (c) or Section 9.01 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

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(vi)        change the percentage set forth in the definition of “Required Lenders” or any other provision of any Term Loan Document (including this Section 11.02) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vii)       release all or substantially all of the Guarantors from their respective Guarantees (except as expressly provided in Article VII), or limit their liability in respect of such Guarantees, without the written consent of each Lender;

(viii)      except as expressly permitted in this Agreement or any Security Document, release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Secured Obligations equally and ratably with the other Secured Obligations), in each case without the written consent of each Lender;

(ix)         except as otherwise provided in the Intercreditor Agreement, subordinate the Obligations under the Term Loan Documents to any other Indebtedness without the written consent of each Lender; or

(x)          modify the protections afforded to an SPC pursuant to the provisions of Section 11.04(h) without the written consent of such SPC;

provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if its rights or obligations are affected thereby, the Collateral Agent) if (1) by the terms of such agreement the Term Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (2) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Term Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (3) Section 2.16(b) is complied with.

(c)          Without the consent of any other person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Term Loan Document) enter into any amendment or waiver of any Term Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or assets so that the security interests therein comply with applicable Legal Requirements.

(d)          Notwithstanding the foregoing, if, following the Closing Date, the Administrative Agent and the Borrower shall have agreed in their sole and absolute discretion that there is an ambiguity, inconsistency, manifest error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Term Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Term Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof (it being understood that the Administrative Agent has no obligation to agree to any such amendment).

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(e)          Further, notwithstanding the foregoing, any provision of this Agreement and the other Term Loan Documents may be amended to effect any Extension Amendment, any Corrective Extension Amendment, any Incremental Loan Amendment or any Refinancing Amendment as, and to the extent, provided in Sections 2.20, 2.21 and 2.23.

(f)          Notwithstanding anything to the contrary contained herein, during such period as a Lender is a Defaulting Lender, such Lender will not be entitled to vote in respect of amendments and waivers hereunder or under any other Term Loan Documents and the outstanding Term Loans of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that such Defaulting Lender, and the amount of such Defaulting Lenders’ Term Loans, shall be included for purposes of voting, and the calculation of voting, on the matters set forth in Section 11.02(b)(i)-(iii) (including the granting of any consents and waivers) only to the extent that any such matter disproportionately affects such Defaulting Lender.

Section 11.03         Expenses; Indemnity. (a) The Loan Parties agree, jointly and severally, to pay, promptly upon demand:

(i)          all reasonable and documented out-of-pocket costs and expenses incurred by the Arrangers, the Administrative Agent, the Collateral Agent, the Documentation Agents and the Syndication Agent (including (i) the reasonable and documented fees, disbursements and other charges of Advisors for the Arrangers, the Administrative Agent, the Collateral Agent, the Documentation Agents and the Syndication Agent in connection with the syndication of the Term Loans and Term Commitments, the preparation, negotiation, execution and delivery of the Term Loan Documents, the administration of the Credit Extensions and Term Commitments (including with respect to the establishment and maintenance of a Platform and including the reasonable fees and disbursements of counsel as may be necessary or appropriate in the judgment of the Agents, and the charges of IntraLinks, SyndTrak or a similar service), the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Term Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated);

(ii)         all reasonable and documented out-of-pocket costs and expenses incurred by the Arrangers, the Administrative Agent, the Collateral Agent, any other Agent or any Lender (including the fees, charges and disbursements of Advisors for any of the foregoing) incurred in connection with the enforcement or protection of its rights under the Term Loan Documents, including its rights under this Section 11.03(a), or in connection with the Term Loans made hereunder and the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; provided that, in the case of charges of outside counsel, such payment shall be limited to the reasonable and documented fees, disbursements and charges of (x) one primary counsel for the Agents and the Lenders (collectively with the Agents, taken as a group), (y) one local counsel and foreign counsel in each relevant jurisdiction for each of the Agents and the Lenders (collectively with the Agents, taken as a group) and (z) one maritime counsel in each relevant jurisdiction for each of the Agents and the Lenders (collectively with the Agents, taken as a group) (and, in each case, in the case of an actual or a potential conflict of interest, (A) one additional counsel for each affected person (or group of similarly affected persons), (B) one local counsel and/or regulatory counsel for each affected person (or group of similarly affected persons) in any relevant jurisdiction and (C) one maritime counsel for each affected person (or group of similar affected persons) in each relevant jurisdiction;

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(iii)        subject to Section 5.13, all reasonable and documented out-of-pocket costs and expenses incurred by (or on behalf of) the Administrative Agent and the Collateral Agent in respect of Vessel Appraisal fees and expenses; and

(iv)        all Other Taxes in respect of the Term Loan Documents.

(b)          The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender and each Related Person of each of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable and documented expenses (including reasonable and documented fees, disbursements and other charges of one counsel for all Indemnitees and, if necessary, one maritime counsel, local and foreign counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions for all Indemnitees (and, in the case of an actual or potential conflict of interest of another firm of counsel (and maritime counsel and one firm of local and foreign counsel in each appropriate jurisdiction) for such affected Indemnitee))) and any and all claims, damages, losses and liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable Advisors fees, charges and disbursements (collectively, “Claims”), incurred by or asserted against any Indemnitee, directly or indirectly, arising out of, relating to or in connection with (i) the execution, delivery, performance, administration or enforcement of the Term Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, (ii) any actual or proposed use of the proceeds of the Term Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property (A) owned, leased or operated by any Company or (B) formerly owned, leased or operated by any Company at the time of its ownership, lease or operations, (v) any Environmental Claim or threatened Environmental Claim against any of the Companies relating to any Real Property, Vessel, Chartered Vessel or other property currently or formerly owned, leased or operated by any of the Companies or relating to the operations of any of the Companies, (vi) any non-compliance with, or violation of, applicable Environmental Laws or Environmental Permits by Companies or its businesses, operations, Real Property, Vessels, Chartered Vessels and other properties, (vii) the imposition of any environmental Lien encumbering Real Property or Vessels or Chartered Vessels owned, leased or operated by any Company, (viii) the consummation of the Transactions (including the syndication of the Term Loans and the Term Commitments) and the other transactions contemplated hereby or (ix) any actual or prospective claim, action, suit, litigation, inquiry, investigation, or other proceeding or preparation of a defense in connection with any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any of their respective subsidiaries, affiliates or shareholders or otherwise, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses or other Claims are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from (i) the gross negligence or willful misconduct of such Indemnitee or any of its Related Persons, (ii) a material breach by such Indemnitee or any of its Related Persons or any of its or their respective obligations under the Term Loan Documents or (iii) any claims brought by an Indemnitee against another Indemnitee (other than against the Administrative Agent or any other Agent in its capacity as such) not arising out of any act or omission by any Loan Party or any Affiliate thereof.

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(c)          The Loan Parties agree, jointly and severally, that, without the prior written consent of the Agents and any affected Lender (such consent not to be unreasonably withheld), the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of Section 11.03(b) and asserted against an Indemnitee unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all Indemnitees and does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee.

(d)          The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Term Loans and any other Secured Obligations, the release of any Guarantor or of all or any portion of the Collateral, the expiration of the Term Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Term Loan Document, or any investigation made by or on behalf of the Agents or any Lender. All amounts due under this Section 11.03 shall be accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e)          To the extent that the Loan Parties fail to indefeasibly pay any amount required to be paid by them to the Agents under clause (a) or (b) of this Section 11.03 in accordance with Section 10.03, each Lender severally agrees to pay to the Agents such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided, that the unreimbursed Claim was incurred by or asserted against any of the Agents in its capacity as such. For purposes of this clause (e), a Lender’s “pro rata share” shall be determined based upon its share of the sum of the principal amount of outstanding Term Loans and unused Term Commitments at the time.

(f)          To the fullest extent permitted by applicable Legal Requirements, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, exemplary, consequential, or punitive damages (including any loss of profits, business or anticipated savings as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Term Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Term Loan or the use of the proceeds thereof; provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties to the extent such special, punitive, indirect or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under this Section 11.03. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Term Loan Documents or the transactions contemplated hereby or thereby.

(g)          All amounts due under this Section 11.03 shall be payable no later than 10 Business Days after written demand (accompanied by an invoice or other reasonable documentation) therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final and non-appealable judicial determination of a court of competent jurisdiction that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 11.03.

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Section 11.04         Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender, which consent may be withheld in their respective sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void ab initio). Nothing in this Agreement or any other Term Loan Document, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent expressly provided in clause (e) of this Section 11.04 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Term Loan Document.

(b)          Any Lender shall have the right at any time to assign to one or more assignees (other than any Company or any Affiliate thereof (except as provided in Section 2.22) or a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment and the Term Loans at the time owing to it); provided, that:

(i)          except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (B) any assignment made in connection with the primary syndication by the Arrangers of the Term Commitments and the Term Loans or (C) an assignment of the entire remaining amount of the assigning Lender’s Term Commitment or Term Loans, the amount of the Term Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, in the case of any assignment made in connection with the primary syndication of the Term Commitments and Term Loans by Jefferies Finance LLC and its Affiliates, $100,000); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amounts has been met;

(ii)         each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement;

(iii)        the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless such fee is waived by the Administrative Agent in its sole discretion); provided, however, in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments;

(iv)        the assignee, if it shall not then be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)         the assignee shall represent and warrant to the Borrower and the Administrative Agent that it is an Eligible Assignee; and

(vi)        each of the Administrative Agent and (except (I) when an Event of Default has occurred and is continuing or (II) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund) the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that (i) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof and (ii) the consent of the Administrative Agent shall not be required if such assignment is made to a Lender, an Affiliate of a Lender or an Approved Fund.

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Subject to acceptance and recording thereof pursuant to Section 11.04(d), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided, that any liability of the Borrower to such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by the Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 11.03.

(c)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Term Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)          Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 11.04(b) and any written consent to such assignment required by Section 11.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 11.04(d). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.04(e).

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(e)          Any Lender shall have the right at any time, without the consent of, or notice to the Borrower, the Administrative Agent or any other person to sell participations to any person (other than any Company or any Affiliate thereof or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Commitment and the Term Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Term Loan Documents and to approve any amendment, modification or waiver of any provision of the Term Loan Documents; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 11.02(b) and (2) directly affects such Participant. Each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.04(b). To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that such Participant agrees in writing to be subject to Section 2.14(c) as though it were a Lender. Each Lender shall, acting for this purpose as a “non-fiduciary” agent of the Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (and the Borrower, to the extent that the Participant requests payment from the Borrower) shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Term Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(f)          A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned) or the greater payment results from a Change in Law after the date the participation was sold to the Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless such Participant agrees to comply with Section 2.15(f) as though it were a Lender (it being understood that the documentation required in Section 2.15(f) shall be delivered to the participating Lender).

(g)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank, and this Section 11.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of the Borrower the Administrative Agent or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Term Loans and the Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

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(h)          Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Term Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate the Borrower or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate the Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of the Borrower. The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Term Loan Document. The making of a Term Loan by an SPC hereunder shall utilize the Term Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.04(h), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any Material Non-Public Information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i)          The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar laws domestic or foreign, federal, state, provincial or otherwise, based on or analogous or similar to the Uniform Electronic Transactions Act.

(j)          Any assignor Lender of all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment and the Term Loans at the time owing to it) or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Acceptance or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. None of the Agents shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions. Upon request by any Lender or prospective Lender, the Administrative Agent shall be permitted to disclose to such Lender or prospective Lender the identity of the Disqualified Institutions.

Section 11.05         Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Term Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Term Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Term Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation is outstanding and so long as the Term Commitments have not expired or terminated. The provisions of Article X and Sections 2.12, 2.13, 2.15, 11.03, 11.05, 11.09, 11.10 and 11.12 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Term Loans, the expiration or termination of the Term Commitments or the termination of this Agreement or any provision hereof.

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Section 11.06       Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, Fee Letter and the other Term Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07        Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08         Right of Setoff; Marshalling; Payments Set Aside. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Term Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Term Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. None of any Agent, any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Insolvency Law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.09         Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Term Loan Documents and any claims, controversy, dispute or cause of action (whether sounding in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any other Term Loan Document (except, as to any other Term Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, and governed by, the law of the State of New York.

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(b)          Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York , located in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Term Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Term Loan Document or otherwise shall affect any right that the Administrative Agent, the Collateral Agent, any other Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Term Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)          Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Term Loan Document in any court referred to in Section 11.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Term Loan Document, in the manner provided for notices (other than facsimile or email) in Section 11.01. Nothing in this Agreement or any other Term Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 11.10         Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY TERM LOAN DOCUMENT, THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

Section 11.11         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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Section 11.12         Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof, and any failure of such persons acting on behalf of the Administrative Agent, the Collateral Agent, an Arranger or a Lender to comply with this Section 11.12 shall constitute a breach of this Section 11.12 by the Administrative Agent, the Collateral Agent, such Arranger or such Lender, as applicable), (b) to the extent (i) requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners and the SEC) or (ii) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process or in connection with any pledge or assignment made pursuant to Section 11.04(g), provided that, solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and quasi-regulatory authorities, such disclosing entity shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding, (c) to any other party to this Agreement, (d) in connection with the exercise of any remedies under the Term Loan Documents or any suit, action or proceeding relating to this Agreement or any other Term Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Term Loan or Loan Party or (iv) any actual or prospective investor in an SPC, (f) with the consent of the Borrower, (g) to an investor or prospective investor in securities issued by an Approved Fund of any Lender that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by an Approved Fund of any Lender or to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund of any Lender in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by such Approved Fund (it being agreed that the persons to whom such disclosure is made will be informed of the confidential nature of such Information) or (h) to the extent such Information (a) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12 or (b) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any Subsidiary. In addition, the Agents and the Lenders may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loans, market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agents and the Lenders in connection with the administrative and management of this Agreement and the other Term Loan Documents. For the purposes of this Section 11.12, “Information” shall mean all information received from Holdings and the Borrower relating to Holdings and the Borrower or any of its Subsidiaries or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Holdings and the Borrower. Any person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person accords to its own confidential information.

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Section 11.13         Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.14         Assignment and Acceptance. Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Acceptance duly executed by such Lender, the Borrower (if the Borrower’s consent to such assignment is required hereunder) and the Administrative Agent.

Section 11.15         Obligations Absolute. To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)          any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)          any lack of validity or enforceability of any Term Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Term Loan Document or any other agreement or instrument relating thereto;

(d)          any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e)          any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Term Loan Document; or

(f)          any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 11.16         Waiver of Defenses; Absence of Fiduciary Duties. (a) Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(b)          Each of the Loan Parties agrees that in connection with all aspects of the transactions contemplated hereby or by the other Term Loan Documents and any communications in connection therewith, the Loan Parties and their respective Affiliates, on the one hand, and each Lender and Agent, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Lender or any Agent or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

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(c)          Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Term Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Term Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Term Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

Section 11.17         Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Loan Parties and Responsible Officers thereof, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party and Responsible Officers in accordance with the Patriot Act.

Section 11.18         Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Term Loan Documents for purposes of any reference in a Term Loan Document to the parties for whom the Administrative Agent is acting. The Administrative Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed the Administrative Agent as its agent and to have accepted the benefits of the Term Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Term Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Collateral Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that the Administrative Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Administrative Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, the Administrative Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to the Administrative Agent as to the amounts that are due and owing to it and such written certification is received by the Administrative Agent a reasonable period of time prior to the making of such distribution. The Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, the Administrative Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to the Administrative Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). The Borrower may obtain Bank Products from any Bank Product Provider, although the Borrower is not required to do so. The Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Term Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Term Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

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Section 11.19         EXCLUDED SWAP OBLIGATIONS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN ANY OTHER TERM LOAN DOCUMENT, (I) ANY EXCLUDED SWAP OBLIGATIONS SHALL BE EXCLUDED FROM (X) THE DEFINITION OF “SECURED OBLIGATIONS” (OR ANY EQUIVALENT DEFINITION) CONTAINED HEREIN OR IN ANY SECURITY DOCUMENT AND (Y) THE DEFINITION OF “GUARANTEED OBLIGATIONS” (OR ANY EQUIVALENT DEFINITION) IN THE GUARANTEE OR IN ANY OTHER GUARANTEE OF THE GUARANTEED OBLIGATIONS; (II) NO LIEN GRANTED PURSUANT TO ANY SECURITY DOCUMENT SHALL SECURE ANY EXCLUDED SWAP OBLIGATIONS; AND (III) NO EXCLUDED SWAP OBLIGATIONS SHALL BE GUARANTEED PURSUANT TO THE GUARANTEE OR ANY OTHER GUARANTEE OF THE GUARANTEED OBLIGATIONS.

Section 11.20         OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.

(a)          EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS HAVE BEEN CREATED ON THE COLLATERAL PURSUANT TO THE ABL LOAN DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT.  THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT SHALL PROVIDE, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE TERM LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b)          EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.

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(c)          THE PROVISIONS OF THIS SECTION 11.20 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT.  REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF.  EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

OVERSEAS SHIPHOLDING GROUP, INC.,
as Holdings and a Guarantor

By:	/s/ Robert E. Johnston
Name: Robert E. Johnston
Title: President

OSG BULK SHIPS, INC.,
as the Borrower and a Guarantor

By:	/s/ Robert E. Johnston
Name: Robert E. Johnston
Title: President

OSG INTREPID LLC,
as a Subsidiary Guarantor

By:	/s/ Henry P. Flinter
Name: Henry P. Flinter
Title: Manager

OSG AMERICA L.P.
By: OSG AMERICA LLC
Its: General Partner

MARITRANS OPERATING COMPANY L.P.
By: MARITRANS GENERAL PARTNER INC.
Its: General Partner

OSG AMERICA LLC
MARITRANS GENERAL PARTNER INC.
OSG SHIP MANAGEMENT, INC.,
each, as a Subsidiary Guarantor

By:	/s/ Robert E. Johnston
Name: Robert E. Johnston
Title: President

[Signature page to OSG Bulk Ships Term Loan Credit Agreement (2014)]

OSG 192 LLC
OSG 209 LLC
OSG 214 LLC
OSG 242 LLC
OSG 243 LLC
OSG 244 LLC
OSG 252 LLC
OSG 254 LLC
OSG Columbia LLC
OSG Courageous LLC
OSG Endurance LLC
OSG Enterprise LLC
OSG Honour LLC
OSG Independence LLC
OSG Navigator LLC
OVERSEAS ST HOLDING LLC
MYKONOS TANKER LLC
OSG AMERICA OPERATING COMPANY LLC
OSG DELAWARE BAY LIGHTERING LLC
OSG MARITRANS PARENT LLC
OSG Product Tankers AVTC, LLC
Overseas Anacortes LLC
Overseas Boston LLC
Overseas Houston LLC
Overseas Long Beach LLC
Overseas Los Angeles LLC
Overseas Martinez LLC
Overseas New York LLC
Overseas Nikiski LLC
Overseas Tampa LLC
Overseas Texas City LLC
Santorini Tanker LLC,
each, as a Subsidiary Guarantor

By:	/s/ Robert E. Johnston
Name: Robert E. Johnston
Title: Manager

[Signature page to OSG Bulk Ships Term Loan Credit Agreement (2014)]

JEFFERIES FINANCE LLC,
as Administrative Agent, Collateral Agent and Lender

By:	/s/ Brian Buoye
Name: Brian Buoye
Title: Managing Director

[Signature page to OSG Bulk Ships Term Loan Credit Agreement (2014)]

ANNEX I

Initial Lenders and Commitments

Lender	Address for Notices	Amount of Commitment
Jefferies Finance LLC	520 Madison Avenue New York, New York 10022 Attention: Account Manager – OBS Term Loan Fax: (212) 284-3444 Email: JFIN.Admin@Jefferies.com	$603,000,000

EXHIBIT A

[Form of]

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert Name of Assignor] (the “Assignor”) and [Insert Name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor in respect of the Term Commitments and/or Term Loans identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:	________________________________

2.	Assignee:	______________________________
[and is a Lender, an Affiliate of a Lender or an Approved Fund][1]

3.	Borrower:	As defined in Section 5 below

4.	Administrative Agent:	Jefferies Finance LLC, as the administrative agent under the Credit Agreement

[1]	Select as applicable.

A-1

5.	Credit Agreement:	Term Loan Credit Agreement, dated as of August 5, 2014 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or otherwise modified from time to time, the “Credit Agreement”), among Overseas Shipholding Group, Inc., a Delaware corporation (“Holdings”), OSG Bulk Ships, Inc., a New York corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Jefferies Finance LLC as collateral agent and mortgage trustee for the Secured Parties, and the other Agents party thereto.

6.	Assigned Interest[s]:

Facility Assigned	Aggregate Amount of Term Commitments/ Term Loans for all Lenders	Amount of Term Commitment/ Principal Amount of Term Loans Assigned	Percentage Assigned of Term Commitment/ Term Loans[2]
Term Loans/Term Commitments[3]	$	$		%

[7.	Trade Date:	______________][4]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Set forth, to at least 9 decimals, as a percentage of the Term Commitment/Term Loans of all Lenders thereunder.

[3]	To the extent that there are multiple Classes of Term Loans, schedule should identify the Class or Classes being assigned

[4]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

A-2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]5 Accepted:

Jefferies Finance LLC,
as Administrative Agent

By:
Name:
Title:

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

A-3

[Consented to:

OSG BULK SHIPS, INC.,
as Borrower

By:
Name:
Title: ][6]

[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

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ANNEX 1 to Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.          Representations and Warranties.

1.1        Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Term Loan Document (other than this Assignment and Acceptance), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Documents (other than this Assignment and Acceptance) or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Term Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under any Term Loan Document.

1.2.       Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Institution and it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vii) it is not a Defaulting Lender, (viii) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Acceptance an Administrative Questionnaire in the form provided by the Administrative Agent and (ix) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to Section 2.15 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Term Loan Documents are required to be performed by it as a Lender.

2.        Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

A-5

3.        General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

A-6

EXHIBIT B

[Form of]

BORROWING REQUEST

Jefferies Finance LLC,
   as Administrative Agent for the Lenders referred to below
520 Madison Avenue

New York, New York 10022

Attention: Account Manager – OBS Term Loan

Facsimile No.: (212) 284-3444

Electronic Mail: JFIN.Admin@Jefferies.com

Re:	OSG Bulk Ships, Inc.

Ladies and Gentlemen:

Reference is made to the Term Loan Credit Agreement, dated as of August 5, 2014 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or otherwise modified from time to time, the “Credit Agreement”), among Overseas Shipholding Group, Inc., a Delaware corporation, OSG Bulk Ships, Inc., a New York corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Jefferies Finance LLC, as collateral agent and mortgage trustee for the Secured Parties, and the other Agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and that in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A)	Class of Borrowing:	Term Borrowing

(B)	Principal amount of Borrowing:[1]

(C)	Date of Borrowing
(which is a Business Day):

(D)	Type of Borrowing:	[ABR Borrowing] [Eurodollar Borrowing]

(E)	Interest Period and the last day thereof:[2]

[1]	See Section 2.02(a) of the Credit Agreement for minimum borrowing amounts.

[2]	To be inserted if a Eurodollar Borrowing, and to be subject to the definition of “Interest Period” in the Credit Agreement.

B-1

(F)	Funds are requested to be disbursed
to the Borrower’s account with:

Account No. _______________________________

The Borrower hereby represents and warrants that the conditions to lending specified in Sections 4.02(b) and (c) of the Credit Agreement are satisfied as of the date hereof.

[Signature Page Follows]

B-2

OSG BULK SHIPS, INC.,
as Borrower

By:
Name:
Title:

B-3

EXHIBIT C

[Form of]

COMPLIANCE CERTIFICATE

This compliance certificate (this “Certificate”) is delivered to you pursuant to Section 5.01(f) of the Term Loan Credit Agreement, dated as of August 5, 2014 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or otherwise modified from time to time, the “Credit Agreement”), among Overseas Shipholding Group, Inc., a Delaware corporation (“Holdings”), OSG Bulk Ships, Inc., a New York corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Jefferies Finance LLC, as collateral agent and mortgage trustee for the Secured Parties, and the other Agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.          I am the duly elected, qualified and acting [specify type of Financial Officer] of the Borrower.

2.          I have reviewed and am familiar with the contents of this Certificate.

3.          I have reviewed the terms of the Credit Agreement and the other Term Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings, the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default [, except as set forth below].

[4.          Attached hereto as Attachment 2 is a list of all Collateral Vessels, Excluded Vessels, Immaterial Subsidiaries and Unrestricted Subsidiaries as of the end the most recent fiscal quarter.]3

[5.          Attached hereto as Attachment 3 are computations in reasonable detail demonstrating the Borrower’s calculation of the Excess Cash Flow and the amount of the respective payment pursuant to Section 2.10(b)(i) of the Credit Agreement for the respective Excess Cash Flow Period.]2

[Signature Page Follows]

[1]	Insert for financial statements delivered pursuant to Sections 5.01(a) and (b) of the Credit Agreement.

[2]	Insert for financial statements delivered pursuant to Section 5.01(a) of the Credit Agreement.

C-1

IN WITNESS WHEREOF, I execute this Certificate this ____ day of ____________, 20__.

OSG BULK SHIPS, INC.,
as Borrower

By:
Name:
Title: [Financial Officer]

C-2

ATTACHMENT 1

TO

COMPLIANCE CERTIFICATE

Financial Statements

The information described herein is as of [__________________], and pertains to [the month][the fiscal [quarter] [year]] ended [____________].

C-3

ATTACHMENT 2

TO COMPLIANCE CERTIFICATE

1.	Collateral Vessels:

2.	Excluded Vessels:

3.	Immaterial Subsidiaries:

4.	Unrestricted Subsidiaries:

C-4

ATTACHMENT 3

TO

COMPLIANCE CERTIFICATE

[Excess Cash Flow and Related Payment Calculation]

C-5

EXHIBIT D

FORM OF

INTERCOMPANY SUBORDINATION AGREEMENT

This INTERCOMPANY SUBORDINATION AGREEMENT, dated as of [___], 2014 (as from time to time amended, amended and restated, modified, supplemented, extended, renewed, restated or otherwise modified from time to time, this “Intercompany Subordination Agreement”), is made and entered into by and among each of the undersigned, to the extent a borrower from time to time (in such capacity for the purposes of this Intercompany Subordination Agreement, an “Obligor”) from any other entity listed on the signature page (in such capacity for the purposes of this Intercompany Subordination Agreement, a “Subordinated Creditor”).

RECITALS

(A)         Reference is made to (i) that Term Loan Credit Agreement, dated as of August 5, 2014 (as amended, amended and restated, supplemented, extended, renewed, restated, replaced or otherwise modified from time to time, the “Term Credit Agreement”), among Overseas Shipholding Group, Inc., a Delaware corporation (“Holdings”), OSG Bulk Ships, Inc., a New York corporation (the “Term Borrower”), the Subsidiary Guarantors (as defined therein) party thereto, the Lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent, collateral agent and mortgage trustee thereunder (in such capacities, the “Term Agent”) and the other parties party thereto, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection with the Term Credit Agreement, and in each case as amended, modified, renewed, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same lenders or holders, agents or otherwise and (ii) that ABL Credit Agreement, dated as of August 5, 2014 (as amended, amended and restated, supplemented, extended, renewed, restated, replaced or otherwise modified from time to time, the “ABL Credit Agreement” and, together with the Term Credit Agreement, the “Credit Agreements”), among Holdings, the Term Borrower (in such capacity, the “Administrative Borrower”), certain Restricted Subsidiaries of the Administrative Borrower from time to time party hereto as co-borrowers (the “Co-Borrowers” and, together with the Administrative Borrower, the “ABL Borrowers” and, together with the Term Borrower, the “Borrowers”), the Subsidiary Guarantors (as defined therein) party thereto, Wells Fargo Bank, National Association, as administrative agent, collateral agent and mortgage trustee thereunder (in such capacities, the “ABL Agent” and, together with the Term Agent, the “Agents”), the Lenders party thereto from time to time, Wells Fargo Bank, National Association, as Swingline Lender, Wells Fargo Bank, National Association, as issuing bank for the Lenders, and the other parties party thereto, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection with the ABL Credit Agreement, and in each case as amended, modified, renewed, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same lenders or holders, agents or otherwise. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in each Credit Agreement, as applicable.

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(B)         All Indebtedness of each Obligor that is a Loan Party to each Subordinated Creditor now or hereafter existing (whether created directly or acquired by assignment or otherwise), and all principal, interest, premiums, costs, expenses, indemnification and other amounts thereon or payable in respect thereof or in connection therewith, are hereinafter referred to as the “Subordinated Debt”.

(C)         This Intercompany Subordination Agreement is entered into pursuant to the terms of each Credit Agreement and is delivered in connection therewith.

SECTION 1.        Subordination.

(a)          Each Subordinated Creditor and each Obligor agrees that the Subordinated Debt is and shall be subordinate, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of (i) all Secured Obligations (as defined in the Term Credit Agreement) of any such Obligor now or hereafter existing under the Term Credit Agreement, the other Term Loan Documents (as defined in the Term Credit Agreement) and the Bank Product Agreements (as defined in the Term Credit Agreement), including, without limitation, where applicable, such Obligor’s guarantee thereof (collectively, the “Term Loan Obligations”) and (ii) all Secured Obligations (as defined in the ABL Credit Agreement) of any such Obligor now or hereafter existing under the ABL Credit Agreement, and the other ABL Loan Documents (as defined in the ABL Credit Agreement) and the Bank Product Agreements (as defined in the ABL Credit Agreement), including, without limitation, where applicable, such Obligor’s guarantee thereof (collectively, the “ABL Obligations”) (the foregoing, collectively, the “Senior Indebtedness”).

(b)          For the purposes of this Intercompany Subordination Agreement, (A) the Term Loan Obligations shall not be deemed to have been paid in full until the Discharge of Term Obligations (as defined in the Intercreditor Agreement) and (B) the ABL Obligations shall not be deemed to have been paid in full until the Discharge of ABL Obligations (as defined in the Intercreditor Agreement).

(c)          A Subordinated Creditor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreements as a result of which such Subordinated Creditor ceases to be a Subsidiary of Holdings.

SECTION 2.       Events of Subordination.     (a) In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of any Obligor or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Insolvency Law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Obligor or otherwise, the holders of Senior Indebtedness shall be entitled to receive payment in full in cash of all Senior Indebtedness before any Subordinated Creditor is entitled to receive any payment of any kind or character (whether in cash, property or securities) of all or any of the Subordinated Debt, and any payment or distribution of any kind or character (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of such Obligor being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the Agents for the account of the holders of Senior Indebtedness for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness until the Senior Indebtedness shall have been paid in full in cash.

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(b)          If any Event of Default has occurred and is continuing under the Term Credit Agreement or under the ABL Credit Agreement, then no payment (including any payment that may be payable by reason of any other Indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) or distribution of any kind or character (whether in cash, property or securities) shall be made by or on behalf of any Obligor for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from or on behalf of any Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, unless and until (x) all Senior Indebtedness shall have been paid in full in cash or (y) such Event of Default shall have been cured or waived, unless otherwise agreed in writing by the Term Agent or the ABL Agent (as applicable).

(c)          Except as otherwise set forth in Sections 2(a) and (b) above, any Obligor is permitted to pay, and any Subordinated Creditor is entitled to receive, any payment or prepayment of principal and interest on the Subordinated Debt in accordance with the terms thereof.

SECTION 3.       In Furtherance of Subordination. Each Subordinated Creditor agrees as follows:

(a)          If any proceeding referred to in Section 2(a) above is commenced by or against any Obligor,

(i)          each Agent is hereby irrevocably authorized and empowered (in its own name or in the name of each Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 2(a) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt or enforcing any security interest or other lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Agents and/or the Lenders hereunder; and

(ii)         each Subordinated Creditor shall duly and promptly take such action as any Agent may reasonably request (A) to collect the Subordinated Debt for the account of the Agents and of the other Secured Parties and to file appropriate claims or proofs or claim in respect of the Subordinated Debt, (B) to execute and deliver to the Agents such powers of attorney, assignments, or other instruments as the Agent may request in order to enable the Agents to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Debt, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.

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(b)          All payments or distributions upon or with respect to the Subordinated Debt which are received by each Subordinated Creditor contrary to the provisions of this Intercompany Subordination Agreement shall be received in trust for the benefit of the Agents and of the other Secured Parties, shall be segregated from other funds and property held by such Subordinated Creditor and shall be forthwith paid over to the Agents for the account of the Agents and of the other Secured Parties in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness in accordance with the terms of the applicable Credit Agreement.

(c)          Each Agent is hereby authorized to demand specific performance of this Intercompany Subordination Agreement, whether or not any Obligor shall have complied with any of the provisions hereof applicable to it, at any time when any applicable Subordinated Creditor shall have failed to comply with any of the provisions of this Intercompany Subordination Agreement applicable to it. Each Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

SECTION 4.       Rights of Subrogation. Each Subordinated Creditor agrees that no payment or distribution to the Agents or the other Secured Parties pursuant to the provisions of this Intercompany Subordination Agreement shall entitle such Subordinated Creditor to exercise any right of subrogation in respect thereof until the Senior Indebtedness shall have been paid in full in cash.

SECTION 5.       Further Assurances. Each Subordinated Creditor and each Obligor will, at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that any Agent may reasonably request in writing, in order to protect any right or interest granted or purported to be granted hereby or to enable the Agents or any other Secured Party to exercise and enforce its rights and remedies hereunder.

SECTION 6.       Agreements in Respect of Subordinated Debt. No Subordinated Creditor will, except as permitted under the applicable Credit Agreement:

(i)	sell, assign, pledge, encumber or otherwise dispose of any of the Subordinated Debt unless such sale, assignment, pledge, encumbrance or disposition is made expressly subject to this Intercompany Subordination Agreement; or

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(ii)	permit the terms of any of the Subordinated Debt to be changed in such a manner as to have a material adverse effect upon the rights or interests of the Agents or any other Secured Party hereunder.

SECTION 7.       Agreement by the Obligors. Each Obligor agrees that it will not make any payment of any of the Subordinated Debt, or take any other action, in each case if such payment or other action would be in contravention of the provisions of this Intercompany Subordination Agreement.

SECTION 8.       Obligations Hereunder Not Affected. All rights and interests of the Agents, the Lenders and the other Secured Parties hereunder, and all agreements and obligations of each Subordinated Creditor and each Obligor under this Intercompany Subordination Agreement, shall remain in full force and effect irrespective of:

(i)	any amendment, extension, renewal, compromise, discharge, acceleration or other change in the time for payment or the terms of the Senior Indebtedness or any part thereof;

(ii)	any taking, holding, exchange, enforcement, waiver, release, failure to perfect, sell or otherwise dispose of any security for payment of the Guaranty or any Senior Indebtedness;

(iii)	the application of security and directing the order or manner of sale thereof as the Agents and the other Secured Parties in their sole discretion may determine;

(iv)	the release or substitution of one or more of any endorsers or other guarantors of any of the Senior Indebtedness;

(v)	the taking of, or failure to take any action which might in any manner or to any extent vary the risks of any Guarantor or which, but for this Section 8, might operate as a discharge of such Guarantor;

(vi)	any defense arising by reason of any disability, change in corporate existence or structure or other defense of any Obligor, any other Guarantor or a Subordinated Creditor, the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of such Obligor, any other Guarantor or a Subordinated Creditor;

(vii)	any defense based on any claim that such Guarantor’s or Subordinated Creditor’s obligations exceed or are more burdensome than those of any Obligor, any other Guarantor or any other subordinated creditor, as applicable;

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(viii)	the benefit of any statute of limitations affecting such Guarantor’s or Subordinated Creditor’s liability hereunder;

(ix)	any right to proceed against any Obligor, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party, whatsoever;

(x)	any benefit of and any right to participate in any security now or hereafter held by any Secured Party, and

(xi)	to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

This Intercompany Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any Agent or any Lender or any other Secured Party upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, all as though such payment had not been made.

SECTION 9.       Waiver. Each Subordinated Creditor and each Obligor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Intercompany Subordination Agreement and any requirement that any Agent or any other Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Obligor or any other person or entity or any collateral.

SECTION 10.    Amendments, Etc.    No amendment or waiver of any provision of this Intercompany Subordination Agreement, and no consent to any departure by any Subordinated Creditor or any Obligor herefrom, shall in any event be effective unless the same shall be in writing and signed by each Agent, each Obligor and each Subordinated Creditor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that amendments hereto shall be effective as against the Lenders only if executed and delivered by the applicable Agent (with the written consent of the applicable Required Lenders at such time).

SECTION 11.      Expenses; Indemnity.    This Intercompany Subordination Agreement is entitled to the benefits of Section 11.03 of the ABL Credit Agreement and Section 11.03 of the Term Credit Agreement.

SECTION 12.     Addresses for Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 11.01 of the Term Credit Agreement or Section 11.01 of the ABL Credit Agreement, as applicable. All communications and notice hereunder to an Obligor shall be given in care of the Administrative Borrower.

D-6

SECTION 13.      No Waiver; Remedies. No failure on the part of any Agent or any Lender or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 14.      Joinder. Upon execution and delivery after the date hereof by any Subsidiary of a joinder agreement in substantially the form of Exhibit A hereto, each such party shall become an Obligor and/or a Subordinated Creditor, as applicable, hereunder with the same force and effect as if originally named as an Obligor or a Subordinated Creditor, as applicable, hereunder. The rights and obligations of each Obligor and each Subordinated Creditor hereunder shall remain in full force and effect notwithstanding the addition of any new Obligor or Subordinated Creditor as a party to this Intercompany Subordination Agreement.

SECTION 15.      Governing Law; Jurisdiction; Etc. (a)          THIS INTERCOMPANY SUBORDINATION AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

(b)          EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENTS. NOTHING IN THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENTS OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

D-7

(c)          EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT IN ANY COURT REFERRED TO IN SECTION 15(B) OF THIS INTERCOMPANY SUBORDINATION AGREEMENT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE OR EMAIL) IN SECTION 12 OF THIS INTERCOMPANY SUBORDINATION AGREEMENT. NOTHING IN THIS INTERCOMPANY SUBORDINATION AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LEGAL REQUIREMENTS.

(e)          EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS INTERCOMPANY SUBORDINATION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(e).

SECTION 16.     Counterparts; Effectiveness. This Intercompany Subordination Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Intercompany Subordination Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Intercompany Subordination Agreement. This Intercompany Subordination Agreement shall become effective when it shall have been executed by the Subordinated Creditors, the Obligors and the Agents, and thereafter shall be binding upon and inure to the benefit of each Obligor, each Subordinated Creditor, each Agent, each other Secured Party and their respective permitted successors and assigns, subject to Section 6 hereof. Delivery of an executed counterpart of a signature page of this Intercompany Subordination Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Intercompany Subordination Agreement.

D-8

SECTION 18.      Rights under Agreement. No person other than the parties hereto, the Lenders from time to time and their successors and assigns as holders of the Senior Indebtedness and the Subordinated Debt shall have any rights under this Agreement.

SECTION 19.     Severability of Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 20.      Intercreditor Agreement. The terms and provisions of this Intercompany Subordination Agreement are subject to the Intercreditor Agreement, dated as of the date hereof, among the Term Agent, the ABL Agent and the Loan Parties (as amended, restated, extended, supplemented or otherwise modified in writing from time to time).

[Remainder of page left intentionally blank]

D-9

IN WITNESS WHEREOF, each Subordinated Creditor, each Obligor and the Borrower each has caused this Intercompany Subordination Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

OSG BULK SHIPS, INC.

By:
Name:
Title:

OVERSEAS SHIPHOLDING GROUP, INC.

By:
Name:
Title:

Maritrans Operating Company L.P.
Mykonos Tanker LLC
OSG 192 LLC
OSG 209 LLC
OSG 214 LLC
OSG 242 LLC
OSG 243 LLC
OSG 244 LLC
OSG 252 LLC
OSG 254 LLC
OSG America L.P.
OSG America LLC
OSG America Operating Company LLC
OSG Columbia LLC
OSG Courageous LLC
OSG Delaware Bay Lightering LLC
OSG Endurance LLC
OSG Enterprise LLC
OSG Honour LLC
OSG Independence LLC
OSG Intrepid LLC
OSG Maritrans Parent LLC

[Signature Page to OSG Bulk Ships, Inc. Intercompany Subordination Agreement]

D-10

OSG Navigator LLC
OSG Product Tankers AVTC, LLC
OSG Ship Management, Inc.
Overseas Anacortes LLC
Overseas Boston LLC
Overseas Houston LLC
Overseas Long Beach LLC
Overseas Los Angeles LLC
Overseas Martinez LLC
Overseas New York LLC
Overseas Nikiski LLC
Overseas ST Holding LLC
Overseas Tampa LLC
Overseas Texas City LLC
Santorini Tanker LLC
Ambermar Tanker Corporation
American Shipholding Group, Inc.
Delphina Tanker Corporation
Juneau Tanker Corporation
Luxmar Tanker LLC
Maremar Tanker LLC
Marilyn Vessel Corporation
Ocean Bulk Ships, Inc.
OSG 215 Corporation
OSG 242 Charterer LLC
OSG 243 Charterer LLC
OSG 296 LLC
OSG 297 LLC
OSG 298 LLC
OSG 300 LLC
OSG 352 LLC
OSG 400 LLC
OSG Car Carriers, Inc.
OSG Chartering Corporation
OSG Constitution LLC
OSG Discovery LLC
OSG Endeavor LLC
OSG Freedom LLC

[Signature Page to OSG Bulk Ships, Inc. Intercompany Subordination Agreement]

D-11

OSG Liberty LLC
OSG Mariner LLC
OSG Product Tankers Member (Martinez) LLC
OSG Product Tankers Member (Tampa) LLC
OSG Quest LLC
OSG Seafarer LLC
OSG Shuttle Tankers Member (Chinook) LLC
OSG Valour LLC
OSP 300 LLC
OSP 400 LLC
Overseas Allegiance Corporation
Overseas Diligence LLC
Overseas Galena Bay LLC
Overseas Integrity LLC
Overseas New Orleans Charterer LLC
Overseas New Orleans LLC
Overseas Perseverance Corporation
Overseas Philadelphia Charterer LLC
Overseas Philadelphia LLC
Overseas Puget Sound Charterer LLC
Overseas Puget Sound LLC
Overseas Sea Swift Corporation
Ship Paying Corporation No. 1
Transbulk Carriers, Inc.
MARITRANS GENERAL PARTNER, INC.
OSG PRODUCT TANKERS 1, LLC
OSG PRODUCT TANKERS II, LLC
OSG PRODUCT TANKERS MEMBER LLC
OSG PRODUCT TANKERS, LLC

[Signature Page to OSG Bulk Ships, Inc. Intercompany Subordination Agreement]

D-12

By:
Name:
Title:

[Signature Page to OSG Bulk Ships, Inc. Intercompany Subordination Agreement]

D-13

Agreed and acknowledged as of the date
above written:

JEFFERIES FINANCE LLC,
as Term Agent

By
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as ABL Agent

By
Name:
Title:

[Signature Page to OSG Bulk Ships, Inc. Intercompany Subordination Agreement]

D-14

Exhibit A to the Intercompany Subordination Agreement

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _______________, 20__ (this “Joinder”), is delivered pursuant to the Intercompany Subordination Agreement, dated as of August 5, 2014 (as from time to time amended, amended and restated, supplemented, extended, renewed, restated or otherwise modified from time to time, the “Intercompany Subordination Agreement”), among Overseas Shipholding Group, Inc., a Delaware corporation, OSG Bulk Ships, Inc., a New York corporation, the other Subordinated Creditors and Obligors from time to time party thereto, Jefferies Finance LLC, as Administrative Agent under the Term Credit Agreement and Wells Fargo Bank, National Association, as Administrative Agent under the ABL Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Intercompany Subordination Agreement.

1.          Joinder in the Intercompany Subordination. The undersigned hereby agrees that on and after the date hereof, it shall be an “Obligor” and a “Subordinated Creditor” (as applicable) under and as defined in the Intercompany Subordination Agreement, hereby assumes and agrees to perform all of the obligations of an Obligor and a Subordinated Creditor thereunder and agrees that it shall comply with and be fully bound by the terms of the Intercompany Subordination Agreement as if it had been a signatory thereto as of the date thereof; provided that the representations and warranties made by the undersigned thereunder shall be deemed true and correct as of the date of this Joinder.

2.          Unconditional Joinder. The undersigned acknowledges that the undersigned’s obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties. The undersigned further agrees that it has joined and is fully obligated as an Obligor and a Subordinated Creditor (as applicable) under the Intercompany Subordination Agreement.

3.          Incorporation by Reference. All terms and conditions of the Intercompany Subordination Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[____________________________]

By:
Name:
Title:

D-15

EXHIBIT E

[Form of]

INTEREST ELECTION REQUEST

[Date]

Jefferies Finance LLC, as Administrative Agent for the Lenders referred to below

520 Madison Avenue

New York, New York 10022

Attention: Account Manager – OBS Term Loan

Facsimile No.: (212) 284-3444

Electronic Mail: JFIN.Admin@Jefferies.com

Re:	OSG Bulk Ships, Inc.

Ladies and Gentlemen:

Pursuant to Section 2.08 of that certain Term Loan Credit Agreement, dated as of August 5, 2014 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement), among Overseas Shipholding Group, Inc., a Delaware corporation, OSG Bulk Ships, Inc., a New York corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Jefferies Finance LLC, as collateral agent and mortgage trustee for the Secured Parties, and the other Agents party thereto, the Borrower hereby gives the Administrative Agent notice that the Borrower hereby requests:

[Option A - Conversion of Eurodollar Borrowings to ABR Borrowings: to convert $___________ in principal amount of presently outstanding Eurodollar Borrowings with a final Interest Payment Date of ____________ ____, _____ to ABR Borrowings on __________ ____, ____ (which is a Business Day).]

[Option B - Conversion of ABR Borrowings to Eurodollar Borrowings: to convert $__________ in principal amount of presently outstanding ABR Borrowings to Eurodollar Borrowings on ____________ ____, _____ (which is a Business Day). The Interest Period for such Eurodollar Borrowings is ______ month[s].]

[Option C - Continuation of Eurodollar Borrowings as Eurodollar Borrowings: to continue as Eurodollar Borrowings $__________ in presently outstanding Eurodollar Borrowings with a final Interest Payment Date of ____________ ____, _____ (which is a Business Day). The Interest Period for such Eurodollar Borrowings is ______ month[s].]

[Signature Page Follows]

E-1

Very truly yours,

OSG BULK SHIPS, INC.,
as Borrower

By
Name:
Title

E-2

EXHIBIT F

INTERCREDITOR AGREEMENT

by and between

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as ABL Agent,

and

JEFFERIES FINANCE LLC,

as Term Agent

Dated as of [____], 2014

Table of Contents

		Page

ARTICLE 1 DEFINITIONS		2

Section 1.1	Definitions	2

Section 1.2	Rules of Construction	12

ARTICLE 2 LIEN PRIORITY		13

Section 2.1	Priority of Liens	13

Section 2.2	Waiver of Right to Contest Liens	14

Section 2.3	Remedies Standstill	15

Section 2.4	Exercise of Rights	16

Section 2.5	No New Liens	18

Section 2.6	Waiver of Marshalling	18

ARTICLE 3 ACTIONS OF THE PARTIES		19

Section 3.1	Certain Actions Permitted	19

Section 3.2	Agent for Perfection	19

Section 3.3	Sharing of Information and Access	20

Section 3.4	Insurance	20

Section 3.5	No Additional Rights For the Loan Parties Hereunder	21

Section 3.6	Inspection and Access Rights	21

Section 3.7	Tracing of and Priorities in Proceeds	23

Section 3.8	Purchase Right	23

Section 3.9	Payments Over	25

Section 3.10	When Discharge of Obligations Deemed to Not Have Occurred	26

ARTICLE 4 APPLICATION OF PROCEEDS		26

Section 4.1	Application of Proceeds	26

Section 4.2	Specific Performance	28

ARTICLE 5 INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS		29

Section 5.1	Notice of Acceptance and Other Waivers	28

Section 5.2	Modifications to ABL Documents and Term Documents	30

Section 5.3	Reinstatement and Continuation of Agreement	32

ARTICLE 6 INSOLVENCY PROCEEDINGS		33

Section 6.1	DIP Financing	33

Section 6.2	Relief From Stay	34

Section 6.3	No Contest; Adequate Protection	34

i

ii

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, supplemented, restated, amended and restated or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [____], 2014 between WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “ABL Agent”) for (i) the financial institutions, lenders and investors party from time to time to the ABL Credit Agreement referred to below (such financial institutions, lenders and investors together with their respective successors, assigns and transferees, including any letter of credit issuers under the ABL Credit Agreement, the “ABL Lenders”) and (ii) any ABL Bank Product Providers (as defined below) (such ABL Bank Product Providers, together with the ABL Agent and the ABL Lenders and any other secured parties under any ABL Credit Agreement, the “ABL Secured Parties”) and JEFFERIES FINANCE LLC, in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “Term Agent”) for (i) the financial institutions, lenders and investors party from time to time to the Term Credit Agreement referred to below (such financial institutions, lenders and investors, together with their respective successors, assigns and transferees, the “Term Lenders”) and (ii) any Term Bank Product Providers (as defined below) (such Term Bank Product Providers, together with the Term Agent and the Term Lenders and any other secured parties under the Term Credit Agreement, the “Term Secured Parties”).

RECITALS

A.           Pursuant to that certain ABL Credit Agreement, dated as of the date hereof, by and among Overseas Shipholding Group, Inc., a Delaware corporation (“Holdings”), OSG Bulk Ships, Inc., a Delaware corporation (the “Administrative Borrower”), each Co-Borrower (as defined in the ABL Credit Agreement) (such Co-Borrowers, together with the Administrative Borrower, the “ABL Borrowers”), the other ABL Guarantors (as hereinafter defined) from time to time party thereto, the ABL Lenders from time to time party thereto and the ABL Agent (as such agreement may be amended, supplemented, restated, amended and restated, extended, renewed, replaced, refinanced and/or otherwise modified from time to time, the “ABL Credit Agreement”), (a) the ABL Secured Parties have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrowers and (b) the ABL Guarantors have agreed to guarantee (as may be amended, supplemented, restated, amended and restated, extended, renewed or otherwise modified from time to time, the “ABL Guaranty”) in favor of the ABL Secured Parties, inter alia, the payment and performance of the ABL Obligations (as hereinafter defined).

B.           As a condition to the effectiveness of the ABL Credit Agreement and to secure the ABL Obligations of the ABL Borrowers and the ABL Guarantors (the ABL Borrowers and the ABL Guarantors, collectively, the “ABL Loan Parties”) under and in connection with the ABL Documents (as hereinafter defined), the ABL Loan Parties have granted to the ABL Agent (for the benefit of the ABL Secured Parties) Liens (as hereinafter defined) on the Collateral (as hereinafter defined).

C.           Pursuant to that certain Term Loan Credit Agreement, dated as of the date hereof, by and among the Administrative Borrower, Holdings, the other Term Guarantors (as hereinafter defined), the Term Lenders and the Term Agent (as such agreement may be amended, supplemented, restated, amended and restated, extended, renewed, replaced, refinanced and/or otherwise modified from time to time, the “Term Credit Agreement”), (a) the Term Lenders have agreed to make a term loan to the Administrative Borrower and (b) the Term Guarantors have agreed to guarantee (as may be amended, supplemented, restated, amended and restated, extended, renewed or otherwise modified from time to time, the “Term Guaranty”) in favor of the Term Secured Parties, inter alia, the payment and performance of the Term Obligations (as hereinafter defined).

F-1

D.           As a condition to the effectiveness of the Term Credit Agreement and to secure the Term Obligations of the Administrative Borrower and the Term Guarantors (the Administrative Borrower and the Term Guarantors, collectively, the “Term Loan Parties”), the Term Loan Parties have granted to the Term Agent (for the benefit of the Term Secured Parties) Liens on the Collateral.

E.           Each of the ABL Agent (on behalf of the ABL Secured Parties) and the Term Agent (on behalf of the Term Secured Parties) and, by their acknowledgment hereof, the ABL Loan Parties and the Term Loan Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1           Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall have the meaning assigned to that term in the introduction to this Agreement and shall include any successor thereto as well as any Person designated as the “Agent”, “Administrative Agent”, “Collateral Agent” or similar term under the ABL Credit Agreement.

“ABL Bank Product Documents” shall mean those agreements entered into from time to time by any ABL Loan Party with an ABL Bank Product Provider in connection with the obtaining of any of the ABL Bank Products.

“ABL Bank Product Obligations” shall mean “Bank Product Obligations” as such term (or any similarly defined term) is defined in the ABL Credit Agreement.

“ABL Bank Product Provider” shall mean “Bank Product Provider” as such term (or any similarly defined term) is defined in the ABL Credit Agreement.

“ABL Bank Products” shall mean “Bank Products” as such term (or any similarly defined term) is defined in the ABL Credit Agreement.

“ABL Borrower” shall have the meaning assigned to that term in the recitals to this Agreement.

“ABL Collateral Documents” shall mean all “Security Documents” (or any similar term) as defined in the ABL Credit Agreement, and all other security agreements, pledge agreements, vessel mortgages, real estate mortgages, assignments, deeds of trust, account control agreements, customs brokers agreements, collateral access agreements, and other collateral documents executed and delivered in connection with the ABL Credit Agreement, in each case as the same may be amended, amended and restated, supplemented, restated or otherwise modified from time to time.

“ABL Credit Agreement” shall have the meaning assigned to such term in the recitals to this Agreement and shall include any one or more other agreements, indentures or facilities extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the ABL Obligations thereunder, whether by the same or any other agent, trustee, lender, group of lenders, creditor or group of creditors and whether or not increasing the amount of any Indebtedness that may be incurred thereunder. For clarity, the term “ABL Credit Agreement” shall include, without limitation, an agreement pursuant to which the ABL Agent or any ABL Secured Party provides ABL Secured Party DIP Financing to any of the Loan Parties.

F-2

“ABL Deposit and Securities Accounts” means all Deposit Accounts, Securities Accounts, collection accounts and lockbox accounts (and all related lockboxes) of the Loan Parties (other than the Term Loan Priority Accounts).

“ABL Documents” shall mean the ABL Loan Documents and the ABL Bank Product Documents.

“ABL Enforcement Date” shall mean the date which is 180 days after the Term Agent’s receipt of an Enforcement Notice from the ABL Agent.

“ABL Guarantors” shall mean the collective reference to any ABL Loan Party or other Person who is, or becomes, a guarantor under any ABL Guaranty. The term “ABL Guarantors” shall include Holdings and all other “Guarantors” under (and as defined in) the ABL Credit Agreement.

“ABL Guaranty” shall have the meaning assigned to that term in the recitals to this Agreement and shall also include any other guaranty made by an ABL Guarantor guaranteeing, inter alia, the payment and performance of any ABL Obligations.

“ABL Lenders” shall have the meaning assigned to that term in the introduction to this Agreement, as well as any Person designated as a “Lender” or similar term under the ABL Credit Agreement.

“ABL Loan Documents” shall mean the ABL Credit Agreement, any ABL Guaranty, any ABL Collateral Document and any other ancillary agreement, instruments, documents, assignments, notes and certificates, now or hereafter executed by or on behalf of any ABL Loan Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent or any other ABL Secured Party, in connection with any of the foregoing, in each case as the same may be amended, amended and restated, supplemented, restated, replaced or otherwise modified from time to time.

“ABL Loan Parties” shall have the meaning assigned to that term in the recitals to this Agreement.

“ABL Obligations” shall mean any and all ABL Bank Product Obligations and any and all obligations of every nature of each ABL Loan Party from time to time owed to the ABL Secured Parties, or any of them, under, in connection with, or evidenced or secured by any ABL Document, including all “Obligations” or similar term as defined in the ABL Credit Agreement and whether for principal, interest, reimbursement of amounts drawn under letters of credit, obligations to cash collateralize letters of credit, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of any ABL Document (including interest, fees, expenses and indemnifications which, but for the filing of or the commencement of an Insolvency Proceeding with respect to such ABL Loan Party, would have become due or accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Loan Party for such interest, fees, expenses and indemnifications in the related Insolvency Proceeding), as amended, restated, amended and restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. For clarity, the term “ABL Obligations” shall include, without limitation, all obligations on account of any ABL Secured Party DIP Financing provided by the ABL Agent or any ABL Secured Party to any of the Loan Parties.

F-3

“ABL Priority Collateral” shall mean “ABL Priority Collateral” as defined in the ABL Credit Agreement (as in effect on the date hereof).

“ABL Recovery” shall have the meaning set forth in Section 5.3(a).

“ABL Secured Party DIP Financing” shall have the meaning set forth in Section 6.1(a).

“ABL Secured Parties” shall have the meaning assigned to that term in the introduction to this Agreement.

“ABL Standstill Period” shall have the meaning set forth in Section 2.3(b).

“Administrative Borrower” shall have the meaning assigned to that term in the introduction to this Agreement

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent(s)” shall mean individually the ABL Agent or the Term Agent and collectively shall mean both the ABL Agent and the Term Agent.

“Agreement” shall have the meaning assigned to that term in the introduction to this Agreement.

“Asset Sale Term Priority Collateral Proceeds Pledged Account” shall mean any account held at (or for the benefit of), and subject to the sole dominion and control of, the Term Agent in which solely the proceeds from any disposition (including through a casualty or condemnation) of Term Priority Collateral is held pending reinvestment pursuant to the terms of the Term Credit Agreement. For clarity, the amounts on deposit in such Asset Sale Term Priority Collateral Proceeds Pledged Account shall constitute Collateral and Term Priority Collateral.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as now or hereafter in effect or any successor thereto.

“Borrower” shall mean any ABL Borrower or the Administrative Borrower, as applicable.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law or other governmental action to close.

“Capital Leases” shall mean, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Collateral” shall mean all Property now owned or hereafter acquired by any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to the ABL Agent or the Term Agent under any of the ABL Collateral Documents or the Term Collateral Documents, together with all rents, issues, profits, products and Proceeds thereof.

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“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Collateral” shall mean any Collateral consisting of any Certificated Security (as defined in Section 8-102 of the Uniform Commercial Code), Investment Property (as defined in the Uniform Commercial Code), Deposit Account (as defined in the Uniform Commercial Code), Instruments (as defined in the Uniform Commercial Code) and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Copyrights” shall mean, whether now owned or hereafter created or acquired by or assigned to any Loan Party, all works of authorship (whether protected by statutory or common law copyright, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Loan Party.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“DIP Financing” shall mean any ABL Secured Party DIP Financing or any Term Secured Party DIP Financing, as applicable.

“Discharge of ABL Obligations” shall mean, except to the extent otherwise expressly provided in Section 3.10(a), (a)(i) the payment in full in cash of all outstanding ABL Obligations (excluding (w) contingent indemnification obligations for which no claim or demand has been made, (x) contingent indemnification obligations with respect to known claims (which are provided for in clause (ii) below), (y) LC Obligations (as defined below) (which are provided for in clause (iii) below), and (z) obligations with respect to ABL Bank Product Obligations (which are provided for in clause (iv) below)), (ii) with respect to contingent indemnification obligations with respect to known or anticipated claims, provisions of cash collateral in an amount reasonably determined by the ABL Agent, (iii) with respect to amounts available to be drawn (but not yet drawn) under outstanding letters of credit issued under the ABL Credit Agreement (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit) (collectively, the “LC Obligations”), the cancellation of such letters of credit or such letters of credit shall have been Cash Collateralized (as defined in the ABL Credit Agreement but not to exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) and (iv) with respect to ABL Bank Product Obligations (or indemnities or other undertakings issued pursuant thereto in respect of outstanding ABL Bank Product Obligations), the termination thereof and payment in full in cash of all ABL Obligations (other than contingent indemnity obligations for which no claim or demand has been made) with respect thereto or the delivery or provision of cash collateral in an amount reasonably determined by the applicable ABL Bank Product Provider, and (b) the termination of all commitments to extend credit under the ABL Documents.

“Discharge of Term Obligations” shall mean, except to the extent otherwise expressly provided in Section 3.10(b), (i) the payment in full in cash of all outstanding Term Obligations (other than contingent indemnification obligations for which no claim or demand has been made) and (ii) with respect to Term Bank Product Agreements (or indemnities or other undertakings issued pursuant thereto in respect of outstanding Term Bank Product Documents), the termination thereof and payment in full in cash of all Term Obligations (other than contingent indemnity obligations with respect to then unknown claims) with respect thereto or the delivery or provision of cash collateral satisfactory to the applicable counterparties of such Term Bank Product Document.

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“Domain Names” shall mean all Internet domain names and associated uniform resource locator addresses in or to which any Loan Party now or hereafter has any right, title or interest.

“Enforcement Notice” shall mean a written notice delivered by either the ABL Agent or the Term Agent to the other announcing that an Enforcement Period has commenced.

“Enforcement Period” shall mean the period of time following the receipt by either the ABL Agent or the Term Agent of an Enforcement Notice from the other and continuing until the earliest of (a) in the case of an Enforcement Period commenced by the Term Agent, the Discharge of Term Obligations, (b) in the case of an Enforcement Period commenced by the ABL Agent, the Discharge of ABL Obligations, or (c) the ABL Agent or the Term Agent (as applicable) terminates, or agrees in writing to terminate, the Enforcement Period.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), or if such Person is a limited liability company, membership interests, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the date hereof, but excluding debt securities convertible or exchangeable into such equity.

“Event of Default” shall mean an “Event of Default” or similar term under (and as defined in) the ABL Credit Agreement or the Term Credit Agreement, as applicable.

“Exercise of Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean, except as otherwise provided in the final sentence of this definition:

(a)          the taking by any Secured Party of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code or other applicable law;

(b)          the exercise by any Secured Party of any right or remedy provided to a secured creditor on account of a Lien under any of the Loan Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)          the taking of any action by any Secured Party or the exercise of any right or remedy by any Secured Party in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)          the appointment on the application of a Secured Party, of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)          the sale, lease, license or other disposition of all or any portion of the Collateral by private or public sale conducted by any Secured Party or any other means at the direction or with the consent of any Secured Party permissible under applicable law;

(f)          the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code or under provisions of similar effect under other applicable law; and

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(g)          the exercise by any Secured Party of any voting rights relating to any Equity Interest included in the Collateral.

For the avoidance of doubt, none of the following shall be deemed to constitute an Exercise of Any Secured Creditor Remedies or Exercise of Secured Creditor Remedies: (i) the filing of a proof of claim in any Insolvency Proceeding or the seeking of adequate protection in accordance with and subject to the provisions of Article VI, (ii) the exercise of rights in connection with cash dominion by the ABL Agent during the continuance of a Cash Dominion Period or any similar defined term (as defined in the ABL Credit Agreement), including, without limitation, the notification of account debtors, depository institutions or any other Person to deliver proceeds of ABL Priority Collateral to the ABL Agent, (iii) the consent by the ABL Agent, the requisite ABL Lenders, the Term Agent or the requisite Term Lenders to a disposition by any Loan Party of any of the ABL Priority Collateral or Term Priority Collateral, respectively, (iv) the reduction of advance rates or sub-limits or change in borrowing base components or eligibility criteria by the ABL Agent and the requisite ABL Lenders, or (v) the imposition of borrowing base reserves by the ABL Agent pursuant to the ABL Credit Agreement.

“Exigent Circumstance” shall mean an event or circumstance that materially and imminently threatens the ability of either Agent to realize upon all or a material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, destruction (other than to the extent covered by insurance), material waste or abscondment thereof.

“Fee Owned Real Estate” shall mean all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party including all easements, rights-of-way and similar rights appurtenant thereto.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality, regulatory or self-regulatory, body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean any of the ABL Guarantors or Term Guarantors.

“Holdings” shall have the meaning assigned to that term in the recitals to this Agreement.

“Indebtedness” shall have the meaning set forth in either the ABL Credit Agreement or the Term Credit Agreement as of the date hereof.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of a Person’s creditors generally or any substantial portion of a Person’s creditors; in each case covered by clauses (a) and (b) undertaken under any Debtor Relief Laws.

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“Intellectual Property” shall mean any and all intellectual property rights recognized under applicable law, whether arising under United States laws or otherwise, that is subject to a security interest under any ABL Documents or any Term Documents, including collectively, the Patents, Trademarks, Copyrights, Licenses, Trade Secrets, Software and Domain Names.

“Intercreditor Agreement Joinder” shall mean an agreement substantially in the form of Exhibit A.

“Legal Requirements” shall mean, as to any Person, any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction, policies and procedures, Order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject, in each case whether or not having the force of law.

“Lenders” shall mean, collectively, all of the ABL Lenders and the Term Lenders.

“Licenses” shall mean all license agreements with any other party with respect to any Intellectual Property, whether any Loan Party is a licensor or licensee under any such license.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, collateral assignment, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Lien Priority” shall mean, with respect to any Lien of the ABL Secured Parties or the Term Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Loan Documents” shall mean the ABL Documents and the Term Documents.

“Loan Parties” shall mean the ABL Loan Parties and the Term Loan Parties.

“Loan Party Term Proceeds Notice” shall mean a written notice delivered by a Loan Party to the ABL Agent stating that certain identifiable cash proceeds of Term Priority Collateral which have been deposited in an ABL Deposit and Securities Account constitute Term Priority Collateral and reasonably identifying the amount of such proceeds and specifying the origin thereof.

“Party” shall mean the ABL Agent or the Term Agent, and “Parties” shall mean both the ABL Agent and the Term Agent.

“Patents” shall mean, whether now owned or hereafter acquired by any Loan Party, all patents issued or assigned to and all patent applications and registrations made by such Loan Party (whether established or registered or recorded in the United States or any other country or any political subdivision thereof).

“Permitted Refinancing Indebtedness” shall mean any “Permitted Refinancing Indebtedness” (or any similarly defined term) as defined in the ABL Credit Agreement or the Term Credit Agreement, as applicable.

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“Person” shall mean any natural person, corporation, business trust, joint venture, trust, association, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Priority Collateral” shall mean the ABL Priority Collateral or the Term Priority Collateral, as applicable.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, Vessels, Chartered Vessels, cash, securities, accounts, revenues and contract rights.

“Purchase Date” shall have the meaning set forth in Section 3.8(a).

“Purchase Notice” shall have the meaning set forth in Section 3.8(a).

“Purchase Option Event” shall have the meaning set forth in Section 3.8(a).

“Purchasing Creditors” shall have the meaning set forth in Section 3.8(a).

“Replacement Agent” shall have the meaning set forth in Section 3.8(d).

“Secured Parties” shall mean the ABL Secured Parties and the Term Secured Parties.

“Software” shall mean computer programs, object code, source code and supporting documentation, including, without limitation, “software” as such term is defined in the UCC and computer programs that may be construed as included in the definition of “goods” in the UCC.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Administrative Borrower. Notwithstanding anything to the contrary contained herein or in any other Loan Document, OSG Ship Management shall be deemed to be a Subsidiary of the Administrative Borrower so long as such entity continues to be a Subsidiary of Holdings.

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“Term Agent” shall have the meaning assigned to that term in the introduction to this Agreement and shall include any successor thereto as well as any Person designated as the “Agent”, “Administrative Agent”, “Collateral Agent”, “Trustee”, “Collateral Trustee” or similar term under the Term Credit Agreement.

“Term Bank Product Documents” shall mean those agreements entered into from time to time by any Term Loan Party with a Term Bank Product Provider in connection with the obtaining of any of the Term Bank Products.

“Term Bank Product Obligations” shall mean “Bank Product Obligations” as such term (or any similarly defined term) is defined in the Term Credit Agreement.

“Term Bank Product Provider” shall mean “Bank Product Provider” as such term (or any similarly defined term) is defined in the Term Credit Agreement.

“Term Bank Products” shall mean “Bank Products” as such term (or any similarly defined term) is defined in the Term Credit Agreement.

“Term Cash Proceeds Notice” shall mean a written notice delivered by the Term Agent to the ABL Agent (a) stating that an Event of Default has occurred and is continuing under any Term Document and specifying the relevant Event of Default and (b) stating that certain identifiable cash proceeds of Term Priority Collateral which have been deposited in an ABL Deposit and Securities Account constitute Term Priority Collateral, and reasonably identifying the amount of such proceeds and specifying the origin thereof.

“Term Collateral Documents” shall mean all “Security Documents” (or any similar term) as defined in the Term Credit Agreement, and all other security agreements, pledge agreements, vessel mortgages, real estate mortgages, assignments, deeds of trust and other collateral documents executed and delivered by the Term Loan Parties, their Subsidiaries or their Affiliates in connection with the Term Credit Agreement, in each case as the same may be amended, amended and restated, supplemented, restated or otherwise modified from time to time.

“Term Credit Agreement” shall have the meaning assigned to that term in the recitals to this Agreement and shall include any one or more other agreements, indentures or facilities extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Term Obligations thereunder, whether by the same or any other agent, trustee, lender, group of lenders, creditor or group of creditors and whether or not increasing the amount of any Indebtedness that may be incurred thereunder. For clarity, the term “Term Credit Agreement” shall include, without limitation, an agreement pursuant to which the Term Agent or any Term Secured Party provides Term Secured Party DIP Financing to any of the Loan Parties.

“Term Documents” shall mean the Term Loan Documents and the Term Bank Product Documents.

“Term Enforcement Date” shall mean the date which is 180 days after the ABL Agent’s receipt of an Enforcement Notice from the Term Agent.

“Term Guarantors” shall mean the collective reference to any Term Loan Party or other Person who is, or becomes, a guarantor pursuant to the Term Credit Agreement. The term “Term Guarantors” shall include Holdings and all other “Guarantors” under and as defined in the Term Credit Agreement.

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“Term Guaranty” shall have the meaning assigned to that term in the recitals to this Agreement and shall also include any other guaranty made by a Term Guarantor guaranteeing, inter alia, the payment and performance of any Term Obligations.

“Term Lenders” shall have the meaning assigned to that term in the introduction to this Agreement, as well as any Person designated as a “Lender” or similar term under the Term Credit Agreement.

“Term Loan Documents” shall mean the Term Credit Agreement, any Term Guaranty, any Term Collateral Document, any other ancillary agreement, instruments, documents, assignments, notes and certificates, now or hereafter executed by or on behalf of any Term Loan Party or any of its respective Subsidiaries or Affiliates, and delivered to the Term Agent or any other Term Secured Party, in connection with any of the foregoing, in each case as the same may be amended, amended and restated, supplemented, restated, replaced or otherwise modified from time to time.

“Term Loan Parties” shall have the meaning assigned to that term in the recitals to this Agreement.

“Term Loan Priority Accounts” shall mean any Asset Sale Term Priority Collateral Proceeds Pledged Account and any Deposit Accounts, Securities Accounts or Commodity Accounts, in each case that are intended to solely contain Term Priority Collateral or identifiable proceeds of the Term Priority Collateral (it being understood that any property in such Deposit Accounts, Securities Accounts or Commodities Accounts which is not Term Priority Collateral or identifiable proceeds of Term Priority Collateral shall not be Term Priority Collateral solely by virtue of being on deposit in the Asset Sale Term Priority Collateral Proceeds Pledged Account or any such Deposit Account, Securities Account or Commodity Account).

“Term Obligations” shall mean any and all obligations of every nature of each Term Loan Party from time to time owed to the Term Secured Parties or any of them, under, in connection with, or evidenced or secured by any Term Loan Document and Term Bank Product Document, including all “Obligations” or similar term as defined in the Term Credit Agreement and whether for principal, interest, payments for early termination of any Term Bank Product Document, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of any Term Document (including interest, fees, expenses and indemnifications which, but for the filing or the commencement of an Insolvency Proceeding with respect to such Term Loan Party, would have become due or accrued on any Term Obligation, whether or not a claim is allowed against such Term Loan Party for such interest, fees, expenses and indemnifications in the related Insolvency Proceeding), as amended, restated, amended and restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. For clarity, the term “Term Obligations” shall include, without limitation, all obligations on account of any Term Secured Party DIP Financing provided by the Term Agent or any Term Secured Party to any of the Loan Parties.

“Term Priority Collateral” shall mean all Collateral other than ABL Priority Collateral.

“Term Recovery” shall have the meaning set forth in Section 5.3(b).

“Term Secured Party DIP Financing” shall have the meaning set forth in Section 6.1(b).

“Term Secured Parties” shall have the meaning assigned to that term in the introduction to this Agreement.

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“Term Standstill Period” shall have the meaning set forth in Section 2.3(a).

“Trademarks” shall mean, whether now owned or hereafter acquired by any Loan Party, all trademarks (including service marks), logos, certification marks, trade dress, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Loan Party and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all goodwill associated therewith.

“Trade Secrets” shall mean all trade secrets or other proprietary and confidential information.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

“Use Period” shall mean the period commencing on the date that the ABL Agent or an agent acting on its behalf (or an ABL Loan Party acting with the consent of the ABL Agent) commences an Exercise of Secured Creditor Remedies with respect to the ABL Priority Collateral in a manner as provided in Section 3.6 (having theretofore furnished the Term Agent with an Enforcement Notice) and ending 180 days thereafter. If any stay or other order that prohibits any of the ABL Agent, the other ABL Secured Parties or any ABL Loan Party (with the consent of the ABL Agent) from commencing and continuing to Exercise Any Secured Creditor Remedies, including the liquidation and sale of the ABL Priority Collateral, has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order and the Use Period shall be so extended.

Section 1.2             Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting and shall be deemed to be followed by the phrase “without limitation,” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

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ARTICLE 2
LIEN PRIORITY

Section 2.1              Priority of Liens.

(a)          Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Secured Parties in respect of all or any portion of the Collateral or of any Liens granted to the Term Secured Parties in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent or the Term Agent (or ABL Secured Parties or Term Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, Debtor Relief Laws or any other applicable law, or of the ABL Documents or the Term Documents, (iv) whether the ABL Agent or the Term Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the date on which the ABL Obligations or the Term Obligations are advanced or made available to any of the Loan Parties, (vi) the fact that any such Liens in favor of the ABL Agent or the ABL Secured Parties or the Term Agent or the Term Secured Parties securing any of the ABL Obligations or Term Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Loan Party other than the Term Obligations or the ABL Obligations, respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed, or (vii) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and the ABL Secured Parties, and the Term Agent, on behalf of itself and the Term Secured Parties, hereby agree that:

(1)         any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the Term Agent or any Term Secured Party that secures all or any portion of the Term Obligations shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in such ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(2)         any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to the Term Agent or any Term Secured Party in such ABL Priority Collateral to secure all or any portion of the Term Obligations;

(3)         any Lien in respect of all or any portion of the Term Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to the Term Agent and the Term Secured Parties in such Term Priority Collateral to secure all or any portion of the Term Obligations; and

(4)         any Lien in respect of all or any portion of the Term Priority Collateral now or hereafter held by or on behalf of the Term Agent or any Term Secured Party that secures all or any portion of the Term Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in such Term Priority Collateral to secure all or any portion of the ABL Obligations.

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(b)          Notwithstanding any failure by any ABL Secured Party or Term Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the ABL Secured Parties or the Term Secured Parties, the priority and rights as between the ABL Secured Parties and the Term Secured Parties with respect to the Collateral shall be as set forth herein.

(c)          The Term Agent, for and on behalf of itself and the Term Secured Parties, acknowledges and agrees that, concurrently herewith, the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been, or may be, granted Liens upon all of the Collateral in which the Term Agent has been granted Liens and the Term Agent, for and on behalf of itself and the Term Secured Parties, hereby consents thereto. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that, concurrently herewith, the Term Agent, for the benefit of itself and the Term Secured Parties, has been, or may be, granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby consents thereto. The subordination of Liens by the Term Agent and the ABL Agent in favor of one another as set forth herein shall not be deemed to subordinate the Term Agent’s Liens or the ABL Agent’s Liens to the Liens of any other Person, nor shall such subordination be affected by the subordination of such Liens to any Lien of any other Person.

Section 2.2              Waiver of Right to Contest Liens.

(a)          The Term Agent, for and on behalf of itself and the Term Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the ABL Obligations or the Liens of the ABL Agent and the ABL Secured Parties in respect of any of the Collateral or the provisions of this Agreement. The Term Agent, for itself and on behalf of the Term Secured Parties, agrees that none of the Term Agent or the Term Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. The Term Agent, for itself and on behalf of the Term Secured Parties, hereby waives any and all rights it or the Term Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Lender seeks to enforce its Liens in any ABL Priority Collateral. The foregoing shall not be construed to prohibit the Term Agent from enforcing the provisions of this Agreement or otherwise acting in accordance with this Agreement.

(b)          The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Term Obligations or the Liens of the Term Agent or the Term Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in Section 3.6, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Term Agent or any Term Secured Party under the Term Documents with respect to the Term Priority Collateral. The ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Term Agent or any Term Secured Party seeks to enforce its Liens in any Term Priority Collateral. The foregoing shall not be construed to prohibit the ABL Agent from enforcing the provisions of this Agreement or otherwise acting in accordance with this Agreement.

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Section 2.3              Remedies Standstill.

(a)          The Term Agent, on behalf of itself and the Term Secured Parties, agrees that, from the date hereof until the earlier of (i) the Term Enforcement Date, or (ii) the date upon which the Discharge of ABL Obligations shall have occurred (the “Term Standstill Period”), neither the Term Agent nor any Term Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent, and will not take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the Term Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly (but in no event later than five Business Days after receipt) remitted to the ABL Agent. From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon the occurrence of the Term Enforcement Date), the Term Agent or any Term Secured Party may Exercise Any Secured Creditor Remedies under the Term Documents or applicable law as to any ABL Priority Collateral; provided, however, that (x) any Exercise of Secured Creditor Remedies with respect to any Collateral by the Term Agent or the Term Secured Parties is at all times subject to the provisions of this Agreement (including the provisions of Article IV) and (y) the Term Agent shall not Exercise Any Secured Parties’ Remedies against the ABL Priority Collateral after the Term Enforcement Date and prior to Discharge of ABL Obligations (A) at any time the ABL Agent or the ABL Lenders have commenced and are diligently pursuing an Exercise of Secured Creditor Remedies against any of the ABL Priority Collateral, (B) at any time that any Loan Party is then a debtor under or with respect to (or otherwise subject to) any Insolvency Proceeding, or (C) if the Event of Default under the Term Credit Agreement is waived in accordance with the terms of the Term Credit Agreement. The Term Standstill Period shall be tolled for any period that the ABL Agent or the ABL Secured Parties are stayed or otherwise prohibited by law or court order from exercising remedies with respect to the ABL Priority Collateral.

(b)          The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, from the date hereof until the earlier of (i) the ABL Enforcement Date, or (ii) the date upon which the Discharge of Term Obligations shall have occurred (the “ABL Standstill Period”), neither the ABL Agent nor any ABL Secured Party will Exercise Any Secured Creditor Remedies with respect to the Term Priority Collateral without the written consent of the Term Agent, and will not take, receive or accept any Proceeds of the Term Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Term Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are remitted to the Term Agent in accordance with Section 3.7 or Section 4.1(a). From and after the date upon which the Discharge of Term Obligations shall have occurred (or prior thereto upon the occurrence of the ABL Enforcement Date), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Priority Collateral; provided, however, that (x) any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or the ABL Secured Parties is at all times subject to the provisions of this Agreement (including the provisions of Article IV) and (y) the ABL Agent shall not Exercise Any Secured Parties’ Remedies with respect to the Term Priority Collateral after the ABL Enforcement Date and prior to the Discharge of Term Obligations (A) at any time the Term Agent or the Term Lenders have commenced and are diligently pursuing an Exercise of Secured Creditor Remedies against any of the Term Priority Collateral, (B) at any time that any Loan Party is then a debtor under or with respect to (or otherwise subject to) any Insolvency Proceeding or (C) if the Event of Default under the ABL Credit Agreement is waived in accordance with the terms of the ABL Credit Agreement. The ABL Standstill Period shall be tolled for any period that the Term Agent or the Term Secured Parties are stayed or otherwise prohibited by law or court order from exercising remedies with respect to the Term Priority Collateral.

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(c)          Notwithstanding the provisions of Section 2.3(a) or 2.3(b) or any other provision of this Agreement, nothing contained herein shall be construed to prevent any Agent or any Secured Party from (i) filing a claim or statement of interest with respect to the ABL Obligations or Term Obligations owed to it in any Insolvency Proceeding commenced by or against any Loan Party, (ii) taking any action (not adverse to the priority status of the Liens of the other Agent or other Secured Parties on the Collateral in which such other Agent or other Secured Party has a priority Lien or the rights of the other Agent or any of the other Secured Parties to Exercise Any Secured Creditor Remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on any Collateral, (iii) filing any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of such Agent or Secured Party or (iv) voting on any plan of reorganization or file any proof of claim in any Insolvency Proceeding of any Loan Party, in each case (i) through (iv) above to the extent not inconsistent with the express terms of this Agreement.

Section 2.4              Exercise of Rights.

(a)          No Other Restrictions. Except as expressly set forth in this Agreement, each Term Secured Party and each ABL Secured Party shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies; provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement. The ABL Agent and the ABL Secured Parties may enforce the provisions of the ABL Documents, the Term Agent and the Term Secured Parties may enforce the provisions of the Term Documents and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law; provided, however, that each of the ABL Agent and the Term Agent agrees to provide to the other (x) an Enforcement Notice prior to the commencement of an Exercise of Any Secured Creditor Remedies (except that, notwithstanding the foregoing, if an Exigent Circumstance exists, each of the ABL Agent and the Term Agent agrees to provide to the other notice as soon as practicable and in any event contemporaneously with the commencement of an Exercise of Any Secured Creditor Remedies), and (y) copies of any notices that it is required under applicable law to deliver to any Loan Party; provided further, however, that the ABL Agent’s failure to provide the Enforcement Notice (other than in connection with Section 3.6) or any such copies to the Term Agent shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents and the Term Agent’s failure to provide the Enforcement Notice or any such copies to the ABL Agent shall not impair any of the Term Agent’s rights hereunder or under any of the Term Documents. Each of the Term Agent, each Term Secured Party, the ABL Agent and each ABL Secured Party agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, in the case of the Term Agent and each Term Secured Party, against either the ABL Agent or any other ABL Secured Party, and in the case of the ABL Agent and each other ABL Secured Party, against either the Term Agent or any other Term Secured Party, seeking damages from, or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral which is consistent with the terms of this Agreement, and none of such Parties shall be liable for any such action taken or omitted to be taken.

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(b)          Release of Liens.

(i)          In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by the ABL Agent (other than in connection with a refinancing as described in Section 5.2(c)) or after the occurrence and during the continuation of an Event of Default with the consent of the ABL Agent, including by any Loan Party, or (B) in any circumstance not included in preceding clause (A), any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral (other than in connection with a refinancing as described in Section 5.2(c)) or with the consent of the ABL Agent, including by any Loan Party, so long as such sale, transfer or other disposition under this clause (B) is then permitted by the ABL Documents and the Term Documents, the Term Agent agrees, on behalf of itself and the Term Secured Parties that, so long as the Term Agent, for the benefit of the Term Secured Parties, shall retain a Lien on the proceeds of such sale, transfer or other disposition (to the extent that such proceeds are not applied to the ABL Obligations as provided in Section 4.1(b)), such sale, transfer or other disposition will be free and clear of the Liens on such ABL Priority Collateral (but not the proceeds thereof) securing the Term Obligations, and the Term Agent’s and the Term Secured Parties’ Liens with respect to the ABL Priority Collateral (but not the proceeds thereof) so sold, transferred, or disposed shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the ABL Secured Parties’ Liens on such ABL Priority Collateral. In furtherance of, and subject to, the foregoing, the Term Agent agrees that it will promptly execute any and all Lien releases or other documents reasonably requested by the ABL Agent in connection therewith. The Term Agent hereby appoints the ABL Agent and any officer or duly authorized person of the ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Term Agent and in the name of the Term Agent or in the ABL Agent’s own name, from time to time, in the ABL Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

(ii)         In the event of (A) any private or public sale of all or any portion of the Term Priority Collateral in connection with any Exercise of Secured Creditor Remedies by the Term Agent (other than in connection with a refinancing as described in Section 5.2(c)) or after the occurrence and during the continuation of an Event of Default with the consent of the Term Agent, including by any Loan Party, or (B) in any circumstance not included in preceding clause (A), any sale, transfer or other disposition of all or any portion of the Term Priority Collateral (other than in connection with a refinancing as described in Section 5.2(c)), so long as such sale, transfer or other disposition under this clause (B) is then permitted by the ABL Documents and the Term Documents, the ABL Agent agrees, on behalf of itself and the ABL Secured Parties that, so long as the ABL Agent, for the benefit of the ABL Secured Parties, shall retain a Lien on the proceeds of such sale, transfer or other disposition (to the extent that such proceeds are not applied to the Term Obligations as provided in Section 4.1(c)), such sale, transfer or disposition will be free and clear of the Liens on such Term Priority Collateral (but not the proceeds thereof) securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Term Priority Collateral (but not the proceeds thereof) so sold, transferred, or disposed shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the Term Secured Parties’ Liens on such Term Priority Collateral. In furtherance of, and subject to, the foregoing, the ABL Agent agrees that it will promptly execute any and all Lien releases or other documents reasonably requested by the Term Agent in connection therewith. The ABL Agent hereby appoints the Term Agent and any officer or duly authorized person of the Term Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the ABL Agent and in the name of the ABL Agent or in the Term Agent’s own name, from time to time, in the Term Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

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(c)          If any Exercise of Secured Creditor Remedies with respect to the Collateral includes both ABL Priority Collateral and Term Priority Collateral and the Parties are unable after negotiating in good faith to agree on the allocation of the purchase price between the ABL Priority Collateral and Term Priority Collateral, either Party may apply to a court of competent jurisdiction in such Exercise of Secured Creditor Remedies to make a determination of such allocation, and the court’s determination shall be binding upon the Parties.

Section 2.5              No New Liens.

(a)          It is the anticipation of the parties that, until the date upon which the Discharge of ABL Obligations shall have occurred, no Term Secured Party shall acquire or hold any Lien on any assets of any Loan Party securing any Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents. If any Term Secured Party shall acquire or hold any Lien on any assets of any Loan Party securing any Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, then the Term Agent (or the relevant Term Secured Party) shall, without the need for any further consent of any other Term Secured Party, the Administrative Borrower or any Term Guarantor and notwithstanding anything to the contrary in any other Term Document, be deemed to also hold and have held such Lien as agent or bailee for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien upon becoming aware thereof.

(b)          It is the anticipation of the parties, that until the date upon which the Discharge of Term Obligations shall have occurred, no ABL Secured Party shall acquire or hold any Lien on any assets of any Loan Party securing any ABL Obligation which assets are not also subject to the Lien of the Term Agent under the Term Documents. If any ABL Secured Party shall acquire or hold any Lien on any assets of any Loan Party securing any ABL Obligation which assets are not also subject to the Lien of the Term Agent under the Term Documents, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party, any ABL Borrower or any ABL Guarantor and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien as agent or bailee for the benefit of the Term Agent as security for the Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Term Agent in writing of the existence of such Lien upon becoming aware thereof.

Section 2.6              Waiver of Marshalling.

(a)          Until the Discharge of ABL Obligations, the Term Agent, on behalf of itself and the Term Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

(b)          Until the Discharge of Term Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Term Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

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ARTICLE 3
ACTIONS OF THE PARTIES

Section 3.1             Certain Actions Permitted. The Term Agent and the ABL Agent may make such demands or file such claims in respect of the Term Obligations or the ABL Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time. Nothing in this Agreement shall prohibit the receipt by the Term Agent or any Term Secured Party of the required payments of interest, principal and other amounts owed in respect of the Term Obligations so long as such receipt is not, prior to the Discharge of ABL Obligations, the direct or indirect result of the Exercise of any Secured Creditor Remedies by the Term Agent or any Term Secured Party with respect to any of the ABL Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement shall prohibit the receipt by the ABL Agent or any ABL Secured Party of the required payments of interest, principal and other amounts owed in respect of the ABL Obligations so long as such receipt, prior to the Discharge of Term Obligations, is not the direct or indirect result of the Exercise of any Secured Creditor Remedies by the ABL Agent or any ABL Secured Party with respect to any of the Term Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them. None of the Term Agent, Term Secured Parties, ABL Agent or ABL Secured Parties shall take any other action in connection with the Term Obligations or the ABL Obligations in contravention of the terms of this Agreement (including if for any reason such party is deemed an unsecured or undersecured creditor with respect to such Term Obligations or ABL Obligations, as applicable).

Section 3.2             Agent for Perfection. (a) The ABL Agent, for and on behalf of itself and each ABL Secured Party, and the Term Agent, for and on behalf of itself and each Term Secured Party, as applicable, each agree to hold all Collateral in their respective possession, custody, or control (including as defined in Sections 9-104, 9-105, 9-106, 9-107 and 8-106 of the UCC) (or in the possession, custody, or control of agents or bailees for either) as gratuitous bailee for the other solely for the purpose of perfecting the security interest granted to each in such Collateral, subject to the terms and conditions of this Section 3.2. Solely with respect to any Control Collateral under the control (within the meaning of Section 9-104 of the UCC) of the ABL Agent or the Term Agent, the ABL Agent and the Term Agent, respectively, agrees to also hold control over such Control Collateral as gratuitous agent for the Term Secured Parties and the ABL Secured Parties, subject to the terms and conditions of this Section 3.2. None of the ABL Agent, the ABL Secured Parties, the Term Agent, or the Term Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the Collateral is genuine or owned by any Borrower, any Guarantor, or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the ABL Agent and the Term Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral as gratuitous bailee for the other Party for purposes of perfecting the Lien held by the Term Agent or the ABL Agent, as applicable. The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for the Term Secured Parties or any other Person. Without limiting the generality of the foregoing, except as expressly provided herein, the ABL Secured Parties shall not be obligated to see to the application of any Proceeds of the Term Priority Collateral deposited into any Deposit Account or be answerable in any way for the misapplication thereof. The Term Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Secured Parties, or any other Person. Without limiting the generality of the foregoing, except as expressly provided herein, the Term Secured Parties shall not be obligated to see to the application of any Proceeds of the ABL Priority Collateral deposited into any Deposit Account or be answerable in any way for the misapplication thereof.

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(b)          Notwithstanding anything in this Agreement to the contrary:

(1)         the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that any requirement under any ABL Document that any Loan Party deliver any Collateral that constitutes Term Priority Collateral to the ABL Agent, or that requires any Loan Party to vest the ABL Agent with possession or “control” (as defined in the UCC) of any Collateral that constitutes Term Priority Collateral, in each case, shall be deemed satisfied to the extent that, prior to the Discharge of Term Obligations, such Collateral is delivered to the Term Agent, or the Term Agent shall have been vested with such possession or (unless “control” may be given concurrently to the ABL Agent and the Term Agent) “control”; and

(2)         the Term Agent, for itself and on behalf of the related Term Secured Parties, agrees that any requirement under any Term Document that any Loan Party deliver any Collateral that constitutes ABL Priority Collateral to such Term Agent, or that requires any Loan Party to vest such Term Agent with possession or “control” (as defined in the UCC) of any Collateral that constitutes ABL Priority Collateral, in each case, shall be deemed satisfied to the extent that, prior to the Discharge of ABL Obligations, such Collateral is delivered to the ABL Agent, or the ABL Agent shall have been vested with such possession or (unless “control” may be given concurrently to the Term Agent and the ABL Agent) “control.”

Section 3.3              Sharing of Information and Access.

(a)          In the event that the ABL Agent shall, in the exercise of its rights under the ABL Collateral Documents or otherwise, receive possession or control of any books and records of any Term Loan Party which contain information identifying or pertaining to the Term Priority Collateral, the ABL Agent shall, upon request from the Term Agent and as promptly as practicable thereafter, either make available to the Term Agent such books and records for inspection and duplication or provide to the Term Agent copies thereof. In the event that the Term Agent shall, in the exercise of its rights under the Term Collateral Documents or otherwise, receive possession or control of any books and records of any ABL Loan Party which contain information identifying or pertaining to any of the ABL Priority Collateral, the Term Agent shall, upon request from the ABL Agent and as promptly as practicable thereafter, either make available to the ABL Agent such books and records for inspection and duplication or provide the ABL Agent copies thereof.

(b)          Each Agent upon the written request of the other Agent shall provide such Agent with copies of Loan Documents, other than any fee letters and all amendments thereto, provided that the failure to provide such Loan Documents or Amendments shall impose no liability on any Agent.

Section 3.4              Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The ABL Agent and the Term Agent shall each be named as additional insured, mortgage or lenders’ loss payee, as applicable, with respect to all insurance policies relating to the Collateral in the manner required in the Term Credit Agreement or the ABL Credit Agreement, as applicable. The ABL Agent shall have the sole and exclusive right, as against the Term Agent, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of any of the ABL Priority Collateral. The Term Agent shall have the sole and exclusive right, as against the ABL Agent, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of any of the Term Priority Collateral. If any insurance claim includes both ABL Priority Collateral and Term Priority Collateral, the insurer will not settle such claim separately with respect to ABL Priority Collateral and Term Priority Collateral, and if the Parties are unable after negotiating in good faith to agree on the settlement for such claim, either Party may apply to a court of competent jurisdiction to make a determination as to the settlement of such claim, and the court’s determination shall be binding upon the Parties. All proceeds of such insurance shall be remitted to the ABL Agent or the Term Agent, as the case may be, subject, in each case, to the terms of their respective Loan Documents, and each of the Term Agent and ABL Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

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Section 3.5              No Additional Rights For the Loan Parties Hereunder. Except as provided in Section 3.6, if any ABL Secured Party or Term Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Loan Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party or Term Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party or Term Secured Party.

Section 3.6              Inspection and Access Rights.

(a)          Without limiting any rights the ABL Agent or any other ABL Secured Party may otherwise have under applicable law or by agreement, in the event of any Exercise of Any Secured Creditor Remedies by the ABL Agent with respect to the ABL Priority Collateral and whether or not the Term Agent or any other Term Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies of the Term Agent with respect to the Term Priority Collateral or otherwise, the ABL Agent or any other Person (including any ABL Loan Party) acting with the consent, or on behalf, of the ABL Agent, shall have the right (a) during the Use Period to access ABL Priority Collateral that (i) is stored or located in or on, (ii) has become an accession with respect to (within the meaning of Section 9- 335 of the Uniform Commercial Code), or (iii) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code) Term Priority Collateral, and (b) during the Use Period, shall have the irrevocable right to use the Term Priority Collateral (including Equipment (as defined in the Uniform Commercial Code), Intellectual Property and General Intangibles (as defined in the Uniform Commercial Code)) on a rent-free, royalty-free basis, each of the foregoing solely for the limited purposes of assembling, inspecting, copying or downloading information stored on, taking actions to perfect its Lien on, completing a production run of Inventory involving, taking possession of, moving, preparing and advertising for sale, selling (by public auction, private sale or a “store closing”, “going out of business” or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in any ABL Loan Party’s business), storing or otherwise dealing with the ABL Priority Collateral, in each case without notice to, the involvement of or interference by any Term Secured Party (and whether or not the Term Agent or any Term Secured Party has commenced and is continuing to Exercise any Secured Creditor Remedies) or liability to any Term Secured Party; provided, however, that the expiration of the Use Period shall be without prejudice to the sale or other disposition of the ABL Priority Collateral in accordance with this Agreement and applicable law. In the event that any ABL Secured Party has commenced and is continuing the Exercise of Any Secured Creditor Remedies with respect to any ABL Priority Collateral or any other sale or liquidation of the ABL Priority Collateral has been commenced by an ABL Loan Party (with the consent of the ABL Agent), the Term Agent may not sell, assign or otherwise transfer the related Term Priority Collateral prior to the expiration of the Use Period, unless the purchaser, assignee or transferee thereof agrees in writing to be bound by the provisions of this Section 3.6.

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(b)          During the period of actual occupation, use and/or control by the ABL Secured Parties and/or the ABL Agent (or their respective employees, agents, advisers and representatives) of any Term Priority Collateral, the ABL Secured Parties and the ABL Agent shall be obligated to repair at their expense any physical damage (but not any diminution in value so long as the ABL Agent and the ABL Secured Parties leave the Term Priority Collateral in substantially the same condition as it was prior to their actions with respect to the ABL Priority Collateral (except for ordinary wear and tear)) to such Term Priority Collateral (or the premises on which such Term Priority Collateral is located) resulting from such occupancy, use or control, and to leave such Term Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. The ABL Agent and the ABL Secured Parties shall not have any liability to the Term Agent or the Term Secured Parties (or any person claiming by, through or under the Term Agent or the Term Secured Parties, including any purchaser of the Term Priority Collateral) as a result of any condition (including environmental condition, claim or liability) on or with respect to the Term Priority Collateral existing prior to the date of the exercise by the ABL Secured Parties or their respective employees, agents and representatives, and the ABL Agent and the ABL Secured Parties shall have no duty or liability to maintain the Term Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Agent and the ABL Secured Parties, so long as the ABL Agent and the ABL Secured Parties leave the Term Priority Collateral in substantially the same condition as it was prior to their actions with respect to the ABL Priority Collateral, except for ordinary wear and tear resulting from the use of any Term Priority Collateral by the ABL Agent and the ABL Secured Parties in the manner and for the time periods specified under this Section 3.6.

(c)          In connection with the foregoing, the ABL Secured Parties shall (i) use the Term Priority Collateral in accordance with applicable law, (ii) insure or cause to be insured for damage to property and liability to persons, including property and liability insurance for the benefit of the Term Secured Parties, and (iii) reimburse the Term Secured Parties for any injury or damage to Persons or property (ordinary wear-and-tear excepted) caused by the acts or omissions of Persons under their control arising from the gross negligence or willful misconduct of any such Person (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided, however, that the ABL Secured Parties will not be liable for any diminution in the value of the Term Priority Collateral caused by the absence of the ABL Priority Collateral therefrom or from the use of the Term Priority Collateral.

(d)          The Term Agent and the Term Secured Parties shall use commercially reasonable efforts to not hinder or obstruct the ABL Agent and the ABL Secured Parties from exercising the rights described in Section 3.6(a).

(e)          Subject to the terms hereof, the Term Agent may advertise and conduct public auctions or private sales of the Term Priority Collateral without notice (except as required by applicable law or this Agreement) to any ABL Secured Party, the involvement of or interference by any ABL Secured Party or liability to any ABL Secured Party as long as, in the case of an actual sale, the respective purchaser assumes and agrees in writing to the obligations of the Term Agent and the Term Secured Parties under this Section 3.6.

(f)          In furtherance of the foregoing in this Section 3.6, the Term Agent, in its capacity as a secured party (or as a purchaser, assignee or transferee, as applicable), and to the extent of its interest therein, hereby grants to the ABL Agent a nonexclusive, irrevocable, royalty-free, worldwide license to use, license or sublicense any and all Intellectual Property now owned or hereafter acquired by the Loan Parties (except to the extent such grant is prohibited by any rule of law, statute or regulation), included as part of the Term Priority Collateral (and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof) as is or may be necessary or advisable in the ABL Agent’s reasonable judgment for the ABL Agent to process, ship, produce, store, supply, lease, complete, sell, liquidate or otherwise deal with the ABL Priority Collateral, or to collect or otherwise realize upon any Receivables (as defined in the ABL Credit Agreement) comprising ABL Priority Collateral, in each case solely in connection with any Exercise of Secured Creditor Remedies or by a Loan Party with the consent of the ABL Agent; provided that (i) any such license shall terminate upon the sale of the applicable ABL Priority Collateral and shall not extend or transfer to the purchaser of such ABL Priority Collateral, (ii) the ABL Agent’s use of such Intellectual Property shall be reasonable and lawful, and (iii) any such license is granted on an “AS IS” basis, without any representation or warranty whatsoever. The Term Agent (i) acknowledges and consents to any grant of a license to the ABL Agent by the Loan Parties made in any ABL Document substantially for the purposes described in this Section 3.6(f) and (ii) agrees that its Liens in the Term Priority Collateral shall be subject in all respects to such license. Furthermore, the Term Agent agrees that, in connection with any Exercise of Secured Creditor Remedies conducted by the Term Agent or by a Loan Party with the consent of the Term Agent in respect of Term Priority Collateral, (x) any notice required to be given by the Term Agent in connection with such Exercise of Secured Creditor Remedies shall contain an acknowledgement of the existence of such license and (y) the Term Agent shall provide written notice to any purchaser, assignee or transferee pursuant to an Exercise of Secured Creditor Remedies that the applicable assets are subject to such license.

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Section 3.7              Tracing of and Priorities in Proceeds. The ABL Agent, for itself and on behalf of the ABL Secured Parties, and the Term Agent, for itself and on behalf of the Term Secured Parties, further agree that prior to an issuance of any notice of Exercise of Any Secured Creditor Remedies by such Secured Party (unless a bankruptcy or insolvency Event of Default then exists), any proceeds of Collateral, whether or not deposited in Deposit Accounts under control agreements, which are used by any Loan Party to acquire other property which is Collateral shall not (solely as between the Agents and the Secured Parties) be treated as Proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired. Notwithstanding anything to the contrary contained in this Agreement or any Term Document, unless and until the Discharge of the ABL Obligations, the ABL Agent is hereby permitted to deem all collections and payments deposited in any ABL Deposit and Securities Account (for the avoidance of doubt other than a Term Loan Priority Account) to be proceeds of ABL Priority Collateral and the Term Agent and the other Term Secured Parties each consents to the application of such funds to the ABL Obligations, and no such funds credited to such account shall be subject to disgorgement or be deemed to be held in trust by the ABL Agent for the benefit of the Term Agent and other Term Loan Parties; provided that with respect to any such funds that are identifiable proceeds of Term Priority Collateral credited to any such account (i) which funds the ABL Agent has received a Loan Party Term Proceeds Notice prior to the application of such funds by the ABL Agent to the ABL Obligations and a subsequent credit extension under the ABL Credit Agreement, or (ii) the ABL Agent has received a Term Cash Proceeds Notice prior to the application of such funds by the ABL Agent to the ABL Obligations and a subsequent credit extension under the ABL Credit Agreement, the ABL Agent shall turn over any misdirected proceeds of the Term Priority Collateral to the Term Agent.

Section 3.8              Purchase Right.

(a)          If (i) after the occurrence and during the continuation of an Event of Default, the ABL Agent shall sell, lease, license or dispose of all or substantially all of the ABL Priority Collateral by private or public sale, (ii) an Insolvency Proceeding with respect to the Administrative Borrower shall have occurred or shall have been commenced, or (iii) the ABL Obligations under the ABL Credit Agreement shall have been accelerated (including as a result of any automatic acceleration) or shall remain unpaid following the latest stated maturity date therefor (as determined by reference to the ABL Credit Agreement) (each such event described in clauses (i) through (iii) herein above, a “Purchase Option Event”), the Term Secured Parties or any of them, as applicable, shall have the opportunity to purchase (at par and without premium) all (but not less than all) of the ABL Obligations pursuant to this Section 3.8; provided, that such option shall expire if the applicable Term Secured Parties fail to deliver a written notice (a “Purchase Notice”) to the ABL Agent with a copy to the Administrative Borrower within ten (10) Business Days following the first date the Term Agent obtains actual knowledge of the occurrence of the earliest Purchase Option Event, which Purchase Notice shall (A) be signed by the applicable Term Secured Parties committing to such purchase (the “Purchasing Creditors”) and indicate the percentage of the ABL Obligations to be purchased by each Purchasing Creditor (which aggregate commitments must add up to 100% of the ABL Obligations) and (B) state that (1) it is a Purchase Notice delivered pursuant to Section 3.8 of this Agreement and (2) the offer contained therein is irrevocable. Upon receipt of such Purchase Notice by the ABL Agent, the Purchasing Creditors shall have from the date of delivery thereof to and including the date that is ten (10) Business Days after the Purchase Notice was received by the ABL Agent to purchase all (but not less than all) of the ABL Obligations pursuant to this Section 3.8 (the date of such purchase, the “Purchase Date”).

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(b)          On the Purchase Date, the ABL Agent and the ABL Secured Parties shall, subject to any required approval of any Governmental Authority and any limitation in the ABL Credit Agreement, in each case then in effect, if any, sell to the Purchasing Creditors all (but not less than all) of the ABL Obligations. On such Purchase Date, the Purchasing Creditors shall (i) pay to the ABL Agent, for the benefit of the ABL Secured Parties, as directed by the ABL Agent, in immediately available funds the full amount (at par and without premium) of all ABL Obligations then outstanding, including all accrued and unpaid interest and fees thereon, all in the amounts specified by the ABL Agent and determined in accordance with the applicable ABL Documents, (ii) furnish such amount of cash collateral in immediately available funds as the ABL Agent determines is reasonably necessary to secure ABL Secured Parties in connection with any (x) indemnification obligations of the ABL Loan Parties under the ABL Documents (other than on account of indemnification obligations for which no claim or demand has been made), (y) ABL Bank Product Obligations, or (z) issued and outstanding letters of credit issued under the ABL Credit Agreement but, with respect to this clause (z), not in any event in an amount greater than 105% of the aggregate undrawn amount of all such outstanding letters of credit (and in the case of clauses (x), (y) and (z) herein above, any excess of such cash collateral for such indemnification obligations, ABL Bank Product Obligations or letters of credit remaining at such time when there are no longer any such indemnification obligations, ABL Bank Product Obligations or letters of credit outstanding and there are no unreimbursed amounts then owing in respect of such indemnification obligations, ABL Bank Product Obligations or drawings under such letters of credit shall be promptly paid over to the Term Agent) and (iii) agree to reimburse the ABL Secured Parties for any loss, cost, damage or expense (A) resulting from the granting of provisional credit for any checks, wire or ACH transfers that are reversed or not final or other payments provisionally credited to the ABL Obligations under the ABL Credit Agreement and as to which the ABL Agent and ABL Secured Parties have not yet received final payment as of the Purchase Date, or (B) for any indemnification obligations (other than on account of indemnification obligations for unknown claims as of the Purchase Date), ABL Bank Product Obligations or letters of credit, to the extent that the cash collateral delivered pursuant to clauses (x), (y) and (z), above, are insufficient to pay such ABL Obligations in full, and (iv) assume the remaining commitments (if any) of the ABL Secured Parties to extend credit under the ABL Credit Agreement. Such purchase price shall be remitted by wire transfer in immediately available funds to such bank account of the ABL Agent (for the benefit of the ABL Secured Parties) as the ABL Agent shall have specified in writing to the Term Agent. Interest and fees shall be calculated to but excluding the Purchase Date if the amounts so paid by the applicable Term Secured Parties to the bank account designated by the ABL Agent are received in such bank account prior to 1:00 p.m., New York time, and interest shall be calculated to and including such Purchase Date if the amounts so paid by the applicable Term Lenders to the bank account designated by the ABL Agent are received in such bank account after 1:00 p.m., New York time.

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(c)          Any purchase pursuant to the purchase option set forth in this Section 3.8 shall, except as provided below, be expressly made without representation or warranty of any kind by the ABL Agent or the other ABL Secured Parties as to the ABL Obligations, the Collateral or otherwise, and without recourse to the ABL Agent and the other ABL Secured Parties as to the ABL Obligations, the Collateral or otherwise, except that the ABL Agent and each of the ABL Secured Parties, as to itself only, shall represent and warrant only (i) the principal amount of the ABL Obligations being sold by it, (ii) that such Person has not created any Lien on any ABL Obligations being sold by it, (iii) that such Person has the right to assign the ABL Obligations being assigned by it and its assignment agreement has been duly authorized and delivered, and (iv) such other representations, if any, as are set forth in the Assignment and Assumption (as defined in, and in the form annexed to, the ABL Credit Agreement as in effect on the date hereof).

(d)          Upon notice to the Loan Parties by the Term Agent that the purchase of ABL Obligations pursuant to this Section 3.8 has been consummated by delivery of the purchase price to the ABL Agent, the Loan Parties shall treat the applicable Term Secured Parties as holders of the ABL Obligations and the Term Agent shall be deemed appointed to act in such capacity as the “agent” or “administrative agent” (or analogous capacity) (the “Replacement Agent”) under the ABL Documents, for all purposes hereunder and under each ABL Document (it being agreed that the ABL Agent shall have no obligation to act as such replacement “agent” or “administrative agent” (or analogous capacity)). In connection with any purchase of ABL Obligations pursuant to this Section 3.8, each ABL Secured Party and the ABL Agent agrees to enter into and deliver to the applicable Term Secured Parties on the Purchase Date, as a condition to closing, an assignment agreement customarily used by the ABL Agent in connection with the ABL Credit Agreement and the ABL Agent and each other ABL Secured Party shall deliver all possessory collateral (if any), together with any necessary endorsements and other documents (including any applicable stock powers or bond powers), then in its possession or in the possession of its agent or bailee, or turn over control as to any pledged collateral, deposit accounts or securities accounts of which it or its agent or bailee then has control, as the case may be, to the Replacement Agent, and deliver the loan register and participant register, if applicable and all other records pertaining to the ABL Obligations to the Replacement Agent and otherwise take such actions as may be reasonably appropriate to effect an orderly transition to the Replacement Agent. Upon the consummation of the purchase of the ABL Obligations pursuant to this Section 3.8, the ABL Agent (and all other agents under the ABL Credit Agreement) shall be deemed to have resigned as an “agent” or “administrative agent” for the ABL Secured Parties under the ABL Documents; provided that the ABL Agent (and all other agents under the ABL Credit Agreement) shall be entitled to all of the rights and benefits of a former “agent” or “administrative agent” under the ABL Credit Agreement.

(e)          Notwithstanding the foregoing purchase of the ABL Obligations by the Purchasing Creditors, the ABL Secured Parties shall retain those contingent indemnification obligations and other obligations owing or to be owing to them under the ABL Documents which by their express terms would survive any repayment of the ABL Obligations pursuant to this Section 3.8.

Section 3.9              Payments Over.

(a)          So long as the Discharge of Term Obligations has not occurred, any Term Priority Collateral or Proceeds thereof not constituting ABL Priority Collateral received by the ABL Agent or any other ABL Secured Party in connection with the Exercise of Any Secured Creditor Remedies (including set off) relating to the Term Priority Collateral in contravention of this Agreement (it being understood that the application of proceeds from any ABL Deposit and Securities Account prior to the delivery of a Term Cash Proceeds Notice or Loan Party Term Proceeds Notice shall not be deemed in contravention of this Agreement) shall be segregated and held in trust and forthwith paid over to the Term Agent for the benefit of the Term Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Term Agent is hereby authorized to make any such endorsements as agent for the ABL Agent or any such other ABL Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

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(b)          So long as the Discharge of ABL Obligations has not occurred, any ABL Priority Collateral or Proceeds thereof not constituting Term Priority Collateral received by the Term Agent or any Term Secured Parties in connection with the Exercise of Any Secured Creditor (including set off) relating to the ABL Priority Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the ABL Agent for the benefit of the ABL Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The ABL Agent is hereby authorized to make any such endorsements as agent for the Term Agent or any such Term Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

Section 3.10            When Discharge of Obligations Deemed to Not Have Occurred.

(a)          If the ABL Borrowers, or any of them, enter into any refinancing of the ABL Obligations that is intended to be secured by the ABL Priority Collateral on a first-priority basis, then a Discharge of ABL Obligations shall be deemed not to have occurred for all purposes of this Agreement, and the obligations under such refinancing of such ABL Obligations shall be treated as ABL Obligations for all purposes of this Agreement, including for purposes of the Lien Priorities and rights in respect of Collateral set forth herein, and the ABL Agent under the ABL Loan Documents effecting such refinancing shall be the ABL Agent for all purposes of this Agreement. The ABL Agent under such ABL Loan Documents shall agree (in a writing addressed to Term Loan Agent) to be bound by the terms of this Agreement.

(b)          If the Administrative Borrower enters into any refinancing of the Term Obligations that is intended to be secured by the Term Priority Collateral on a first-priority basis, then a Discharge of Term Obligations shall be deemed not to have occurred for all purposes of this Agreement, and the obligations under such refinancing of such Term Obligations shall be treated as Term Obligations for all purposes of this Agreement, including for purposes of the Lien Priorities and rights in respect of Collateral set forth herein, and the lender or group of lenders or any of their designees under the Term Loan Documents effecting such refinancing shall be Term Agent for all purposes of this Agreement. The lender or group of lenders or any of their designees under such Term Loan Documents shall agree (in a writing addressed to the ABL Agent) to be bound by the terms of this Agreement.

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ARTICLE 4
APPLICATION OF PROCEEDS

Section 4.1              Application of Proceeds.

(a)          Revolving Nature of ABL Obligations. The Term Agent, for and on behalf of itself and the Term Secured Parties, expressly acknowledges and agrees that (i) the ABL Credit Agreement includes a revolving commitment, that in the ordinary course of business the ABL Agent and the ABL Lenders will apply payments and make advances thereunder, and that no application of any Collateral or the release of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition by the ABL Loan Parties under the ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the ABL Obligations may be modified, amended and restated, extended or amended from time to time, and that the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Term Secured Parties and without affecting the provisions hereof; and (iii) all Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the commencement of any Exercise of Any Secured Creditor Remedies with respect to the ABL Prioruty Collateral or the TremPriority Collateral, as the case may be, all amounts received shall be applied as specified in Section 4.1(b) or (c), as applicable. The ABL Agent, for itself and on behalf of the ABL Secured Parties, expressly acknowledges and agrees that any Collateral received by any Term Agent may be applied, reversed, reapplied or credited, in whole or in part, to the Term Obligations at any time; provided, however, that from and after the date on which the Term Agent (or any Term Secured Party) receives written notice from the ABL Agent that the ABL Agent (or any ABL Secured Party) has commenced the Exercise of Any Secured Creditor Remedies, all amounts received by the Term Agent or any Term Lender shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the ABL Obligations or the Term Obligations, or any portion thereof. Notwithstanding anything to the contrary contained in this Agreement, any Term Document or any ABL Document, each Loan Party and the Term Agent, for itself and on behalf of the Term Secured Parties, agrees that (i) only Term Priority Collateral or proceeds of the Term Priority Collateral shall be deposited in the Term Loan Priority Accounts and (ii) prior to the receipt of a Term Cash Proceeds Notice, the ABL Secured Parties are hereby permitted to treat all cash, cash equivalents, money, collections and payments deposited in any ABL Deposit and Securities Account or otherwise received by any ABL Secured Parties as ABL Priority Collateral, and no such amounts credited to any such ABL Deposit and Securities Account or received by any ABL Secured Parties or applied to the ABL Obligations shall be subject to disgorgement or deemed to be held in trust for the benefit of the Term Secured Parties (and all claims of the Term Agent or any other Term Secured Party to such amounts are hereby waived).

(b)          Application of Proceeds of ABL Priority Collateral. The ABL Agent and the Term Agent hereby agree that all ABL Priority Collateral and all Proceeds thereof, received by either of them in connection with any Exercise of Secured Creditor Remedies with respect to the ABL Priority Collateral shall be applied, first, to the payment of costs and expenses of the ABL Agent in connection with such Exercise of Secured Creditor Remedies,

second, to the payment or discharge or cash collateralization of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred,

third, to the payment of the Term Obligations in accordance with the Term Documents until the Discharge of Term Obligations shall have occurred, and fourth, the balance, if any, to the Loan Parties or as a court of competent jurisdiction may direct.

(c)          Application of Proceeds of Term Priority Collateral. The ABL Agent and the Term Agent hereby agree that all Term Priority Collateral, Term Priority Proceeds and all other Proceeds thereof, received by either of them in connection with any Exercise of Secured Creditor Remedies with respect to the Term Priority Collateral shall be applied, first, to the payment of costs and expenses of the Term Agent in connection with such Exercise of Secured Creditor Remedies,

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second, to the payment of the Term Obligations in accordance with the Term Documents until the Discharge of Term Obligations shall have occurred,

third, to the payment, discharge or cash collateralization of the ABL Obligations in accordance with the ABL Documents; and

fourth, the balance, if any, to the Loan Parties or as a court of competent jurisdiction may direct.

(d)          Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent shall have no obligation or liability to the Term Agent or to any Term Secured Party, and the Term Agent shall have no obligation or liability to the ABL Agent or any ABL Secured Party, regarding the adequacy of any Proceeds or for any action or omission, except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement. Notwithstanding anything to the contrary herein contained, none of the Parties hereto waives any claim that it may have against a Secured Party on the grounds that any sale, transfer or other disposition by the Secured Party was not commercially reasonable in every respect as required by the Uniform Commercial Code.

(e)          Turnover of Collateral After Discharge. Upon the Discharge of ABL Obligations, the ABL Agent shall deliver to the Term Agent or shall execute such documents as the Term Agent may reasonably request (at the expense of the Administrative Borrower) to enable the Term Agent to have control over any Control Collateral still in the ABL Agent’s possession, custody, or control in the same form as received with any necessary endorsements (in each case, subject to the reinstatement provisions of Section 5.3), or as a court of competent jurisdiction may otherwise direct. Upon the Discharge of Term Obligations, the Term Agent shall deliver to the ABL Agent or shall execute such documents as the ABL Agent may reasonably request (at the expense of the ABL Borrowers) to enable the ABL Agent to have control over any Control Collateral still in the Term Agent’s possession, custody or control in the same form as received with any necessary endorsements (in each case, subject to the reinstatement provisions of Section 5.3), or as a court of competent jurisdiction may otherwise direct.

Section 4.2             Specific Performance. Each of the ABL Agent and the Term Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Borrower or any Guarantor shall have complied with any of the provisions of any of the Loan Documents, at any time when the other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and the Term Agent, for and on behalf of itself and the Term Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

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ARTICLE 5
INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1              Notice of Acceptance and Other Waivers.

(a)          All ABL Obligations at any time made or incurred by the Borrowers or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the Term Agent, on behalf of itself and the Term Secured Parties, hereby waives notice of acceptance, or proof of reliance by the ABL Agent or any ABL Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the ABL Obligations. All Term Obligations at any time made or incurred by the Administrative Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby waives notice of acceptance, or proof of reliance, by the Term Agent or any Term Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Term Obligations.

(b)          None of the ABL Agent, any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by the ABL Borrowers for an extension of credit pursuant to the ABL Credit Agreement, any of the other ABL Loan Documents or ABL Bank Product Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the Term Credit Agreement or any other Term Document or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to the Term Agent or any Term Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the ABL Credit Agreement, any of the other ABL Loan Documents or any of the ABL Bank Product Documents, as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Term Agent or any of the Term Secured Parties have in the Collateral, except as otherwise expressly set forth in this Agreement. The Term Agent, on behalf of itself and the Term Secured Parties, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(c)          None of the Term Agent, any Term Secured Party or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the Term Agent or any Term Secured Party honors (or fails to honor) a request by the Administrative Borrower for an extension of credit pursuant to the Term Credit Agreement, any of the other Term Loan Documents or any Term Bank Product Document, whether the Term Agent or any Term Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the ABL Credit Agreement or any other ABL Document or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Term Agent or any Term Secured Party otherwise should exercise any of its contractual rights or remedies under the Term Documents (subject to the express terms and conditions hereof), neither the Term Agent nor any Term Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Term Agent and the Term Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Term Loan Documents or Term Bank Product Document, as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the Term Agent or the Term Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Term Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

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Section 5.2              Modifications to ABL Documents and Term Documents.

(a)          The Term Agent, on behalf of itself and the Term Secured Parties, hereby agrees that, without affecting the obligations of the Term Agent and the Term Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the Term Agent or any Term Secured Party, and without incurring any liability to the Term Agent or any Term Secured Party or impairing or releasing the subordination of Lien Priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever (other than in a manner which would contravene the provisions of this Agreement), including, without limitation, to:

(i)          change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)         subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)        amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)        release its Lien on any Collateral or other Property;

(v)         exercise or refrain from exercising any rights against the ABL Borrowers, any Guarantor, or any other Person;

(vi)        subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)       otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate.

(b)          The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the Term Agent and the Term Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party, and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination of Lien Priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Term Documents in any manner whatsoever (other than in a manner which would contravene the provisions of this Agreement), including, without limitation, to:

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(i)          change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Term Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Term Obligations or any of the Term Documents, except, that, the final stated maturity of the Term Obligations will not be shortened to a date that is prior to the date that is 91 days after the original Maturity Date (as defined in the ABL Credit Agreement) without the prior written consent of the ABL Agent;

(ii)         subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Term Obligations, and in connection therewith to enter into any additional Term Documents;

(iii)        amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Term Obligations;

(iv)        release its Lien on any Collateral or other Property;

(v)         exercise or refrain from exercising any rights against the Administrative Borrower, any Guarantor, or any other Person;

(vi)        subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Term Obligations; and

(vii)       otherwise manage and supervise the Term Obligations as the Term Agent shall deem appropriate.

(c)          The ABL Obligations and the Term Obligations may be refinanced, in whole or in part, from time to time, in each case, without notice to, or the consent of the ABL Agent, the ABL Secured Parties, the Term Agent or the Term Secured Parties, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof, provided, however, that the holders of any class or series of such refinancing Indebtedness (or an authorized agent or trustee on their behalf) shall enter into an intercreditor agreement on terms no less favorable to the non-refinancing Term Secured Parties or non-refinancing ABL Secured Parties, as applicable, than this Agreement or execute an Intercreditor Agreement Joinder or an amendment to this Agreement, and any such refinancing transaction shall be in accordance with any applicable provisions of both the ABL Documents and the Term Documents (to the extent such documents survive the refinancing).

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Section 5.3              Reinstatement and Continuation of Agreement.

(a)          If the ABL Agent or any ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any ABL Borrower, any ABL Guarantor, or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Term Agent, the ABL Secured Parties, and the Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any ABL Borrower or any ABL Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any ABL Borrower or any ABL Guarantor in respect of the ABL Obligations or the Term Obligations. No priority or right of the ABL Agent or any ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any ABL Borrower or any ABL Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Secured Party may have.

(b)          If the Term Agent or any Term Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of the Administrative Borrower, any Term Guarantor, or any other Person any payment made in satisfaction of all or any portion of the Term Obligations (a “Term Recovery”), then the Term Obligations shall be reinstated to the extent of such Term Recovery. If this Agreement shall have been terminated prior to such Term Recovery, this Agreement shall be reinstated in full force and effect in the event of such Term Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Term Agent, the ABL Secured Parties, and the Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against the Administrative Borrower or any Term Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of the Administrative Borrower or any Guarantor in respect of the ABL Obligations or the Term Obligations. No priority or right of the Term Agent or any Term Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of the Administrative Borrower or any Term Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Term Documents, regardless of any knowledge thereof which the Term Agent or any Term Secured Party may have.

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ARTICLE 6
INSOLVENCY PROCEEDINGS

Section 6.1              DIP Financing.

(a)          If any ABL Borrower or any ABL Guarantor shall be subject to any Insolvency Proceeding at any time prior to the Discharge of ABL Obligations, and if the ABL Agent or the ABL Secured Parties shall seek to provide any ABL Borrower or any ABL Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral constituting ABL Priority Collateral (“ABL Cash Collateral”) under Section 363 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) (each, an “ABL Secured Party DIP Financing”), with such ABL Secured Party DIP Financing to be secured by all or any portion of the Collateral (including ABL Cash Collateral and assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws) would be Collateral), then the Term Agent, on behalf of itself and the Term Secured Parties, agrees that it (i) will raise no objection and will not support any objection to such ABL Secured Party DIP Financing or use of ABL Cash Collateral or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the Term Agent securing the Term Obligations or on any other grounds; (ii) except as provided under Section 6.3 below, will not request any adequate protection as a result of such ABL Secured Party DIP Financing or use of ABL Cash Collateral; and (iii) will not propose any ABL Secured Party DIP Financing secured by a Lien on any ABL Priority Collateral senior to or on parity with the Liens of the ABL Agent on such ABL Priority Collateral so long as (w) the aggregate principal amount of all ABL Secured Party DIP Financings does not exceed $50,000,000 (or, if higher, the aggregate outstanding principal amount of Loans (as defined in the ABL Credit Agreement) at such time, but not to exceed $100,000,000), (x) the Term Agent retains its Lien on the Collateral to secure the Term Obligations (in each case, including Proceeds thereof arising after the commencement of any Insolvency Proceeding under any Debtor Relief Laws) and, as to the Term Priority Collateral only, such Lien has the same priority as existed prior to the commencement of any Insolvency Proceeding under the subject Debtor Relief Laws and any Lien on the Term Priority Collateral securing such ABL Secured Party DIP Financing or ABL Cash Collateral is junior and subordinate to the Lien of the Term Agent on the Term Priority Collateral, (y) all Liens on ABL Priority Collateral securing any such ABL Secured Party DIP Financing or ABL Cash Collateral shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations on ABL Priority Collateral, and (z) the foregoing provisions of this Section 6.1(a) shall not prevent the Term Agent and the Term Secured Parties from objecting to any provision in any ABL Secured Party DIP Financing or ABL Cash Collateral relating to any provision or content of a plan of reorganization or other plan of similar effect under any Debtor Relief Laws.

(b)          If the Administrative Borrower or any Term Guarantor shall be subject to any Insolvency Proceeding at any time prior to the Discharge of Term Obligations, and if the Term Agent or the Term Secured Parties shall seek to provide the Administrative Borrower or any Term Guarantor with, or shall consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral constituting Term Priority Collateral (“Term Cash Collateral”) under Section 363 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) (each, a “Term Secured Party DIP Financing”), with such Term Secured Party DIP Financing to be secured by all or any portion of the Collateral (including Term Cash Collateral and assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws) would be Collateral), then the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that it (i) will raise no objection and will not support any objection to such Term Secured Party DIP Financing or use of Term Cash Collateral or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the ABL Agent securing the ABL Obligations or on any other grounds; (ii) except as provided under Section 6.3 below,will not request any adequate protection as a result of such Term Secured Party DIP Financing or use of Term Cash Collateral; and (iii) will not propose any Term Secured Party DIP Financing secured by a Lien senior to or on parity with the Lien of the Term Agent on the Term Priority Collateral so long as (w) the aggregate principal amount of all Term Secured Party DIP Financings does not exceed $50,000,000 (or, if higher, the aggregate outstanding principal amount of Loans (as defined in the Term Credit Agreement) at such time, but not to exceed $100,000,000), (x) the ABL Agent retains its Lien on the Collateral to secure the ABL Obligations (in each case, including Proceeds thereof arising after the commencement of any Insolvency Proceeding under any Debtor Relief Law) and, as to the ABL Priority Collateral only, such Lien has the same priority as existed prior to the commencement of any Insolvency Proceeding under the subject Debtor Relief Laws and any Lien on ABL Priority Collateral securing such Term Secured Party DIP Financing or Term Cash Collateral is junior and subordinate to the Lien of the ABL Agent on the ABL Priority Collateral, (y) all Liens on Term Priority Collateral securing any such Term Secured Party DIP Financing or Term Cash Collateral shall be senior to or on a parity with the Liens of the Term Agent and the Term Secured Parties securing the Term Obligations on Term Priority Collateral, and (z) the foregoing provisions of this Section 6.1(b) shall not prevent the ABL Agent and the ABL Secured Parties from objecting to any provision in any Term Secured Party DIP Financing or Term Cash Collateral relating to any provision or content of a plan of reorganization or other plan of similar effect under any Debtor Relief Laws.

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(c)          All Liens granted to the ABL Agent or the Term Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement. For clarity, the Term Agent and the Term Secured Parties shall not seek to “prime” the Lien of the ABL Agent and the ABL Secured Parties on the ABL Priority Collateral or request, seek or receive a Lien on the ABL Priority Collateral pursuant to Section 364(d) or 363(c)(4) of the Bankruptcy Code on the ABL Priority Collateral. For clarity, the ABL Agent and the ABL Secured Parties shall not seek to “prime” the Lien of the Term Agent and the Term Secured Parties on the Term Priority Collateral or request, seek or receive a Lien on the Term Priority Collateral pursuant to Section 364(d) or 363(c)(4) of the Bankruptcy Code on the Term Priority Collateral.

Section 6.2              Relief From Stay. Until the Discharge of ABL Obligations has occurred, the Term Agent, on behalf of itself and the Term Secured Parties, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Agent’s express written consent. Until the Discharge of Term Obligations has occurred, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Term Priority Collateral without the Term Agent’s express written consent. In addition, absent Exigent Circumstances, neither the Term Agent nor the ABL Agent shall seek any relief from the automatic stay with respect to any Collateral without providing three (3) days’ prior written notice to the other, unless such period is agreed by both the ABL Agent and the Term Agent to be modified or unless the ABL Agent or the Term Agent, as applicable, makes a good faith determination that either (A) the ABL Priority Collateral or the Term Priority Collateral, as applicable, will decline speedily in value or (B) the failure to take any action will have a reasonable likelihood of endangering the ABL Agent’s or the Term Agent’s ability to realize upon its Collateral.

Section 6.3              No Contest; Adequate Protection. (a) The Term Agent, on behalf of itself and the Term Secured Parties, agrees that, prior to the Discharge of ABL Obligations, none of them shall seek or accept any form of adequate protection under any or all of §361, §362, §363 or §364 of the Bankruptcy Code with respect to the ABL Priority Collateral, except as set forth in this Section 6.3 or as may otherwise be consented to in writing by the ABL Agent in its sole and absolute discretion. The Term Agent, on behalf of itself and the Term Secured Parties, agrees that, prior to the Discharge of ABL Obligations, subject to Section 6.3(c), none of them shall contest (or support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention Section 6.1(b) or Section 6.1(c)), (ii) any proposed provision of DIP Financing by the ABL Agent and the ABL Secured Parties (or any other Person proposing to provide DIP Financing with the consent of the ABL Agent) (unless in contravention of Section 6.1(a)) or (iii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1(b) or Section 6.1(c)) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement.

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(b)          The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Term Obligations, none of them shall seek or accept any form of adequate protection under any or all of §361, §362, §363 or §364 of the Bankruptcy Code with respect to the Term Priority Collateral, except as set forth in this Section 6.3 or as may otherwise be consented to in writing by the Term Agent in its sole and absolute discretion. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Term Obligations, subject to Section 6.3(c)(iii), none of them shall contest (or support any other Person contesting) (i) any request by the Term Agent or any Term Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a) or Section 6.01(c)), (ii) any proposed provision of DIP Financing by the Term Agent and the Term Secured Parties (or any other Person proposing to provide DIP Financing with the consent of the Term Agent) (unless in contravention of Section 6.1(b)) or (iii) any objection by the Term Agent or any Term Secured Party to any motion, relief, action or proceeding based on a claim by the Term Agent or any Term Secured Party that its interests in the Collateral (unless in contravention of Section 6.1(a) or Section 6.1(c)) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Term Agent as adequate protection of its interests are subject to this Agreement.

(c)          Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency Proceeding:

(i)          if the ABL Secured Parties (or any subset thereof) are granted adequate protection with respect to the ABL Priority Collateral in the form of additional collateral (even if such collateral is not of a type which would otherwise have constituted ABL Priority Collateral), then the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that the Term Agent, on behalf of itself or any of the Term Secured Parties, may seek or request (and the ABL Secured Parties will not oppose such request unless in contravention of Section 6.1(a)) adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the ABL Obligations on the same basis as the other Liens of the Term Agent on ABL Priority Collateral;

(ii)         in the event the Term Secured Parties (or any subset thereof) are granted adequate protection in respect of Term Priority Collateral in the form of additional collateral (even if such collateral is not of a type which would otherwise have constituted Term Priority Collateral), then the Term Agent, on behalf of itself and any of the Term Secured Parties, agrees that the ABL Agent on behalf of itself or any of the ABL Secured Parties, may seek or request (and the Term Secured Parties will not oppose such request) adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the Term Obligations on the same basis as the other Liens of the ABL Agent on Term Priority Collateral; and

(iii)        except as otherwise expressly set forth in Section 6.1(a) or in connection with the Exercise of Secured Creditor Remedies with respect to the ABL Priority Collateral, nothing herein shall limit the rights of the Term Agent or the Term Secured Parties from seeking adequate protection with respect to their rights in the Term Priority Collateral in any Insolvency Proceeding, other than adequate protection in the form of cash payments except from Proceeds of Term Priority Collateral. Except as otherwise expressly set forth in Section 6.1(b) or in connection with the Exercise of Secured Creditor Remedies with respect to the Term Priority Collateral, nothing herein shall limit the rights of the ABL Agent or the ABL Secured Parties from seeking adequate protection with respect to their rights in the ABL Priority Collateral in any Insolvency, other than adequate protection in the form of cash payments except from Proceeds of ABL Priority Collateral.

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Section 6.4              Asset Sales. The Term Agent agrees, on behalf of itself and the Term Secured Parties, that it will not oppose and shall be deemed to have consented to any sale (including any bidding procedures related to such sale) consented to by the ABL Agent of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) so long as the Term Agent, for the benefit of the Term Secured Parties, shall retain a Lien on the proceeds of such sale (to the extent such proceeds are not applied to the ABL Obligations in accordance with Section 4.1(b)). The ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that it will not oppose and shall be deemed to have consented to any sale (including any bidding procedures related to such sale) consented to by the Term Agent of any Term Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) so long as (i) any such sale is made in accordance with Section 3.6 and (ii) the ABL Agent, for the benefit of the ABL Secured Parties, shall retain a Lien on the proceeds of such sale (to the extent such proceeds are not applied to the Term Obligations in accordance with Section 4.1(c)). If such sale of Collateral includes both ABL Priority Collateral and Term Priority Collateral and the Parties are unable after negotiating in good faith to agree on the allocation of the purchase price between the ABL Priority Collateral and Term Priority Collateral, either Party may apply to the court in such Insolvency Proceeding to make a determination of such allocation, and the court’s determination shall be binding upon the Parties.

Section 6.5             Separate Grants of Security and Separate Classification. Each Term Secured Party and each ABL Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents and the Term Collateral Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Term Obligations are fundamentally different from the ABL Obligations and must be separately classified in any plan of reorganization (or other plan of similar effect under any Debtor Relief Laws) proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties and the Term Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties and the Term Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligation claims and Term Obligation claims against the Loan Parties, with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or Term Priority Collateral, as applicable, is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the ABL Secured Parties or the Term Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from each pool of Priority Collateral for each of the ABL Secured Parties and the Term Secured Parties, respectively, before any distribution is made in respect of the claims held by the other Secured Parties from such Collateral, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.

Section 6.6             Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code.

Section 6.7             ABL Obligations Unconditional. All rights of the ABL Agent hereunder, and all agreements and obligations of the Term Agent and the Loan Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

A.           any lack of validity or enforceability of any ABL Document;

B.           any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document (but solely to the extent permitted pursuant to Section 5.2(a));

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C.           any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee or guaranty thereof; or

D.           any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the ABL Obligations (other than Discharge of ABL Obligations), or of any of the Term Agent or any Loan Party, to the extent applicable, in respect of this Agreement.

Section 6.8              Term Obligations Unconditional. All rights of the Term Agent hereunder, and all agreements and obligations of the ABL Agent and the Loan Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

A.           any lack of validity or enforceability of any Term Document;

B.           any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Term Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Term Document (but solely to the extent permitted pursuant to Section 5.2(a));

C.           any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Term Obligations or any guarantee or guaranty thereof; or

D.           any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Term Obligations (other than Discharge of Term Obligations), or of any of the ABL Agent or any Loan Party, to the extent applicable, in respect of this Agreement.

ARTICLE 7
MISCELLANEOUS

Section 7.1             Rights of Subrogation. The Term Agent, for and on behalf of itself and the Term Secured Parties, agrees that no payment to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the Term Agent or any Term Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the Term Agent or any Term Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment to the Term Agent or any Term Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Term Obligations shall have occurred. Following the Discharge of Term Obligations, the Term Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Term Obligations resulting from payments to the Term Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Term Agent are paid by such Person upon request for payment thereof.

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Section 7.2             Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that either Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the ABL Agent or the Term Agent to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3             Representations. The Term Agent represents and warrants to the ABL Agent that it has the requisite power and authority under the Term Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Term Secured Parties and that this Agreement shall be binding obligations of the Term Agent and the Term Secured Parties, enforceable against the Term Agent and the Term Secured Parties in accordance with its terms. The ABL Agent represents and warrants to the Term Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties and that this Agreement shall be binding obligations of the ABL Agent and the ABL Secured Parties, enforceable against the ABL Agent and the ABL Secured Parties in accordance with its terms.

Section 7.4             Amendments. (a) No amendment or waiver of any provision of this Agreement nor consent to any departure by any Party hereto shall be effective unless it is in a written agreement executed by the Term Agent and the ABL Agent, and, in the case of any amendment or waiver that would be materially adverse to a Loan Party, the Borrowers (it being understood that any amendments that impose additional obligations on any Borrower or Guarantor shall be deemed materially adverse to the Loan Parties), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)          It is understood that the ABL Agent and the Term Agent, without the consent of any other ABL Secured Party or Term Secured Party, may in their discretion determine that a supplemental agreement (which may take the form of an amendment and restatement of this Agreement) is necessary or appropriate (i) to facilitate having additional indebtedness or other obligations of any of the Loan Parties become ABL Obligations or Term Obligations, as the case may be, under this Agreement or (ii) to effectuate the subordination of Liens securing any Specified Refinancing Term Loans or Refinancing Notes (each as defined in the Term Credit Agreement as in effect on the date hereof) to (x) the Liens on the Term Priority Collateral securing the Term Obligations and (y) the Liens on the ABL Priority Collateral securing ABL Obligations and the Term Obligations (the indebtedness or other obligations described in clauses (i) and (ii), “Additional Debt”), which supplemental agreement shall also effectuate the subordination of the Liens on the Term Priority Collateral securing any ABL Obligation to the Liens on the Term Priority Collateral securing such Specified Refinancing Term Loans or Refinancing Notes; provided that such Additional Debt is permitted to be incurred and so secured under any ABL Credit Agreement and any Term Credit Agreement then extant in accordance with the terms thereof.

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(c)          If requested by the Administrative Borrower, each of the ABL Agent and the Term Agent shall exercise its respective authority under Section 7.4(b) to execute and deliver a supplemental agreement (which may take the form of an amendment and restatement of this Agreement) in order to ensure that (i) if any Permitted Refinancing Indebtedness is intended to replace in full the then existing Term Credit Agreement, the agent for and the holders of Indebtedness constituting such Permitted Refinancing Indebtedness shall have the same rights and obligations hereunder as the Term Agent and the Term Secured Parties had hereunder immediately prior to such replacement, (ii) if any refinancing is intended to constitute an additional Term Credit Agreement for purposes hereof, the senior representative with respect to and the holders of Indebtedness constituting such Permitted Refinancing Indebtedness shall have the same rights and obligations hereunder as the Term Agent and the then existing Term Secured Parties have hereunder as against the ABL Agent and the ABL Secured Parties and, unless otherwise separately agreed between the Term Agent and such senior representative, the existing Term Secured Parties and the holders of Indebtedness constituting such Permitted Refinancing Indebtedness shall be pari passu and entitled to similar treatment hereunder; provided that such Permitted Refinancing Indebtedness is permitted to be incurred and so secured under any ABL Credit Agreement and any Term Credit Agreement then extant in accordance with the terms thereof, (iii) if any Permitted Refinancing Indebtedness is intended to replace in full the then existing ABL Credit Agreement, the agent and the holders of Indebtedness constituting such Permitted Refinancing Indebtedness shall have the same rights and obligations hereunder as the ABL Agent and the ABL Secured Parties had hereunder immediately prior to such replacement and (iv) if any refinancing is intended to constitute an additional ABL Credit Agreement for purposes hereof, the senior representative with respect to and the holders of Indebtedness constituting such Permitted Refinancing Indebtedness shall have the same rights and obligations hereunder as the ABL Agent and the then existing ABL Secured Parties have hereunder as against the Term Agent and the Term Secured Parties and, unless otherwise separately agreed between the ABL Agent and such senior representative, the existing ABL Secured Parties and the holders of Indebtedness constituting such Permitted Refinancing Indebtedness shall be pari passu and entitled to similar treatment hereunder; provided that such indebtedness is permitted to be incurred under any Term Credit Agreement and any ABL Credit Agreement then extant in accordance with the terms thereof.

Section 7.5             Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, emailed, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of an email or telecopy or three (3) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the Parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each Party, at such other address as may be designated by such Party in a written notice to all of the other Parties.

ABL Agent:	Wells Fargo Bank, National Association

100 Park Avenue, 14th Floor

New York, New York 10017

Attention: Loan Portfolio Manager – OSG Bulk Ships, Inc.

Telecopier: (212) 545-4589

E-mail: thomas.grabosky@wellsfargo.com

Term Agent:	Jefferies Finance LLC

520 Madison Ave

New York, NY 10022

Attention: Overseas Shipholding Group, Inc. - Account Officer

Telecopier: (212) 284-3444

Email: Jfin.Admin@jefferies.com

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Section 7.6             No Waiver; Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7             Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of ABL Obligations or the Discharge of Term Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and permitted assigns. Except as set forth in Section 7.4, nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral. All references to any Loan Party shall include any Loan Party as debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Secured Party, the Term Agent, or any Term Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations or the Term Obligations in accordance with the ABL Credit Agreement or the Term Credit Agreement, in each case, as applicable, to any other Person (other than the Borrowers, any Guarantor or any Affiliate of the Borrowers or any Guarantor and any Subsidiary of the Borrowers or any Guarantor), and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, the Term Agent, any ABL Secured Party, or any Term Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties and the Term Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Loan Party on the faith hereof.

Section 7.8              Governing Law; Entire Agreement. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9              Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (in .pdf or similar format) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.10            No Third Party Beneficiaries. This Agreement is solely for the benefit of the ABL Agent, the ABL Secured Parties, the Term Agent and the Term Secured Parties; provided, however, that notwithstanding the foregoing, the Loan Parties shall be deemed to be a third party beneficiary solely with respect to the amendments and waivers requiring the consent of the Loan Parties pursuant to Section 7.4 hereof and this Section 7.10.

Section 7.11            Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

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Section 7.12            Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement. The Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.13            Venue; Jury Trial Waiver.

(a)          EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENTS. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY ABL SECURED PARTY OR ANY TERM SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)          EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 7.13(a). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)          EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.

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(d)          EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 7.14            Intercreditor Agreement. This Agreement is the “Intercreditor Agreement” referred to in the ABL Credit Agreement and this Agreement is the “Intercreditor Agreement” referred to in the Term Credit Agreement. Nothing in this Agreement shall be deemed to subordinate the obligations due to (i) any ABL Secured Party to the obligations due to any Term Secured Party or (ii) any Term Secured Party to the obligations due to any ABL Secured Party (in each case, whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens but not a subordination of Indebtedness.

Section 7.15            No Warranties or Liability. The Term Agent and the ABL Agent acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document or any other Term Document. Except as otherwise provided in this Agreement, the Term Agent and the ABL Agent will be entitled to manage and supervise their respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.16            Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document or any Term Document, the provisions of this Agreement shall govern.

Section 7.17            Costs and Expenses. All costs and expenses incurred by the Term Agent and the ABL Agent, including, without limitation, pursuant to Section 3.8(d) and Section 4.1(e) shall be reimbursed by the Borrowers and the other Loan Parties as provided in Section 11.03 of the Term Credit Agreement (or any similar provision) and Section 11.03 (or any similar provision) of the ABL Credit Agreement.

Section 7.18            Information Concerning Financial Condition of the Loan Parties.

(a)          Each of the Term Agent and the ABL Agent hereby assumes responsibility for keeping itself informed of the financial condition of the Loan Parties and all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Term Obligations. The Term Agent and the ABL Agent hereby agree that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event the Term Agent or the ABL Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, (a) it shall be under no obligation (i) to provide any such information to such other Party or any other Party on any subsequent occasion, (ii) to undertake any investigation not a part of its regular business routine, or (iii) to disclose any other information, (b) it makes no representation as to the accuracy or completeness of any such information and shall not be liable for any information contained therein, and (c) the Party receiving such information hereby agrees to hold the other Party harmless from any action the receiving Party may take or conclusion the receiving Party may reach or draw from any such information, as well as from and against any and all losses, claims, damages, liabilities, and expenses to which such receiving Party may become subject arising out of or in connection with the use of such information.

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(b)          The Loan Parties agree that any information provided to the ABL Agent, the Term Agent, any ABL Secured Party or any Term Secured Party, including any Loan Documents under Section 3.3(b), may be shared by such Person with any ABL Secured Party, any Term Secured Party, the ABL Agent or the Term Agent, subject to the respective confidentiality provisions in the ABL Credit Agreement and the Term Credit Agreement, as applicable.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and the Term Agent, for and on behalf of itself and the Term Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as the ABL Agent

By:
Name:
Title:

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

[Signature Page to Intercreditor Agreement]

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[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

JEFFERIES FINANCE LLC,
in its capacity as the Term Agent

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

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ACKNOWLEDGMENT

Each of Holdings, each Borrower and each other Loan Party hereby acknowledges that it has received a copy of this Agreement as in effect on the date hereof and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the Term Agent, and the Term Secured Parties (including pursuant to Section 7.17), and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement as in effect on the date hereof (and, to the extent Holdings, the Borrowers and the other Loan Parties receive a copy of any amendment hereto and to the extent Holdings, the Borrowers and the other Loan Parties have consented (to the extent consent is required pursuant to Section 7.4), as amended and in effect from time to time). Each of Holdings, each Borrower and each other Loan Party further acknowledges and agrees that, except for amendments for which their consent is required pursuant to Section 7.4, it is not an intended beneficiary or third party beneficiary under this Agreement and (i) as among the ABL Secured Parties, Holdings, the Borrowers and the other Loan Parties, the ABL Documents remain in full force and effect as written and are in no way modified hereby, and (ii) as among the Term Secured Parties, Holdings, the Administrative Borrower and Guarantors, the Term Documents remain in full force and effect as written and are in no way modified hereby.

Without limiting the foregoing or any rights or remedies Holdings, the Borrowers and the other Loan Parties may have, Holdings, the Borrowers and the other Loan Parties consent to the rights granted to the ABL Secured Parties, and the performance by the Term Agent of the obligations, set forth in Section 3.6 and acknowledge and agree that neither the Term Agent nor any other Term Secured Party shall ever be accountable or liable for any action taken or omitted by the ABL Agent or any other ABL Secured Party or its or any of their officers, employees, agents successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other Intellectual Property by the ABL Agent or any other ABL Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of Holdings, the Borrowers and the other Loan Parties as a result of any action taken or omitted by the ABL Agent or its officers, employees, agents, successors or assigns pursuant to, and in accordance with, Section 3.6.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the undersigned has have caused this Acknowledgment to be duly executed and delivered as of the date first above written.

OVERSEAS SHIPHOLDING GROUP, INC.

By:
Name:
Title:

OSG BULK SHIPS, INC.

By:
Name:
Title:

Maritrans Operating Company L.P.
Mykonos Tanker LLC
OSG 192 LLC
OSG 209 LLC
OSG 214 LLC
OSG 242 LLC
OSG 243 LLC
OSG 244 LLC
OSG 252 LLC
OSG 254 LLC
OSG America L.P.
OSG America LLC
OSG America Operating Company LLC
OSG Columbia LLC
OSG Courageous LLC
OSG Delaware Bay Lightering LLC
OSG Endurance LLC
OSG Enterprise LLC
OSG Honour LLC
OSG Independence LLC
OSG Intrepid LLC
OSG Maritrans Parent LLC
OSG Navigator LLC
OSG Product Tankers AVTC, LLC
OSG Ship Management, Inc.
Overseas Anacortes LLC
Overseas Boston LLC
Overseas Houston LLC
Overseas Long Beach LLC
Overseas Los Angeles LLC
Overseas Martinez LLC

[Signature Page to Intercreditor Agreement Acknowledgment]

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Overseas New York LLC
Overseas Nikiski LLC
Overseas ST Holding LLC
Overseas Tampa LLC
Overseas Texas City LLC
Santorini Tanker LLC
MARITRANS GENERAL PARTNER, INC.

By:
Name:
Title:

[Signature Page to Intercreditor Agreement Acknowledgment]

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EXHIBIT A

FORM OF INTERCREDITOR AGREEMENT JOINDER

Reference is made to Intercreditor Agreement (as amended, supplemented, restated, amended and restated or otherwise modified from time to time pursuant to the terms thereof, the “Intercreditor Agreement”) dated as of August 5, 2014 (the “Closing Date”) between the ABL Agent and the Term Agent (each as defined therein), and acknowledged, and consented to, by Overseas Shipholding Group, Inc., OSG Bulk Ships, Inc. and each of the other parties listed on the Acknowledgement attached thereto.

In connection with the refinancing of the [ABL Obligations][Term Obligations] on [__________] [__], 20[__], the undersigned, [________________], a [______________________], hereby agrees to become a party to the Intercreditor Agreement as the new [ABL Agent] [Term Agent], for all purposes thereof and on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement on the Closing Date. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Intercreditor Agreement.

The undersigned, on behalf of itself and the holders it acts as an agent for, agrees to be bound by the terms of the Intercreditor Agreement applicable to them.

The undersigned represents and warrants to [______________]1 (the “Continuing Agent”) that it is authorized under the new [ABL Documents] [Term Documents] to enter into this Intercreditor Joinder Agreement.

The provisions of Sections 7.8 and 7.14 of the Intercreditor Agreement shall apply with like effect to this Intercreditor Agreement Joinder.

The effectiveness of this Intercreditor Agreement Joinder is conditioned upon the delivery of a New Debt Notice to the Continuing Agent in the form attached hereto as Exhibit 1.

[Signature Page to Follow]

1 Insert agent’s name that was not subject to the refinancing

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IN WITNESS WHEREOF, the undersigned has caused this Intercreditor Agreement Joinder to be executed by its respective officer or representative as of [__________] [__], 20[__].

[______________________________]

By:
Name:
Title:

[Signature Page to New Debt Notice - Intercreditor Agreement Joinder]

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Exhibit 1 to Intercreditor Agreement Joinder

New Debt Notice

In connection with the delivery of the Intercreditor Agreement Joinder to the Intercreditor Agreement dated as of August 5, 2014 (the “Intercreditor Agreement”) among the ABL Agent and the Term Agent (each as defined therein), and acknowledged, and consented to, by Overseas Shipholding Group, Inc., OSG Bulk Ships, Inc., and each of the other parties listed on the Acknowledgement to Intercreditor Agreement attached thereto, the Loan Parties have entered into new [ABL Documents] [Term Documents].

Enclosed is a complete copy of the relevant new [ABL Documents] [Term Documents]. The New Agent is [__________], a [________].

Date:

OSG BULK SHIPS, INC.

By:
Name:
Title:

[Signature Page to New Debt Notice - Intercreditor Agreement Joinder]

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EXHIBIT G

[Form of]

AUCTION PROCEDURES

This outline is intended to summarize certain basic terms of the Auction Procedures pursuant to and in accordance with the terms and conditions of Section 2.22 of the Term Loan Credit Agreement, dated as of August 5, 2014 (as amended, amended and restated, modified, supplemented, extended, renewed, restated or otherwise modified from time to time, the “Credit Agreement”), among OVERSEAS SHIPHOLDING GROUP, INC., a Delaware corporation, OSG BULK SHIPS, INC., a New York corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”), Jefferies Finance LLC, as collateral agent and mortgage trustee for the Secured Parties, and the other Agents party thereto. This is not intended to be a definitive list of all of the terms and conditions of an Auction (as defined below) and all such terms and conditions shall be set forth in the applicable Auction Procedures set for each Auction (the “Offer Documents”). None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell its Term Loans to the Borrower pursuant to the Offer Documents (including, for the avoidance of doubt, by participating in the Auction as a Lender) or the Borrower should purchase any Term Loans from the Lenders pursuant to any Auction. Each Lender should make its own decision as to whether to sell any of its Term Loans and, if so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning this Auction and the Offer Documents. Capitalized terms not otherwise defined in this Exhibit G have the meanings assigned to them in the Credit Agreement.

Summary. The Borrower may make prepayments of Term Loans pursuant to and in accordance with Section 2.22 of the Credit Agreement (“Discounted Prepayments”) by conducting one or more auctions (each, an “Auction”) pursuant to the procedures described herein.

Notice Procedures. In connection with each Auction, the Borrower will provide notification to the Auction Manager (for distribution to the Lenders) of the Term Loans that will be the subject of the Auction by delivering to the Auction Manager a written notice in form and substance reasonably satisfactory to the Auction Manager (an “Auction Notice”). Each Auction Notice shall contain (i) the maximum aggregate principal amount of Term Loans the Borrower is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000, at which the Borrower would be willing to purchase Term Loans in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids (as defined below) will be due at the time provided in the Auction Notice (such time, the “Expiration Time”), as such date and time may be extended for a period not exceeding three Business Days upon notice by the Borrower to the Auction Manager not less than 24 hours before the original Expiration Time; provided, however, that only one extension per Discounted Prepayment Offer shall be permitted. An Auction shall be regarded as a “failed auction” in the event that either (x) the Borrower withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

G-1

Reply Procedures. In connection with any Auction, each Lender holding Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation in form and substance reasonably satisfactory to the Auction Manager (the “Return Bid”, to be included in the Offer Documents) which shall specify (i) a discount to par that must be expressed as a price per $1,000 of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000, that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that each Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans held by such Lender at such time. Each Lender may only submit one Return Bid per Auction but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid and each of which shall not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the Offer Documents which shall be in form and substance reasonably satisfactory to the Auction Manager and the Borrower (the “Borrower Assignment and Acceptance”). The Borrower will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow the Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Borrower has received Qualifying Bids). The Borrower shall purchase Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All principal amount of Term Loans included in Qualifying Bids received at a Reply Price lower than the Applicable Threshold Price will be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration. If a Lender has submitted a Return Bid containing multiple component bids at different Reply Prices, then all Term Loans of such Lender offered in any such component bid that constitutes a Qualifying Bid with a Reply Price lower than the Applicable Threshold Price shall also be purchased at a purchase price in cash equal to the applicable Reply Price and shall not be subject to proration.

Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids equal to the Applicable Threshold Price will be purchased at a purchase price equal to the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction equal to the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans purchased below the Applicable Threshold Price), the Borrower shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the amount necessary to complete the purchase of the Auction Amount. For the avoidance of doubt, no Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

G-2

Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price no later than the next Business Day after the date that the Return Bids were due and shall thereafter notify the Borrower and respective Lenders thereof. The Auction Manager will insert the amount of Term Loans to be assigned and the applicable settlement date determined by the Auction Manager in consultation with the Borrower onto each applicable Borrower Assignment and Acceptance received in connection with a Qualifying Bid. Upon written request of the submitting Lender, the Auction Manager will promptly return any Borrower Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.

Additional Procedures. Once initiated by an Auction Notice, the Borrower may withdraw an Auction by written notice to the Auction Manager no later than 24 hours before the original Expiration Time so long as no Qualifying Bids have been received by the Auction Manager at or prior to the time the Auction Manager receives such written notice from the Borrower. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled; provided that a Lender may modify a Return Bid at any time prior to the Expiration Time solely to reduce the Reply Price included in such Return Bid. However, an Auction shall become void if the Borrower fails to satisfy one or more of the conditions to the purchase of Term Loans set forth in Section 2.22 of the Credit Agreement. The purchase price for each Discounted Prepayment shall be paid in cash by the Borrower directly to the assigning Lenders on a settlement date as determined by agreement of the Auction Manager and the Borrower (which shall be no later than 10 Business Days after the date Return Bids are due). The Borrower shall execute each applicable Borrower Assignment and Acceptance received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Borrower, and the Auction Manager’s determination will be final and binding so long as such determination is not inconsistent with the provisions of Section 2.22 of the Credit Agreement or this Exhibit G. The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Borrower, will be final and binding so long as such determination is not inconsistent with the provisions of Section 2.22 of the Credit Agreement or this Exhibit G.

None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the other Loan Parties, or any of their Affiliates contained in the Offer Documents or otherwise or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

Immediately upon the consummation of a Discounted Prepayment, the Term Loans subject to such Discounted Prepayment and all rights and obligations as a Lender related to such Term Loans shall for all purposes (including under the Credit Agreement, the other Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Lender under the Credit Agreement or under the other Loan Documents by virtue of such Discounted Prepayment.

This Exhibit G shall not require the Borrower to initiate any Auction.

G-3

EXHIBIT H-1

[Form of]

NOTE

$[____________]	New York, New York
[____________]

FOR VALUE RECEIVED, the undersigned Borrower (as defined in the Credit Agreement referred to below), HEREBY PROMISES TO PAY to [the order of] _____________________________ [(or its registered assigns)] (the “Lender”), on the Maturity Date, at the offices of Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”) pursuant to the Credit Agreement (as hereinafter defined) for the financial institutions party thereto as Lenders, at its address at 520 Madison Avenue, New York, New York 10022, or at such other place as the Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a) ______________________________________ DOLLARS AND __ CENTS ($__________) and (b) the aggregate unpaid principal amount of all Term Loans of the Lender outstanding under the Credit Agreement referred to below. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the rates, and on the dates, specified in Section 2.06 of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Term Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Term Loan Credit Agreement, dated as of August 5, 2014 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or otherwise modified from time to time, the “Credit Agreement”), among Overseas Shipholding Group, Inc., a Delaware corporation, OSG Bulk Ships, Inc., a New York corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent for the Lenders, Jefferies Finance LLC, as collateral agent and mortgage trustee for the Secured Parties, and the other Agents party thereto. This Note is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

H-1-1

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK

OSG BULK SHIPS, INC.,
as Borrower

By:
Name:
Title:

H-1-2

EXHIBIT I

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Security Agreement, dated as of August 5, 2014 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated, replaced or otherwise modified from time to time, the “Security Agreement”), among OSG Bulk Ships, Inc., a New York corporation (the “Borrower”), the Subsidiary Guarantors (together with the Borrower, the “Pledgors”) from time to time party thereto and the Collateral Agent (as hereinafter defined), (ii) that certain Holdings Pledge Agreement dated as of August 5, 2014 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated, replaced or otherwise modified from time to time, the “Holdings Pledge Agreement”) by and between Overseas Shipholding Group, Inc., a Delaware corporation (“Holdings”) and the Collateral Agent (as hereinafter defined) and (iii) that certain Term Loan Credit Agreement, dated as of August 5, 2014 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Borrower, the Subsidiary Guarantors from time to time party thereto, Jefferies Finance LLC, Barclays Bank PLC and UBS Securities LLC, as joint lead arrangers and joint book running managers (in such capacity, the “Joint Lead Arrangers”), Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties and Jefferies Finance LLC as collateral agent and mortgage trustee for the Secured Parties (in such capacity, the “Collateral Agent” or the “Mortgage Trustee” as the context requires).

All initially capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein or in the Credit Agreement; provided, that, to the extent that the UCC is used to define any term used herein and if such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern. As used herein, the term “Loan Parties” shall mean the “Loan Parties” as that term is defined in the Credit Agreement and “UCC” shall mean the “UCC” as that term is defined in the Security Agreement or the Holdings Pledge Agreement, as applicable.

The undersigned hereby certify to the Administrative Agent and each of the Secured Parties as follows:

1.        Names. (a) The exact legal name of each Loan Party, as such name appears in its respective certificate of incorporation, certificate of formation or any other organizational document, is set forth in Schedule 1(a) hereto. Each Loan Party is the type of entity disclosed next to its name in Schedule 1(a) hereto. Also set forth in Schedule 1(a) hereto is the organizational identification number, if any, of each Loan Party that is a registered organization, the Federal Taxpayer Identification Number (if any) of each Loan Party and the jurisdiction of organization of each Loan Party.

(b)          Schedule 1(b) hereto sets forth any other corporate or organizational names each Loan Party has had or used in the past five years, together with the date of any relevant change.

(c)          Schedule 1(c) hereto sets forth a list of each other business or organization (if any) to which any Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time during the past five years. Schedule 1(c) hereto also sets forth the information required by Sections 1(a) and (b) hereto for any other business or organization to which each Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time during the past five years and the date hereof. Except as set forth in Schedule 1(c) hereto, no Loan Party has changed its jurisdiction of organization at any time during the past four months.

I-1

2.        Current Locations. (a) The chief executive office of each Loan Party is located at the address set forth in Schedule 2(a) hereto.

(b)          Schedule 2(b) hereto sets forth all locations where each Loan Party maintains any books or records relating to any Collateral.

(c)          Schedule 2(c) hereto sets forth all the other places of business of each Loan Party.

(d)          Schedule 2(d) hereto sets forth all locations not identified on Schedule 2(c) hereto where each Pledgor maintains any of the Collateral consisting of inventory or equipment (whether or not in the possession of any Loan Party) except Commercial Motor Vehicles, Vessels and Equipment located on a Vessel or to the extent that the Fair Market Value of inventory and equipment at all locations not identified on Schedule 2(c) or Schedule 2(d) hereto does not exceed $500,000 individually or $2,500,000 in the aggregate.

3.            Extraordinary Transactions. With respect to Collateral that was originated or acquired during the past five years, such Collateral has been originated by each Pledgor in the ordinary course of business or consists of goods which have been acquired by such Pledgor in the ordinary course of business from a person in the business of selling goods of that kind (except for, in each case, those material purchases, mergers, acquisitions, consolidations and other transactions described on Schedule 3 hereto).

4.            File Search Reports. Schedule 4 hereto is a true and accurate summary of file search reports from the Uniform Commercial Code filing offices (x) in each jurisdiction identified on Schedule 1(a) or Schedule 2(a) with respect to each legal name set forth on Schedule 1(a) and any name change in the last four months set forth on Schedule 1(b) and (y) in each jurisdiction described in Schedule 1(c) hereto or Schedule 3, respectively, hereto relating to any of the transactions described in Schedule 1(c) hereto or Schedule 3 hereto with respect to each legal name of the person or entity from which each Loan Party purchased or otherwise acquired any of the Collateral in the last four months. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agent.

5.            UCC Filings. Attached as Schedule 5 hereto are the financing statements (authorized by each Loan Party constituting the debtor therein), including the descriptions of the collateral, relating to the Security Agreement, the Holdings Pledge Agreement or the applicable Mortgage, which are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereto.

6.            Schedule of Filings. (i) Schedule 6 hereto sets forth the filing offices for the financing statements to be filed against each Loan Party to perfect the security interest in the Collateral covered thereby to the extent that such security interest can be perfected by such filing and (ii) Schedule 13 hereto sets forth the filing offices for the Collateral Vessel Mortgages to be filed in respect of each Collateral Vessel to perfect the security interest in the Collateral covered thereby to the extent that such security interest can be perfected by such filing.

7.            Real Property. Schedule 7 hereto sets forth all real property owned or leased by each Pledgor (if any), including the Fair Market Value of any owned real property.

I-2

8.             Termination Statements. Attached hereto as Schedule 8(a) are the authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto with respect to each Lien described therein.

9.             Stock Ownership and Other Equity Interests. Schedule 9 hereto sets forth all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests of, or owned or held by, each Loan Party that constitutes Collateral (and is not credited to a Securities Account set forth on Schedule 12(b)) and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests.

10.           Instruments and Tangible Chattel Paper. Schedule 10 hereto sets forth all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper and electronic chattel paper held by each Loan Party as of the date hereof, including all intercompany notes between or among any two or more Loan Parties or between a Loan Party and a Company or any other Subsidiary of the Borrower, in each case, that is not a Loan Party, except to the extent that the amount of the items not identified on Schedule 10 hereto does not exceed $1,000,000 individually or $5,000,000 in the aggregate.

11.           Intellectual Property. (a) Patents. Schedule 11(a) hereto sets forth all of each Pledgor’s Patents issued from, and patent applications pending in, the United States Patent and Trademark Office (“USPTO”), including the name of the owner and the number of each such Patent, constituting Material IP Collateral. For purposes of this Section 11(a), the term “Patent” shall have the meaning given to it in the Security Agreement.

(b)           Trademarks. Schedule 11(b) hereto sets forth all of each Pledgor’s Trademarks issued from, and trademark applications pending in, the USPTO, including the name of the owner and the number of each such Trademark, constituting Material IP Collateral. For purposes of this Section 11(b), the term “Trademark” shall have the meaning given to it in the Security Agreement.

(c)           Copyrights. Schedule 11(c) hereto sets forth all of each Pledgor’s Copyrights registered with, and Copyright applications pending in, the United States Copyright Office (“USCO”), including the name of the owner and the number of each such registered Copyright, constituting Material IP Collateral. For purposes of this Section 11(c), the term “Copyright” shall have the meaning given to it in the Security Agreement.

(d)           Domain Names. Schedule 11(d) hereto sets forth all of each Pledgor’s Domain Names, including the name of the registrant of each such Domain Name, in each case, constituting Material IP Collateral. For purposes of this Section 11(d), the term “Domain Name” shall have the meaning given to it in the Security Agreement.

12.          Deposit Accounts, Securities Accounts and Commodity Accounts. Schedule 12(a) hereto sets forth all Deposit Accounts maintained by each Pledgor, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account and whether such account constitutes a Controlled Specified ABL Account. Schedule 12(b) hereto sets forth all Securities Accounts and Commodity Accounts maintained by each Pledgor, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account and whether such account constitutes a Controlled Specified ABL Account. Schedule 12(c) hereto sets forth all Excluded Accounts maintained by each Pledgor, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

I-3

13.          Vessels. Schedule 13 hereto sets forth the name of each Vessel owned by any Pledgor, the official number of such Vessel, a description of such Vessel, the name of the documented owner of such Vessel, whether such Vessel constitutes an ABL Priority Collateral Vessel, a Term Loan Priority Collateral Vessel or an Excluded Vessel, and for each Collateral Vessel, the appropriate filing office for the Collateral Vessel Mortgage in respect of such Collateral Vessel.

14.          Commercial Tort Claims. Schedule 14 hereto sets forth all Commercial Tort Claims (as defined in the Security Agreement) as to which a complaint has been filed in a court (or comparable Governmental Authority) of any jurisdiction held by each Pledgor, including a brief description thereof, which have a value reasonably believed by the Loan Parties to be in excess of $2,500,000 individually.

Each Loan Party hereby authorizes the Collateral Agent to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interests granted or to be granted to the Collateral Agent under the Security Agreement or the Holdings Pledge Agreement, as applicable. Such financing statements may describe the collateral in the same manner as described in the Security Agreement or the Holdings Pledge Agreement, as applicable, or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Collateral Agent, including, without limitation, describing such property as “all assets” or “all personal property.”

[The remainder of this page has been intentionally left blank]

I-4

IN WITNESS WHEREOF, each of the undersigned executes this Perfection Certificate as of [________].

OVERSEAS SHIPHOLDING GROUP, INC.,
as Holdings

By:
Name:
Title:

OSG BULK SHIPS, INC.,
as Borrower

By:
Name:
Title:

MARITRANS GENERAL PARTNER INC.
MARITRANS OPERATING COMPANY L.P.
MYKONOS TANKER LLC
OSG 192 LLC
OSG 209 LLC
OSG 214 LLC
OSG 242 LLC
OSG 243 LLC
OSG 244 LLC
OSG 252 LLC
OSG 254 LLC
OSG AMERICA L.P.
OSG AMERICA LLC
OSG AMERICA OPERATING COMPANY LLC
OSG COLUMBIA LLC
OSG COURAGEOUS LLC
OSG DELAWARE BAY LIGHTERING LLC
OSG ENDURANCE LLC
OSG ENTERPRISE LLC
OSG HONOUR LLC
OSG INDEPENDENCE LLC
OSG INTREPID LLC
OSG MARITRANS PARENT LLC
OSG NAVIGATOR LLC
OSG PRODUCT TANKERS AVTC, LLC
OSG SHIP MANAGEMENT, INC.
OVERSEAS ANACORTES LLC
OVERSEAS BOSTON LLC
OVERSEAS HOUSTON LLC

I-5

OVERSEAS LONG BEACH LLC
OVERSEAS LOS ANGELES LLC
OVERSEAS MARTINEZ LLC
OVERSEAS NEW YORK LLC
OVERSEAS NIKISKI LLC
OVERSEAS ST HOLDING LLC
OVERSEAS TAMPA LLC
OVERSEAS TEXAS CITY LLC
SANTORINI TANKER LLC,
each, as a Subsidiary Guarantor

By:
Name:
Title:

I-6

Schedule 1(a)

to

Perfection Certificate

Legal Names, Etc.

Legal Name	Type of Entity	Organizational Number[1]	Federal Taxpayer Identification Number	State of Organization

[1]	If none, so state.

I-7

Schedule 1(b)

to

Perfection Certificate

Other Organizational Names

Loan Party	Other Name	Date of Change

`

I-8

Schedule 1(c)

to

Perfection Certificate

Changes in Corporate Identity

Predecessor Entity
Other Names
		Date of		State of	Used During
Loan Party	Action	Action	Corporate Name	Formation	Past Five Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

I-9

Schedule 2(a)

to

Perfection Certificate

Chief Executive Offices

Loan Party	Address	County	State

I-10

Schedule 2(b)

to

Perfection Certificate

Location of Books and Records

Loan Party	Address	County	State

I-11

Schedule 2(c)

to

Perfection Certificate

Other Places of Business

Loan Party	Address	County	State

I-12

Schedule 2(d)

to

Perfection Certificate

Additional Locations of Equipment and Inventory

Loan Party	Address	County	State

I-13

Schedule 3

to

Perfection Certificate

Extraordinary Transactions

Loan Party	Description of Transaction Including Parties Thereto	Date of Transaction

I-14

Schedule 4

to

Perfection Certificate

File Search Reports

Loan Party	Search Report Dated	Prepared by	Jurisdiction

I-15

Schedule 5

to

Perfection Certificate

Copies of Financing Statements To Be Filed

I-16

Schedule 6

to

Perfection Certificate

Filings/Filing Offices

Loan Party	Type of Filings*	Applicable Security Document[1]	Jurisdictions

*	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

[1]	Mortgage, Security Agreement, Holdings Pledge Agreement or other.

I-17

Schedule 7

to

Perfection Certificate

Real Property

Entity of Record/Entity Leasing	Location Address	Owned or Leased	Fair Market Value (if Owned)	Fixtures? (Y/N)	Landlord/Owner if Leased	Description of Lease Documents

None.

I-18

Schedule 8(a)

to

Perfection Certificate

Attached hereto is a true copy of each termination statement (if any).

I-19

Schedule 8(b)
to
Perfection Certificate

Termination Statement Filings

Loan Party	Jurisdiction	Secured Party	UCC-1 File Date	UCC-1 File Number

I-20

Schedule 9

to

Perfection Certificate

Stock Ownership and Other Equity Interests

Issuer	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

I-21

Schedule 10

to

Perfection Certificate

Instruments and Tangible Chattel Paper

1.          Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.          Chattel Paper:

I-22

Schedule 11(a)

to

Perfection Certificate

Patents

PATENTS:

OWNER	TITLE	PATENT NO./(APP. NO.)	COUNTRY

None.

I-23

Schedule 11(b)

to

Perfection Certificate

Trademarks

TRADEMARKS:

Registrations:

OWNER	REG. NO./(APP. NO.)	TRADEMARK	COUNTRY

None.

I-24

Schedule 11(c)

to

Perfection Certificate

Copyrights

COPYRIGHTS

OWNER	TITLE	REG. NO.	COUNTRY

None.

I-25

Schedule 11(d)

to

Perfection Certificate

Domain Names

DOMAIN NAME	REGISTRANT

I-26

Schedule 12(a)

to

Perfection Certificate

Deposit Accounts

TYPE OF ACCOUNT
CONTORLLED
			ACCOUNT NAME (IF	SPECIFIED ABL	EXCLUDED
OWNER	BANK	ACCOUNT NUMBER	ANY)	ACCOUNT	ACCOUNT

I-27

Schedule 12(b)

to

Perfection Certificate

Securities Accounts and Commodity Accounts

TYPE OF ACCOUNT
CONTORLLED
			ACCOUNT NAME (IF	SPECIFIED ABL	EXCLUDED
OWNER	INTERMEDIARY	ACCOUNT NUMBER	ANY)	ACCOUNT	ACCOUNT

I-28

Schedule 12(c)

to

Perfection Certificate

Excluded Accounts

OWNER	BANK OR INTERMEDIARY	ACCOUNT NUMBER	ACCOUNT NAME (IF ANY)

I-29

Schedule 13

to

Perfection Certificate

Vessels

Documented Owner	Vessel Name	US Official Number	Description	ABL Priority Collateral Vessel	Term Loan Priority Collateral Vessel	Excluded Vessel	Filing Office

I-30

Schedule 14

to

Perfection Certificate

Commercial Tort Claims

I-31

EXHIBIT J-1

SECURITY AGREEMENT

By

OSG BULK SHIPS, INC.

and

CERTAIN OF ITS RESTRICTED SUBSIDIARIES,

as Pledgors,

and

JEFFERIES FINANCE LLC,
as Collateral Agent

Dated as of [___], 2014

i

ii

EXHIBITS

Exhibit 1	Copyright Security Agreement
Exhibit 2	Patent Security Agreement
Exhibit 3	Trademark Security Agreement
Exhibit 4	Notice of Assignment of Earnings
Exhibit 5	Notice of Assignment of Charter
Exhibit 6	Notice of Assignment of Insurance

iii

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of [___], 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), made by OSG Bulk Ships, Inc., a New York corporation (the “Borrower”) and certain of its Restricted Subsidiaries from time to time party hereto by execution of this Agreement or otherwise by execution of a Joinder Agreement, as pledgors, assignors and debtors (the Borrower and such Restricted Subsidiaries, collectively, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of Jefferies Finance LLC, in its capacity as Collateral Agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”).

RECITALS:

A.           Overseas Shipholding Group, Inc., a Delaware corporation (“Holdings”), the Borrower, the Subsidiary Guarantors party thereto, the Administrative Agent, the Collateral Agent and the lending institutions and other lending entities from time to time party thereto (the “Lenders”) have entered into that certain Term Loan Credit Agreement, dated as of August 5, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.           The Guarantors have, pursuant to the Credit Agreement, unconditionally guaranteed the Secured Obligations.

C.           The Borrower and the Subsidiary Guarantors will receive substantial benefits from the execution, delivery and performance of the Secured Obligations under the Credit Agreement and the other Term Loan Documents and are, therefore, willing to enter into this Agreement.

D.           Each Pledgor is, or as to Pledged Collateral acquired by such Pledgor after the date hereof will be, the legal and/or beneficial owner of the Pledged Collateral pledged by it hereunder.

E.           This Agreement is given by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations.

F.           It is a condition to the obligations of the Lenders to make the Term Loans under the Credit Agreement that each Pledgor execute and deliver the applicable Term Loan Documents, including this Agreement.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Collateral Agent hereby agree as follows:

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ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1           Definitions.

(a)          Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC.

(b)          Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

(c)          The following terms shall have the following meanings:

“Additional Pledged Interests” shall mean, collectively, with respect to each Pledgor, (i) all options, warrants, rights, agreements, additional membership interests, partnership interests or other equity interests of whatever class of any issuer of Initial Pledged Interests or any interest in any such issuer, together with all rights, privileges, authority and powers of such Pledgor relating to such interests in each such issuer or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such membership, partnership or other interests and (ii) all membership, partnership or other equity interests, as applicable, of each limited liability company, partnership or other entity (other than a corporation) hereafter acquired or formed by such Pledgor and all options, warrants, rights, agreements, additional membership, partnership or other equity interests of whatever class of such limited liability company, partnership or other entity, together with all rights, privileges, authority and powers of such Pledgor relating to such interests or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such membership, partnership or other equity interests.

“Additional Pledged Shares” shall mean, collectively, with respect to each Pledgor, (i) all options, warrants, rights, Equity Interests, agreements, additional shares of capital stock of whatever class of any issuer of the Initial Pledged Shares or any other equity interest in any such issuer, together with all rights, privileges, authority and powers of such Pledgor relating to such interests issued by any such issuer under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such interests, from time to time acquired by such Pledgor in any manner and (ii) all the issued and outstanding shares of capital stock of each corporation hereafter acquired or formed by such Pledgor and all options, warrants, rights, agreements or additional shares of capital stock of whatever class of such corporation, together with all rights, privileges, authority and powers of such Pledgor relating to such shares or under any Organizational Document of such corporation, and the certificates, instruments and agreements representing such shares.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Aker Agreements” shall mean (i) the Amended and Restated Framework Agreement, dated as of December 11, 2009, as amended pursuant to Amendment No.1 to the Amended and Restated Framework Agreement, dated as of March 27, 2012 and Amendment No. 2 to the Amended and Restated Framework Agreement, dated as of June 17, 2013 (the “Amended and Restated Framework Agreement”), by and among American Shipping Company ASA, a Norwegian public limited liability company (“AMSC”), Holdings and other parties signatory thereto, (ii) the Profit Sharing Agreement, (iii) the Bareboat Charter Agreements (as defined in the Amended and Restated Framework Agreement and as such definition may be amended or modified therein from time to time), (iv) the Consent Request Letter, dated as of December 18, 2013, between Holdings and AMSC, and (v) the other agreements by and among Holdings, AMSC, and their respective Affiliates in connection therewith.

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“Aker-Chartered Vessel” shall mean any Collateral Vessel that a Pledgor has chartered by demise from American Shipping Company ASA, American Tanker Inc. , American Shipping Corporation, or any of their Affiliates so long as the respective charter is in effect.

“Amended and Restated Framework Agreement” shall have the meaning assigned to such term in the definition of “Aker Agreements”.

“AMSC” shall have the meaning assigned to such term in the definition of “Aker Agreements”.

“Borrower” shall have the meaning assigned to such term in the Preamble.

“Charges” shall mean any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including any landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other charges arising by operation of law) against, all or any portion of the Pledged Collateral.

“Chartering Subsidiary” shall mean any Pledgor who has chartered by demise an Aker-Chartered Vessel, or any direct or indirect owner of any such Pledgor.

“Chattel Paper” shall mean, collectively, with respect to each Pledgor, all “chattel paper”, as such term is defined in the UCC, of such Pledgor.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble.

“Commercial Motor Vehicles” shall mean motor vehicles used primarily for commercial purposes.

“Commodity Account Control Agreement” shall mean a commodity account control agreement in form and substance reasonably satisfactory to the Collateral Agent.

“Contracts” shall mean, collectively, with respect to each Pledgor, all sale, service, performance, equipment, charter or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether third party or intercompany), to which such Pledgor is a party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement (including any Securities Account), “control,” as such term is defined in Section 8-106 of the UCC and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreement(s), the Securities Account Control Agreement(s) and the Commodity Account Control Agreement(s).

“Copyright Security Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 1.

“Copyrights” shall mean, collectively, with respect to each Pledgor, all works of authorship (whether protected by statutory or common law copyright, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, including the copyrights, registrations and applications listed on Schedule 11(c) to the Perfection Certificate.

J-1-3

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“Domain Names” shall mean all Internet domain names and associated uniform resource locator addresses, including those listed on Schedule 11(d) to the Perfection Certificate.

“Excluded Collateral” shall have the meaning assigned to such term in the Credit Agreement.

“General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in the UCC, of such Pledgor.

“Holdings” shall have the meaning assigned to such term in the Preamble hereof.

“Initial Pledged Interests” shall mean, with respect to each Pledgor, all membership interests, partnership interests or other Equity Interests (other than in a corporation), as applicable, of each issuer described in Schedule 9 to the Perfection Certificate, together with all rights, privileges, authority and powers of such Pledgor in and to each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such membership, partnership or other interests.

“Initial Pledged Shares” shall mean, collectively, with respect to each Pledgor, the issued and outstanding shares of capital stock of each issuer that is a corporation described in Schedule 9 to the Perfection Certificate, together with all rights, privileges, authority and powers of such Pledgor relating to such interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such shares of capital stock.

“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property” shall mean any and all intellectual property rights recognized under applicable law, whether arising under United States laws or otherwise, including collectively, the Patents, Trademarks, Copyrights, Trade Secrets, Software and Domain Names and all causes of action for infringement thereof or unfair competition regarding the same.

“Intellectual Property Collateral” shall mean the Intellectual Property owned by each Pledgor, including the Intellectual Property listed on Schedules 11(a), 11(b), 11(c) and 11(d) to the Perfection Certificate.

“Intercompany Notes” shall mean, with respect to each Pledgor, each Intercompany Note and all other intercompany notes held or hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing each Intercompany Note and such other intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

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“Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit O to the Credit Agreement.

“Jones Act Collateral Vessel” shall mean any Collateral Vessel documented under the laws of the United States with a coastwise endorsement.

“Lenders” shall have the meaning assigned to such term in Recital A hereof.

“Licenses” shall mean, collectively, with respect to each Pledgor, all license agreements with any other party with respect to any Intellectual Property, whether such Pledgor is a licensor or licensee under any such license.

“Marine Insurances” shall have the meaning assigned to such term in Section 2.4.

“Material IP Collateral” shall mean U.S. Intellectual Property Collateral that is material to the use or operation of the business of the Pledgors, taken as a whole.

“Patent Security Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 2.

“Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to and all patent applications and registrations made by such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), including those listed on Schedule 11(a) to the Perfection Certificate.

“Perfection Certificate” shall mean that certain perfection certificate, dated the date hereof, executed and delivered by each Pledgor party thereto in favor of the Collateral Agent for the benefit of the Secured Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Collateral Agent) executed and delivered by the applicable Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder Agreement executed in accordance with Section 3.5.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1.

“Pledged Interests” shall mean, collectively, the Initial Pledged Interests and the Additional Pledged Interests.

“Pledged Securities” shall mean, collectively, the Pledged Interests, the Pledged Shares and the Successor Interests.

“Pledged Shares” shall mean, collectively, the Initial Pledged Shares and the Additional Pledged Shares.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

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“Secured Obligations” shall mean (i) in the case of the Borrower, the Secured Obligations (as defined in the Credit Agreement) and (ii) in the case of any Pledgor, the Guaranteed Obligations (as defined in the Credit Agreement).

“Secured Parties” shall have the meaning assigned to such term in the Credit Agreement.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Software” shall mean computer programs, object code, source code and supporting documentation, including, without limitation, “software” as such term is defined in the UCC and computer programs that may be construed as included in the definition of “goods” in the UCC.

“Successor Interests” shall mean, collectively, with respect to each Pledgor, all shares of each class of the capital stock of the successor corporation or interests or certificates of the successor limited liability company, partnership or other entity owned by such Pledgor (unless such successor is either (x) such Pledgor itself or (y) is no longer a Subsidiary of the Borrower or has been Disposed of in a Disposition permitted by the Credit Agreement) formed by or resulting from any consolidation or merger in which any person listed on Schedule 1(a) to the Perfection Certificate is not the surviving entity.

“Trademark Security Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 3.

“Trademarks” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), logos, certification marks, trade dress, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), including those listed on Schedule 11(b) to the Perfection Certificate, together with any and all goodwill associated therewith.

“Trade Secrets” shall mean all trade secrets or other proprietary and confidential information.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York; provided, however, that if by reason of mandatory provisions of applicable Legal Requirements, any or all of the attachment, perfection or priority of the Collateral Agent’s and the other Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such provisions.

SECTION 1.2           Interpretation. The rules of interpretation specified in the Credit Agreement (inclusive, not limiting Section 1.03 and Section 1.05) shall be applicable to this Agreement.

SECTION 1.3           Perfection Certificate. The Perfection Certificate and all descriptions of Pledged Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

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ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1           Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges and grants to the Collateral Agent for the ratable benefit of the Secured Parties, a lien on and security interest in and to all of the right, title and interest of such Pledgor in, to and under the following assets, properties and rights, wherever located, whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):

(i)          all Accounts;

(ii)         all Equipment (including Commercial Motor Vehicles), Goods, Inventory and Fixtures;

(iii)        all Documents, Instruments and Chattel Paper;

(iv)        all Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing or electronically);

(v)         all Securities Collateral;

(vi)        all Investment Property;

(vii)       all Intellectual Property Collateral;

(viii)      all Licenses;

(ix)         all Commercial Tort Claims, including the Commercial Tort Claims described in Schedule 14 to the Perfection Certificate;

(x)          all General Intangibles;

(xi)         all Deposit Accounts;

(xii)        all Money;

(xiii)       all Supporting Obligations;

(xiv)      all books and records pertaining to the Pledged Collateral;

(xv)       (I) all Moneys and claims for payment due and to become due pursuant to the respective contract, whether as charter hire, freights, passage moneys, proceeds of off-hire and loss of hire insurances, loans, indemnities, payments or otherwise, under and all claims for damages arising out of any breach of any bareboat, time or voyage charter, affreightment or other contract for the use or employment of each Vessel, (II) all remuneration for salvage and towage services, demurrage and detention moneys and any other moneys whatsoever due or to become due to such Pledgor arising from the use or employment of each Vessel, (III) all moneys and claims for payments due and to become due to such Pledgor, and all claims for damages and any other compensation payable, in respect of the actual or constructive total loss of or the requisition for title or for hire or other compulsory acquisition of each Vessel, and (IV) if any Vessel is employed on terms whereby any claims for payment falling within the preceding sub-clauses (I), (II) or (III) are pooled or shared with any other person, that proportion of the net receipts of the pooling or sharing arrangements which is attributable to such Vessel;

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(xvi)      to the extent not covered by clauses (i) through (xv) of this sentence, choses in action and all other personal property of such Pledgor, whether tangible or intangible; and

(xvii)     all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xvii) above, the security interest created by this Agreement shall not extend to, and the terms “Pledged Collateral”, “Initial Pledged Interests”, “Initial Pledged Shares”, “Additional Pledged Interests”, “Additional Pledged Shares” and “Successor Interests” shall not include, any Excluded Collateral.

Notwithstanding anything to the contrary herein, (i) the Liens granted pursuant to this Section 2.1 shall be subject to the terms and conditions of the Intercreditor Agreement, and (ii) the exercise of any right or remedy by the Collateral Agent or any other Secured Party hereunder (including under Article VIII hereof) are subject in all instances to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

SECTION 2.2           Filings.

(a)          Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction in the United States any initial financing statements (including fixture filings), continuation statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction in the United States for the filing of any financing statement, continuation statement or amendment relating to the Pledged Collateral, including whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent. Such financing statements may describe the collateral in the same manner as described herein or may contain a description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection or priority of the security interest in the collateral granted to the Collateral Agent in connection herewith, including describing such property as “all assets whether now owned or hereafter acquired” or “all personal property whether now owned or hereafter acquired” or similar language (regardless of whether any particular asset comprised in the Pledged Collateral falls within the scope of Article 9 of the UCC).

(b)          Each Pledgor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office and the United States Copyright Office (or any successor office), including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, in each case, for the purpose of perfecting, confirming, continuing, enforcing or protecting the pledge and security interest granted by such Pledgor hereunder in its Material IP Collateral, issued, registered or applied for with the United States Patent and Trademark Office and the United States Copyright Office (or any successor office), and naming such Pledgor, as debtor, and the Collateral Agent, as secured party.

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(c)          Notwithstanding anything to the contrary contained herein, no Pledgor shall be required to take any action to perfect a security interest in the Pledged Collateral other than the following: (i) the execution of this Agreement, (ii) the filing of financing statements in appropriate jurisdictions in the United States (including fixture filings), (iii) the entry into Mortgages and other mortgage documentation with respect to any Mortgaged Property, (iv) the execution and filing of any Copyright Security Agreement, Patent Security Agreement and/or Trademark Security Agreement, as applicable, with respect to any issued, registered or applied for Material IP Collateral, (v) the execution and filing of Collateral Vessel Mortgages and customary related documentation, (vi) the entering into of Control Agreements with respect to the Controlled Accounts (or, with respect to any such accounts located outside of the United States, customary arrangements in the applicable jurisdictions for perfecting a security interest in such Controlled Accounts and assets credited thereto), (vii) actions required by Sections 3.1, 3.2 and 3.4 hereof and (viii) to the extent that any other actions are taken to perfect a security interest in the Collateral pursuant to the ABL Loan Documents, such other actions.

SECTION 2.3           Collateral Vessel Mortgages.  To the extent any Collateral Vessel is subject to and covered by a valid and enforceable Collateral Vessel Mortgage in favor of the Collateral Agent, the provisions of such Collateral Vessel Mortgage shall prevail in the event of any conflict between such Collateral Vessel Mortgage and this Agreement.

SECTION 2.4           Insurance.

(a)          As additional security for the payment and performance of the Secured Obligations, and subject to the Intercreditor Agreement, each Pledgor hereby pledges and grants to the Collateral Agent for the ratable benefit of the Secured Parties, all right, title and interest of such Pledgor under, in and to (i) all insurances in respect of any Collateral Vessel owned by such Pledgor, whether now or hereafter to be effected, and all renewals of or replacements for the same, (ii) all claims, returns of premium and other moneys and claims for moneys due and to become due under said insurances or in respect of said insurances, (iii) all other rights of such Pledgor under or in respect of said insurances, and (iv) any proceeds of any of the foregoing (collectively, the “Marine Insurances”). Anything contained in the preceding sentence to the contrary notwithstanding, each Pledgor shall remain liable under the Marine Insurances to perform all of the obligations assumed by it thereunder, and the Assignee shall have no obligation or liability (including, without limitation, any obligation or liability with respect to the payment of premiums, calls or assessments) under the Marine Insurances by reason of or arising out of the provisions of this paragraph nor shall the Assignee be required or obligated in any manner to perform or fulfill any obligations of any Pledgor under or pursuant to the Marine Insurances or to make any payment or to make any inquiry as to the nature or sufficiency of any payment received by it or to present or file any claim, or to take any other action to collect or enforce the payment of any amounts which may have been assigned to the Assignee or to which it may be entitled hereunder at any time or times.

(b)          Each Pledgor that owns a Collateral Vessel covenants to deliver in writing to all underwriters of Required Insurance a notice of assignment substantially in the form of Exhibit 6, and each such Pledgor shall have delivered to, or cause to be delivered, a letter of undertaking from each such underwriter or a marine insurance broker attaching cover notes and certificates of entry evidencing such insurance, together with notices of assignment and loss payee clauses, and letters of undertaking issued by the protection and indemnity association, each of which shall be reasonably satisfactory to the Collateral Agent.

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ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL

SECTION 3.1           Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a valid, enforceable, perfected First Priority (or, in the case of ABL Priority Collateral, Second Priority) security interest therein (subject to Permitted Liens) except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (and in any event within 30 days or such later time as may be extended by the Collateral Agent in its sole discretion) upon receipt thereof by such Pledgor be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, the Collateral Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

SECTION 3.2           Perfection of Uncertificated Securities Collateral. Each Pledgor represents and warrants that the Collateral Agent has a valid, enforceable, perfected First Priority (or, in the case of ABL Priority Collateral, Second Priority) security interest (subject to Permitted Liens) in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 3.3           Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor represents and warrants that as of the date hereof the only UCC-1 financing statements and Collateral Vessel Mortgage filings necessary to perfect the security interest granted by each Pledgor to the Collateral Agent in respect of the Pledged Collateral (to the extent a UCC financing statement or Collateral Vessel Mortgage filing can perfect such security interest) are listed on Schedule 6 and Schedule 13 of the Perfection Certificate, as applicable. All such UCC-1 financing statements and Collateral Vessel Mortgage filings have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each applicable governmental, municipal or other office specified on Schedule 6 and Schedule 13 of the Perfection Certificate, as applicable. Each Pledgor agrees that at the sole cost and expense of the Pledgors, (i) such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a valid, enforceable, perfected First Priority (or, in the case of ABL Priority Collateral, Second Priority) security interest (subject to Permitted Liens and the requirements of this Agreement), except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and shall defend such security interest against the claims and demands of all persons (other than the holders of such Permitted Liens) and (ii) at any time and from time to time, upon the written request of the Collateral Agent, such Pledgor shall promptly and duly execute and deliver, and file and have recorded, such further instruments and documents and take such further action as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and the rights and powers herein granted, including (w) the filing of any financing statements, continuation statements and other documents (including this Agreement) under the UCC (or other similar laws) in effect in any jurisdiction in the United States with respect to the security interest created hereby, (x) the filing of Collateral Vessel Mortgages with the National Vessel Documentation Center, (y) the execution and delivery of Control Agreements with respect to Controlled Accounts (and, with respect to any such accounts located outside of the United States, customary security arrangements in the applicable jurisdictions for perfecting a security interest in such accounts and assets credited thereto), all in form reasonably satisfactory to the Collateral Agent and (z) filings in the United States Patent and Trademark Office and the United States Copyright Office with respect to issued, registered or applied for Material IP Collateral.

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SECTION 3.4           Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Pledged Collateral, each Pledgor represents and warrants and covenants as follows, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Pledged Collateral:

(a)          Instruments and Tangible Chattel Paper. As of the date hereof, each Pledgor hereby represents and warrants that (i) no amounts in excess of $1,000,000 individually or $5,000,000 in the aggregate payable under or in connection with any of the Pledged Collateral are evidenced by any Instrument (other than checks in the ordinary course of business) or Tangible Chattel Paper other than Intercompany Notes and the Instruments and Tangible Chattel Paper listed on Schedule 10 to the Perfection Certificate, (ii)each Intercompany Note has been properly assigned and delivered to the Collateral Agent, accompanied by an endorsement to each such Intercompany Note in the form attached thereto duly executed in blank by each Pledgor, and (iii) each such Instrument and each such item of Tangible Chattel Paper in excess of $1,000,000 individually or $5,000,000 in the aggregate, has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount, in excess of $1,000,000 individually or $5,000,000 in the aggregate, then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (and in any event within 30 days or such later time as may be extended by the Collateral Agent in its sole discretion) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify; provided, however, that so long as no Event of Default has occurred and is continuing, upon written reasonable request by such Pledgor, the Collateral Agent shall promptly return such Instrument (other than an Intercompany Note) or Tangible Chattel Paper to such Pledgor from time to time, to the extent reasonably necessary for collection in the ordinary course of such Pledgor’s business.

(b)          Deposit Accounts and Securities Accounts. (i) Each Pledgor shall comply with the provisions of Section 5.14 of the Credit Agreement with respect to each Specified ABL Account.

(ii)         As between the Collateral Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary, any Pledgor or any other person; provided, however, that nothing contained in this Section 3.4(b) shall release or relieve any Securities Intermediary or Commodity Intermediary of its duties and obligations to the Pledgors or any other person under any Control Agreement or under applicable Legal Requirements. Each Pledgor shall promptly pay all Charges and fees of whatever kind or nature with respect to the Investment Property and Pledged Securities pledged by it under this Agreement. In the event any Pledgor shall fail to make such payment contemplated in the immediately preceding sentence, the Collateral Agent may do so for the account of such Pledgor and the Pledgors shall promptly reimburse and indemnify the Collateral Agent from all costs and expenses incurred by the Collateral Agent under this Section 3.4(b) in accordance with Section 11.03 of the Credit Agreement.

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(c)          Commercial Tort Claims. As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims as to which a complaint has been filed in a court (or comparable Governmental Authority) of any jurisdiction having a value reasonably believed by the Pledgors to be in excess of $2,500,000 individually other than those listed on Schedule 14 to the Perfection Certificate. If any Pledgor shall at any time bring a Commercial Tort Claim having a value reasonably believed by the Pledgors to be in excess of $2,500,000 individually, such Pledgor shall promptly (and in any event within 45 days after bringing such Commercial Tort Claim or such longer time as may be agreed by the Collateral Agent in its sole discretion) notify the Collateral Agent in writing signed by such Pledgor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 3.5           Joinder of Additional Guarantors. The Pledgors shall cause each Wholly Owned Domestic Restricted Subsidiary (other than any Excluded Subsidiary) of the Borrower that, from time to time, after the date hereof shall be required to pledge any assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the Credit Agreement, to execute and deliver to the Collateral Agent (i) a Joinder Agreement within 30 days after the date on which it was acquired or created and (ii) a Perfection Certificate within 30 days after the date on which it was acquired or created and, in each case, upon such execution and delivery, such Wholly Owned Domestic Restricted Subsidiary shall constitute a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Agreement or any other Term Loan Document.

SECTION 3.6           Supplements; Further Assurances. Subject to Section 2.2(c), each Pledgor shall take such further actions, and execute, endorse, acknowledge, file, refile and deliver to the Collateral Agent such additional assignments, agreements, supplements, powers, instruments and reports as the Collateral Agent may in its reasonable judgment deem necessary, wherever required by applicable Legal Requirements, in order to perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof and/or to assure and confirm unto the Collateral Agent the Pledged Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral. Subject to the Intercreditor Agreement, if an Event of Default has occurred and is continuing, in addition to the rights and remedies available to the Collateral Agent pursuant to Article VIII hereof and in the other Term Loan Documents, the Collateral Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or reasonably expedient to prevent any impairment of the security interest in the Pledged Collateral or the perfection or priority thereof. All of the foregoing shall be at the sole cost and expense of the Pledgors.

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ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.1           Title. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns or has rights and, as to Pledged Collateral acquired by it from time to time after the date hereof, will own or have rights in, each item of Pledged Collateral pledged by it hereunder free and clear of any and all Liens or claims of others. Such Pledgor has not filed, nor authorized any third party to file a financing statement or other public notice with respect to all or any part of the Pledged Collateral on file or of record in any public office, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement or as are permitted by the Credit Agreement or financing statements or public notices relating to the termination statements listed on Schedule 8(a) to the Perfection Certificate.

SECTION 4.2           Validity of Security Interest. The security interest in and Lien on the Pledged Collateral granted to the Collateral Agent for the ratable benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings described on Schedule 6 and Schedule 13 of the Perfection Certificate, a valid, enforceable, perfected First Priority (or, in the case of ABL Priority Collateral, Second Priority) security interest (subject to Permitted Liens) in all the Pledged Collateral to the extent a security interest in such Pledged Collateral can be perfected pursuant to such filings, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. The security interest and Lien granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times constitute a valid, enforceable, perfected (subject to the limitations herein and the other Loan Documents), continuing First Priority (or, in the case of ABL Priority Collateral, Second Priority) security interest therein, subject only to Permitted Liens, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 4.3           Defense of Claims. Each Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein granted to the Collateral Agent and the priority thereof required under the Term Loan Documents against all claims and demands of all persons (except with respect to Permitted Liens), at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party.

SECTION 4.4           Other Financing Statements. No Pledgor has filed, nor authorized any third party to file any valid or effective financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral other than financing statements and other statements and instruments relating to Permitted Liens. So long as any of the Secured Obligations remain unpaid and unperformed (other than contingent indemnification obligations for which no claim or demand has been made and that, pursuant to the provisions of the Credit Agreement or the Security Documents, survive the termination thereof), no Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) relating to any Pledged Collateral, except financing statements and other statements and instruments filed or to be filed in respect of Permitted Liens.

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SECTION 4.5           Chief Executive Office; Change of Name; Jurisdiction of Organization, etc.  Such Pledgor shall, (i) unless it shall have given the Collateral Agent not less than 30 days’ prior written notice (or such shorter period as may be agreed to by the Collateral Agent in its sole discretion), not change its name, identity, legal structure (whether by merger, consolidation, change in corporate form or otherwise), type of organization or jurisdiction of organization, place of business or, if more than one, chief executive office, or mailing address or organizational identification number if it has one and (ii) take all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Pledged Collateral granted or intended to be granted hereunder (which may include, upon the request of the Collateral Agent in the exercise of its Permitted Discretion, in the case of any merger or other change in organizational structure, the delivery to the Collateral Agent of a written notice (in the form of an Officers’ Certificate) upon completion of such merger or other change in organizational structure, which confirms the grant of the security interest under this Agreement). If such Pledgor does not have an organizational identification number and later obtains one, such Pledgor shall forthwith notify the Collateral Agent of such organizational identification number. The Collateral Agent may rely on opinions of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in this Section 4.5. The Collateral Agent shall not be liable or responsible to any party for any failure to maintain a valid, enforceable, perfected security interest with the priority required hereunder in such Pledgor’s property constituting Pledged Collateral. The Collateral Agent shall have no duty to inquire about such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Pledgor.

SECTION 4.6           Corporate Names; Prior Transactions. Except as set forth in Schedules 1(a), (b) and (c) to the Perfection Certificate, such Pledgor has not, during the past five years, had or used any other corporate or organizational name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any person, or acquired any material portion of its property or assets out of the ordinary course of business.

SECTION 4.7           Due Authorization and Issuance. All of the Initial Pledged Shares of wholly-owned Subsidiaries of any Pledgor have been, and to the extent any Pledged Shares are hereafter issued, such Pledged Shares will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable. All of the Initial Pledged Interests have been fully paid for, and there is no amount or other obligation owing by any Pledgor to any issuer of the Initial Pledged Interests in exchange for or in connection with the issuance of the Initial Pledged Interests or any Pledgor’s status as a partner or a member of any issuer of the Initial Pledged Interests.

SECTION 4.8           Consents, etc.  No consent of any party (including equityholders or creditors of such Pledgor) and no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other person (except for such consents by the Maritime Administration and the Coast Guard as may be required with respect to the Collateral Vessels) is required for the exercise by the Collateral Agent of (i) the voting or other rights provided for in this Agreement or (ii) the remedies in respect of the Pledged Collateral pursuant to this Agreement. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement upon the occurrence and during the continuation of an Event of Default and reasonably determines it necessary to obtain any approvals or consents of any Governmental Authority or regulatory body or any other person therefor, then, upon the reasonable request of the Collateral Agent, each Pledgor agrees to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

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SECTION 4.9           Pledged Collateral. All information set forth herein, including the schedules annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects when so delivered.

SECTION 4.10         Insurance. Subject to the Intercreditor Agreement, in the event that the proceeds of any insurance claim are paid after the Collateral Agent has exercised its right to foreclose during the existence of an Event of Default, such Net Cash Proceeds shall be paid to the Collateral Agent to satisfy any deficiency remaining after such foreclosure.

SECTION 4.11         Payment of Taxes; Compliance with Legal Requirements; Contesting Liens; Charges. Each Pledgor may at its own expense contest the validity, amount or applicability of any Charges so long as the contest thereof shall be conducted in accordance with, and permitted pursuant to the provisions of, the Credit Agreement. Notwithstanding the foregoing sentence, if at any time payment or performance of any Charge contested by such Pledgor pursuant to the provisions of the Credit Agreement shall become necessary to prevent (i) the imposition of a Charge that is not otherwise a Permitted Lien or (ii) the forfeiture or sale of, any Collateral subject to such Charge, such Pledgor shall pay or perform the same in sufficient time to prevent such Charge, forfeiture or sale.

SECTION 4.12         Access to Pledged Collateral, Books and Records; Other Information. Subject to Section 5.07 of the Credit Agreement, each Pledgor shall permit representatives of the Collateral Agent and the Administrative Agent upon two Business Day’s advance notice to visit and inspect any of its properties during normal business hours (and with respect solely to inspection of Vessels, without interrupting the normal commercial operations of such Vessel) and not more than twice during any fiscal year of the Borrower (unless an Event of Default has occurred and is continuing), including to conduct any environmental assessments, sampling, testing or monitoring of any Mortgaged Property or Collateral Vessel, or assets and examine and make abstracts from any of its books and records (including insurance policies), in each case, at any reasonable time and upon reasonable notice. Nothing in this Section 4.12, however, shall limit the rights of the Administrative Agent and the Collateral Agent, or the obligations of the Loan Parties, under Sections 5.07 and 5.13 of the Credit Agreement.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1           Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes of any person (other than Excluded Collateral), accept the same in trust for the benefit of the Collateral Agent and promptly (and in any event within 30 days thereafter or such later time as may be extended by the Collateral Agent in its sole discretion) deliver to the Collateral Agent the certificates and other documents required under Section 3.1 and Section 3.2 in respect of the additional Pledged Securities or Intercompany Notes that are to be pledged pursuant to this Agreement.

SECTION 5.2           Voting Rights; Distributions; etc. So long as no Event of Default shall have occurred and be continuing:

(A)         Each Pledgor shall be exclusively entitled to exercise any and all voting and other consensual rights, and shall have exclusive “control” (within the meaning of 46 U.S.C. § 50501), pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the other Term Loan Documents or any other document evidencing the Secured Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner that will materially and adversely affect the rights and remedies of the Collateral Agent as secured party hereunder; and

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(B)         Each Pledgor shall be entitled to receive and retain any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of Pledged Securities or Intercompany Notes shall promptly (and in any event within 30 days after receipt thereof or such later time as may be extended by the Collateral Agent in its sole discretion) be delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary or reasonably requested endorsement).

(ii)         Upon the occurrence and during the continuance of any Event of Default:

(A)         All rights of each Pledgor to exercise any voting and other consensual rights, or any other form of “control” (within the meaning of 46 U.S.C. § 50501), it would otherwise be entitled to exercise pursuant to Section 5.2(i)(A) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such rights until the applicable Event of Default is no longer continuing, in which case the Collateral Agent’s rights under this Section 5.2(ii)(A) shall cease to be effective, subject to revesting in the event of a subsequent Event of Default that is continuing; provided that, other than with respect to any Event of Default under Section 8.01(g) or (h) of the Credit Agreement, no such rights shall be vested in the Collateral Agent until such time as the Collateral Agent or the Administrative Agent (at the instruction of the Required Lenders) or the Required Lenders shall have delivered a notice to the Borrower indicating that such rights shall vest in the Collateral Agent; and

(B)         All rights of each Pledgor to receive Distributions that it would otherwise be authorized to receive and retain pursuant to Section 5.2(i)(B) without further action shall cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions until the applicable Event of Default is no longer continuing, in which case the Collateral Agent’s rights under this Section 5.2(ii)(B) shall cease to be effective, subject to revesting in the event of a subsequent Event of Default that is continuing; provided that, other than with respect to any Event of Default under Section 8.01(g) or (h) of the Credit Agreement, no such rights shall be vested in the Collateral Agent until such time as the Collateral Agent or the Administrative Agent (at the instruction of the Required Lenders) or the Required Lenders shall have delivered a notice to the Borrower indicating that such rights shall vest in the Collateral Agent.

(iii)        Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may reasonably request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(ii)(A) and to receive all Distributions which it may be entitled to receive under Section 5.2(ii)(B).

(iv)        All Distributions that are received by any Pledgor contrary to the provisions of Section 5.2(ii)(B) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from the other funds of such Pledgor and shall immediately be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary or reasonably requested endorsement).

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SECTION 5.3           Certain Agreements of Pledgors as Issuers and Holders of Equity Interests.

(i)          In the case of each Pledgor that is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(ii)         In the case of each Pledgor that is a partner, member or holder of any Equity Interests in a partnership, limited liability company or other entity that is not Excluded Collateral, such Pledgor hereby consents to the extent required by the applicable Organizational Documents of such Pledgor to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Interests in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Interests to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner, member or holder of Equity Interests in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, a limited partner, member or holder of Equity Interests, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL

SECTION 6.1           Registration. Each Pledgor represents and warrants that: (i) the Intellectual Property set forth on Schedules 11(a), 11(b), 11(c) and 11(d) to the Perfection Certificate constitutes all of the registrations or applications for registration of Material IP Collateral owned by any Pledgor as of the date hereof; (ii) except as set forth in Schedules 11(a), 11(b), 11(c) and 11(d) to the Perfection Certificate or as otherwise permitted by the Credit Agreement, it is the true and lawful owner of all registrations and applications for registration of Material IP Collateral listed in such Schedules to the Perfection Certificate hereto; and (iii)to the knowledge of such Pledgor, all registrations listed on Schedules 11(a), 11(b), 11(c) and 11(d) to the Perfection Certificate are valid and in full force and effect.

SECTION 6.2           Maintenance of Registration. Each Pledgor shall, at its own expense, use commercially reasonable efforts to maintain all registrations and applications for registration of its Material IP Collateral in the ordinary course of business consistent with past practice. At its own cost and expense, each Pledgor shall (a) use commercially reasonable efforts to prosecute all applications for registrations of Material IP Collateral, except where failure to do so would not reasonably be expected to be material to the business of such Pledgor and (b) not abandon any such application except for abandonment of Material IP Collateral in the ordinary course of business.

SECTION 6.3           Protection of Collateral Agent’s Security. On a continuing basis, each Pledgor shall, at its sole cost and expense, promptly following its becoming aware thereof, notify the Collateral Agent of (A) any materially adverse determination in any proceeding in the United States Patent and Trademark Office or the United States Copyright Office with respect to any Patent, Trademark or Copyright that is Material IP Collateral or (B) the institution of any material proceeding or any materially adverse determination in any federal, state, local or foreign court or administrative body regarding such Pledgor’s claim of ownership in or right to use any of the Material IP Collateral, its right to register such Material IP Collateral or its right to keep and maintain such registration in full force and effect (excluding developments and determinations regarding intellectual property owned by a third party).

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SECTION 6.4           After-Acquired Property. If any Pledgor shall, at any time before the Secured Obligations have been paid and performed in full (other than contingent indemnification obligations for which no claim or demand has been made and that, pursuant to the provisions of the Credit Agreement or the Security Documents, survive the termination thereof), obtain any rights to any additional Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item with respect to such Pledgor shall automatically constitute Intellectual Property Collateral if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party (excluding any Intellectual Property that constitutes Excluded Collateral).

ARTICLE VII

CERTAIN PROVISIONS CONCERNING ACCOUNTS

SECTION 7.1           [Reserved].

SECTION 7.2           Assignment of Earnings; Assignment of Charters. Each Pledgor covenants that it will cause all the earnings and other moneys received by such Pledgor in respect of Collateral Vessels paid over promptly to a Specified ABL Account. At the request of the Collateral Agent and in form and manner reasonably satisfactory to the Collateral Agent, at any time after the occurrence and during the continuance of any Event of Default, each Pledgor shall (i) promptly notify in writing substantially in the form of Exhibit 4 each of such Pledgor’s agents and representatives into whose hands or control may come any earnings and moneys to be paid to such Pledgor in respect of Collateral Vessels, instructing such addressee to remit promptly to a Specified ABL Account all such earnings and moneys which may come into such Person’s hands or control and to continue to make such remittances until such time as such Person may receive written notice or instructions to the contrary directly from the Collateral Agent and (ii) deliver in writing to any charterer of a Collateral Vessel a notice of assignment substantially in the form of Exhibit 5.

SECTION 7.3           Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense complete records of each Account, in a manner consistent with its ordinary business practice, including records of all payments received, all credits granted thereon and all other documentation relating thereto that such Pledgor determines appropriate in its ordinary business. Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Accounts, including all documents evidencing Accounts and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Accounts to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Accounts or the Collateral Agent’s security interest therein without the consent of any Pledgor.

SECTION 7.4           Modification of Terms, etc. No Pledgor shall rescind or cancel any obligations evidenced by any Account or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business, or extend or renew any such obligations except in the ordinary course of business or sell any Account or interest therein except in the ordinary course of business (to the extent permitted by the Credit Agreement) without the prior written consent of the Collateral Agent. For purposes of the foregoing, ordinary course of business shall be determined by reference to the past practice of the Pledgors or standard industry practice, which shall include, but is not limited to, establishing reserves, writing off amounts due, selling Accounts to third parties, revising invoices, negotiating Account terms and taking any other action in respect of the actual or expected bankruptcy, insolvency or reorganization of a Customer, including filing bankruptcy claims and compromising or settling any disputes, claims, suits or legal proceedings related thereto. Each Pledgor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Accounts.

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SECTION 7.5           Collection. Each Pledgor shall cause to be collected from the account debtor of each of the Accounts, as and when due in the ordinary course of business and consistent with its ordinary business practice (including Accounts that are delinquent, such Accounts to be collected in accordance with generally accepted commercial collection procedures if such Pledgor determines in its business judgment to do so), any and all amounts owing under or on account of such Account, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account, except that any Pledgor may, with respect to an Account, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Accounts and such other modifications of payment terms or settlements in respect of Accounts as shall be commercially reasonable in the circumstances, all in accordance with such Pledgor’s ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including reasonable attorneys’ fees) of collection, in any case, whether incurred by any Pledgor, the Collateral Agent or any Secured Party, shall be paid by the Pledgors.

ARTICLE VIII

REMEDIES

SECTION 8.1           Remedies. Upon the occurrence and during the continuance of any Event of Default and subject to the Intercreditor Agreement and subject to any notice requirement in Section 8.01 of the Credit Agreement, the Collateral Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it under the other Term Loan Documents, applicable law or otherwise, the following remedies:

(i)          Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(ii)         Deliver a notice of exclusive control with respect to any Controlled Accounts;

(iii)        Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly (but in no event later than one Business Day after receipt thereof) pay such amounts to the Collateral Agent;

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(iv)        Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(v)         Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Collateral Agent at any place or places so reasonably designated by the Collateral Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places reasonably designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Pledged Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 8.1(v) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to decree requiring specific performance by any Pledgor of such obligation;

(vi)        Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral;

(vii)       Retain and apply the Distributions to the Secured Obligations as provided in Article IX hereof;

(viii)      Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; and

(ix)         All the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Pledged Collateral), and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 8.2, sell, assign, transfer or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Pledged Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of any Pledged Collateral payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by applicable Legal Requirements, all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any Legal Requirement now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by applicable Legal Requirements, any claims against the Collateral Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

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SECTION 8.2           Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of Pledged Collateral shall be required by any Legal Requirement, 10 days prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters unless the Pledged Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market (in which case no such prior notice shall be required). No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 8.3           Waiver of Notice and Claims; Other Waivers; Marshalling.

(i)          Each Pledgor hereby waives, to the fullest extent permitted by applicable Legal Requirements, notice of judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of any of the Pledged Collateral, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under any Legal Requirement, and each Pledgor hereby further waives, to the fullest extent permitted by applicable Legal Requirements (a) all damages occasioned by such taking of possession, (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (c) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable Legal Requirements. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article VIII except to the extent resulting solely from the Collateral Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral made in accordance with applicable Legal Requirements shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity or otherwise against such Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

(ii)         Each Pledgor hereby waives demand, notice, protest, notice of acceptance of this Agreement, notice of Credit Extensions, Pledged Collateral received or delivered or any other action taken in reliance hereon and all other demands and notices of any description to the fullest extent permitted under applicable Legal Requirements except as may otherwise be expressly required herein or in the Credit Agreement.

(iii)        The Collateral Agent shall not be required to marshal any present or future collateral security (including the Pledged Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the maximum extent permitted by applicable Legal Requirements, each Pledgor hereby agrees that it will not invoke any Legal Requirement relating to the marshalling of collateral and hereby irrevocably waives the benefits of all such Legal Requirements.

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SECTION 8.4           Standards for Exercising Rights and Remedies. To the extent that applicable Legal Requirements impose duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Pledgor acknowledges and agrees that it is not commercially unreasonable for the Collateral Agent (i) to fail to incur expenses reasonably deemed significant by the Collateral Agent to prepare Pledged Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Pledged Collateral to be disposed of, or to obtain or, if not required by other Legal Requirements, to fail to obtain consents for Governmental Authorities or third parties for the collection or disposition of Pledged Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors or other persons obligated on Pledged Collateral or to fail to remove liens or encumbrances on or any adverse claims against Pledged Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Pledged Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Pledged Collateral through publications or media of general circulation, whether or not the Pledged Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Pledgor, for expressions of interest in acquiring all or any portion of the Pledged Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Pledged Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Pledged Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Pledged Collateral, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim or modify disposition warranties, (xi) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Pledged Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Pledged Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Pledged Collateral. The Pledgors acknowledge that the purpose of this Section 8.4 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would fulfill the Collateral Agent’s duties under the UCC or other Legal Requirements of the State or any other relevant jurisdiction in the Collateral Agent’s exercise of remedies against the Pledged Collateral and that other actions or omissions by the Collateral Agent shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section 8.4. Without limiting the foregoing, nothing contained in this Section 8.4 shall be construed to grant any rights to any Pledgor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Agreement or by applicable Legal Requirements in the absence of this Section 8.4.

SECTION 8.5           Certain Sales of Pledged Collateral.

(i)          Each Pledgor recognizes that, by reason of certain prohibitions contained in Legal Requirements, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of a Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such restrictions and that, except as may be required by applicable Legal Requirements, the Collateral Agent shall have no obligation to engage in public sales.

(ii)         Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state or foreign securities’ laws, the Collateral Agent may be compelled, with respect to any sale or disposition of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely as a result of such restrictions and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state or foreign securities laws, even if such issuer would agree to do so.

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(iii)        If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall, and shall cause each issuer of Securities Collateral and Investment Property to be sold hereunder to, from time to time furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number and nature or interest, of securities or other instruments included in the Securities Collateral or Investment Property which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(iv)        Each Pledgor further agrees that a breach of any of the covenants contained in this Section 8.5 will cause irreparable injury to the Collateral Agent and other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8.5 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

SECTION 8.6           No Waiver; Cumulative Remedies.

(i)          No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. The remedies herein provided are cumulative and are not exclusive of any remedies provided by applicable Legal Requirements, in equity or otherwise.

(ii)         Any provision of this Agreement to the contrary notwithstanding,

(A)         No provision in this Agreement is intended to convey to the Collateral Agent or the Lenders “control” within the meaning of 46 U.S.C. § 50501 of the issuer of any Pledged Securities that owns a Jones Act Collateral Vessel or that charters by demise a Chartered Vessel documented under the laws and flag of the United States with a coastwise endorsement unless and until the Collateral Agent or the Lenders shall become vested (and while the Collateral Agent or the Lenders remain so vested) with the rights to exercise the voting and other consensual rights, or any other form of “control” (within the meaning of 46 U.S.C. § 50501), or to receive Distributions, pursuant to Section 5.2 hereof, and no provision in this Agreement shall be construed as conveying such control (unless and until the Collateral Agent or the Lenders shall become vested (and while the Collateral Agent or the Lenders remain so vested) with the rights to exercise the voting and other consensual rights, or any other form of “control” (within the meaning of 46 U.S.C. § 50501), to receive Distributions, pursuant to Section 5.2 hereof);

(B)         The Collateral Agent shall not (i) exercise any voting or other consensual rights, or any other form of “control” (within the meaning of 46 U.S.C. § 50501), under this Agreement, or (ii) receive any Distributions under this Agreement in respect of any Pledged Securities issued by any owner of a Jones Act Collateral Vessel, any charterer of a Chartered Vessel or any parent entity of such owner or charterer at any level, in each case unless and until the Collateral Agent or the Lenders shall become vested (and while the Collateral Agent or the Lenders remain so vested) with such rights to exercise the voting and other consensual rights, or any other form of “control” (within the meaning of 46 U.S.C. § 50501), or to receive Distributions, pursuant to Section 5.2 hereof; and

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(C)         The Collateral Agent (x) may not, and shall not, exercise any right under this Agreement, or foreclose or sell any Pledged Collateral, under this Agreement, in a manner that would (1) cause any Aker-Chartered Vessel to lose its eligibility for documentation under the laws of the United States with a coastwise endorsement, or (2) cause any Chartering Subsidiary to lose its eligibility to operate an Aker-Chartered Vessel in the United States coastwise trade (in each case, to the extent not otherwise permitted at such time pursuant to the Aker Agreements), and any purported exercise of a power granted to the Collateral Agent by this Agreement which would cause or result in an Aker-Chartered Vessel having a coastwise endorsement forfeited, or make such vessel ineligible for such endorsement, shall be null and void and (y) in connection with any exercise of remedies in respect of the Transactions Documents (as defined in the Amended and Restated Framework Agreement (as in effect on the Closing Date)) with respect to one or more of the Aker-Chartered Vessels, shall, in any event, comply with the provisions of Section 3.05 of the Amended and Restated Framework Agreement (as in effect on the Closing Date) to the extent applicable to such exercise of remedies.

(iii)        In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgors, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 8.7           Certain Additional Actions Regarding Intellectual Property. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under this Article VIII at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Collateral Agent, to the extent licensable, exercisable solely upon the occurrence and during the continuance of any Event of Default, an irrevocable non-exclusive worldwide license (exercisable without payment of royalty or other compensation to any Pledgor) to use, assign, license or otherwise dispose of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor (excluding, for the avoidance of doubt, any License that by its terms is prohibited from being so licensed to the extent constituting Excluded Collateral), wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof. If an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Pledgor, take any or all of the following actions: (i) declare the entire right, title and interest of such Pledgor in and to the Intellectual Property Collateral, vested in the Collateral Agent for the benefit of the Secured Parties, in which event such right, title and interest shall immediately vest, in the Collateral Agent for the benefit of the Secured Parties, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 10.2 to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (ii) take and use or sell or license the Intellectual Property Collateral along with any goodwill of such Pledgor’s business symbolized by any Trademarks that are included in such Intellectual Property; (iii) direct such Pledgor to refrain, in which event such Pledgor shall refrain, from licensing or disposing any Intellectual Property Collateral in any manner whatsoever, directly or indirectly; and (iv) in the event that the Collateral Agent takes any of the actions described in the foregoing clauses (i), (ii) or (iii), the Collateral Agent may direct such Pledgor to refrain, in which event such Pledgor shall refrain, from using the Intellectual Property Collateral in any manner whatsoever, directly or indirectly. Such Pledgor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of the Intellectual Property Collateral and registrations and any pending applications in the United States Copyright Office, United States Patent and Trademark Office, equivalent office in a state of the United States or a foreign jurisdiction or applicable Domain Name registrar to the Collateral Agent.

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ARTICLE IX

APPLICATION OF PROCEEDS

SECTION 9.1           Application of Proceeds. Subject to the Intercreditor Agreement, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, in accordance with the Credit Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.1         Concerning Collateral Agent.

(i)          The Collateral Agent has been appointed as Collateral Agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement. Each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Pledged Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

(ii)         Except for the exercise of reasonable care in the custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests; provided that neither the Collateral Agent nor any of the other Secured Parties nor any of their respective directors, officers, employees or agents shall have responsibility for (x) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters (y) failing to demand, collect or realize upon all or any part of the Pledged Collateral or for any delay in doing so or (z) failing to take any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

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(iii)        The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(iv)        Except as otherwise provided in Section 2.3, if any item of Pledged Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the provisions hereof shall control.

SECTION 10.2         Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement (including such Pledgor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay Charges as required herein, (iii) make repairs, or (iv) discharge Liens or pay or perform any obligations of such Pledgor under any Pledged Collateral) and such failure constitutes an Event of Default that is continuing, the Collateral Agent may (but shall not be obligated to), do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of Section 4.11. Any and all amounts so expended by the Collateral Agent shall be paid by the Pledgors in accordance with the provisions of Section 11.03 of the Credit Agreement. Neither the provisions of this Section 10.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 10.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in the Collateral Agent’s discretion, to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Term Loan Documents the the Collateral Agent may deem necessary or reasonably advisable. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 10.3         Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any obligations held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement.

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SECTION 10.4         Termination; Release.

(a)          This Agreement shall terminate and the Pledged Collateral shall be automatically released from the Lien of this Agreement when the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Term Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired or have been Cash Collateralized and all amounts drawn thereunder have been reimbursed in full (other than contingent indemnification obligations for which no claim or demand has been made and that, pursuant to the provisions of the Credit Agreement or the Security Documents, survive the termination thereof). Upon termination hereof, the security interests granted hereby shall terminate and all rights to the Pledged Collateral shall revert to the applicable Pledgor or to such other person as may be entitled thereto pursuant to any Order or other applicable Legal Requirement. Upon termination hereof or any release of Pledged Collateral in accordance with the provisions of the Credit Agreement, subject to the terms of the Intercreditor Agreement, the Collateral Agent shall promptly, upon the written request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to the Pledgors, against receipt and without recourse to or warranty of any kind (either express or implied) by the Collateral Agent (except that the Collateral Agent has not assigned or otherwise transferred its security interest in the Pledged Collateral), such of the Pledged Collateral to be released (in the case of a release) as may be in possession or control of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, with such endorsements or proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.

(b)          If any of the Collateral is sold, transferred or otherwise disposed of by any Pledgor (other than to another Pledgor) in a transaction permitted by the Credit Agreement, then the lien created pursuant to this Agreement in such Collateral shall be released, and the Collateral Agent, at the request and sole expense of such Pledgor, shall promptly execute and deliver to such Pledgor all releases or other documents reasonably necessary or desirable and in form reasonably satisfactory to the Collateral Agent and take such further actions for the release of such Collateral (not including Proceeds thereof) from the security interests created hereby; provided that the applicable Pledgor shall have delivered to the Collateral Agent, at least five Business Days (or such shorter period of time acceptable to the Collateral Agent) prior to the date of the proposed release, a certificate of a Responsible Officer of such Pledgor with request for release identifying the relevant Collateral and certifying that such transaction is in compliance with the Credit Agreement and the other Term Loan Documents.

SECTION 10.5         Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 10.6         Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 10.6.

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SECTION 10.7         Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

(a)          THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

(b)          EACH PLEDGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY TERM LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENTS. NOTHING IN THIS AGREEMENT OR ANY OTHER TERM LOAN DOCUMENT OR OTHERWISE, HOWEVER, SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY OTHER AGENT OR ANY LENDER OR OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TERM LOAN DOCUMENT AGAINST ANY PLEDGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          EACH PLEDGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TERM LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.7(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY TERM LOAN DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE OR EMAIL) IN SECTION 10.6. NOTHING IN THIS AGREEMENT OR ANY OTHER TERM LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LEGAL REQUIREMENTS.

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(e)          EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TERM LOAN DOCUMENT, THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

SECTION 10.8         Severability of Provisions. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.9         Execution in Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Term Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.10         Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the immediately preceding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 10.11         No Credit for Payment of Taxes or Imposition. No Pledgor shall be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.

SECTION 10.12         No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

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SECTION 10.13         No Release. Nothing set forth in this Agreement shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Term Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. The obligations of each Pledgor contained in this Section 10.13 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Term Loan Documents.

SECTION 10.14         Overdue Amounts. Until paid, all amounts due and payable under this Agreement (other than contingent indemnification obligations for which no claim or demand has been made after the payment in full of all other Secured Obligations) shall constitute Secured Obligations and shall bear interest, whether before or after judgment, at the Default Rate.

SECTION 10.15         Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i)          any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Pledgor;

(ii)         any lack of validity or enforceability of any Term Loan Document, or any other agreement or instrument relating thereto against any Pledgor;

(iii)        any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Term Loan Document or any other agreement or instrument relating thereto;

(iv)        any pledge, exchange, release or non-perfection or loss of priority of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v)         any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, or any Term Loan Document; or

(vi)        any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor other than the payment in full in cash of the Secured Obligations.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Pledgors and the Collateral Agent have caused this Security Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

OSG BULK SHIPS, INC.,
as a Pledgor

By:
Name:
Title:

Maritrans general partner, inc.
Maritrans Operating Company L.P.
Mykonos Tanker LLC
OSG 192 LLC
OSG 209 LLC
OSG 214 LLC
OSG 242 LLC
OSG 243 LLC
OSG 244 LLC
OSG 252 LLC
OSG 254 LLC
OSG America L.P.
OSG America LLC
OSG America Operating Company LLC
OSG Columbia LLC
OSG Courageous LLC
OSG Delaware Bay Lightering LLC
OSG Endurance LLC
OSG Enterprise LLC
OSG Honour LLC
OSG Independence LLC
OSG Intrepid LLC
OSG Maritrans Parent LLC
OSG Navigator LLC
OSG Product Tankers AVTC, LLC
OSG Ship Management, Inc.
Overseas Anacortes LLC
Overseas Boston LLC
Overseas Houston LLC
Overseas Long Beach LLC
Overseas Los Angeles LLC
Overseas Martinez LLC
Overseas New York LLC
Overseas Nikiski LLC
Overseas ST Holding LLC
Overseas Tampa LLC
Overseas Texas City LLC

Signature Page to Security Agreement

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Santorini Tanker LLC,
each, as a Pledgor

By:
Name:
Title:

Jefferies Finance LLC,
as Collateral Agent

By:
Name:
Title:

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EXHIBIT 1

[Form of]

Copyright Security Agreement

This Copyright Security Agreement (this “Copyright Security Agreement”), dated as of [_________________], by [_________], a [________][________] (the “Pledgor”) and Jefferies Finance LLC, in its capacity as Collateral Agent (in such capacity, the “Collateral Agent”) pursuant to the Term Loan Credit Agreement, dated as of August 5, 2014, among Holdings, the Borrower, the Subsidiary Guarantors party thereto, the Collateral Agent and the lending institutions and other entities from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

WITNESSETH:

WHEREAS, the Pledgor is a party to a Security Agreement of even date with the Credit Agreement (the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgor is required to execute and deliver this Copyright Security Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the ratable benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. The Pledgor hereby pledges and grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in all of its right, title and interest in, to the following (collectively, the “Copyright Collateral”):

(a)          Copyrights of such Pledgor listed on Schedule 1 attached hereto;

(b)          all Proceeds of any and all of the foregoing (other than Excluded Collateral); and

(c)          all causes of action arising prior to or after the date hereof for infringement of any such Copyrights or unfair competition regarding the same.

SECTION 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement, and the Pledgor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

Copyright Security Agreement Page 1 of 4

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SECTION 4. Termination. Upon the full payment and performance of the Secured Obligations (other than contingent indemnification obligations for which no claim or demand has been made and that, pursuant to the provisions of the Credit Agreement or the Security Documents, survive the termination thereof), upon written request of the Pledgor, the Collateral Agent shall (at Pledgor’s sole cost and expense) execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, lien and security interest in the Copyrights under this Copyright Security Agreement.

[Signature Page Follows]

Copyright Security Agreement Page 2 of 4

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IN WITNESS WHEREOF, the Pledgor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

[PLEDGOR]

By:
Name:
Title:

Copyright Security Agreement Page 3 of 4

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Accepted and Agreed:

Jefferies Finance LLC,
as Collateral Agent

By:
Name:
Title:

Copyright Security Agreement Page 4 of 4

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SCHEDULE 1
to
COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

TITLE	REGISTRATION NO.	OWNER

Schedule 1 to Copyright Security Agreement

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EXHIBIT 2

[Form of]

Patent Security Agreement

This Patent Security Agreement (this “Patent Security Agreement”), dated as of [__________ ___], 201[_], by [_________], a [________][________] (the “Pledgor”) and Jefferies Finance LLC, in its capacity as Collateral Agent (in such capacity, the “Collateral Agent”) pursuant to the Term Loan Credit Agreement, dated as of August 5, 2014, among Holdings, the Borrower, the Subsidiary Guarantors party thereto, the Collateral Agent and the lending institutions and other entities from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

WITNESSETH:

WHEREAS, the Pledgor is a party to a Security Agreement of even date with the Credit Agreement (the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgor is required to execute and deliver this Patent Security Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the ratable benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. The Pledgor hereby pledges and grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in all of its right, title and interest in, to the following (collectively, the “Patent Collateral”):

(a)          Patents of such Pledgor listed on Schedule 1 attached hereto;

(b)          all Proceeds of any and all of the foregoing (other than Excluded Collateral); and

(c)          all causes of action arising prior to or after the date hereof for infringement of any such Patents or unfair competition regarding the same.

SECTION 3. Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement, and the Pledgor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

Patent Security Agreement Page 1 of 4

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SECTION 4. Termination. Upon the full payment and performance of the Secured Obligations (other than contingent indemnification obligations for which no claim or demand has been made and that, pursuant to the provisions of the Credit Agreement or the Security Documents, survive the termination thereof), upon written request of the Pledgor, the Collateral Agent shall (at Pledgor’s sole cost and expense) execute, acknowledge, and deliver to the Pledgor an instrument in writing in recordable form releasing the collateral pledge, grant, lien and security interest in the Patents under this Patent Security Agreement

[Signature Page Follows]

Patent Security Agreement Page 2 of 4

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IN WITNESS WHEREOF, the Pledgor has caused this Patent Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

[PLEDGOR]

By:
Name:
Title:

Patent Security Agreement Page 3 of 4

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Accepted and Agreed:

Jefferies Finance LLC,
as Collateral Agent

By:
Name:
Title:

Patent Security Agreement Page 4 of 4

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SCHEDULE 1
to
PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND APPLICATIONS

Title	Patent No.	Issue Date	Application No.	Filing Date	Status

Schedule 2 to Patent Security Agreement

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EXHIBIT 3

[Form of]

Trademark Security Agreement

This Trademark Security Agreement (this “Trademark Security Agreement”), dated as of [_______ ___], 201[_] by [_________], a [________][________] (the “Pledgor”) and Jefferies Finance LLC, in its capacity as Collateral Agent (in such capacity, the “Collateral Agent”) pursuant to the Term Loan Credit Agreement, dated as of August 5, 2014, among Holdings, the Borrower, the Subsidiary Guarantors party thereto, the Collateral Agent and the lending institutions and other entities from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

WITNESSETH:

WHEREAS, the Pledgor is a party to a Security Agreement of even date with the Credit Agreement (the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgor is required to execute and deliver this Trademark Security Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the ratable benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. The Pledgor hereby pledges and grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in all of its right, title and interest in, to the following (collectively, the “Trademark Collateral”):

(a)          Trademarks of such Pledgor listed on Schedule 1 attached hereto;

(b)          all goodwill associated with such Trademarks;

(c)          all Proceeds of any and all of the foregoing (other than Excluded Collateral); and

(d)          all causes of action arising prior to or after the date hereof for infringement of any such Trademarks or unfair competition regarding the same.

SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement, and the Pledgor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

Trademark Security Agreement Page 1 of 4

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SECTION 4. Termination. Upon the full payment and performance of the Secured Obligations (other than contingent indemnification obligations for which no claim or demand has been made and that, pursuant to the provisions of the Credit Agreement or the Security Documents, survive the termination thereof), upon written request of the Pledgor, the Collateral Agent shall (at Pledgor’s sole cost and expense) execute, acknowledge, and deliver to the Pledgor an instrument in writing in recordable form releasing the collateral pledge, grant, lien and security interest in the Trademarks under this Trademark Security Agreement.

[Signature Page Follows]

Trademark Security Agreement Page 2 of 4

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IN WITNESS WHEREOF, the Pledgor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

[PLEDGOR]

By:
Name:
Title:

Trademark Security Agreement Page 3 of 4

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Accepted and Agreed:

Jefferies Finance LLC,
as Collateral Agent

By:
Name:
Title:

Trademark Security Agreement Page 4 of 4

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SCHEDULE 1
to
TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND APPLICATIONS

Trademark	Application No.	Application Date	Registration No.	Registration Date	Status

Schedule 1 to Trademark Security Agreement

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EXHIBIT 4

[Form of]

NOTICE OF ASSIGNMENT OF EARNINGS

To:	[Name]
[Address]

Dear Sirs

“[NAME OF VESSEL]”

The undersigned, [SHIPOWNER] (the “Owner”), the owner of the United States flag vessel “[VESSEL]” (the “Vessel”), hereby gives you notice that by a Security Agreement dated [DATE], entered into by OSG Bulk Ships, Inc. and certain of its subsidiaries including the Owner as Pledgors, and Jefferies Finance LLC, in its capacity as Collateral Agent (hereinafter called the “Assignee”), the Owner has pledged and granted to the Assignee a security interest in all moneys due or to become due to the Owner arising from the use or employment of the Vessel [subject to the rights of [ABL COLLATERAL AGENT] in its capacity as Collateral Agent (the “Prior Assignee”) under a Security Agreement dated [DATE] (the “Prior Security Agreement”) entered into by OSG Bulk Ships, Inc. and certain of its subsidiaries including the Owner as Pledgors]1.

[Following your receipt of notification from the Prior Assignee of the discharge of the obligations secured by the Prior Security Agreement, all]2 [All] moneys due or to become due to the Owner arising from the use or employment of the Vessel are to be paid to the account of the Owner (Account No. [___________]) at [●].

[SHIPOWNER]
as Owner,

By:
Name:
Title:

Dated:

1 Insert bracketed wording for ABL Collateral Vessels.

2 Insert bracketed wording for ABL Collateral Vessels.

Notice of Assignment of Earnings Page 1 of 1

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EXHIBIT 5

[Form of]

nOTICE OF ASSIGNMENT OF CHARTER

To:	[Name]
[Address]

Dear Sirs

“[NAME OF VESSEL]”

The undersigned, [SHIPOWNER] (the “Owner”), the owner of the United States flag vessel “[VESSEL]” (the “Vessel”), hereby gives you notice that by a Security Agreement dated [DATE], entered into by OSG Bulk Ships, Inc. and certain of its subsidiaries including the Owner as Pledgors, and Jefferies Finance LLC, in its capacity as Collateral Agent (hereinafter called the “Assignee”), the Owner has pledged and granted to the Assignee all interests and rights which now or at any later time the Owner has or may have under, in or in connection with the time charter-party dated [DATE OF CHARTER PARTY] (as the same may be amended or supplemented from time to time, the “Charter”) made between the Owner and you as charterer in respect of the Vessel [subject to the rights of [ABL COLLATERAL AGENT] in its capacity as Collateral Agent (the “Prior Assignee”) under a Security Agreement dated [DATE] (the “Prior Security Agreement”) entered into by OSG Bulk Ships, Inc. and certain of its subsidiaries including the Owner as Pledgors]1.

[Following your receipt of notification from the Prior Assignee of the discharge of the obligations secured by the Prior Security Agreement, all]2 [All] moneys due or to become due to the Owner under the Charter are to be paid to the account of the Owner (Account No. [___________]) at [●].

[SHIPOWNER]
as Owner,

By:
Name:
Title:

Dated: _______________

1 Insert bracketed wording for ABL Collateral Vessels.

2 Insert bracketed wording for ABL Collateral Vessels.

Notice of Assignment of Charter Page 1 of 3

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[Form of]

CHARTERER’S CONSENT AND AGREEMENT

[VESSEL]

Official Number [NUMBER]

The undersigned, charterer of the United States flag vessel [VESSEL] pursuant to a time charter-party dated [DATE OF CHARTER PARTY] (the “Charter”), does hereby acknowledge notice of the assignment by [SHIPOWNER] (the “Assignor”) of all the Assignor’s right, title and interest in the Charter to Jefferies Finance LLC, in its capacity as Collateral Agent (the “Assignee”), pursuant to a Security Agreement dated [DATE] (as the same may be amended, supplemented or otherwise modified from time to time, the “Assignment”), consents to such assignment, and agrees that, it will [(subject to the rights of the Prior Assignee under the Prior Assignment (as each term is defined in the Assignment))] make payment of all moneys due and to become due under the Charter, without setoff or deduction for any claim not arising under the Charter, (x) to the account of OSG Bulk Ships, Inc. identified on Schedule 1 attached hereto or (y) direct to the Assignee or such account specified by the Assignee at such address as the Assignee shall request the undersigned in writing, in each case, until receipt of written notice from the Assignee that all obligations of the Assignor to it have been paid in full.

The undersigned agrees that it shall look solely to the Assignor for performance of the Charter and that the Assignee shall have no obligation or liability under or pursuant to the Charter arising out of the Assignment, nor shall the Assignee be required or obligated in any manner to perform or fulfill any obligations of the Assignor under or pursuant to the Charter. This provision shall not be construed to relieve the Assignor of any liability to the Charterer. This agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Dated: _______________

[CHARTERER],
as Charterer

By:
Name:
Title:]

Notice of Assignment of Charter Page 2 of 3

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Schedule 1 to Charterer’s Consent and Agreement

Account Number

[_____]

Notice of Assignment of Charter Page 3 of 3

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EXHIBIT 6

[Form of]

nOTICE OF ASSIGNMENT OF INSURANCE

The undersigned, [SHIPOWNER], the Owner of the United States documented vessel [VESSEL] (the “Vessel”), hereby gives you notice that by a Security Agreement dated as of [DATE] entered into by OSG Bulk Ships, Inc. and certain of its subsidiaries, including the Owner, and Jefferies Finance LLC, in its capacity as Collateral Agent (hereinafter called the “Assignee”), there has been assigned by the Owner to the Assignee all insurances effected and to be effected in respect of the Vessel including the insurances constituted by the policy whereon this Notice is endorsed. This Notice of Assignment and the applicable loss payable clauses in the form hereto attached as Annex I are to be endorsed on all policies and certificates of entry evidencing such insurance.

Dated:

[SHIPOWNER]
as Owner

By
Name:
Title:

Notice of Assignment of Insurance 1 of 3

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ANNEX I

Notice of Assignment of Insurance

LOSS PAYABLE CLAUSES:

Hull and War Risks

Term Loan Priority Collateral Vessels:

Loss, if any, payable to JEFFERIES FINANCE LLC, as Collateral Agent and Mortgage Trustee, as First Mortgagee (the “First Mortgagee”), for distribution by the First Mortgagee to itself, WELLS FARGO BANK, NATIONAL ASSOCIATION , as Collateral Agent and Mortgage Trustee, as Second Mortgagee (the “Second Mortgagee”), and [SHIPOWNER], as owner (the “Owner”), as their respective interests may appear, or order,

EXCEPT THAT, unless underwriters have been otherwise instructed by notice in writing from the First Mortgagee, in the case of any payment (a) less than U.S. $5,000,000 (net of deductibles) in the aggregate for any single loss involving damage to the Vessel, or (b) for any liability of the Vessel, the underwriters may pay directly for the repair, salvage, liability or other charges involved or, if the Owner shall have first fully repaired the damage and paid the cost thereof, or discharged the liability or paid all of the salvage or other charges, then the underwriters may pay the Owner as reimbursement therefor.

ABL Priority Collateral Vessels:

Loss, if any, payable to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent and Mortgage Trustee, as First Mortgagee (the “First Mortgagee”), for distribution by the First Mortgagee to itself, JEFFERIES FINANCE LLC , as Collateral Agent and Mortgage Trustee, as Second Mortgagee (the “Second Mortgagee”), and [SHIPOWNER], as owner (the “Owner”), as their respective interests may appear, or order,

EXCEPT THAT, unless underwriters have been otherwise instructed by notice in writing from the First Mortgagee, in the case of any payment (a) less than U.S. $5,000,000 (net of deductibles) in the aggregate for any single loss involving damage to the Vessel, or (b) for any liability of the Vessel, the underwriters may pay directly for the repair, salvage, liability or other charges involved or, if the Owner shall have first fully repaired the damage and paid the cost thereof, or discharged the liability or paid all of the salvage or other charges, then the underwriters may pay the Owner as reimbursement therefor.

Protection and Indemnity

Term Loan Priority Collateral Vessels:

[Loss, if any, payable to JEFFERIES FINANCE LLC, as Collateral Agent and Mortgage Trustee, as First Mortgagee (the “First Mortgagee”), for distribution by the First Mortgagee to itself, WELLS FARGO BANK, NATIONAL ASSOCIATION , as Collateral Agent and Mortgage Trustee, as Second Mortgagee, and [SHIPOWNER], Owner, as their respective interests may appear or order, except that, unless and until the Underwriters have been otherwise instructed by notice in writing from the First Mortgagee, any loss may be paid directly to the person to whom the liability covered by this insurance has been incurred, or to the Owner to reimburse them for any loss, damage or expenses incurred by them and covered by this insurance, provided the Underwriters shall have first received evidence that the liability insured against has been discharged.]

Notice of Assignment of Insurance 2 of 3

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[Payment of any recovery that the Owner is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by the Owner shall be made to the Owner or to its order unless and until:

(a)          the Association receives notice from JEFFERIES FINANCE LLC, as Collateral Agent and Mortgage Trustee, as First Mortgagee (the “First Mortgagee”), that the Owner is in default under the First Mortgage in favor of the First Mortgagee, in which event all recoveries shall thereafter be paid to the First Mortgagee or to its order; or

(b)          following receipt of notification by the First Mortgagee of the discharge of the first mortgage in favor of the First Mortgagee, the Association receives notice from WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent and Mortgage Trustee, as Second Mortgagee (the “Second Mortgagee”), that the Owner is in default under the Second Mortgage in favor of the Second Mortgagee, in which event all recoveries shall thereafter be paid to the Second Mortgagee or to its order.]

ABL Priority Collateral Vessels:

[Loss, if any, payable to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent and Mortgage Trustee, as First Mortgagee (the “First Mortgagee”), for distribution by the First Mortgagee to itself, JEFFERIES FINANCE LLC, as Collateral Agent and Mortgage Trustee, as Second Mortgagee, and [SHIPOWNER], Owner, as their respective interests may appear or order, except that, unless and until the Underwriters have been otherwise instructed by notice in writing from the First Mortgagee, any loss may be paid directly to the person to whom the liability covered by this insurance has been incurred, or to the Owner to reimburse them for any loss, damage or expenses incurred by them and covered by this insurance, provided the Underwriters shall have first received evidence that the liability insured against has been discharged.]

[Payment of any recovery that the Owner is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by the Owner shall be made to the Owner or to its order unless and until:

(a)           the Association receives notice from WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent and Mortgage Trustee, as First Mortgagee (the “First Mortgagee”), that the Owner is in default under the First Mortgage in favor of the First Mortgagee, in which event all recoveries shall thereafter be paid to the First Mortgagee or to its order; or

(b)          following receipt of notification by the First Mortgagee of the discharge of the first mortgage in favor of the First Mortgagee, the Association receives notice from JEFFERIES FINANCE LLC , as Collateral Agent and Mortgage Trustee, as Second Mortgagee (the “Second Mortgagee”), that the Owner is in default under the Second Mortgage in favor of the Second Mortgagee, in which event all recoveries shall thereafter be paid to the Second Mortgagee or to its order.]

Notice of Assignment of Insurance 3 of 3

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EXHIBIT J-2

Form of

HOLDINGS PLEDGE AGREEMENT

By

OVERSEAS SHIPHOLDING GROUP, INC.,

as Pledgor,

and

JEFFERIES FINANCE LLC,
as Collateral Agent

Dated as of [___], 2014

i

ii

HOLDINGS PLEDGE AGREEMENT

This HOLDINGS PLEDGE AGREEMENT, dated as of [___], 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), made by Overseas Shipholding Group, Inc., a Delaware corporation, as pledgor, assignor and debtor (the “Pledgor”), in favor of JEFFERIES FINANCE LLC, in its capacity as Collateral Agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”).

RECITALS:

A.           The Pledgor, OSG Bulk Ships, Inc., a New York corporation (the “Borrower”), the Subsidiary Guarantors party thereto, the Administrative Agent, the Collateral Agent and the lending institutions and other lending entities from time to time party thereto (the “Lenders”) have entered into that certain Term Loan Credit Agreement, dated as of August 5, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.           The Pledgor has, pursuant to the Credit Agreement, unconditionally guaranteed the Secured Obligations.

C.           The Pledgor will receive substantial benefits from the execution, delivery and performance of the Secured Obligations under the Credit Agreement and the other Term Loan Documents and are, therefore, willing to enter into this Agreement.

D.           The Pledgor is, or as to Pledged Collateral acquired by the Pledgor after the date hereof will be, the legal and/or beneficial owner of the Pledged Collateral pledged by it hereunder.

E.           This Agreement is given by the Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations.

F.           It is a condition to the obligations of the Lenders to make the Term Loans under the Credit Agreement that the Pledgor execute and deliver the applicable Term Loan Documents, including this Agreement.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor and the Collateral Agent hereby agree as follows:

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ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1           Definitions.

(a)          Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC.

(b)          Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

(c)          The following terms shall have the following meanings:

“Additional Pledged Shares” shall mean, collectively, all options, warrants, rights, Equity Interests, agreements, additional shares of capital stock of whatever class of the Borrower or any other equity interest in the Borrower, together with all rights, privileges, authority and powers of the Pledgor relating to such interests issued by the Borrower under any Organizational Document of the Borrower, and the certificates, instruments and agreements representing such interests, from time to time acquired by the Pledgor in any manner.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Aker Agreements” shall mean (i) the Amended and Restated Framework Agreement, dated as of December 11, 2009, as amended pursuant to Amendment No.1 to the Amended and Restated Framework Agreement, dated as of March 27, 2012 and Amendment No. 2 to the Amended and Restated Framework Agreement, dated as of June 17, 2013 (the “Amended and Restated Framework Agreement”), by and among American Shipping Company ASA, a Norwegian public limited liability company (“AMSC”), the Pledgor and other parties signatory thereto, (ii) the Profit Sharing Agreement, (iii) the Bareboat Charter Agreements (as defined in the Amended and Restated Framework Agreement and as such definition may be amended or modified therein from time to time), (iv) the Consent Request Letter, dated as of December 18, 2013, between the Pledgor and AMSC, and (v) the other agreements by and among the Pledgor, AMSC, and their respective Affiliates in connection therewith.

“Aker-Chartered Vessel” shall mean any Collateral Vessel that a Pledgor has chartered by demise from American Shipping Company ASA, American Tanker Inc. , American Shipping Corporation, or any of their Affiliates so long as the respective charter is in effect.

“Amended and Restated Framework Agreement” shall have the meaning assigned to such term in the definition of “Aker Agreements”.

“AMSC” shall have the meaning assigned to such term in the definition of “Aker Agreements”.

“Borrower” shall have the meaning assigned to such term in Recital A hereof.

“Charges” shall mean any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including any landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other charges arising by operation of law) against, all or any portion of the Pledged Collateral.

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“Chartering Subsidiary” shall mean any Subsidiary of the Pledgor who has chartered by demise an Aker-Chartered Vessel, or any direct or indirect owner of any such Subsidiary.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Control” shall mean in the case of any Security Entitlement (including any Securities Account), “control,” as such term is defined in Section 8-106 of the UCC.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Distributions” shall mean, collectively, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Shares, from time to time received, receivable or otherwise distributed to the Pledgor in respect of or in exchange for any or all of the Pledged Shares or the other Pledged Collateral.

“Initial Pledged Shares” shall mean, collectively, the issued and outstanding shares of capital stock of the Adminsitrative Borrower described in Schedule 9 to the Perfection Certificate, together with all rights, privileges, authority and powers of the Pledgor relating to such interests in the Borrower or under any Organizational Document of the Borrower, and the certificates, instruments and agreements representing such shares of capital stock.

“Instruments” shall mean, collectively, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes.

“Intercompany Notes” shall mean each Intercompany Note held by the Pledgor representing intercompany Indebtedness owed to the Pledgor by the Borrower or any of its Restricted Subsidiaries and all other intercompany notes held or hereafter acquired by the Pledgor representing intercompany Indebtedness owed to the Pledgor by the Borrower or any of its Restricted Subsidiaries and all certificates, instruments or agreements evidencing each such Intercompany Note and each such other intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Jones Act Collateral Vessel” shall mean any Collateral Vessel documented under the laws of the United States with a coastwise endorsement.

“Lenders” shall have the meaning assigned to such term in Recital A hereof.

“Perfection Certificate” shall mean that certain perfection certificate, dated the date hereof, executed and delivered by the Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1.

“Pledged Shares” shall mean, collectively, the Initial Pledged Shares and the Additional Pledged Shares.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“Secured Obligations” shall mean the Guaranteed Obligations (as defined in the Credit Agreement).

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“Secured Parties” shall have the meaning assigned to such term in the Credit Agreement.

“Securities Collateral” shall mean, collectively, the Pledged Shares, the Intercompany Notes and the Distributions.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York; provided, however, that if by reason of mandatory provisions of applicable Legal Requirements, any or all of the attachment, perfection or priority of the Collateral Agent’s and the other Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such provisions.

SECTION 1.2           Interpretation. The rules of interpretation specified in the Credit Agreement (including, without limitation, Sections 1.03 and 1.05) shall be applicable to this Agreement.

SECTION 1.3           Perfection Certificate. The Perfection Certificate and all descriptions of Pledged Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1           Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, the Pledgor hereby pledges and grants to the Collateral Agent for the ratable benefit of the Secured Parties, a lien on and security interest in and to all of the right, title and interest of the Pledgor in, to and under the following assets, properties and rights, wherever located, whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):

(i)          all Securities Collateral (including any instruments related to any Intercompany Notes);

(ii)         all other intercompany Indebtedness owed to the Pledgor by the Borrower or any of its Restricted Subsidiaries (whether or not evidenced by an Intercompany Note or an Instrument);

(iii)        all Supporting Obligations relating to the items in preceding clauses (i) and (ii);

(iv)        all books and records pertaining to the Pledged Collateral; and

(v)         all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to the Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary herein, (i) the Liens granted pursuant to this Section 2.1 shall be subject to the terms and conditions of the Intercreditor Agreement, and (ii) the exercise of any right or remedy by the Collateral Agent or any other Secured Party hereunder (including under Article VI hereof) are subject in all instances to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

J-2-4

SECTION 2.2           Filings.

(a)          The Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction in the United States any initial financing statements, continuation statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction in the United States for the filing of any financing statement, continuation statement or amendment relating to the Pledged Collateral, including whether the Pledgor is an organization, the type of organization and any organizational identification number issued to the Pledgor. The Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent. Such financing statements may describe the collateral in the same manner as described herein or may contain a description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection or priority of the security interest in the collateral granted to the Collateral Agent in connection herewith.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL

SECTION 3.1           Delivery of Certificated Securities Collateral. The Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a valid, enforceable, perfected First Priority (or, in the case of ABL Priority Collateral, Second Priority) security interest therein (subject to Permitted Liens) except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. The Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by the Pledgor after the date hereof shall promptly (and in any event within 30 days or such later time as may be extended by the Collateral Agent in its sole discretion) upon receipt thereof by the Pledgor be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, the Collateral Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

SECTION 3.2           Perfection of Uncertificated Securities Collateral. The Pledgor represents and warrants that the Collateral Agent has a valid, enforceable, perfected First Priority (or, in the case of ABL Priority Collateral, Second Priority) security interest (subject to Permitted Liens) in all uncertificated Pledged Shares pledged by it hereunder that are in existence on the date hereof except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

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SECTION 3.3           Financing Statements and Other Filings; Maintenance of Perfected Security Interest. The Pledgor represents and warrants that as of the date hereof the only UCC-1 financing statement necessary to perfect the security interest granted by the Pledgor to the Collateral Agent in respect of the Pledged Collateral (to the extent a UCC financing statement can perfect such security interest) is listed on Schedule 6 of the Perfection Certificate. Such UCC-1 financing statement has been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each applicable governmental, municipal or other office specified on Schedule 6 of the Perfection Certificate. The Pledgor agrees that at the sole cost and expense of the Pledgor, (i)  the Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a valid, enforceable, perfected First Priority (or, in the case of ABL Priority Collateral, Second Priority) security interest (subject to Permitted Liens and the requirements of this Agreement), except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and shall defend such security interest against the claims and demands of all persons (other than the holders of such Permitted Liens) and (ii) at any time and from time to time, upon the written request of the Collateral Agent, the Pledgor shall promptly and duly execute and deliver, and file and have recorded, such further instruments and documents and take such further action as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and the rights and powers herein granted, including the filing of any financing statements, continuation statements and other documents (including this Agreement) under the UCC (or other similar laws) in effect in any jurisdiction in the United States with respect to the security interest created hereby, all in form reasonably satisfactory to the Collateral Agent.

SECTION 3.4           Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Pledged Collateral, the Pledgor represents and warrants and covenants as follows, in each case at its own expense, to take the following actions with respect to the following Pledged Collateral:

(a)          Intercompany Notes. As of the date hereof, the Pledgor hereby represents and warrants that each Intercompany Note has been properly assigned and delivered to the Collateral Agent, accompanied by an endorsement to each such Intercompany Note in the form attached thereto duly executed in blank by the Pledgor.

SECTION 3.5           Supplements; Further Assurances. The Pledgor shall take such further actions, and execute, endorse, acknowledge, file, refile and deliver to the Collateral Agent such additional assignments, agreements, supplements, powers, instruments and reports, as the Collateral Agent may in its reasonable judgment deem necessary, wherever required by applicable Legal Requirements, in order to perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof and/or to assure and confirm unto the Collateral Agent the Pledged Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral. Subject to the Intercreditor Agreement, if an Event of Default has occurred and is continuing, in addition to the rights and remedies available to the Collateral Agent pursuant to Article VI hereof and in the other Term Loan Documents, the Collateral Agent may institute and maintain, in its own name or in the name of the Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or reasonably expedient to prevent any impairment of the security interest in the Pledged Collateral or the perfection or priority thereof. All of the foregoing shall be at the sole cost and expense of the Pledgor.

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ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

The Pledgor represents, warrants and covenants as follows:

SECTION 4.1           Title. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, the Pledgor owns or has rights and, as to Pledged Collateral acquired by it from time to time after the date hereof, will own or have rights in, each item of Pledged Collateral pledged by it hereunder free and clear of any and all Liens or claims of others. The Pledgor has not filed, nor authorized any third party to file a financing statement or other public notice with respect to all or any part of the Pledged Collateral on file or of record in any public office, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement or as are permitted by the Credit Agreement or financing statements or public notices relating to the termination statements listed on Schedule 8(a) to the Perfection Certificate.

SECTION 4.2           Validity of Security Interest. The security interest in and Lien on the Pledged Collateral granted to the Collateral Agent for the ratable benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the deliveries required by Section 3.1 herein or the filings described in Schedule 6 of the Perfection Certificate, a valid, enforceable, perfected First Priority (or, in the case of ABL Priority Collateral, Second Priority) security interest (subject to Permitted Liens) in all the Pledged Collateral to the extent a security interest in such Pledged Collateral can be perfected pursuant to such deliveries or filings, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. The security interest and Lien granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times constitute a valid, enforceable, perfected (subject to the limitations herein and the other Term Loan Documents), continuing First Priority (or, in the case of ABL Priority Collateral, Second Priority) security interest therein, subject only to Permitted Liens, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 4.3           Defense of Claims. The Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein granted to the Collateral Agent and the priority thereof required under the Term Loan Documents against all claims and demands of all persons (except with respect to Permitted Liens), at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party.

SECTION 4.4           Other Financing Statements. The Pledgor has not filed, nor authorized any third party to file any valid or effective financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral other than financing statements and other statements and instruments relating to Permitted Liens. So long as any of the Secured Obligations remain unpaid and unperformed (other than contingent indemnification obligations for which no claim or demand has been made and that, pursuant to the provisions of the Credit Agreement or the Security Documents, survive the termination thereof), the Pledgor shall not execute, authorize or permit to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) relating to any Pledged Collateral, except financing statements and other statements and instruments filed or to be filed in respect of Permitted Liens.

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SECTION 4.5           Chief Executive Office; Change of Name; Jurisdiction of Organization, etc. The Pledgor shall, (i) unless it shall have given the Collateral Agent not less than 30 days’ prior written notice (or such shorter period as may be agreed to by the Collateral Agent in its sole discretion), not change its name, identity, legal structure (whether by merger, consolidation, change in corporate form or otherwise), type of organization or jurisdiction of organization, place of business or, if more than one, chief executive office, or mailing address or organizational identification number if it has one and (ii) take all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Pledged Collateral granted or intended to be granted hereunder (which may include, upon the request of the Collateral Agent in the exercise of its Permitted Discretion, in the case of any merger or other change in organizational structure, the delivery to the Collateral Agent of a written notice (in the form of an Officers’ Certificate) upon completion of such merger or other change in organizational structure, which confirms the grant of the security interest under this Agreement). If the Pledgor does not have an organizational identification number and later obtains one, the Pledgor shall forthwith notify the Collateral Agent of such organizational identification number. The Collateral Agent may rely on opinions of counsel as to whether any or all UCC financing statements of the Pledgor need to be amended as a result of any of the changes described in this Section 4.5. The Collateral Agent shall not be liable or responsible to any party for any failure to maintain a valid, enforceable, perfected security interest with the priority required hereunder in the Pledgor’s property constituting Pledged Collateral. The Collateral Agent shall have no duty to inquire about such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by the Pledgor.

SECTION 4.6           Corporate Names; Prior Transactions. Except as set forth in Schedules 1(a), (b) and (c) to the Perfection Certificate, the Pledgor has not, during the past five years, had or used any other corporate or organizational name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any person, or acquired any material portion of its property or assets out of the ordinary course of business.

SECTION 4.7           Due Authorization and Issuance. All of the Initial Pledged Shares have been, and to the extent any Pledged Shares are hereafter issued, such Pledged Shares will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable.

SECTION 4.8           Consents, etc. No consent of any party (including equityholders or creditors of the Pledgor) and no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other person is required for the exercise by the Collateral Agent of (i) the voting or other rights provided for in this Agreement or (ii) the remedies in respect of the Pledged Collateral pursuant to this Agreement. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement upon the occurrence and during the continuation of an Event of Default and reasonably determines it necessary to obtain any approvals or consents of any Governmental Authority or regulatory body or any other person therefor, then, upon the reasonable request of the Collateral Agent, the Pledgor agrees to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.9           Pledged Collateral. All information set forth herein, including the schedules annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects when so delivered.

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SECTION 4.10         Payment of Taxes; Compliance with Legal Requirements; Contesting Liens; Charges. The Pledgor may at its own expense contest the validity, amount or applicability of any Charges so long as the contest thereof shall be conducted in accordance with, and permitted pursuant to the provisions of, the Credit Agreement. Notwithstanding the foregoing sentence, if at any time payment or performance of any Charge contested by the Pledgor pursuant to the provisions of the Credit Agreement shall become necessary to prevent (i) the imposition of a Charge that is not otherwise a Permitted Lien or (ii) the forfeiture or sale of, any Collateral subject to such Charge, the Pledgor shall pay or perform the same in sufficient time to prevent such Charge, forfeiture or sale.

SECTION 4.11         Access to Pledged Collateral, Books and Records; Other Information. Subject to Section 5.07 of the Credit Agreement, the Pledgor shall permit representatives of the Collateral Agent and the Administrative Agent upon two Business Day’s advance notice to visit and inspect any of its properties during normal business hours and not more than twice during any fiscal year of the Pledgor (unless an Event of Default has occurred and is continuing), including to examine and make abstracts from any of its books and records, in each case, at any reasonable time and upon reasonable notice. Nothing in this Section 4.11, however, shall limit the rights of the Administrative Agent and the Collateral Agent, or the obligations of the Loan Parties, under Sections 5.07 and 5.13 of the Credit Agreement.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1           Pledge of Additional Securities Collateral. The Pledgor shall, upon obtaining any Pledged Shares or Intercompany Notes, accept the same in trust for the benefit of the Collateral Agent and promptly (and in any event within 30 days thereafter or such later time as may be extended by the Collateral Agent in its sole discretion) deliver to the Collateral Agent the certificates and other documents required under Section 3.1 and Section 3.2 in respect of the additional Pledged Shares or Intercompany Notes that are to be pledged pursuant to this Agreement.

SECTION 5.2           Voting Rights; Distributions; etc.

(i)          So long as no Event of Default shall have occurred and be continuing:

(A)         The Pledgor shall be exclusively entitled to exercise any and all voting and other consensual rights, and shall have exclusive “control” (within the meaning of 46 U.S.C. § 50501), pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the other Term Loan Documents or any other document evidencing the Secured Obligations; provided, however, that the Pledgor shall not in any event exercise such rights in any manner that will materially and adversely affect the rights and remedies of the Collateral Agent as secured party hereunder; and

(B)         The Pledgor shall be entitled to receive and retain any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of Pledged Shares or Intercompany Notes shall promptly (and in any event within 30 days after receipt thereof or such later time as may be extended by the Collateral Agent in its sole discretion) be delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary or reasonably requested endorsement).

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(ii)         Upon the occurrence and during the continuance of any Event of Default:

(A)         All rights of the Pledgor to exercise any voting and other consensual rights, or any other form of “control” (within the meaning of 46 U.S.C. § 50501), it would otherwise be entitled to exercise pursuant to Section 5.2(i)(A) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such rights until the applicable Event of Default is no longer continuing, in which case the Collateral Agent’s rights under this Section 5.2(ii)(A) shall cease to be effective, subject to revesting in the event of a subsequent Event of Default that is continuing; provided that, other than with respect to any Event of Default under Section 8.01(g) or (h) of the Credit Agreement, no such rights shall be vested in the Collateral Agent until such time as the Collateral Agent or the Administrative Agent (at the instruction of the Required Lenders) or the Required Lenders shall have delivered a notice to the Borrower indicating that such rights shall vest in the Collateral Agent; and

(B)         All rights of the Pledgor to receive Distributions that it would otherwise be authorized to receive and retain pursuant to Section 5.2(i)(B) without further action shall cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions until the applicable Event of Default is no longer continuing, in which case the Collateral Agent’s rights under this Section 5.2(ii)(B) shall cease to be effective, subject to revesting in the event of a subsequent Event of Default that is continuing; provided that, other than with respect to any Event of Default under Section 8.01(g) or (h) of the Credit Agreement, no such rights shall be vested in the Collateral Agent until such time as the Collateral Agent or the Administrative Agent (at the instruction of the Required Lenders) or the Required Lenders shall have delivered a notice to the Borrower indicating that such rights shall vest in the Collateral Agent.

(iii)        The Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may reasonably request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(ii)(A) and to receive all Distributions which it may be entitled to receive under Section 5.2(ii)(B).

(iv)        All Distributions that are received by the Pledgor contrary to the provisions of Section 5.2(ii)(B) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from the other funds of the Pledgor and shall immediately be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary or reasonably requested endorsement).

ARTICLE VI

REMEDIES

SECTION 6.1           Remedies. Upon the occurrence and during the continuance of any Event of Default and subject to the Intercreditor Agreement and subject to any notice requirement in Section 8.01 of the Credit Agreement, the Collateral Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it under the other Term Loan Documents, applicable law or otherwise, the following remedies:

(i)          Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from the Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon the Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of the Pledgor;

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(ii)         Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to the Pledgor, the Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly (but in no event later than one Business Day after receipt thereof) pay such amounts to the Collateral Agent;

(iii)        Sell, assign or otherwise liquidate, or direct the Pledgor to sell, assign or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment or liquidation;

(iv)        Take possession of the Pledged Collateral or any part thereof, by directing the Pledgor in writing to deliver the same to the Collateral Agent at any place or places so reasonably designated by the Collateral Agent, in which event the Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places reasonably designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Pledged Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain them in good condition. The Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 6.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to decree requiring specific performance by the Pledgor of such obligation;

(v)         Retain and apply the Distributions to the Secured Obligations as provided in Article VII hereof;

(vi)        Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; and

(vii)       All the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Pledged Collateral), and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 6.2, sell, assign or transfer the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, assignee or recipient of any or all of the Pledged Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold or assigned at such sale, to use and apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of any Pledged Collateral payable by such person at such sale. Each purchaser, assignee or recipient at any such sale shall acquire the property sold or assigned absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives, to the fullest extent permitted by applicable Legal Requirements, all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any Legal Requirement now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Pledgor hereby waives, to the fullest extent permitted by applicable Legal Requirements, any claims against the Collateral Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

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SECTION 6.2           Notice of Sale. The Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of Pledged Collateral shall be required by any Legal Requirement, 10 days prior notice to the Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters unless the Pledged Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market (in which case no such prior notice shall be required). No notification need be given to the Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 6.3           Waiver of Notice and Claims; Other Waivers; Marshalling.

(i)          The Pledgor hereby waives, to the fullest extent permitted by applicable Legal Requirements, notice of judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of any of the Pledged Collateral, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which the Pledgor would otherwise have under any Legal Requirement, and the Pledgor hereby further waives, to the fullest extent permitted by applicable Legal Requirements (a) all damages occasioned by such taking of possession, (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (c) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable Legal Requirements. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article VI except to the extent resulting solely from the Collateral Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral made in accordance with applicable Legal Requirements shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity or otherwise against the Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under the Pledgor.

(ii)         The Pledgor hereby waives demand, notice, protest, notice of acceptance of this Agreement, notice of Credit Extensions, Pledged Collateral received or delivered or any other action taken in reliance hereon and all other demands and notices of any description to the fullest extent permitted under applicable Legal Requirements except as may otherwise be expressly required herein or in the Credit Agreement.

(iii)        The Collateral Agent shall not be required to marshal any present or future collateral security (including the Pledged Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the maximum extent permitted by applicable Legal Requirements, the Pledgor hereby agrees that it will not invoke any Legal Requirement relating to the marshalling of collateral and hereby irrevocably waives the benefits of all such Legal Requirements.

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SECTION 6.4           Standards for Exercising Rights and Remedies. To the extent that applicable Legal Requirements impose duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, the Pledgor acknowledges and agrees that it is not commercially unreasonable for the Collateral Agent (i) to fail to incur expenses reasonably deemed significant by the Collateral Agent to prepare Pledged Collateral for disposition, (ii) to fail to obtain third party consents for access to Pledged Collateral to be disposed of, or to obtain or, if not required by other Legal Requirements, to fail to obtain consents for Governmental Authorities or third parties for the collection or disposition of Pledged Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors or other persons obligated on Pledged Collateral or to fail to remove liens or encumbrances on or any adverse claims against Pledged Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Pledged Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Pledged Collateral through publications or media of general circulation, whether or not the Pledged Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as the Pledgor, for expressions of interest in acquiring all or any portion of the Pledged Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Pledged Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Pledged Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Pledged Collateral, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim or modify disposition warranties, (xi)  to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Pledged Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Pledged Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Pledged Collateral. The Pledgor acknowledges that the purpose of this Section 6.4 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would fulfill the Collateral Agent’s duties under the UCC or other Legal Requirements of the State or any other relevant jurisdiction in the Collateral Agent’s exercise of remedies against the Pledged Collateral and that other actions or omissions by the Collateral Agent shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section 6.4. Without limiting the foregoing, nothing contained in this Section 6.4 shall be construed to grant any rights to the Pledgor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Agreement or by applicable Legal Requirements in the absence of this Section 6.4.

SECTION 6.5           Certain Sales of Pledged Collateral.

(i)          The Pledgor recognizes that, by reason of certain prohibitions contained in Legal Requirements, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of a Governmental Authority. The Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such restrictions and that, except as may be required by applicable Legal Requirements, the Collateral Agent shall have no obligation to engage in public sales.

(ii)         The Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state or foreign securities’ laws, the Collateral Agent may be compelled, with respect to any sale or disposition of all or any part of the Securities Collateral, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely as a result of such restrictions and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state or foreign securities laws, even if such issuer would agree to do so.

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(iii)        If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral, upon written request, the Pledgor shall, and shall cause each issuer of Securities Collateral to be sold hereunder to, from time to time furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number and nature or interest, of securities or other instruments included in the Securities Collateral which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(iv)        The Pledgor further agrees that a breach of any of the covenants contained in this Section 6.5 will cause irreparable injury to the Collateral Agent and other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.5 shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

SECTION 6.6           No Waiver; Cumulative Remedies.

(i)          No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. The remedies herein provided are cumulative and are not exclusive of any remedies provided by applicable Legal Requirements, in equity or otherwise.

(ii)         Any provision of this Agreement to the contrary notwithstanding,

(A)         No provision in this Agreement is intended to convey to the Collateral Agent or the Lenders “control” within the meaning of 46 U.S.C. § 50501 of the Borrower or any of its Restricted Subsidiaries that owns a Jones Act Collateral Vessel or that charters by demise a Chartered Vessel documented under the laws and flag of the United States with a coastwise endorsement unless and until the Collateral Agent or the Lenders shall become vested (and while the Collateral Agent or the Lenders remain so vested) with the rights to exercise the voting and other consensual rights, or any other form of “control” (within the meaning of 46 U.S.C. § 50501), or to receive Distributions, pursuant to Section 5.2 hereof, and no provision in this Agreement shall be construed as conveying such control (unless and until the Collateral Agent or the Lenders shall become vested (and while the Collateral Agent or the Lenders remain so vested) with the rights to exercise the voting and other consensual rights, or any other form of “control” (within the meaning of 46 U.S.C. § 50501), to receive Distributions, pursuant to Section 5.2 hereof);

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(B)         The Collateral Agent shall not (i) exercise any voting or other consensual rights, or any other form of “control” (within the meaning of 46 U.S.C. § 50501), under this Agreement, or (ii) receive any Distributions under this Agreement in respect of any Pledged Shares, in each case unless and until the Collateral Agent or the Lenders shall become vested (and while the Collateral Agent or the Lenders remain so vested) with such rights to exercise the voting and other consensual rights, or any other form of “control” (within the meaning of 46 U.S.C. § 50501), or to receive Distributions, pursuant to Section 5.2 hereof;

(C)         Upon the occurrence and during the continuance of any Event of Default and subject to the Intercreditor Agreement, the Collateral Agent shall not exercise any right under this Agreement, or foreclose or sell any Pledged Collateral, under this Agreement, in a manner that would (1) cause any Jones Act Collateral Vessel to lose its eligibility for documentation under the laws of the United States with a coastwise endorsement, or (2) cause any Restricted Subsidiary of the Borrower to lose its eligibility to operate a Chartered Vessel (other than any Aker-Chartered Vessels) in the United States coastwise trade; provided, however, the restrictions set forth in this sub-clause (C) shall not apply: (x) in the case of an Event of Default under Section 8.01(g) or (h) of the Credit Agreement, or (y) if, after the occurrence and continuance of any other Event of Default, the Administrative Agent has delivered, at the instruction of the Required Lenders, notice to the Borrower of, and has taken, any of the actions in respect of any of the Collateral set forth in clause (iii) of the penultimate paragraph of Section 8.01 of the Credit Agreement; and

(D)         The Collateral Agent (x) may not, and shall not, exercise any right under this Agreement, or foreclose or sell any Pledged Collateral, under this Agreement, in a manner that would (1) cause any Aker-Chartered Vessel to lose its eligibility for documentation under the laws of the United States with a coastwise endorsement, or (2) cause any Chartering Subsidiary to lose its eligibility to operate an Aker-Chartered Vessel in the United States coastwise trade (in each case, to the extent not otherwise permitted at such time pursuant to the Aker Agreements), and any purported exercise of a power granted to the Collateral Agent by this Agreement which would cause or result in an Aker-Chartered Vessel having a coastwise endorsement forfeited, or make such vessel ineligible for such endorsement, shall be null and void and (y) in connection with any exercise of remedies in respect of the Transactions Documents (as defined in the Amended and Restated Framework Agreement (as in effect on the Closing Date)) with respect to one or more of the Aker-Chartered Vessels, shall, in any event, comply with the provisions of Section 3.05 of the Amended and Restated Framework Agreement (as in effect on the Closing Date) to the extent applicable to such exercise of remedies.

(iii)        In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgor, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

ARTICLE VII

APPLICATION OF PROCEEDS

SECTION 7.1           Application of Proceeds. Subject to the Intercreditor Agreement, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, in accordance with the Credit Agreement.

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ARTICLE VIII

MISCELLANEOUS

SECTION 8.1           Concerning Collateral Agent.

(i)          The Collateral Agent has been appointed as Collateral Agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement. Each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Pledged Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

(ii)         Except for the exercise of reasonable care in the custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests; provided that neither the Collateral Agent nor any of the other Secured Parties nor any of their respective directors, officers, employees or agents shall have responsibility for (x) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters (y) failing to demand, collect or realize upon all or any part of the Pledged Collateral or for any delay in doing so or (z) failing to take any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

(iii)        The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

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SECTION 8.2           Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If the Pledgor shall fail to perform any covenants contained in this Agreement (including the Pledgor’s covenants to (i) pay Charges as required herein, or (ii) discharge Liens or pay or perform any obligations of the Pledgor under any Pledged Collateral) and such failure constitutes an Event of Default that is continuing, the Collateral Agent may (but shall not be obligated to), do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which the Pledgor fails to pay or perform as and when required hereby and which the Pledgor does not contest in accordance with the provisions of Section 4.10. Any and all amounts so expended by the Collateral Agent shall be paid by the Pledgor in accordance with the provisions of Section 11.03 of the Credit Agreement. Neither the provisions of this Section 8.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 8.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. The Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor, or otherwise, from time to time in the Collateral Agent’s discretion, to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Term Loan Documents that the Collateral Agent may deem necessary or reasonably advisable. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. The Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 8.3           Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgor, its respective successors and assigns and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of the Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any obligations held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement.

SECTION 8.4           Termination; Release.

(i)          This Agreement shall terminate and the Pledged Collateral shall be automatically released from the Lien of this Agreement when the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Term Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired or have been Cash Collateralized and all amounts drawn thereunder have been reimbursed in full (other than contingent indemnification obligations for which no claim or demand has been made and that, pursuant to the provisions of the Credit Agreement or the Security Documents, survive the termination thereof). Upon termination hereof, the security interests granted hereby shall terminate and all rights to the Pledged Collateral shall revert to the Pledgor or to such other person as may be entitled thereto pursuant to any Order or other applicable Legal Requirement. Upon termination hereof or any release of Pledged Collateral in accordance with the provisions of the Credit Agreement, subject to the terms of the Intercreditor Agreement, the Collateral Agent shall promptly, upon the written request and at the sole cost and expense of the Pledgor, assign, transfer and deliver to the Pledgor, against receipt and without recourse to or warranty of any kind (either express or implied) by the Collateral Agent (except that the Collateral Agent has not assigned or otherwise transferred its security interest in the Pledged Collateral), such of the Pledged Collateral to be released (in the case of a release) as may be in possession or control of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, with such endorsements or proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.

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(ii)         If any of the Collateral is sold, transferred or otherwise disposed of by the Pledgor (other than to another Loan Party) in a transaction permitted by the Credit Agreement, then the lien created pursuant to this Agreement in such Collateral shall be released, and the Collateral Agent, at the request and sole expense of the Pledgor, shall promptly execute and deliver to the Pledgor all releases or other documents reasonably necessary or desirable and in form reasonably satisfactory to the Collateral Agent and take such further actions for the release of such Collateral (not including Proceeds thereof) from the security interests created hereby; provided that the Pledgor shall have delivered to the Collateral Agent, at least five Business Days (or such shorter period of time acceptable to the Collateral Agent) prior to the date of the proposed release, a certificate of a Responsible Officer of the Pledgor with request for release identifying the relevant Collateral and certifying that such transaction is in compliance with the Credit Agreement and the other Term Loan Documents.

SECTION 8.5           Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by the Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Pledgor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Pledgor in any case shall entitle the Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 8.6           Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to the Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 8.6.

SECTION 8.7           Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

(i)          THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

(ii)         THE PLEDGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY TERM LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENTS. NOTHING IN THIS AGREEMENT OR ANY OTHER TERM LOAN DOCUMENT OR OTHERWISE, HOWEVER, SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY OTHER AGENT OR ANY LENDER OR OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TERM LOAN DOCUMENT AGAINST THE PLEDGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(iii)        THE PLEDGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TERM LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 8.7(ii). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(iv)        EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY TERM LOAN DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE OR EMAIL) IN SECTION 8.6. NOTHING IN THIS AGREEMENT OR ANY OTHER TERM LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LEGAL REQUIREMENTS.

(v)         EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TERM LOAN DOCUMENT, THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

SECTION 8.8           Severability of Provisions. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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SECTION 8.9           Execution in Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Term Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.10         Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the immediately preceding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 8.11         No Credit for Payment of Taxes or Imposition. The Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and the Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.

SECTION 8.12         No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving the Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 8.13         No Release. Nothing set forth in this Agreement shall relieve the Pledgor from the performance of any term, covenant, condition or agreement on the Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of the Pledgor relating thereto or for any breach of any representation or warranty on the part of the Pledgor contained in this Agreement, the Credit Agreement or the other Term Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. The obligations of the Pledgor contained in this Section 8.13 shall survive the termination hereof and the discharge of the Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Term Loan Documents.

SECTION 8.14         Overdue Amounts. Until paid, all amounts due and payable under this Agreement (other than contingent indemnification obligations for which no claim or demand has been made after the payment in full of all other Secured Obligations) shall constitute Secured Obligations and shall bear interest, whether before or after judgment, at the Default Rate.

SECTION 8.15         Obligations Absolute. All obligations of the Pledgor hereunder shall be absolute and unconditional irrespective of:

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(i)          any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Pledgor;

(ii)         any lack of validity or enforceability of any Term Loan Document, or any other agreement or instrument relating thereto against the Pledgor;

(iii)        any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Term Loan Document or any other agreement or instrument relating thereto;

(iv)        any pledge, exchange, release or non-perfection or loss of priority of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v)         any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, or any Term Loan Document; or

(vi)        any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Pledgor other than the payment in full in cash of the Secured Obligations.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Pledgor and the Collateral Agent have caused this Holdings Pledge Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

OVERSEAS SHIPHOLDING GROUP, INC.,
as Pledgor

By:
Name:
Title:

JEFFERIES FINANCE LLC,
as Collateral Agent

By:
Name:
Title:

Holdings Pledge Agreement

EXHIBIT K-1

[FORM OF]

PORTFOLIO INTEREST CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Term Loan Credit Agreement, dated as of August 5, 2014 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or otherwise modified from time to time, the “Credit Agreement”), among Overseas Shipholding Group, Inc., a Delaware corporation, OSG Bulk Ships, Inc., a New York corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Jefferies Finance LLC, as collateral agent and mortgage trustee for the Secured Parties, and the other Agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

K-1

EXHIBIT K-2

[FORM OF]

PORTFOLIO INTEREST CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Term Loan Credit Agreement, dated as of August 5, 2014 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among Overseas Shipholding Group, Inc., a Delaware corporation, OSG Bulk Ships, Inc., a New York corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Jefferies Finance LLC, as collateral agent and mortgage trustee for the Secured Parties, and the other Agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

K-2

EXHIBIT K-3

[FORM OF]

PORTFOLIO INTEREST CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Term Loan Credit Agreement, dated as of August 5, 2014 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among Overseas Shipholding Group, Inc., a Delaware corporation, OSG Bulk Ships, Inc., a New York corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Jefferies Finance LLC, as collateral agent and mortgage trustee for the Secured Parties, and the other Agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

K-3

EXHIBIT K-4

[FORM OF]

PORTFOLIO INTEREST CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Term Loan Credit Agreement, dated as of August 5, 2014 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among Overseas Shipholding Group, Inc., a Delaware corporation, OSG Bulk Ships, Inc., a New York corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Jefferies Finance LLC, as collateral agent and mortgage trustee for the Secured Parties, and the other Agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

K-4

EXHIBIT L

[Form of]

SOLVENCY CERTIFICATE

Reference is made to that certain Term Loan Credit Agreement, dated as of August 5, 2014 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or otherwise modified from time to time, the “Credit Agreement”), among Overseas Shipholding Group, Inc., a Delaware corporation (“Holdings”), OSG Bulk Ships, Inc., a New York corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Jefferies Finance LLC, as collateral agent and mortgage trustee for the Secured Parties, and the other Agents party thereto. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Credit Agreement.

I, [______________],Treasurer and chief financial officer of [the Borrower][Holdings], solely in my capacity as Treasurer and chief financial officer of [the Borrower][Holdings] and not in an individual capacity, do hereby certify pursuant to Section 4.01(g) of the Credit Agreement as follows:

Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of each Credit Extension on the Closing Date:

(a)	The fair value of the properties of [the Borrower and its Restricted Subsidiaries][Holdings and the Restricted Parties] (on a consolidated basis) will exceed its debts and liabilities, subordinated, contingent or otherwise;

(b)	The present fair saleable value of the property of [the Borrower and its Restricted Subsidiaries] [Holdings and the Restricted Parties] as a going concern (on a consolidated basis) will be greater than the amount that will be required to pay the probable liability of their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	[The Borrower and its Restricted Subsidiaries] [Holdings and the Restricted Parties] (on a consolidated basis) will be able to pay their respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured;

(d)	[The Borrower and its Restricted Subsidiaries] [Holdings and the Restricted Parties] (on a consolidated basis) will not have unreasonably small capital with which to conduct their respective businesses in which they are engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date;

(e)	For purposes of this solvency certificate (this “Certificate”), the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability;

(f)	The Administrative Agent has received the financial statements described in Sections 3.04(a), 3.04(b) and 4.01(e) of the Credit Agreement (the “Financial Statements”), which the undersigned believes present fairly and accurately, the financial condition and results of operations and cash flows of [the Borrower and its Restricted Subsidiaries] [Holdings and its Subsidiaries] as of the dates and for the periods to which they relate; and

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(g)	The undersigned is familiar with the business and financial position of [Holdings, ]the Borrower and its Restricted Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by each of [the Borrower and its Restricted Subsidiaries] [Holdings and the Restricted Parties] after consummation of the Transactions.

[Signature Page Follows]

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The undersigned understands that the Lenders are relying on the truth and accuracy of contents of this Certificate in connection with each Credit Extension made to the Borrower pursuant to the Credit Agreement.

[OSG BULK SHIPS, INC., as Borrower

By:
Name:
Title: Treasurer]

[OVERSEAS SHIPHOLDING GROUP, INC., as Holdings

By:
Name:
Title: Treasurer]

L-3

EXHIBIT M

[Letterhead of Specified Bank Products Provider]

[Date]

Jefferies Finance LLC,

   as Administrative Agent for the Lenders referred to below

520 Madison Avenue

New York New York 10022

Attention: Account Manager – OBS Term Loan

Facsimile No.: (212) 284-3444

Electronic Mail: JFIN.Admin@Jefferies.com

Reference is hereby made to that certain Term Loan Credit Agreement, dated as of August 5, 2014 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or otherwise modified from time to time, the “Credit Agreement”), among Overseas Shipholding Group, Inc., a Delaware corporation, OSG Bulk Ships, Inc., a New York corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Jefferies Finance LLC, as collateral agent and mortgage trustee for the Secured Parties, and the other Agents party thereto. Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the Credit Agreement.

Reference is also made to that certain [describe the Bank Product Agreement or Agreements] (the “Specified Bank Product Agreement [Agreements]”), dated as of [___________], by and between [Agent, Lender or Affiliate of Agent or Lender] (the “Specified Bank Products Provider”) and [identify the Loan Party].

1.          Appointment of the Administrative Agent and Collateral Agent. The Specified Bank Products Provider hereby designates and appoints the Administrative Agent and the Collateral Agent, and the Administrative Agent and the Collateral Agent by its signature below hereby accepts such appointment, as its agent under the Credit Agreement and the other Term Loan Documents as, and to the extent, provided therein. The Specified Bank Products Provider hereby acknowledges that it has reviewed Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06, 10.07, 10.08, 10.09, 10.10, 10.12, 10.13, 10.14, 10.15 and 11.18 of the Credit Agreement (collectively such sections are referred to herein as the “Agency Provisions”), including, as applicable, the defined terms referenced therein (but only to the extent used therein), and agrees to be bound by the provisions thereof. The Specified Bank Products Provider, the Administrative Agent and the Collateral Agent each agree that the Agency Provisions which govern the relationship, and certain representations, acknowledgements, appointments, rights, restrictions, and agreements, between the Administrative Agent and the Collateral Agent, on the one hand, and the Lenders or the Secured Parties, on the other hand, shall, from and after the date of this letter agreement also apply to and govern, mutatis mutandis, the relationship between the Administrative Agent and the Collateral Agent, on the one hand, and the Specified Bank Products Provider with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s], on the other hand.

2.          Acknowledgement of Certain Provisions of Credit Agreement. The Specified Bank Products Provider also hereby acknowledges that it has reviewed the provisions of Sections 9.01 and 11.02 of the Credit Agreement, including, as applicable, the defined terms referenced therein, and agrees to be bound by the provisions thereof. Without limiting the generality of any of the foregoing referenced provisions, the Specified Bank Products Provider understands and agrees that its rights and benefits under the Term Loan Documents consist solely of it being a beneficiary of the Liens and security interests granted to the Collateral Agent and the right to share in Collateral as set forth in the Credit Agreement.

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3.          Reporting Requirements. Neither the Administrative Agent nor the Collateral Agent shall have any obligation to calculate the amount due and payable with respect to any Bank Products. On a monthly basis (not later than the 10th Business Day of each calendar month) or as more frequently as the Administrative Agent shall request, the Specified Bank Products Provider agrees to provide the Administrative Agent with a written report, in form and substance reasonably satisfactory to the Administrative Agent, detailing Specified Bank Products Provider’s reasonable determination of the credit exposure (and mark-to-market exposure) of the Loan Parties in respect of the Bank Products provided by the Specified Bank Products Provider pursuant to the Specified Bank Product Agreement[s]. If the Administrative Agent does not receive such written report within the time period provided above, the Administrative Agent shall be entitled to assume that the reasonable determination of the credit exposure of the Loan Parties with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s] is zero.

4.          [Reserved].

5.          Bank Product Obligations. From and after the delivery to the Administrative Agent and the Collateral Agent of this letter agreement duly executed by the Specified Bank Products Provider and the acknowledgement of this letter agreement by the Administrative Agent, the Collateral Agent and the Borrower, the obligations and liabilities of the Loan Parties to the Specified Bank Products Provider in respect of Bank Products evidenced by the Specified Bank Product Agreement[s] shall constitute Bank Product Obligations (and which, in turn, shall constitute Secured Obligations), and the Specified Bank Products Provider shall constitute a Bank Product Provider. The Specified Bank Products Provider acknowledges that other Bank Products (which may or may not be Bank Products provided pursuant to the Specified Bank Product Agreement[s]) may exist at any time.

6.          Notices. All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 11.01 of the Credit Agreement, and, if to the Administrative Agent or the Collateral Agent, shall be mailed, sent, or delivered to the Administrative Agent or the Collateral Agent in accordance with Section 11.01 of the Credit Agreement, and if to the Borrower, shall be mailed, sent, or delivered to the Borrower in accordance with Section 11.01 of the Credit Agreement, and, if to the Specified Bank Products Provider, shall be mailed, sent or delivered to the address set forth below, or, in each case as to any party, at such other address as shall be designated by such party in a written notice to the other party.

If to the Specified Bank
Products Provider:

Attn:
Fax No.

7.          Miscellaneous. This letter agreement is for the benefit of the Administrative Agent, the Collateral Agent, the Specified Bank Products Provider, the Loan Parties and each of their respective successors and assigns (including any successor Administrative Agent or Collateral Agent pursuant to Section 10.06 of the Credit Agreement[, but excluding any successor or assignee of a Specified Bank Products Provider that does not qualify as a Bank Product Provider]). Unless the context of this letter agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile or other means of electronic transmission shall be equally effective as delivery of a manually executed counterpart.

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8.          Governing Law.  (a)  THIS LETTER AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

(b)          THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENTS. NOTHING IN THIS LETTER AGREEMENT OR OTHERWISE SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS LETTER AGREEMENT AGAINST ANY SPECIFIED BANK PRODUCT PROVIDER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT IN ANY COURT REFERRED TO IN SECTION 8(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          EACH PARTY TO THIS LETTER AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY LOAN DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE OR EMAIL) IN SECTION 6. NOTHING IN THIS LETTER AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS LETTER AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LEGAL REQUIREMENTS.

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(e)          EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

[Remainder of This Page Intentionally Left Blank]

M-4

Sincerely,

[_________],
as Specified Bank Products Provider

By:
Name:
Title:

Acknowledged and accepted as of the date first written above:

OSG BULK SHIPS, INC.,
as Borrower

By:
Name:
Title:

Acknowledged, accepted, and agreed as of _____ __, 2014:

JEFFERIES FINANCE LLC,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

M-5

EXHIBIT O

[FORM OF]

JOINDER AGREEMENT

[Name of Joining Party]
[Address of Joining Party]

[Date]

Ladies and Gentlemen:

Reference is made to (i) that certain Term Loan Credit Agreement, dated as of August 5, 2014 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or otherwise modified from time to time, the “Credit Agreement”), among Overseas Shipholding Group, Inc., a Delaware corporation (“Holdings”), OSG Bulk Ships, Inc., a New York corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Jefferies Finance LLC, as collateral agent and mortgage trustee (in such capacity, the “Collateral Agent” or the “Mortgage Trustee” as the context requires) for the Secured Parties, and the other Agents party thereto, and (ii) that certain Security Agreement, dated as of [___], 2014 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated, replaced or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement or the Credit Agreement, as applicable), among Holdings, the Borrower, the other Loan Parties from time to time party thereto and the Collateral Agent.

This joinder agreement (this “Joinder Agreement”) supplements the Credit Agreement and the Security Agreement and is delivered by the undersigned, [________________] (the “Joining Party”), pursuant to (i) Section 5.10(b) of the Credit Agreement and (ii) Section 3.5 of the Security Agreement.

The Joining Party hereby agrees on execution hereof to be bound as a Subsidiary Guarantor and as a Pledgor by all of the terms, covenants, obligations, liabilities and conditions set forth in the Credit Agreement, the Security Agreement and the other Term Loan Documents to the same extent that it would have been bound if it had been a signatory to the Credit Agreement, the Security Agreement and the other Term Loan Documents on the execution date or dates of the Credit Agreement, the Security Agreement and such other Term Loan Documents. Without limiting the generality of the foregoing, and in furtherance thereof, (i) the Joining Party absolutely, unconditionally and irrevocably, and jointly and severally, guarantees the due and punctual payment and performance when due of all Guaranteed Obligations (subject to the Credit Agreement and on the same basis as the other Guarantors under the Guarantees) and (ii) the Joining Party hereby grants and pledges to the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor under the Credit Agreement and the other Term Loan Documents and a Pledgor under the Security Agreement and the other Term Loan Documents. The Joining Party hereby makes each of the representations and warranties and agrees to each of the covenants applicable to (i) the Pledgors contained in the Security Agreement and the other Term Loan Documents and (ii) the Guarantors and the Loan Parties under the Credit Agreement and the other Term Loan Documents, in each case as of the date hereof (except to the extent any such representation or warranty relates solely to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

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Annexed hereto are supplements to each of the Schedules to the Security Agreement and the Credit Agreement, as applicable, with respect to the Joining Party and a Perfection Certificate with respect to the Joining Party. Such supplements shall be deemed to be part of the Security Agreement or the Credit Agreement, as applicable.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of this Joinder Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

This Joinder Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns; provided, however, that the Joining Party may not assign any of its rights, obligations or interest hereunder or under any other Term Loan Document except as permitted by the Term Loan Documents. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. In the event that any provision of this Joinder Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Joinder Agreement which shall remain binding on all parties hereto.

From and after the execution and delivery hereof by the parties hereto, this Joinder Agreement shall constitute a “Term Loan Document” for all purposes of the Credit Agreement, the Security Agreement and the other Term Loan Documents.

Each of the representations and warranties set forth in the Credit Agreement, the Security Agreement and each other Term Loan Document and applicable to the undersigned is true and correct in all material respects, both before and after giving effect to this Joinder Agreement on the date hereof, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date (it being understood that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date hereof or as of such earlier date, as applicable).

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[JOINING PARTY]

By:
Name:
Title::

AGREED TO AND ACCEPTED:

Jefferies Finance LLC,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

O-3

EXHIBIT P

FORM OF

QUIET ENJOYMENT AGREEMENT

QUIET ENJOYMENT AGREEMENT (this “Agreement”), dated as of [DATE], between [CHARTERER] (together with its successors and permitted assigns, the “Charterer”), and [COLLATERAL AGENT], acting as agent and mortgage trustee on behalf of the lenders under the Credit Agreement (as defined below) (together with its successors and permitted assigns, the “Mortgagee”).

Recitals

A	Reference is made to that certain Term Loan Credit Agreement, dated as of August 5, 2014, among the Mortgagee, the Owner and the other parties thereto (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”).

B	[SHIPOWNER] (the “Owner”) is the owner of the United States documented [VESSEL TYPE] named [VESSEL NAME], IMO Number [●] (the “Vessel”).

C	As security for the Secured Obligations (as defined in the Credit Agreement) of the Pledgors under the Credit Agreement and as permitted under the Charter (as defined below), the Owner executed and delivered to the Mortgagee, as Mortgage Trustee, for the benefit of the Lenders, a [first][second] preferred ship mortgage, dated [●] (the “Vessel Mortgage”) covering the whole of the Vessel, which is subject to the [TYPE OF CHARTER] dated [●] pursuant to which the Vessel was chartered to the Charterer (the “Charter”). A copy of the Charter is attached hereto as Exhibit “A”.

D	The parties wish to provide for the quiet enjoyment of the Vessel by the Charterer[, and to maintain the Vessel’s eligibility to be documented with coastwise endorsement pursuant to 46 USC § 12112 throughout the Charter period, subject to the terms hereof][1].

The parties agree as follows:

1	The Charterer hereby represents and warrants to the Mortgagee as of the date hereof that:

1.1	all necessary corporate action has been taken by the Charterer to authorize, and all necessary consents and approvals have been obtained to permit, the Charterer to enter into this Agreement; and

1.2	this Agreement constitutes the legal, valid and binding obligation of the Charterer, enforceable against the Charterer in accordance with its terms, except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditor’s rights and by general principles of equity.

2	The Mortgagee hereby represents and warrants to the Charterer as of the date hereof that:

2.1	the Mortgagee is authorized to enter into this Agreement; and

1 [NTD: Insert if Vessel is Jones Act qualified.]

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2.2	this Agreement constitutes the legal, valid and binding obligation of the Mortgagee, enforceable against the Mortgagee in accordance with its terms, except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditor’s rights and by general principles of equity.

3	Charterer hereby agrees that:

3.1	[this Agreement is the “[agreement]” referred to in Clause [●] of the Charter;][2]

3.2	it will duly perform all of its obligations under the Charter in accordance with the Charter and will make all payments of charter hire due and to become due under, and in accordance with, the Charter, without set-off, deduction or counterclaim for any reason whatsoever, except as provided in the Charter; and

3.3	any lien it may have against the Vessel shall be fully subordinate to any lien of the Mortgagee as mortgagee against the Vessel.

4	The Mortgagee hereby agrees that the exercise by the Mortgagee of its remedies with respect to the Vessel under the Credit Agreement and pursuant to the terms of the Vessel Mortgage shall be made consistent with the provisions of this Agreement.

5	So long as the Charter remains in effect and no default thereunder by the Charterer has occurred and is continuing (a “Charterer Default”), the Mortgagee acknowledges and agrees that the Mortgagee shall not exercise its remedies with respect to the Vessel pursuant to the terms of the Vessel Mortgage in a manner that disturbs or interferes with the quiet and peaceful use and enjoyment of the Vessel by the Charterer and any permitted sub-charterer, provided that, even when no Charterer Default shall have occurred and be continuing, the Mortgagee shall remain free to exercise its powers of extra-judicial sale in relation to the Vessel contained in the Vessel Mortgage and any sale of the Vessel pursuant to any such power shall not terminate the Charter, unless the consent of the Charterer to a change in the technical management of the Vessel, not to be unreasonably withheld, shall not be given. In the event of such extra-judicial sale and so long as no Charterer Default shall have occurred and be continuing:

5.1	the Mortgagee shall conduct and complete such sale in a manner which does not unreasonably interfere with the Charterer’s rights under the Charter and this Agreement[, and any such sale shall be to a person or entity that is qualified under the laws of the United States to own and document the Vessel with coastwise endorsement][3]; and

5.2	the Mortgagee shall require that the purchaser accede to the Charter and agree to comply with the Owner’s obligations thereunder as though it were named in the Charter in place of the Owner, until the expiration of the Charter according to its terms.

6	This Agreement shall be governed by and construed in accordance with the General Maritime Law of the United States to the extent applicable, and otherwise by the laws of the State of New York.

Signature pages follow

2 [NTD: Insert if Charter requires Quiet Enjoyment Agreement.]

3 [NTD: Insert if Vessel is Jones Act qualified.]

P-2

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first above written.

[MORTGAGEE]

By

P-3

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first above written.

[CHARTERER]

By

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EXHIBIT Q-1

TO THE CREDIT AGREEMENT

FORM OF

FIRST PREFERRED SHIP MORTGAGE

ON UNITED STATES FLAG VESSEL

[VESSEL NAME]4

OFFICIAL NO. [OFFICIAL NUMBER]

executed by

[SHIPOWNER],

as Shipowner

in favor of

JEFFERIES FINANCE LLC,

not individually, but solely as collateral agent and trustee,

as Mortgagee

August 5, 2014

4 Term Loan Priority Collateral Vessels

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FIRST PREFERRED SHIP MORTGAGE

[VESSEL]

This First Preferred Ship Mortgage made August 5, 2014 (this “Mortgage”), by [SHIPOWNER], a Delaware limited liability company with its address at 1301 Avenue of the Americas, New York, NY 10019 (the “Shipowner”), in favor of JEFFERIES FINANCE LLC, not in its individual capacity, but solely as collateral agent and trustee on behalf of the Secured Parties under the Credit Agreement (as hereinafter defined), with its address at 520 Madison Avenue, New York, NY 10022 (in such capacity, together with its successors in trust and assigns, the “Mortgagee”). Except as otherwise defined or limited herein, capitalized terms used herein and defined in the Credit Agreement shall be used herein as so defined. The term “Secured Parties” as used in this Mortgage does not include any Bank Product Provider.

Statement pursuant to Title 46 United States Code § 31321(b)(3)

The MAXIMUM AMOUNT of the direct or contingent obligations that is or may become secured by this Mortgage is the principal sum of SIX HUNDRED THREE MILLION DOLLARS ($603,000,000) outstanding at any one time, excluding interest, expenses and fees. The discharge amount is the same as the maximum amount.

WITNESSETH

A.           The Shipowner is the sole owner of the whole of the vessel [VESSEL NAME], Official Number [OFFICIAL NUMBER], documented in the name of the Shipowner under the laws and flag of the United States of America (the “Vessel”).

B.           Overseas Shipholding Group, Inc. and OSG Bulk Ships, Inc. (the “Borrower”) have entered into a Term Loan Credit Agreement, dated as of August 5, 2014 (as such may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the Guarantors named therein, including the Shipowner, the Lenders party thereto from time to time, Jefferies Finance LLC, Barclays Bank PLC and UBS Securities LLC, as joint lead arrangers and joint book running managers, Jefferies Finance LLC, as Administrative Agent, Barclays Bank PLC and UBS Securities LLC, as Documentation Agents, Jefferies Finance LLC, as Syndication Agent, and the Mortgagee, as Collateral Agent and Mortgage Trustee, providing for a senior secured term loan facility in favor of the Borrower in the aggregate principal amount of up to Six Hundred Million United States Dollars ($603,000,000). A copy of the form of the Credit Agreement (without Schedules or Exhibits, except for Exhibit H, the form of Note) is attached hereto as Mortgage Exhibit DTL—A and made a part hereof.

C.           The Shipowner is a Wholly-Owned Restricted Subsidiary of the Borrower.

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D.           Pursuant to Article VII of the Credit Agreement, the Shipowner has guaranteed the Secured Obligations from time to time owing to the Secured Parties by any Loan Party. The Lenders have committed to make Loans subject to the terms and on the conditions set forth in the Credit Agreement; and the Shipowner acknowledges that it is justly indebted to the Secured Parties for such obligations under the Credit Agreement.

E.           In order to secure (1) its obligations as aforesaid under the Credit Agreement according to the respective terms thereof, (2) the payment of all other such sums that may hereinafter be secured by this Mortgage in accordance with the terms hereof, and (3) the performance and observance of and compliance with all the agreements, covenants and conditions contained herein and in the Credit Agreement (but excluding the Bank Product Obligations) and the Notes (the foregoing being hereafter collectively referred to as the “Indebtedness hereby secured”), the Shipowner has duly authorized the execution and delivery of this Mortgage under the provisions of 46 U.S.C. Chapter 313 and the regulations contained in 46 CFR Part 67 (the “Ship Mortgage Act”).

F.           Pursuant to Article X of the Credit Agreement, the Mortgagee has agreed to hold the Trust Property in trust for the Secured Parties.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, and in order to secure the payment of the Indebtedness hereby secured, the Shipowner has granted, conveyed, mortgaged, pledged, confirmed, assigned, transferred and set over and by these presents does grant, convey, mortgage, pledge, confirm, assign, transfer and set over, unto the Mortgagee, and its successors and assigns, the whole of the Vessel, including, without being limited to, all of the boilers, engines, machinery, masts, spars, boats, anchors, cables, chains, fuel (to the extent owned by the Shipowner), rigging, tackle, capstans, outfit, tools, pumps and pumping equipment, apparel, furniture, drilling equipment, fittings, equipment, spare parts, and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired, and also any and all additions, improvements, renewals and replacements hereafter made in or to the Vessel or any part thereof, including all items and appurtenances aforesaid, all of which shall be deemed to be included in the term “Vessel” as used in this Mortgage;

TO HAVE AND TO HOLD all and singular the above mortgaged and described property unto the Mortgagee and its successors and assigns, to its and to its successors’ and assigns’ own use, benefit and behoof forever;

PROVIDED, and these presents are upon the condition that, if the Shipowner or its successors or assigns shall pay or cause to be paid the Indebtedness hereby secured as and when the same shall become due and payable in accordance with the respective terms of the Credit Agreement, the Notes and this Mortgage, and all other such sums as may hereafter become secured by this Mortgage in accordance with the terms hereof, and the Shipowner shall duly perform, observe and comply with or cause to be performed, observed, or complied with all the covenants, terms and conditions of this Mortgage and the Credit Agreement, expressed or implied, to be performed, then this Mortgage and the estate and rights hereunder shall cease, determine and be void, otherwise to remain in full force and effect.

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The Shipowner, for itself, its successors and assigns, hereby covenants, declares and agrees with the Mortgagee and its successors and assigns that the Vessel is to be held subject to the further covenants, conditions, terms and uses hereinafter set forth.

ARTICLE I

Representations and Warranties of the Shipowner

Section 1.          Existence; Citizenship; Authorization. The Shipowner was duly formed and is now existing as a limited liability company under the laws of the State of Delaware and shall so remain during the life of this Mortgage; it is now and shall remain a citizen of the United States [as defined in 46 U.S.C. §50501(a), (b), and (d), qualified to operate vessels in the coastwise trade of the United States of America]5 during the life of this Mortgage; it is duly authorized to mortgage the Vessel; all actions necessary and required by law for the execution and delivery of this Mortgage have been duly and effectively taken; and each of the Indebtedness hereby secured and the Mortgage is and will be the legal, valid and binding obligation of the Shipowner enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

Section 2.          Title to Vessel. The Shipowner lawfully owns and is lawfully possessed of the Vessel free from any Lien whatsoever other than Permitted Collateral Vessel Liens, and will warrant and defend the title and possession thereto and to every part thereof for the benefit of the Mortgagee against the claims and demands of all persons whomsoever.

Section 3.          ISM and ISPS Compliance The Shipowner is in compliance with the ISM Code and the ISPS Code in all material respects, and has obtained all documentation, including a valid safety management certificate and document of compliance in relation to the Vessel and the manager of the Vessel, respectively, as may be required by applicable law.

ARTICLE II

Covenants of the Shipowner

Section 1.          Payment of Indebtedness. The Shipowner will pay or cause to be paid the Indebtedness hereby secured, and will observe, perform and comply with the covenants, terms and conditions herein and in the Credit Agreement, express or implied, on its part to be observed, performed or complied with.

Section 2.          Mortgage Recording. The Shipowner will cause this Mortgage to be duly filed and recorded by the National Vessel Documentation Center in accordance with the provisions of the Ship Mortgage Act, and will otherwise comply with and satisfy all of the provisions of applicable laws of the United States in order to establish and maintain this Mortgage as a first preferred mortgage thereunder upon the Vessel and upon all renewals, replacements and improvements made in or to the same for the amount of the Indebtedness hereby secured.

5 Bracketed language applicable to Jones Act vessels.

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Section 3.          Lawful Operation. The Shipowner will (i) comply with and satisfy all applicable Legal Requirements of the United States in order that the Vessel shall continue to be documented pursuant to the laws of the United States with such endorsements as shall qualify the Vessel for participation in the trades and services to which it is dedicated from time to time and (ii) not do or allow to be done anything whereby such documentation is or could reasonably be expected to be forfeited, unless the failure to comply with such Legal Requirements or obtain such documentation for the Vessel could not reasonably be expected to have a Material Adverse Effect.

Section 4.          Prohibition of Liens. None of the Shipowner, any charterer, the Master of the Vessel or any other person has or shall have any right, power or authority to create, incur or permit to be placed or imposed or continued upon the Vessel, its freights, profits or hire any Lien whatsoever other than this Mortgage and Permitted Collateral Vessel Liens.

Section 5.          Payment of Taxes, Etc.; Release of Liens. The Shipowner will pay and discharge when due and payable, from time to time, all tolls, dues, taxes, assessments, governmental charges, fines, penalties, debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory Liens (other than Permitted Collateral Vessel Liens) or claims (other than Permitted Collateral Vessel Liens) enforceable against, the Vessel or any income therefrom other than any of the foregoing (i) being contested in good faith and diligently by appropriate proceedings, and, in the event of arrest of any Vessel pursuant to legal process, or in the event of its detention in exercise or purported exercise of any such Lien or claim as aforesaid, procure, if possible, the release of the Vessel from such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require, or (ii) which could not reasonably be expected to have a Material Adverse Effect.

Section 6.          Notice of Mortgage. The Shipowner will place, and at all times and places will retain a properly certified copy of this Mortgage on board the Vessel with her papers and will cause such certified copy and the Vessel’s certificate of documentation to be exhibited to any and all persons having business therewith which might give rise to any Lien thereon and to any representative of the Mortgagee.

The Shipowner will place and keep prominently displayed in the chart room and in the Master’s cabin or office on the Vessel a framed printed notice in plain type reading as follows:

NOTICE OF MORTGAGE

THIS VESSEL IS OWNED BY [SHIPOWNER], AND IS SUBJECT TO A FIRST PREFERRED SHIP MORTGAGE IN FAVOR OF JEFFERIES FINANCE LLC, NOT IN ITS INDIVIDUAL CAPACITY, BUT SOLELY AS COLLATERAL AGENT AND TRUSTEE, AS MORTGAGEE. UNDER THE TERMS OF THE MORTGAGE, NONE OF THE SHIPOWNER, ANY CHARTERER, THE MASTER OF THE VESSEL, OR ANY OTHER PERSON HAS ANY RIGHT, POWER OR AUTHORITY TO CREATE, INCUR OR PERMIT TO BE PLACED OR IMPOSED UPON THE VESSEL, ANY LIEN WHATSOEVER OTHER THAN “PERMITTED COLLATERAL VESSEL LIENS” AS DEFINED IN THE MORTGAGE.

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First Preferred Ship Mortgage

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The Mortgagee and the Shipowner and their respective maritime counsel are hereby each jointly and severally authorized and directed to jointly certify, on behalf of the Shipowner and the Mortgagee, a true copy of this Mortgage, as duly endorsed by the National Vessel Documentation Center to show its filing and recording data, to be carried on board the Vessel in compliance with this Section 6 and 46 U.S.C. § 31324.

Section 7.          Release from Arrest. If any judicial action is commenced against the Vessel or the Vessel is otherwise attached, levied upon or taken into custody by virtue of any legal proceeding in any court, the Shipowner will promptly notify the Mortgagee thereof by electronic mail, and within thirty (30) days will cause the Vessel to be released and all Liens thereon other than this Mortgage and any Permitted Collateral Vessel Liens to be discharged, and will promptly notify the Mortgagee thereof in the manner aforesaid. The Shipowner will notify the Mortgagee within forty-eight (48) hours of any average or salvage incurred by the Vessel in an amount in excess of US$1,500,000.

Section 8.          Maintenance. (a) The Shipowner will without cost or expense to the Mortgagee keep the Vessel, or cause her to be kept, in all respects seaworthy and fit for her intended service, and in such condition as will entitle her to the highest classification and rating for vessels of the same age and type with an Approved Classification Society, free of any overdue conditions or recommendations affecting class, unless failure to obtain such classification or the existence of any overdue conditions or recommendations affecting class, or failure to maintain such seaworthiness or fitness, would not reasonably be expected to have a Material Adverse Effect or result in any suspensions, discontinuances or withdrawal of class. The Shipowner will, without cost or expense to the Mortgagee, promptly, irrevocably and unconditionally request and authorize the Approved Classification Society of the Vessel, to give its undertaking to the Mortgagee substantially as follows, with such modifications as the Approved Classification Society may from time to time require:

(i)          to send to the Mortgagee, following receipt of a written request from the Mortgagee, certified true copies of all original certificates of class issued by the Approved Classification Society relating to the Vessel;

(ii)         to allow the Mortgagee (or its agents), at any time and from time to time, to inspect the classification reports and related records of the Shipowner and the Vessel at the offices of the Approved Classification Society and to take copies of them;

(iii)        to notify the Mortgagee immediately in writing if the Approved Classification Society suspends or cancels the Vessel’s class under (a) its rules, terms and conditions, or other policies of the Approved Classification Society, or (b) the laws of the United States;

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(iv)         following receipt of a written request from the Mortgagee:

(A)         to confirm that the Shipowner is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the Approved Classification Society; and

(B)          if the Shipowner is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Mortgagee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the Approved Classification Society.

Notwithstanding the above instructions and undertaking given for the benefit of the Mortgagee, the Shipowner shall continue to be responsible to the Approved Classification Society for the performance and discharge of all its obligations and liabilities relating to or arising out of or in connection with the contract it has with the Approved Classification Society, and nothing herein or therein shall be construed as imposing any obligation or liability of the Mortgagee to the Approved Classification Society in respect thereof.

The Shipowner shall further notify the Approved Classification Society that all the foregoing instructions and authorizations shall remain in full force and effect until revoked or modified by written notice to the Approved Classification Society received from the Mortgagee, and that the Shipowner shall reimburse the Approved Classification Society for all its costs and expenses incurred in complying with its undertakings to the Mortgagee.

(b)          The Vessel shall, and the Shipowner covenants that she will, at all times comply with and satisfy all applicable Legal Requirements of the United States, including the ISM Code and the ISPS Code, and shall have on board as and when required thereby valid certificates showing compliance therewith. Unless otherwise required by applicable law, the Shipowner will not make, or permit to be made, any substantial change in the structure, type or speed of the Vessel or change in her rig, without first receiving the written approval thereof of the Mortgagee.

(c)          The Shipowner agrees to give the Mortgagee at least ten (10) days’ notice of the actual date and place of any scheduled classification society special survey or drydocking and, where possible having due regard for safety and operational necessities, prior notice of the actual date and place of any other classification society survey or drydocking, the estimated scope of which shall involve repairs or other liability in excess of US$1,000,000, in order that the Mortgagee may have representatives present if desired subject always to the approval of the shipyard or other facility.

(d)          The Shipowner shall promptly notify the Mortgagee of and furnish the Mortgagee with full information, including copies of reports and surveys, regarding any material accident involving repairs where the aggregate cost is likely to exceed US$1,000,000 (or its equivalent in another currency).

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Section 9.          Inspection; Reports. The Shipowner shall permit representatives of the Collateral Agent and the Administrative Agent, upon two Business Day’s advance notice and not more than twice during any fiscal year of the Administrative Borrower (unless an Event of Default has occurred and is continuing), to visit and inspect the Vessel without interrupting the normal commercial operation of the Vessel, including to conduct any environmental assessments of the Vessel and examine and make abstracts from any of its books and records (including insurance policies), at any reasonable time and upon reasonable notice.

Section 10.         Flag; Name. The Shipowner will not change the flag or name of the Vessel without the written consent of the Mortgagee and any such written consent to any one change of flag or name shall not be construed to be a waiver of this provision with respect to any subsequent proposed change of flag or name.

Section 11.         Insurance. The Shipowner will at all times and without cost to the Mortgagee maintain the Required Insurance in accordance with the Credit Agreement.

Section 12.         Reimbursement for Expenses. The Shipowner will reimburse the Mortgagee promptly for any and all expenditures which the Mortgagee may from time to time make, lay out or expend in providing such protection in respect of insurance, discharge or purchase of Liens, taxes, dues, tolls, assessments, governmental charges, fines and penalties lawfully imposed, repairs, attorney’s fees, and other matters as the Shipowner is obligated herein to provide, but fails to provide and which, in the reasonable judgment of the Mortgagee are necessary or appropriate for the protection of the Vessel or the security granted by this Mortgage. Such obligation of the Shipowner to reimburse the Mortgagee shall be an additional indebtedness due from the Shipowner, shall bear interest at the interest rate as set forth in Section 2.06(c) of the Credit Agreement in respect of ABR Loans from the date of payment by the Mortgagee to and including the date of reimbursement by the Shipowner, shall be secured by this Mortgage, and shall be payable by the Shipowner on demand. The Mortgagee, though privileged to do so, shall be under no obligation to the Shipowner to make any such expenditure, nor shall the making thereof relieve the Shipowner of any default in that respect.

ARTICLE III

Events of Default and Remedies

Section 1.          Events of Default; Remedies. An “event of default” hereunder shall happen if an Event of Default shall have occurred and be continuing under the Credit Agreement. If an event of default shall happen, then the security constituted by this Mortgage shall become immediately enforceable and that without limitation, the enforcement remedies specified can be exercised irrespective of whether or not the Mortgagee has exercised the right of acceleration under the Credit Agreement and the Mortgagee shall have the right to:

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(i)          Declare all the then unpaid Indebtedness hereby secured to be due and payable immediately, and upon such declaration, the same shall become and be immediately due and payable; provided, however, that no declaration shall be required if an event of default shall have occurred by reason of a default under Section 8.01(g) or (h) of the Credit Agreement, then and in such case, the Indebtedness hereby secured shall become immediately due and payable on the occurrence of such event of default without any notice or demand;

(ii)         Exercise all of the rights and remedies in foreclosure and otherwise given to a mortgagee by the provisions of the Ship Mortgage Act or of any other jurisdiction where the Vessel may be found;

(iii)        Bring suit at law, in equity or in admiralty, as it may be advised, to recover judgment for the Indebtedness hereby secured, and collect the same out of any and all property of the Shipowner whether covered by this Mortgage or otherwise;

(iv)         Take and enter into possession of the Vessel, at any time, wherever the same may be, without legal process and without being responsible for loss or damage and the Shipowner or other person in possession forthwith upon demand of the Mortgagee shall surrender to the Mortgagee possession of the Vessel;

(v)          Without being responsible for loss or damage, the Mortgagee may hold, lay up, lease, charter, operate or otherwise use the Vessel for such time and upon such terms as it may deem to be for its best advantage, and demand, collect and retain all hire, freights, earnings, issues, revenues, income, profits, return premiums, salvage awards or recoveries, recoveries in general average, and all other sums due or to become due in respect of such Vessel or in respect of any insurance thereon from any person whomsoever, accounting only for the net profits, if any, arising from such use of the Vessel and charging upon all receipts from the use of the Vessel or from the sale thereof by court proceedings or pursuant to subsection (vi) next following, all costs, expenses, charges, damages or losses by reason of such use; and if at any time the Mortgagee shall avail itself of the right herein given it to take the Vessel, the Mortgagee shall have the right to dock the Vessel, for a reasonable time at any dock, pier or other premises of the Shipowner without charge, or to dock her at any other place at the cost and expense of the Shipowner;

(vi)         Without being responsible for loss or damage, the Mortgagee may sell the Vessel upon such terms and conditions as the Mortgagee shall seem best, free from any claim of or by the Shipowner, at public or private sale, by sealed bids or otherwise, by delivering notice of such sale, whether public or private, addressed to the Shipowner at its last known address and to any other record mortgagee, twenty (20) calendar days prior to the date fixed for entering into the contract of sale and by first publishing notice of any such public sale for ten (10) consecutive days, in daily newspapers of general circulation published in the City of New York, State of New York; in the event that the Vessel shall be offered for sale by private sale, no newspaper publication of notice shall be required, nor notice of adjournment of sale; sale may be held at such place and at such time as the Mortgagee by notice may have specified, or may be adjourned by the Mortgagee from time to time by announcement at the time and place appointed for such sale or for such adjourned sale, and without further notice or publication the Mortgagee may make any such sale at the time and place to which the same shall be so adjourned; and any sale may be conducted without bringing the Vessel to the place designated for such sale and in such manner as the Mortgagee may deem to be for its best advantage, and the Mortgagee may become the purchaser at any sale. The Shipowner agrees that any sale made in accordance with the terms of this paragraph shall be deemed made in a commercially reasonable manner insofar as it is concerned.

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First Preferred Ship Mortgage

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Section 2.          Power of Sale. Any sale of the Vessel made in pursuance of this Mortgage, whether under the power of sale hereby granted or any judicial proceedings, shall operate to divest all right, title and interest of any nature whatsoever of the Shipowner therein and thereto, and shall bar the Shipowner, its successors and assigns, and all persons claiming by, through or under them. No purchaser shall be bound to inquire whether notice has been given, or whether any default has occurred, or as to the propriety of the sale, or as to the application of the proceeds thereof. In case of any such sale, the Mortgagee, if it is the purchaser, shall be entitled, for the purpose of making settlement or payment for the property purchased, to use and apply the Indebtedness hereby secured in order that there may be credited against the amount remaining due and unpaid thereon the sums payable out of the net proceeds of such sale to the Mortgagee after allowing for the costs and expense of sale and other charges; and thereupon such purchaser shall be credited, on account of such purchase price, with the net proceeds that shall have been so credited upon the Indebtedness hereby secured. At any such sale, the Mortgagee may bid for and purchase such property and upon compliance with the terms of sale may hold, retain and dispose of such property without further accountability therefor.

Section 3.          Power of Attorney-Sale. The Mortgagee is hereby irrevocably appointed attorney-in-fact of the Shipowner, upon the happening of any event of default, to execute and deliver to any purchaser aforesaid, and is hereby vested with full power and authority to make, in the name and on behalf of the Shipowner, a good conveyance of the title to the Vessel so sold. Any person dealing with the Mortgagee or attorney-in-fact shall not be put on enquiry as to whether the power of attorney contained herein has become exercisable. In the event of any sale of the Vessel, under any power herein contained, the Shipowner will, if and when required by the Mortgagee, execute such form of conveyance of the Vessel as the Mortgagee may direct or approve.

Section 4.          Power of Attorney-Collection. The Mortgagee is hereby irrevocably appointed attorney-in-fact of the Shipowner, upon the happening of any event of default, in the name of the Shipowner to demand, collect, receive, compromise and sue for, so far as may be permitted by law, all freight, hire, earnings, issues, revenues, income and profits of the Vessel and all amounts due from underwriters under any insurance thereon as payment of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, and all other sums due or to become due at the time of the happening of any event of default as defined in Section 1 of Article III hereof in respect of the Vessel, or in respect of any insurance thereon, from any person whomsoever, and to make, give and execute in the name of the Shipowner, acquittances, receipts, releases or other discharges for the same, whether under seal or otherwise, and to endorse and accept in the name of the Shipowner all checks, notes, drafts, warrants, agreements and other instruments in writing with respect to the foregoing. Any person dealing with the Mortgagee or attorney-in-fact shall not be put on enquiry as to whether the power of attorney contained herein has become exercisable.

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Section 5.          Delivery of Vessel. Whenever any right to enter and take possession the Vessel accrues to the Mortgagee, the Mortgagee may require the Shipowner to deliver, and the Shipowner shall on such demand, at its own cost and expense, deliver the Vessel, as demanded. If any legal proceedings shall be taken to enforce any right under this Mortgage, the Mortgagee shall be entitled as a matter of right to the appointment of a receiver of the Vessel and the freights, hire, earnings, issues, revenues, income and profits due or to become due arising from the operation thereof.

Section 6.          Mortgagee to Discharge Liens. The Shipowner authorizes and empowers the Mortgagee or its appointees or any of them, upon the happening of any event of default, to appear in the name of the Shipowner, its successors and assigns, in any court of any country or nation of the world where a suit is pending against the Vessel because of or on account of any alleged Lien against the Vessel from which the Vessel has not been released and to take such proceedings as to them or any of them may seem proper towards the defense of such suit and the purchase or discharge of such Lien, and all expenditures made or incurred by them or any of them for the purpose of such defense or purchase or discharge shall be a debt due from the Shipowner, its successors and assigns, to the Mortgagee, and shall be secured by the Lien of this Mortgage in like manner and extent as if the amount and description thereof were written herein.

Section 7.          Payment of Expenses. The Shipowner covenants that upon the happening of any one or more of the events of default, then, upon written demand of the Mortgagee, the Shipowner will pay to the Mortgagee the whole amount due and payable in respect of the Indebtedness hereby secured; and in case the Shipowner shall fail to pay the same forthwith upon such demand, the Mortgagee shall be entitled to recover judgment for the whole amount so due and unpaid, together with such further amounts as shall be sufficient to cover the reasonable compensation of the Mortgagee or its agents, attorneys and counsel and any necessary advances, expenses and liabilities made or incurred by it or them or the Mortgagee hereunder. All moneys collected by the Mortgagee under this Section 7 shall be applied by the Mortgagee in accordance with the provisions of Section 11 of this Article III.

Section 8.          Remedies Cumulative. Each and every power and remedy herein given to the Mortgagee shall be cumulative and in addition to all other powers or remedies now or hereafter existing at law, in equity, in admiralty or by statute, and each and every power and remedy whether herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy. The Mortgagee shall not be required or bound to enforce any of its rights under any other agreements, prior to enforcing its rights under this Mortgage. No delay or omission by the Mortgagee in the exercise of any right or power or in the pursuance of any remedy accruing upon any default as above defined shall impair any such right, power or remedy or be construed to be a waiver of any such event of default or to be an acquiescence therein; nor shall the acceptance by the Mortgagee of any security or of any payment of or on account of the Indebtedness hereby secured maturing after any event of default or of any payment on account of any past default be construed to be a waiver of any right to exercise its remedies due to any future event of default or of any past event of default not completely cured thereby. No consent, waiver or approval of the Mortgagee shall be deemed to be effective unless in writing and duly signed by authorized signatories of the Mortgagee; any waiver by the Mortgagee of any of the terms of this Mortgage or any consent given under this Mortgage shall only be effective for the purpose and on the terms which it is given and shall be without prejudice to the right to give or withhold consent in relation to future matters (which are either the same or different).

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First Preferred Ship Mortgage

Q-1-12

Section 9.          Cure of Defaults. If at any time after an event of default and prior to the actual sale of the Vessel by the Mortgagee or prior to any enforcement or foreclosure proceedings the Shipowner offers completely to cure all events of default and to pay all expenses, advances and damages to the Mortgagee consequent on such events of default, with interest at the interest rate set forth in Section 2.06(c) of the Credit Agreement, then the Mortgagee may, but shall not be obligated to, accept such offer and payment and restore the Shipowner to its former position, but such action, if taken, shall not affect any subsequent event of default or impair any rights consequent thereon.

Section 10.         Discontinuance of Proceedings. In case the Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Shipowner and the Mortgagee shall be restored to its former position and right hereunder with respect to the property subject or intended to be subject to this Mortgage, and all rights, remedies and powers of the Mortgagee shall continue as if no such proceedings had been taken.

Section 11.         Application of Proceeds. After an event of default hereunder shall have occurred and be continuing, the proceeds of any sale of the Vessel and any and all other moneys received by the Mortgagee pursuant to or under the terms of this Mortgage or in any proceedings hereunder, the application of which has not elsewhere herein been specifically provided for, shall be applied as follows:

First:                    To the payment of all costs and expenses (together with interest thereon as set forth in Section 12 of Article II) of the Mortgagee, including the reasonable compensation of its agents and attorneys, by reason of any sale, retaking, management or operation of the Vessel and all other sums payable to the Mortgagee hereunder by reason of any expenses or liabilities incurred or advances made by it for the protection, maintenance and enforcement of the security or of any of its rights hereunder or in the pursuit of any remedy hereby conferred; and at the option of the Mortgagee to provide for adequate indemnity against Liens claiming priority over or equality with the Lien of this Mortgage; and

Second:               To the Mortgagee for its distribution in accordance with the provisions of Section 9.01 of the Credit Agreement.

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First Preferred Ship Mortgage

Q-1-13

Section 12.         Possession Until Default. Until one or more of the events of default hereinafter described shall happen, the Shipowner (a) shall be suffered and permitted to retain actual possession and use of the Vessel and (b) shall have the right, from time to time, in its discretion, and without application to the Mortgagee, and without obtaining a release thereof by the Mortgagee, to dispose of, free from the Lien hereof, any boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, chains, tackle, apparel, furniture, fittings or equipment or any other appurtenances of the Vessel that are no longer useful, necessary, profitable or advantageous in the operation of the Vessel, first or simultaneously replacing the same by new boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, chains, tackle, apparel, furniture, fittings, equipment, or other appurtenances of substantially equal value to the Shipowner, which shall forthwith become subject to the Lien of this Mortgage as a first preferred mortgage thereon.

Section 13.         Severability of Provisions, Etc. (a) If any provision of this Mortgage should be deemed invalid or shall be deemed to affect adversely the preferred status of this Mortgage under any applicable law, such provision shall be void and of no effect and shall cease to be a part of this Mortgage without affecting the remaining provisions, which shall remain in full force and effect.

(b)          In the event that this Mortgage or any of the documents or instruments which may from time to time be delivered thereunder or hereunder or any provision thereof or hereof shall be deemed invalidated by present or future law of any nation or by decision of any court, this shall not affect the validity and/or enforceability of all or any other parts of this Mortgage or such documents or instruments and, in any such case, the Shipowner covenants and agrees that, on demand, it will execute and deliver such other and further agreements and/or documents and/or instruments and do such things as the Mortgagee in its sole discretion may reasonably deem to be necessary to carry out the true intent of this Mortgage.

(c)          In the event that the title, or ownership of the Vessel shall be requisitioned, purchased or taken by any government of any country or any department, agency or representative thereof, pursuant to any present or future law, proclamation, decree order or otherwise, the Lien of this Mortgage shall be deemed to attach to the claim for compensation therefor, and the compensation, purchase or other taking of such title or ownership is hereby agreed to be payable to the Mortgagee who shall be entitled to receive the same and shall apply it as provided in Section 11 of this Article III. In the event of any such requisition, purchase or taking, and the failure of the Mortgagee to receive proceeds as herein provided, the Shipowner shall promptly execute and deliver to the Mortgagee such documents, if any, as in the opinion of the Mortgagee may be necessary or useful to facilitate or expedite the collection by the Mortgagee of such part of the compensation, purchase price, reimbursement or award as is payable to it hereunder.

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First Preferred Ship Mortgage

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ARTICLE IV

Sundry Provisions

Section 1.          Successors and Assigns. All of the covenants, promises, stipulations and agreements of the Shipowner in this Mortgage contained shall bind the Shipowner and its successors and shall inure to the benefit of the Mortgagee and its successors and assigns. In the event of any assignment or transfer of this Mortgage, the term “Mortgagee”, as used in this Mortgage, shall be deemed to mean any such assignee or transferee.

Section 2.          Power of Substitution. Wherever and whenever herein any right, power or authority is granted or given to the Mortgagee, such right, power or authority may be exercised in all cases by the Mortgagee or such agent or agents as it may appoint, and the act or acts of such agent or agents when taken shall constitute the act of the Mortgagee hereunder.

Section 3.          Counterparts. This Mortgage may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 4.          Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be made in accordance with Section 11.01 of the Credit Agreement.

Section 5.          Further Assurances. The Shipowner shall execute and do all such commercially reasonable assurances, acts and things as the Mortgagee, or any receiver in its absolute discretion may require for:

(a)          perfecting or protecting the security created (or intended to be created) by this Mortgage; or

(b)          preserving or protecting any of the rights of the Mortgagee under this Mortgage (or any of them); or

(c)          ensuring that the security constituted by this Mortgage and the covenants and obligations of the Shipowner under this Mortgage shall inure to the benefit of assignees of the Mortgagee (or any of them); or

(d)          facilitating the appropriation or realization of the Vessel or any part thereof and enforcing the security constituted by this Mortgage on or at any time after the same shall have become enforceable; or

(e)          the exercise of any power, authority or discretion vested in the Mortgagee under this Mortgage,

in any such case, forthwith upon demand by the Mortgagee and at the expense of the Shipowner. Without limitation of the foregoing, the Shipowner shall, at its expense, enter into, deliver and cause to be recorded such amendments to this Mortgage, and such other instruments and legal opinions, as the Mortgagee may reasonably request.

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First Preferred Ship Mortgage

Q-1-15

Section 6.          Governing Law. This Mortgage shall be governed by and construed in accordance with the federal maritime laws and the general maritime law of the United States of America, and (but only to the limited extent of matters not within the scope of the foregoing) by the laws of the State of New York. Nothing herein shall be construed to prevent or limit in any way the enforcement of this Mortgage in a jurisdiction other than the United States of America, subject to the laws (including conflicts of law principles) there in force.

Section 7.          Additional Rights of the Mortgagee. In the event the Mortgagee shall be entitled to exercise any of its remedies under Article III hereof, the Mortgagee shall have the right to arrest and take action against the Vessel at whatever place the Vessel shall be found lying and for the purpose of any action which the Mortgagee may bring before the Courts of such jurisdiction or other judicial authority and for the purpose of any action which the Mortgagee may bring against the Vessel, any writ, notice, judgment or other legal process or documents may (without prejudice to any other method of service under applicable law) be served upon the Master of the Vessel (or upon anyone acting as the Master) and such service shall be deemed good service on the Shipowner for all purposes.

IN WITNESS WHEREOF, the Shipowner has caused this Mortgage to be duly executed by its authorized representative the day and year first above written.

[SHIPOWNER]

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF NEW YORK	)
: SS:
COUNTY OF NEW YORK	)

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First Preferred Ship Mortgage

Q-1-16

On August 5, 2014, before me personally appeared [NAME], known to me to be the person who executed the foregoing instrument, who, being by me duly sworn did depose and say that he resides at _______________________; that he is [TITLE] of [SHIPOWNER], the Delaware limited liability company described in and which executed the foregoing instrument (the “Shipowner”); that he signed his name pursuant to authority granted to him by the Shipowner; and that he further acknowledged that said instrument is the act and deed of the Shipowner.

Notary Public

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First Preferred Ship Mortgage

Q-1-17

Exhibit DTL—A

Q-1-18

EXHIBIT Q-2

TO THE CREDIT AGREEMENT

FORM OF

SECOND PREFERRED SHIP MORTGAGE

ON UNITED STATES FLAG VESSEL

[VESSEL NAME]6

OFFICIAL NO. [OFFICIAL NUMBER]

executed by

[SHIPOWNER],

as Shipowner

in favor of

JEFFERIES FINANCE LLC,

not individually, but solely as collateral agent and trustee,

as Mortgagee

August 5, 2014

6 ABL Priority Collateral Vessels

Q-2-1

Q-2-2

SECOND PREFERRED SHIP MORTGAGE

[VESSEL]

This Second Preferred Ship Mortgage made August 5, 2014 (this “Mortgage”), by [SHIPOWNER], a Delaware limited liability company, with its address at 1301 Avenue of the Americas, New York, NY 10019 (the “Shipowner”), in favor of JEFFERIES FINANCE LLC, not in its individual capacity, but solely as collateral agent and trustee on behalf of the Secured Parties under the Credit Agreement (as hereinafter defined), with its address at 520 Madison Avenue, New York, NY 10022 (in such capacity, together with its successors in trust and assigns, the “Mortgagee”). Except as otherwise defined or limited herein, capitalized terms used herein and defined in the Credit Agreement shall be used herein as so defined. The term “Secured Parties” as used in this Mortgage does not include any Bank Product Provider.

Statement pursuant to Title 46 United States Code § 31321(b)(3)

The MAXIMUM AMOUNT of the direct or contingent obligations that is or may become secured by this Mortgage is the principal sum of SIX HUNDRED THREE MILLION DOLLARS ($603,000,000) outstanding at any one time, excluding interest, expenses and fees. The discharge amount is the same as the maximum amount.

WITNESSETH

A.	The Shipowner is the sole owner of the whole of the vessel [VESSEL NAME], Official Number [OFFICIAL NUMBER], documented in the name of the Shipowner under the laws and flag of the United States of America (the “Vessel”).

B.           Overseas Shipholding Group, Inc. and OSG Bulk Ships, Inc. (the “Borrower”) have entered into a Term Loan Credit Agreement, dated as of August 5, 2014 (as such may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the Guarantors named therein, including the Shipowner, the Lenders party thereto from time to time, Jefferies Finance LLC, Barclays Bank PLC and UBS Securities LLC, as joint lead arrangers and joint book running managers, Jefferies Finance LLC, as Administrative Agent, Barclays Bank PLC and UBS Securities LLC, as Documentation Agents, Jefferies Finance LLC, as Syndication Agent, and the Mortgagee, as Collateral Agent and Mortgage Trustee, providing for a senior secured term loan facility in favor of the Borrower in the aggregate principal amount of up to Six Hundred Million United States Dollars ($603,000,000). A copy of the form of the Credit Agreement (without Schedules or Exhibits, except for Exhibit H, the form of Note) is attached hereto as Mortgage Exhibit DTL—A and made a part hereof.

C.           The Shipowner is a Wholly-Owned Restricted Subsidiary of the Borrower.

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D.           Pursuant to Article VII of the Credit Agreement, the Shipowner has guaranteed the Secured Obligations from time to time owing to the Secured Parties by any Loan Party. The Lenders have committed to make Loans subject to the terms and on the conditions set forth in the Credit Agreement; and the Shipowner acknowledges that it is justly indebted to the Secured Parties for such obligations under the Credit Agreement.

E.           In order to secure (1) its obligations as aforesaid under the Credit Agreement according to the respective terms thereof, (2) the payment of all other such sums that may hereinafter be secured by this Mortgage in accordance with the terms hereof, and (3) the performance and observance of and compliance with all the agreements, covenants and conditions contained herein and in the Credit Agreement (but excluding the Bank Product Obligations) and the Notes (the foregoing being hereafter collectively referred to as the “Indebtedness hereby secured”), the Shipowner has duly authorized the execution and delivery of this Mortgage under the provisions of 46 U.S.C. Chapter 313 and the regulations contained in 46 CFR Part 67 (the “Ship Mortgage Act”).

F.           The Vessel is subject to a First Preferred Mortgage dated the date hereof (the “First Mortgage”) made by the Shipowner in favor of Wells Fargo Bank, National Association, in its capacity as Collateral Agent and Mortgagee (the “ABL Collateral Agent”).

G.           The Mortgagee, the ABL Collateral Agent and the other Loan Parties are party to an Intercreditor Agreement dated as of August 5, 2014 (the “Intercreditor Agreement”). A copy of the Intercreditor Agreement is attached hereto as Mortgage Exhibit DTL—B and made a part hereof.

H.           Pursuant to Article X of the Credit Agreement, the Mortgagee has agreed to hold the Trust Property in trust for the Secured Parties.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, and in order to secure the payment of the Indebtedness hereby secured, the Shipowner has granted, conveyed, mortgaged, pledged, confirmed, assigned, transferred and set over and by these presents does grant, convey, mortgage, pledge, confirm, assign, transfer and set over, unto the Mortgagee, and its successors and assigns, the whole of the Vessel, including, without being limited to, all of the boilers, engines, machinery, masts, spars, boats, anchors, cables, chains, fuel (to the extent owned by the Shipowner), rigging, tackle, capstans, outfit, tools, pumps and pumping equipment, apparel, furniture, drilling equipment, fittings, equipment, spare parts, and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired, and also any and all additions, improvements, renewals and replacements hereafter made in or to the Vessel or any part thereof, including all items and appurtenances aforesaid, all of which shall be deemed to be included in the term “Vessel” as used in this Mortgage;

TO HAVE AND TO HOLD all and singular the above mortgaged and described property unto the Mortgagee and its successors and assigns, to its and to its successors’ and assigns’ own use, benefit and behoof forever;

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Second Preferred Ship Mortgage

Q-2-4

PROVIDED, that the Lien of this Mortgage and the rights of the Mortgagee hereunder shall be subordinate and subject to the Lien and all the agreements, terms and conditions of the First Mortgage and the Intercreditor Agreement.

FURTHER PROVIDED, and these presents are upon the condition that, if the Shipowner or its successors or assigns shall pay or cause to be paid the Indebtedness hereby secured as and when the same shall become due and payable in accordance with the respective terms of the Credit Agreement, the Notes and this Mortgage, and all other such sums as may hereafter become secured by this Mortgage in accordance with the terms hereof, and the Shipowner shall duly perform, observe and comply with or cause to be performed, observed, or complied with all the covenants, terms and conditions of this Mortgage and the Credit Agreement, expressed or implied, to be performed, then this Mortgage and the estate and rights hereunder shall cease, determine and be void, otherwise to remain in full force and effect.

The Shipowner, for itself, its successors and assigns, hereby covenants, declares and agrees with the Mortgagee and its successors and assigns that the Vessel is to be held subject to the further covenants, conditions, terms and uses hereinafter set forth.

ARTICLE I

Representations and Warranties of the Shipowner

Section 1.          Existence; Citizenship; Authorization. The Shipowner was duly formed and is now existing as a limited liability company under the laws of the State of Delaware and shall so remain during the life of this Mortgage; it is now and shall remain a citizen of the United States as defined in 46 U.S.C. §50501(a), (b), and (d), qualified to operate vessels in the coastwise trade of the United States of America during the life of this Mortgage; it is duly authorized to mortgage the Vessel; all actions necessary and required by law for the execution and delivery of this Mortgage have been duly and effectively taken; and each of the Indebtedness hereby secured and the Mortgage is and will be the legal, valid and binding obligation of the Shipowner enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

Section 2.          Title to Vessel. The Shipowner lawfully owns and is lawfully possessed of the Vessel free from any Lien whatsoever other than Permitted Collateral Vessel Liens, and will warrant and defend the title and possession thereto and to every part thereof for the benefit of the Mortgagee against the claims and demands of all persons whomsoever.

Section 3.          ISM and ISPS Compliance The Shipowner is in compliance with the ISM Code and the ISPS Code in all material respects, and has obtained all documentation, including a valid safety management certificate and document of compliance in relation to the Vessel and the manager of the Vessel, respectively, as may be required by applicable law.

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Second Preferred Ship Mortgage

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ARTICLE II

Covenants of the Shipowner

Section 1.          Payment of Indebtedness. The Shipowner will pay or cause to be paid the Indebtedness hereby secured, and will observe, perform and comply with the covenants, terms and conditions herein and in the Credit Agreement, express or implied, on its part to be observed, performed or complied with.

Section 2.          Mortgage Recording. The Shipowner will cause this Mortgage to be duly filed and recorded by the National Vessel Documentation Center in accordance with the provisions of the Ship Mortgage Act, and will otherwise comply with and satisfy all of the provisions of applicable laws of the United States in order to establish and maintain this Mortgage as a preferred mortgage thereunder upon the Vessel and upon all renewals, replacements and improvements made in or to the same for the amount of the Indebtedness hereby secured.

Section 3.          Lawful Operation. The Shipowner will (i) comply with and satisfy all applicable Legal Requirements of the United States in order that the Vessel shall continue to be documented pursuant to the laws of the United States with such endorsements as shall qualify the Vessel for participation in the trades and services to which it is dedicated from time to time and (ii) not do or allow to be done anything whereby such documentation is or could reasonably be expected to be forfeited, unless the failure to comply with such Legal Requirements or obtain such documentation for the Vessel could not reasonably be expected to have a Material Adverse Effect.

Section 4.          Prohibition of Liens. None of the Shipowner, any charterer, the Master of the Vessel or any other person has or shall have any right, power or authority to create, incur or permit to be placed or imposed or continued upon the Vessel, its freights, profits or hire any Lien whatsoever other than this Mortgage and Permitted Collateral Vessel Liens.

Section 5.          Payment of Taxes, Etc.; Release of Liens. The Shipowner will pay and discharge when due and payable, from time to time, all tolls, dues, taxes, assessments, governmental charges, fines, penalties, debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory Liens (other than Permitted Collateral Vessel Liens) or claims (other than Permitted Collateral Vessel Liens) enforceable against, the Vessel or any income therefrom other than any of the foregoing (i) being contested in good faith and diligently by appropriate proceedings, and, in the event of arrest of any Vessel pursuant to legal process, or in the event of its detention in exercise or purported exercise of any such Lien or claim as aforesaid, procure, if possible, the release of the Vessel from such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require, or (ii) which could not reasonably be expected to have a Material Adverse Effect.

Section 6.          Notice of Mortgage. The Shipowner will place, and at all times and places will retain a properly certified copy of this Mortgage on board the Vessel with her papers and will cause such certified copy and the Vessel’s certificate of documentation to be exhibited to any and all persons having business therewith which might give rise to any Lien thereon and to any representative of the Mortgagee.

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Second Preferred Ship Mortgage

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The Shipowner will place and keep prominently displayed in the chart room and in the Master’s cabin or office on the Vessel a framed printed notice in plain type reading as follows:

NOTICE OF MORTGAGE

THIS VESSEL IS OWNED BY [SHIPOWNER], AND IS SUBJECT TO A SECOND PREFERRED SHIP MORTGAGE IN FAVOR OF JEFFERIES FINANCE LLC, NOT IN ITS INDIVIDUAL CAPACITY, BUT SOLELY AS COLLATERAL AGENT AND TRUSTEE, AS MORTGAGEE. UNDER THE TERMS OF THE MORTGAGE, NONE OF THE SHIPOWNER, ANY CHARTERER, THE MASTER OF THE VESSEL, OR ANY OTHER PERSON HAS ANY RIGHT, POWER OR AUTHORITY TO CREATE, INCUR OR PERMIT TO BE PLACED OR IMPOSED UPON THE VESSEL, ANY LIEN WHATSOEVER OTHER THAN “PERMITTED COLLATERAL VESSEL LIENS” AS DEFINED IN THE MORTGAGE.

The Mortgagee and the Shipowner and their respective maritime counsel are hereby each jointly and severally authorized and directed to jointly certify, on behalf of the Shipowner and the Mortgagee, a true copy of this Mortgage, as duly endorsed by the National Vessel Documentation Center to show its filing and recording data, to be carried on board the Vessel in compliance with this Section 6 and 46 U.S.C. § 31324.

Section 7.          Release from Arrest. If any judicial action is commenced against the Vessel or the Vessel is otherwise attached, levied upon or taken into custody by virtue of any legal proceeding in any court, the Shipowner will promptly notify the Mortgagee thereof by electronic mail, and within thirty (30) days will cause the Vessel to be released and all Liens thereon other than this Mortgage and any Permitted Collateral Vessel Liens to be discharged, and will promptly notify the Mortgagee thereof in the manner aforesaid. The Shipowner will notify the Mortgagee within forty-eight (48) hours of any average or salvage incurred by the Vessel in an amount in excess of US$1,500,000.

Section 8.          Maintenance. (a) The Shipowner will without cost or expense to the Mortgagee keep the Vessel, or cause her to be kept, in all respects seaworthy and fit for her intended service, and in such condition as will entitle her to the highest classification and rating for vessels of the same age and type with an Approved Classification Society, free of any overdue conditions or recommendations affecting class, unless failure to obtain such classification or the existence of any overdue conditions or recommendations affecting class, or failure to maintain such seaworthiness or fitness, would not reasonably be expected to have a Material Adverse Effect or result in any suspensions, discontinuances or withdrawal of class. The Shipowner will, without cost or expense to the Mortgagee, promptly, irrevocably and unconditionally request and authorize the Approved Classification Society of the Vessel, to give its undertaking to the Mortgagee substantially as follows, with such modifications as the Approved Classification Society may from time to time require:

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(i)          to send to the Mortgagee, following receipt of a written request from the Mortgagee, certified true copies of all original certificates of class issued by the Approved Classification Society relating to the Vessel;

(ii)         to allow the Mortgagee (or its agents), at any time and from time to time, to inspect the classification reports and related records of the Shipowner and the Vessel at the offices of the Approved Classification Society and to take copies of them;

(iii)        to notify the Mortgagee immediately in writing if the Approved Classification Society suspends or cancels the Vessel’s class under (a) its rules, terms and conditions, or other policies of the Approved Classification Society, or (b) the laws of the United States;

(iv)         following receipt of a written request from the Mortgagee:

(A)         to confirm that the Shipowner is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the Approved Classification Society; and

(B)          if the Shipowner is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Mortgagee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the Approved Classification Society.

Notwithstanding the above instructions and undertaking given for the benefit of the Mortgagee, the Shipowner shall continue to be responsible to the Approved Classification Society for the performance and discharge of all its obligations and liabilities relating to or arising out of or in connection with the contract it has with the Approved Classification Society, and nothing herein or therein shall be construed as imposing any obligation or liability of the Mortgagee to the Approved Classification Society in respect thereof.

The Shipowner shall further notify the Approved Classification Society that all the foregoing instructions and authorizations shall remain in full force and effect until revoked or modified by written notice to the Approved Classification Society received from the Mortgagee, and that the Shipowner shall reimburse the Approved Classification Society for all its costs and expenses incurred in complying with its undertakings to the Mortgagee.

(b)          The Vessel shall, and the Shipowner covenants that she will, at all times comply with and satisfy all applicable Legal Requirements of the United States, including the ISM Code and the ISPS Code, and shall have on board as and when required thereby valid certificates showing compliance therewith. Unless otherwise required by applicable law, the Shipowner will not make, or permit to be made, any substantial change in the structure, type or speed of the Vessel or change in her rig, without first receiving the written approval thereof of the Mortgagee.

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(c)          The Shipowner agrees to give the Mortgagee at least ten (10) days’ notice of the actual date and place of any scheduled classification society special survey or drydocking and, where possible having due regard for safety and operational necessities, prior notice of the actual date and place of any other classification society survey or drydocking, the estimated scope of which shall involve repairs or other liability in excess of US$1,000,000, in order that the Mortgagee may have representatives present if desired subject always to the approval of the shipyard or other facility.

(d)          The Shipowner shall promptly notify the Mortgagee of and furnish the Mortgagee with full information, including copies of reports and surveys, regarding any material accident involving repairs where the aggregate cost is likely to exceed US$1,000,000 (or its equivalent in another currency).

Section 9.          Inspection; Reports. The Shipowner shall permit representatives of the Collateral Agent and the Administrative Agent, upon two Business Day’s advance notice and not more than twice during any fiscal year of the Administrative Borrower (unless an Event of Default has occurred and is continuing), to visit and inspect the Vessel without interrupting the normal commercial operation of the Vessel, including to conduct any environmental assessments of the Vessel and examine and make abstracts from any of its books and records (including insurance policies), at any reasonable time and upon reasonable notice.

Section 10.         Flag; Name. The Shipowner will not change the flag or name of the Vessel without the written consent of the Mortgagee and any such written consent to any one change of flag or name shall not be construed to be a waiver of this provision with respect to any subsequent proposed change of flag or name.

Section 11.         Insurance. The Shipowner will at all times and without cost to the Mortgagee maintain the Required Insurance in accordance with the Credit Agreement.

Section 12.         Reimbursement for Expenses. The Shipowner will reimburse the Mortgagee promptly for any and all expenditures which the Mortgagee may from time to time make, lay out or expend in providing such protection in respect of insurance, discharge or purchase of Liens, taxes, dues, tolls, assessments, governmental charges, fines and penalties lawfully imposed, repairs, attorney’s fees, and other matters as the Shipowner is obligated herein to provide, but fails to provide and which, in the reasonable judgment of the Mortgagee are necessary or appropriate for the protection of the Vessel or the security granted by this Mortgage. Such obligation of the Shipowner to reimburse the Mortgagee shall be an additional indebtedness due from the Shipowner, shall bear interest at the interest rate as set forth in Section 2.06(c) of the Credit Agreement in respect of ABR Loans from the date of payment by the Mortgagee to and including the date of reimbursement by the Shipowner, shall be secured by this Mortgage, and shall be payable by the Shipowner on demand. The Mortgagee, though privileged to do so, shall be under no obligation to the Shipowner to make any such expenditure, nor shall the making thereof relieve the Shipowner of any default in that respect.

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ARTICLE III

Events of Default and Remedies

Section 1.          Events of Default; Remedies. An “event of default” hereunder shall happen if an Event of Default shall have occurred and be continuing under the Credit Agreement. If an event of default shall happen, then the security constituted by this Mortgage shall become immediately enforceable and that without limitation, the enforcement remedies specified can be exercised irrespective of whether or not the Mortgagee has exercised the right of acceleration under the Credit Agreement and the Mortgagee shall have the right, subject to the rights of the ABL Collateral Agent under the First Mortgage and the Intercreditor Agreement, to:

(i)          Declare all the then unpaid Indebtedness hereby secured to be due and payable immediately, and upon such declaration, the same shall become and be immediately due and payable; provided, however, that no declaration shall be required if an event of default shall have occurred by reason of a default under Section 8.01(g) or (h) of the Credit Agreement, then and in such case, the Indebtedness hereby secured shall become immediately due and payable on the occurrence of such event of default without any notice or demand;

(ii)         Exercise all of the rights and remedies in foreclosure and otherwise given to a mortgagee by the provisions of the Ship Mortgage Act or of any other jurisdiction where the Vessel may be found;

(iii)        Bring suit at law, in equity or in admiralty, as it may be advised, to recover judgment for the Indebtedness hereby secured, and collect the same out of any and all property of the Shipowner whether covered by this Mortgage or otherwise;

(iv)         Take and enter into possession of the Vessel, at any time, wherever the same may be, without legal process and without being responsible for loss or damage and the Shipowner or other person in possession forthwith upon demand of the Mortgagee shall surrender to the Mortgagee possession of the Vessel;

(v)          Without being responsible for loss or damage, the Mortgagee may hold, lay up, lease, charter, operate or otherwise use the Vessel for such time and upon such terms as it may deem to be for its best advantage, and demand, collect and retain all hire, freights, earnings, issues, revenues, income, profits, return premiums, salvage awards or recoveries, recoveries in general average, and all other sums due or to become due in respect of such Vessel or in respect of any insurance thereon from any person whomsoever, accounting only for the net profits, if any, arising from such use of the Vessel and charging upon all receipts from the use of the Vessel or from the sale thereof by court proceedings or pursuant to subsection (vi) next following, all costs, expenses, charges, damages or losses by reason of such use; and if at any time the Mortgagee shall avail itself of the right herein given it to take the Vessel, the Mortgagee shall have the right to dock the Vessel, for a reasonable time at any dock, pier or other premises of the Shipowner without charge, or to dock her at any other place at the cost and expense of the Shipowner;

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Second Preferred Ship Mortgage

Q-2-10

(vi)         Without being responsible for loss or damage, the Mortgagee may sell the Vessel upon such terms and conditions as the Mortgagee shall seem best, free from any claim of or by the Shipowner, at public or private sale, by sealed bids or otherwise, by delivering notice of such sale, whether public or private, addressed to the Shipowner at its last known address and to any other record mortgagee, twenty (20) calendar days prior to the date fixed for entering into the contract of sale and by first publishing notice of any such public sale for ten (10) consecutive days, in daily newspapers of general circulation published in the City of New York, State of New York; in the event that the Vessel shall be offered for sale by private sale, no newspaper publication of notice shall be required, nor notice of adjournment of sale; sale may be held at such place and at such time as the Mortgagee by notice may have specified, or may be adjourned by the Mortgagee from time to time by announcement at the time and place appointed for such sale or for such adjourned sale, and without further notice or publication the Mortgagee may make any such sale at the time and place to which the same shall be so adjourned; and any sale may be conducted without bringing the Vessel to the place designated for such sale and in such manner as the Mortgagee may deem to be for its best advantage, and the Mortgagee may become the purchaser at any sale. The Shipowner agrees that any sale made in accordance with the terms of this paragraph shall be deemed made in a commercially reasonable manner insofar as it is concerned.

Section 2.          Power of Sale. Any sale of the Vessel made in pursuance of this Mortgage, whether under the power of sale hereby granted or any judicial proceedings, shall operate to divest all right, title and interest of any nature whatsoever of the Shipowner therein and thereto, and shall bar the Shipowner, its successors and assigns, and all persons claiming by, through or under them. No purchaser shall be bound to inquire whether notice has been given, or whether any default has occurred, or as to the propriety of the sale, or as to the application of the proceeds thereof. In case of any such sale, the Mortgagee, if it is the purchaser, shall be entitled, for the purpose of making settlement or payment for the property purchased, to use and apply the Indebtedness hereby secured in order that there may be credited against the amount remaining due and unpaid thereon the sums payable out of the net proceeds of such sale to the Mortgagee after allowing for the costs and expense of sale and other charges; and thereupon such purchaser shall be credited, on account of such purchase price, with the net proceeds that shall have been so credited upon the Indebtedness hereby secured. At any such sale, the Mortgagee may bid for and purchase such property and upon compliance with the terms of sale may hold, retain and dispose of such property without further accountability therefor.

Section 3.          Power of Attorney-Sale. The Mortgagee is hereby irrevocably appointed attorney-in-fact of the Shipowner, upon the happening of any event of default, to execute and deliver to any purchaser aforesaid, and is hereby vested with full power and authority to make, in the name and on behalf of the Shipowner, a good conveyance of the title to the Vessel so sold. Any person dealing with the Mortgagee or attorney-in-fact shall not be put on enquiry as to whether the power of attorney contained herein has become exercisable. In the event of any sale of the Vessel, under any power herein contained, the Shipowner will, if and when required by the Mortgagee, execute such form of conveyance of the Vessel as the Mortgagee may direct or approve.

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Second Preferred Ship Mortgage

Q-2-11

Section 4.          Power of Attorney-Collection. The Mortgagee is hereby irrevocably appointed attorney-in-fact of the Shipowner, upon the happening of any event of default, in the name of the Shipowner to demand, collect, receive, compromise and sue for, so far as may be permitted by law, all freight, hire, earnings, issues, revenues, income and profits of the Vessel and all amounts due from underwriters under any insurance thereon as payment of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, and all other sums due or to become due at the time of the happening of any event of default as defined in Section 1 of Article III hereof in respect of the Vessel, or in respect of any insurance thereon, from any person whomsoever, and to make, give and execute in the name of the Shipowner, acquittances, receipts, releases or other discharges for the same, whether under seal or otherwise, and to endorse and accept in the name of the Shipowner all checks, notes, drafts, warrants, agreements and other instruments in writing with respect to the foregoing. Any person dealing with the Mortgagee or attorney-in-fact shall not be put on enquiry as to whether the power of attorney contained herein has become exercisable.

Section 5.          Delivery of Vessel. Whenever any right to enter and take possession the Vessel accrues to the Mortgagee, the Mortgagee may require the Shipowner to deliver, and the Shipowner shall on such demand, at its own cost and expense, deliver the Vessel, as demanded. If any legal proceedings shall be taken to enforce any right under this Mortgage, the Mortgagee shall be entitled as a matter of right to the appointment of a receiver of the Vessel and the freights, hire, earnings, issues, revenues, income and profits due or to become due arising from the operation thereof.

Section 6.          Mortgagee to Discharge Liens. The Shipowner authorizes and empowers the Mortgagee or its appointees or any of them, upon the happening of any event of default, to appear in the name of the Shipowner, its successors and assigns, in any court of any country or nation of the world where a suit is pending against the Vessel because of or on account of any alleged Lien against the Vessel from which the Vessel has not been released and to take such proceedings as to them or any of them may seem proper towards the defense of such suit and the purchase or discharge of such Lien, and all expenditures made or incurred by them or any of them for the purpose of such defense or purchase or discharge shall be a debt due from the Shipowner, its successors and assigns, to the Mortgagee, and shall be secured by the Lien of this Mortgage in like manner and extent as if the amount and description thereof were written herein.

Section 7.          Payment of Expenses. The Shipowner covenants that upon the happening of any one or more of the events of default, then, upon written demand of the Mortgagee, the Shipowner will pay to the Mortgagee the whole amount due and payable in respect of the Indebtedness hereby secured; and in case the Shipowner shall fail to pay the same forthwith upon such demand, the Mortgagee shall be entitled to recover judgment for the whole amount so due and unpaid, together with such further amounts as shall be sufficient to cover the reasonable compensation of the Mortgagee or its agents, attorneys and counsel and any necessary advances, expenses and liabilities made or incurred by it or them or the Mortgagee hereunder. All moneys collected by the Mortgagee under this Section 7 shall be applied by the Mortgagee in accordance with the provisions of Section 11 of this Article III.

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Second Preferred Ship Mortgage

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Section 8.          Remedies Cumulative. Each and every power and remedy herein given to the Mortgagee shall be cumulative and in addition to all other powers or remedies now or hereafter existing at law, in equity, in admiralty or by statute, and each and every power and remedy whether herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy. The Mortgagee shall not be required or bound to enforce any of its rights under any other agreements, prior to enforcing its rights under this Mortgage. No delay or omission by the Mortgagee in the exercise of any right or power or in the pursuance of any remedy accruing upon any default as above defined shall impair any such right, power or remedy or be construed to be a waiver of any such event of default or to be an acquiescence therein; nor shall the acceptance by the Mortgagee of any security or of any payment of or on account of the Indebtedness hereby secured maturing after any event of default or of any payment on account of any past default be construed to be a waiver of any right to exercise its remedies due to any future event of default or of any past event of default not completely cured thereby. No consent, waiver or approval of the Mortgagee shall be deemed to be effective unless in writing and duly signed by authorized signatories of the Mortgagee; any waiver by the Mortgagee of any of the terms of this Mortgage or any consent given under this Mortgage shall only be effective for the purpose and on the terms which it is given and shall be without prejudice to the right to give or withhold consent in relation to future matters (which are either the same or different).

Section 9.          Cure of Defaults. If at any time after an event of default and prior to the actual sale of the Vessel by the Mortgagee or prior to any enforcement or foreclosure proceedings the Shipowner offers completely to cure all events of default and to pay all expenses, advances and damages to the Mortgagee consequent on such events of default, with interest at the interest rate set forth in Section 2.06(c) of the Credit Agreement, then the Mortgagee may, but shall not be obligated to, accept such offer and payment and restore the Shipowner to its former position, but such action, if taken, shall not affect any subsequent event of default or impair any rights consequent thereon.

Section 10.         Discontinuance of Proceedings. In case the Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Shipowner and the Mortgagee shall be restored to its former position and right hereunder with respect to the property subject or intended to be subject to this Mortgage, and all rights, remedies and powers of the Mortgagee shall continue as if no such proceedings had been taken.

Section 11.         Application of Proceeds. After an event of default hereunder shall have occurred and be continuing, and subject to the rights of the ABL Collateral Agent under the First Mortgage and the Intercreditor Agreement, the proceeds of any sale of the Vessel and any and all other moneys received by the Mortgagee pursuant to or under the terms of this Mortgage or in any proceedings hereunder, the application of which has not elsewhere herein been specifically provided for, shall be applied as follows:

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Second Preferred Ship Mortgage

Q-2-13

First:               To the payment of all costs and expenses (together with interest thereon as set forth in Section 12 of Article II) of the Mortgagee, including the reasonable compensation of its agents and attorneys, by reason of any sale, retaking, management or operation of the Vessel and all other sums payable to the Mortgagee hereunder by reason of any expenses or liabilities incurred or advances made by it for the protection, maintenance and enforcement of the security or of any of its rights hereunder or in the pursuit of any remedy hereby conferred; and at the option of the Mortgagee to provide for adequate indemnity against Liens claiming priority over or equality with the Lien of this Mortgage; and

Second:         To the Mortgagee for its distribution in accordance with the provisions of Section 9.01 of the Credit Agreement.

Section 12.         Possession Until Default. Until one or more of the events of default hereinafter described shall happen, the Shipowner (a) shall be suffered and permitted to retain actual possession and use of the Vessel and (b) shall have the right, from time to time, in its discretion, and without application to the Mortgagee, and without obtaining a release thereof by the Mortgagee, to dispose of, free from the Lien hereof, any boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, chains, tackle, apparel, furniture, fittings or equipment or any other appurtenances of the Vessel that are no longer useful, necessary, profitable or advantageous in the operation of the Vessel, first or simultaneously replacing the same by new boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, chains, tackle, apparel, furniture, fittings, equipment, or other appurtenances of substantially equal value to the Shipowner, which shall forthwith become subject to the Lien of this Mortgage as a preferred mortgage thereon.

Section 13.         Severability of Provisions, Etc. (a) If any provision of this Mortgage should be deemed invalid or shall be deemed to affect adversely the preferred status of this Mortgage under any applicable law, such provision shall be void and of no effect and shall cease to be a part of this Mortgage without affecting the remaining provisions, which shall remain in full force and effect.

(b)          In the event that this Mortgage or any of the documents or instruments which may from time to time be delivered thereunder or hereunder or any provision thereof or hereof shall be deemed invalidated by present or future law of any nation or by decision of any court, this shall not affect the validity and/or enforceability of all or any other parts of this Mortgage or such documents or instruments and, in any such case, the Shipowner covenants and agrees that, on demand, it will execute and deliver such other and further agreements and/or documents and/or instruments and do such things as the Mortgagee in its sole discretion may reasonably deem to be necessary to carry out the true intent of this Mortgage.

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Second Preferred Ship Mortgage

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(c)          In the event that the title, or ownership of the Vessel shall be requisitioned, purchased or taken by any government of any country or any department, agency or representative thereof, pursuant to any present or future law, proclamation, decree order or otherwise, the Lien of this Mortgage shall be deemed to attach to the claim for compensation therefor, and the compensation, purchase or other taking of such title or ownership is hereby agreed to be payable to the Mortgagee who shall be entitled to receive the same, subject to the prior rights of the ABL Collateral Agent under the First Mortgage and the Intercreditor Agreement, and shall apply it as provided in Section 11 of this Article III. In the event of any such requisition, purchase or taking, and the failure of the Mortgagee to receive proceeds as herein provided, the Shipowner shall promptly execute and deliver to the Mortgagee such documents, if any, as in the opinion of the Mortgagee may be necessary or useful to facilitate or expedite the collection by the Mortgagee of such part of the compensation, purchase price, reimbursement or award as is payable to it hereunder.

Section 14.         Intercreditor Agreement. Notwithstanding anything herein to the contrary, the rights, remedies, priorities and powers granted to the Mortgagee hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Mortgage, the terms of the Intercreditor Agreement shall govern and control.

ARTICLE IV

Sundry Provisions

Section 1.          Successors and Assigns. All of the covenants, promises, stipulations and agreements of the Shipowner in this Mortgage contained shall bind the Shipowner and its successors and shall inure to the benefit of the Mortgagee and its successors and assigns. In the event of any assignment or transfer of this Mortgage, the term “Mortgagee”, as used in this Mortgage, shall be deemed to mean any such assignee or transferee.

Section 2.          Power of Substitution. Wherever and whenever herein any right, power or authority is granted or given to the Mortgagee, such right, power or authority may be exercised in all cases by the Mortgagee or such agent or agents as it may appoint, and the act or acts of such agent or agents when taken shall constitute the act of the Mortgagee hereunder.

Section 3.          Counterparts. This Mortgage may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 4.          Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be made in accordance with Section 11.01 of the Credit Agreement.

Section 5.          Further Assurances. The Shipowner shall execute and do all such commercially reasonable assurances, acts and things as the Mortgagee, or any receiver in its absolute discretion may require for:

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Second Preferred Ship Mortgage

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(a)          perfecting or protecting the security created (or intended to be created) by this Mortgage; or

(b)          preserving or protecting any of the rights of the Mortgagee under this Mortgage (or any of them); or

(c)          ensuring that the security constituted by this Mortgage and the covenants and obligations of the Shipowner under this Mortgage shall inure to the benefit of assignees of the Mortgagee (or any of them); or

(d)          facilitating the appropriation or realization of the Vessel or any part thereof and enforcing the security constituted by this Mortgage on or at any time after the same shall have become enforceable; or

(e)          the exercise of any power, authority or discretion vested in the Mortgagee under this Mortgage,

in any such case, forthwith upon demand by the Mortgagee and at the expense of the Shipowner. Without limitation of the foregoing, the Shipowner shall, at its expense, enter into, deliver and cause to be recorded such amendments to this Mortgage, and such other instruments and legal opinions, as the Mortgagee may reasonably request.

Section 6.          Governing Law. This Mortgage shall be governed by and construed in accordance with the federal maritime laws and the general maritime law of the United States of America, and (but only to the limited extent of matters not within the scope of the foregoing) by the laws of the State of New York. Nothing herein shall be construed to prevent or limit in any way the enforcement of this Mortgage in a jurisdiction other than the United States of America, subject to the laws (including conflicts of law principles) there in force.

Section 7.          Additional Rights of the Mortgagee. In the event the Mortgagee shall be entitled to exercise any of its remedies under Article III hereof, the Mortgagee shall have the right to arrest and take action against the Vessel at whatever place the Vessel shall be found lying and for the purpose of any action which the Mortgagee may bring before the Courts of such jurisdiction or other judicial authority and for the purpose of any action which the Mortgagee may bring against the Vessel, any writ, notice, judgment or other legal process or documents may (without prejudice to any other method of service under applicable law) be served upon the Master of the Vessel (or upon anyone acting as the Master) and such service shall be deemed good service on the Shipowner for all purposes.

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Second Preferred Ship Mortgage

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IN WITNESS WHEREOF, the Shipowner has caused this Mortgage to be duly executed by its authorized representative the day and year first above written.

[SHIPOWNER]

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF NEW YORK	)
: SS:
COUNTY OF NEW YORK	)

On August 5, 2014, before me personally appeared [NAME], known to me to be the person who executed the foregoing instrument, who, being by me duly sworn did depose and say that he resides at _______________________; that he is [TITLE] of [SHIPOWNER], the Delaware limited liability company described in and which executed the foregoing instrument (the “Shipowner”); that he signed his name pursuant to authority granted to him by the Shipowner; and that he further acknowledged that said instrument is the act and deed of the Shipowner.

Notary Public

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Second Preferred Ship Mortgage

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Mortgage Exhibit DTL—A

Q-2-18

Mortgage Exhibit DTL—B

Q-2-19